     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1997

                                           REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        FLORIDA PANTHERS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

              FLORIDA                               7941                              65-0676005
  (State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer Identification
   incorporation or organization)        Classification Code Number)                    Number)
                                                                         H. WAYNE HUIZENGA
                                                                       CHAIRMAN OF THE BOARD
                                                                  FLORIDA PANTHERS HOLDINGS, INC.
      100 NORTHEAST THIRD AVENUE, SECOND FLOOR               100 NORTHEAST THIRD AVENUE, SECOND FLOOR
           FORT LAUDERDALE, FLORIDA 33301                         FORT LAUDERDALE, FLORIDA 33301
                   (954) 768-1900                                         (954) 768-1900
 (Address, including zip code, and telephone number,     (Name, address, including zip code, and telephone
                       including                        number, including area code, of agent for service)
   area code, of registrant's principal executive
                      offices)

                            ------------------------

                                   Copies to:

                          STEPHEN K. RODDENBERRY, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                       ONE S.E. THIRD AVENUE, 28TH FLOOR
                           MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and after satisfaction or waiver of all other conditions to the closing of the Contribution and Exchange pursuant to the Contribution and Exchange Agreement described in the enclosed Solicitation Statement/Prospectus.
                             ---------------------
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                 PROPOSED            PROPOSED
                                                                  MAXIMUM             MAXIMUM            AMOUNT OF
        TITLE OF EACH CLASS OF               AMOUNT TO        OFFERING PRICE         AGGREGATE         REGISTRATION
      SECURITIES TO BE REGISTERED          BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)        FEE(2)
-----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01
  per share............................    6,148,538(3)           $25 3/4          $158,324,854           $47,978
Rights.................................    4,237,891(4)             --                  --                  --
Warrants...............................     919,621(4)              --                  --                  --
=======================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices of the Class A Common Stock as reported on the Nasdaq National Market was
   $25 3/4 on June 9, 1997.
(2) Pursuant to Rule 457(b), the registration fee of $47,978 has been reduced by $27,050, which was paid on April 15, 1997 in connection with the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of the Solicitation Statement/Prospectus included herein. Accordingly, the registration fee payable upon the filing of this Registration Statement is $20,928.
(3) Includes 189,574 shares of Class A Common Stock to be issued to certain affiliates of Boca Raton Hotel and Club Limited Partnership and other shares which are issuable in connection with the Contribution and Exchange. Also, includes an additional 300,000 shares to allow for any adjustment in the number of shares issuable which may occur under the Contribution and Exchange Agreement.
(4) Pursuant to Rule 457(g), no registration fee is required because the Rights and the Warrants are being registered in the same registration statement as the shares of Class A Common Stock which are issuable upon exercise of the Rights and the Warrants.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Logo
                        FLORIDA PANTHERS HOLDINGS, INC.

                                                                   June 11, 1997

Dear Shareholder:

     The enclosed Solicitation Statement/Prospectus seeks your consent to a proposal to approve and adopt a Contribution and Exchange Agreement dated as of March 20, 1997, as amended and restated (the "Contribution and Exchange Agreement"), by and among Florida Panthers Holdings, Inc., a Florida corporation ("Panthers Holdings"), Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership ("Boca Partnership"), BRMC, L.P., a Delaware limited partnership (the "Boca General Partner"), and BRMC Corporation, a Delaware corporation and general partner of the Boca General Partner ("BRMC").

     Upon the terms and subject to the provisions of the Contribution and Exchange Agreement, all of the assets of Boca Partnership will be transferred to Panthers BRHC Limited, a newly-formed Florida limited partnership ("Panthers BRHC") in which the managing general partner and the limited partner will be wholly-owned by Panthers Holdings. As set forth in the Contribution and Exchange Agreement, Panthers Holdings, through the managing general partner, limited partner and Panthers BRHC, will pay the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) warrants to purchase approximately 918,104 shares of Panthers Holdings' Class A common stock, par value $.01 per share (the "Class A Common Stock"); (iii) approximately 4,928,917 shares of Class A Common Stock of which (a) up to 141,232 shares may be used to pay deferred fees owed by Boca Partnership to the Boca General Partner; (b) 189,574 shares will be used to compensate certain affiliates of Boca Partnership, who through their affiliates control the Boca General Partner, for their involvement in integrating Boca Raton Resort and Club into Panthers Holdings; (c) up to approximately 360,220 shares will be used to pay additional interest charges to the holder of the third mortgage on Boca Partnership's assets and other persons to whom Boca Partnership is obligated to pay fees; and (d) the balance of the shares, or up to approximately 4,237,891 shares, will attach to rights ("Rights") which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of Panthers Holdings in exchange for approximately 4,237,891 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (iv) the assumption of indebtedness of Boca Partnership in the amount of approximately $195.0 million, of which approximately $85.0 million will be repaid upon consummation of the transaction contemplated by the Contribution and Exchange Agreement (the "Contribution and Exchange"). Of the $85.0 million to be repaid, $45.0 million will be paid from Panthers Holdings' working capital and $40.0 million will be paid from the incurrence of additional debt. Under the terms of the Contribution and Exchange Agreement, the 4,928,917 shares of Class A Common Stock expected to be issued may be adjusted depending on the final closing date determination of the partnership debt to be repaid, which determination may vary based on prevailing interest rates and the actual date of closing.

     Under the terms of the Contribution and Exchange Agreement, the value of the aggregate consideration to be paid to Boca Partnership, including the assumption by Panthers Holdings of approximately $195.0 million in debt, is approximately $325.0 million (approximately $111.8 million of which is attributable to the value of the shares underlying the Rights), based on the closing per share price of Class A Common Stock of $26 3/8 on March 19, 1997, the day before the announcement of the Contribution and Exchange. However, using the more recent closing per share price of $26 1/8 on June 5, 1997, the value of the aggregate consideration to be paid, including the assumption by Panthers Holdings of approximately $195.0 million in debt, is approximately $323.8 million (approximately $110.8 million of which is attributable to the value of the shares underlying the Rights). Consummation of the Contribution and Exchange is subject to customary conditions, including the receipt of requisite approvals from the shareholders of Panthers Holdings and the limited partners of Boca Partnership.

     THE BOARD OF DIRECTORS OF PANTHERS HOLDINGS (THE "BOARD") MET FOR THE PURPOSE OF EVALUATING THE MERITS OF THE PROPOSED CONTRIBUTION AND EXCHANGE AND HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE CONTRIBUTION AND EXCHANGE AGREEMENT. AS A RESULT OF THIS REVIEW, THE BOARD UNANIMOUSLY APPROVED THE PROPOSAL. THE BOARD HAS DETERMINED THAT THE CONTRIBUTION AND EXCHANGE IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF PANTHERS HOLDINGS AND RECOMMENDS THAT THE SHAREHOLDERS OF PANTHERS HOLDINGS CONSENT TO THE APPROVAL AND ADOPTION OF THE CONTRIBUTION AND EXCHANGE AGREEMENT.

     PLEASE READ THE ENCLOSED SOLICITATION STATEMENT/PROSPECTUS, WHICH PROVIDES YOU WITH A DESCRIPTION OF THE TERMS OF THE PROPOSED CONTRIBUTION AND EXCHANGE. THE SOLICITATION STATEMENT/PROSPECTUS ALSO CONTAINS A CONFORMED COPY OF THE CONTRIBUTION AND EXCHANGE AGREEMENT ATTACHED AS ANNEX A TO THE SOLICITATION STATEMENT/PROSPECTUS.

     In lieu of a special meeting of shareholders of Panthers Holdings, action to approve and adopt the Contribution and Exchange Agreement will be taken by written consent of the holders of at least a majority of the total votes represented by the outstanding shares of each of the Class A Common Stock and the Panthers Holdings' Class B common stock, par value $.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), voting together as a single class. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 10,000 votes on all matters submitted to a vote of shareholders. SINCE THE DIRECTORS AND OFFICERS OF PANTHERS HOLDINGS, WHO IN THE AGGREGATE HELD APPROXIMATELY 40% OF THE ISSUED AND OUTSTANDING CLASS A COMMON STOCK AND 100% OF THE ISSUED AND OUTSTANDING CLASS B COMMON STOCK AS OF THE RECORD DATE OF MARCH 20, 1997 (WHICH COLLECTIVELY CONSTITUTES APPROXIMATELY 99.5% OF THE TOTAL VOTES THAT MAY BE CAST ON MATTERS SUBMITTED TO SHAREHOLDERS VOTING AS A SINGLE CLASS) HAVE INDICATED THEIR INTENTION TO PROVIDE WRITTEN CONSENTS APPROVING THE CONTRIBUTION AND EXCHANGE AGREEMENT, SHAREHOLDER APPROVAL OF THE CONTRIBUTION AND EXCHANGE IS ASSURED.

     Regardless of the number of shares of the Common Stock you own, please complete, sign, date and return the enclosed consent form promptly in the accompanying prepaid envelope. The Contribution and Exchange Agreement will be consummated as soon as practicable after Panthers Holdings has received the requisite number of consents from Panthers Holdings shareholders. YOU ARE URGED, THEREFORE, TO SIGN, DATE AND RETURN THE ENCLOSED CONSENT FORM PROMPTLY.

     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE REGARDING THE SOLICITATION STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY BE DIRECTED TO STEVEN M. DAURIA, VICE PRESIDENT AND CORPORATE CONTROLLER, FLORIDA PANTHERS HOLDINGS, INC., 100 NORTHEAST THIRD AVENUE, SECOND FLOOR, FORT LAUDERDALE, FLORIDA, 33301, TELEPHONE
(954) 768-1900.

                                          Sincerely,

                                          /s/ WAYNE
                                          H. Wayne Huizenga
                                          Chairman of the Board

Logo
                       SOLICITATION STATEMENT/PROSPECTUS
                        FLORIDA PANTHERS HOLDINGS, INC.

     This Solicitation Statement/Prospectus is being furnished to the shareholders of Florida Panthers Holdings, Inc., a Florida corporation ("Panthers Holdings"), in connection with the solicitation by the Board of Directors of Panthers Holdings (the "Board") of consents of Panthers Holdings shareholders to a proposal to approve and adopt a Contribution and Exchange Agreement dated as of March 20, 1997, as amended and restated (the "Contribution and Exchange Agreement"), by and among Panthers Holdings, Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership ("Boca Partnership"), BRMC, L.P., a Delaware limited partnership (the "Boca General Partner"), and BRMC Corporation, a Delaware corporation and the general partner of the Boca General Partner ("BRMC").

     Upon the terms and subject to the provisions of the Contribution and Exchange Agreement, all of the assets of Boca Partnership will be transferred to Panthers BRHC Limited, a newly-formed Florida limited partnership ("Panthers BRHC"), in which the managing general partner and the limited partner will be wholly-owned by Panthers Holdings. As set forth in the Contribution and Exchange Agreement, Panthers Holdings, through the managing general partner, limited partner and Panthers BRHC, will pay the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) warrants (the "Warrants") to purchase approximately 918,104 shares of Panthers Holdings' Class A common stock, par value $.01 per share (the "Class A Common Stock"); (iii) approximately 4,928,917 shares of Class A Common Stock (the "Share Consideration") of which (a) up to 141,232 shares may be used to pay deferred fees owed by Boca Partnership to the Boca General Partner; (b) 189,574 shares will be used to compensate certain affiliates of Boca Partnership, who through their affiliates control the Boca General Partner, for their involvement in integrating Boca Raton Resort and Club into Panthers Holdings; (c) up to approximately 360,220 shares (the "Fee Shares") will be used to pay additional interest charges to the holder of the third mortgage on the Boca Partnership's assets and other persons to whom Boca Partnership is obligated to pay fees; and
(d) the balance of the shares, or up to approximately 4,237,891 shares, will attach to rights ("Rights") which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of Panthers Holdings in exchange for approximately 4,237,891 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (iv) the assumption of indebtedness of Boca Partnership in the amount of approximately $195.0 million, of which approximately $85.0 million will be repaid upon consummation of the transaction contemplated by the Contribution and Exchange Agreement (the "Contribution and Exchange"). Of the $85.0 million to be repaid, $45.0 million will be paid from Panthers Holdings' working capital and $40.0 million will be paid from the incurrence of additional debt. Under the terms of the Contribution and Exchange Agreement, the 4,928,917 shares of Class A Common Stock expected to be issued may be adjusted depending on the final closing date determination of the partnership debt to be repaid, which determination may vary based on prevailing interest rates and the actual date of closing.

     Under the terms of the Contribution and Exchange Agreement, the value of the aggregate consideration to be paid to Boca Partnership, including the assumption by Panthers Holdings of approximately $195.0 million in debt, is approximately $325.0 million (approximately $111.8 million of which is attributable to the value of the shares underlying the Rights), based on the closing per share price of the Class A Common Stock of $26 3/8 on March 19, 1997, the day before the announcement of the Contribution and Exchange. However, using the more recent closing per share price of $26 1/8 on June 5, 1997, the value of the aggregate consideration to be paid, including the assumption by Panthers Holdings of approximately $195.0 million in debt, is approximately $323.8 million (approximately $110.8 million of which is attributable to the value of the shares underlying the Rights). Consummation of the Contribution and Exchange is subject to customary conditions, including the receipt of requisite approvals from the shareholders of Panthers Holdings and the limited partners of Boca Partnership. Although the Contribution and Exchange will be dilutive to current shareholders of Panthers Holdings from a percentage ownership and voting power standpoint, the Contribution and Exchange will be accretive with respect to pro forma earnings per share. Specifically, as reflected on page 22 of this Solicitation Statement/Prospectus, the acquisition of Boca Partnership improved Panthers Holdings' pro forma results of operations from a loss of $0.15 per share to income of $0.09 per share for the nine months ended March 31, 1997.

     As of June 5, 1997, there were 23,393,444 shares of the Class A Common Stock issued and outstanding. The approximately 5,848,538 shares of Class A Common Stock, which will become issuable upon the consummation of the Contribution and Exchange, represent approximately 25% of the presently issued and outstanding shares of the Class A Common Stock and, upon issuance, approximately 20% of the total shares of the Class A Common Stock which will be issued and outstanding.

     In lieu of a special meeting of the shareholders of Panthers Holdings, action to approve and adopt the Contribution and Exchange Agreement will be taken by written consent of at least a majority of the total votes represented by the outstanding shares of each of the Class A Common Stock and the Panthers Holdings Class B common stock, par value $.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), voting together as a single class. The consents of the limited partners of Boca Partnership to approve and adopt the Contribution and Exchange Agreement are being solicited separately by the Boca General Partner.

     THE BOARD OF DIRECTORS OF PANTHERS HOLDINGS (THE "BOARD") MET FOR THE PURPOSE OF EVALUATING THE MERITS OF THE PROPOSED CONTRIBUTION AND EXCHANGE AND HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE CONTRIBUTION AND EXCHANGE AGREEMENT. AS A RESULT OF THIS REVIEW, THE BOARD UNANIMOUSLY APPROVED THE PROPOSAL. THE BOARD HAS DETERMINED THAT THE EXCHANGE OF SHARES OF PANTHERS HOLDINGS, AS PROVIDED IN THE CONTRIBUTION AND EXCHANGE AGREEMENT, IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF PANTHERS HOLDINGS AND RECOMMENDS THAT THE SHAREHOLDERS OF PANTHERS HOLDINGS CONSENT TO THE APPROVAL AND ADOPTION OF THE CONTRIBUTION AND EXCHANGE AGREEMENT. IN EVALUATING THE CONTRIBUTION AND EXCHANGE, THE BOARD DID NOT SEEK THE ASSISTANCE OF A FINANCIAL ADVISOR, BUT INSTEAD RELIED UPON THE SUBSTANTIAL EXPERIENCE OF THE DIRECTORS AND OFFICERS OF PANTHERS HOLDINGS IN VALUING ACQUISITION CANDIDATES.

     SINCE THE DIRECTORS AND OFFICERS OF PANTHERS HOLDINGS, WHO IN THE AGGREGATE HELD APPROXIMATELY 40% OF THE ISSUED AND OUTSTANDING CLASS A COMMON STOCK AND 100% OF THE ISSUED AND OUTSTANDING CLASS B COMMON STOCK AS OF THE RECORD DATE, AS DEFINED HEREIN (WHICH COLLECTIVELY CONSTITUTES APPROXIMATELY 99.5% OF THE TOTAL VOTES THAT MAY BE CAST ON MATTERS SUBMITTED TO SHAREHOLDERS VOTING AS A SINGLE CLASS) HAVE INDICATED THEIR INTENTION TO PROVIDE WRITTEN CONSENTS APPROVING THE CONTRIBUTION AND EXCHANGE AGREEMENT, PANTHERS HOLDINGS SHAREHOLDER APPROVAL OF THE CONTRIBUTION AND EXCHANGE IS ASSURED.

     CONSENTS TO THE CONTRIBUTION AND EXCHANGE ARE BEING SOLICITED BY THE BOCA GENERAL PARTNER. THE BOCA GENERAL PARTNER BELIEVES THAT THE CONTRIBUTION AND EXCHANGE IS FAIR TO, AND IN THE BEST INTERESTS OF, THE LIMITED PARTNERS. ACCORDINGLY, THE BOCA GENERAL PARTNER HAS APPROVED THE CONTRIBUTION AND EXCHANGE AND RECOMMENDS ITS APPROVAL AND ADOPTION BY THE LIMITED PARTNERS. HOWEVER, BEFORE DECIDING WHETHER TO CONSENT TO THE CONTRIBUTION AND EXCHANGE, THE LIMITED PARTNERS ARE URGED TO CONSIDER CAREFULLY THE BASIS OF THE BOCA GENERAL PARTNER'S RECOMMENDATION AND THE CONFLICTS OF INTEREST AND RISK FACTORS PRESENT IN THE CONTRIBUTION AND EXCHANGE. IN ADDITION, THE LIMITED PARTNERS ARE ENCOURAGED TO CONSULT WITH THEIR INDEPENDENT LEGAL, FINANCIAL AND TAX ADVISORS.

     Regardless of the number of shares of the Common Stock you own, please complete, sign, date and return the enclosed consent form promptly in the accompanying prepaid envelope. The Contribution and Exchange Agreement will be consummated as soon as practicable after Panthers Holdings has received the requisite number of consents from shareholders of Panthers Holdings. YOU ARE URGED, THEREFORE, TO SIGN, DATE AND RETURN THE ENCLOSED CONSENT FORM PROMPTLY.

     Properly executed, dated and returned consent forms shall be given effect in accordance with the directions thereon. If no directions are indicated, the holders of shares of the Common Stock represented by such consent form shall be deemed to have consented to the approval and adoption of the Contribution and

Exchange Agreement. A shareholder who has delivered a consent form may revoke it at any time before consents representing the requisite number of shares of the Common Stock is required to approve and adopt the Contribution and Exchange Agreement is delivered to Panthers Holdings. Consents may be revoked by delivering a written notice of revocation of such consent or by submission of a properly executed later-dated consent form to Steven M. Dauria, Vice President and Corporate Controller, Florida Panthers Holdings, Inc., 100 Northeast Third Avenue, Second Floor, Fort Lauderdale, Florida 33301. Written consents shall only be effective to approve and adopt the Contribution and Exchange Agreement if the number of consents required to approve such agreement is delivered to Panthers Holdings within 60 days of the date of the earliest consent delivered to Panthers Holdings.

     Panthers Holdings has also filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission with respect to the 5,848,538 shares of Class A Common Stock issuable pursuant to the Contribution and Exchange Agreement, including shares of Class A Common Stock underlying the Rights and the Warrants. This Solicitation Statement/Prospectus constitutes Panthers Holdings' Prospectus filed as part of the Registration Statement. All information in this Solicitation Statement/Prospectus concerning Panthers Holdings has been provided by Panthers Holdings and all information in this Solicitation Statement/Prospectus concerning Boca Partnership, the Boca General Partner and BRMC has been provided by the Boca General Partner.

     Boca Partnership currently has 327 Class A limited partners (holding 253 Class A limited partnership units) and one Class B limited partner. The aggregate consideration to be paid to the limited partners in connection with the Contribution and Exchange attributable to the value of the shares underlying the Rights equals approximately $103.5 million (approximately $406,000 per Class A limited partnership unit and $790,500 to the Class B limited partner), based on the closing per share price of 26 3/8 on March 19, 1997. Based on the closing per share price of $26 1/8 on June 5, 1997, the aggregate consideration to be paid to the limited partners in connection with the Contribution and Exchange attributable to the value of the shares underlying the Rights equals approximately $102.5 million (approximately $402,000 per Class A limited partnership unit and $790,500 to the Class B limited partner). Additionally, pursuant to the Contribution and Exchange Agreement, the Class A limited partners in the aggregate will receive approximately 718,000 Warrants (approximately 2,838 Warrants per Class A limited partnership unit). The foregoing amounts are subject to adjustment based on the actual debt assumed on the closing date, the stock price of the Class A Common Stock on the closing date and the timing of the closing.

     Panthers Holdings' executive offices are located at 100 Northeast Third Avenue, Second Floor, Fort Lauderdale, Florida 33301, and its telephone number is (954) 768-1900. Solicitation materials will be mailed to shareholders of Panthers Holdings on or about June 11, 1997.

     The Class A Common Stock is traded on the Nasdaq National Market under the symbol "PUCK." On June 5, 1997, the last reported sale price of Class A Common Stock as reported by the Nasdaq National Market was $26 1/8 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

      The date of this Solicitation Statement/Prospectus is June 11, 1997.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
SUMMARY FINANCIAL DATA......................................     9
RISK FACTORS................................................    10
PRICE RANGE OF CLASS A COMMON STOCK.........................    23
DIVIDEND POLICY.............................................    23
PANTHERS HOLDINGS SELECTED FINANCIAL DATA...................    24
BOCA PARTNERSHIP SELECTED FINANCIAL DATA....................    25
SELECTED UNAUDITED PRO FORMA FINANCIAL DATA.................    26
SOLICITATION OF WRITTEN CONSENTS............................    28
THE CONTRIBUTION AND EXCHANGE...............................    35
THE CONTRIBUTION AND EXCHANGE AGREEMENT.....................    50
COMPARATIVE PER SHARE DATA..................................    54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF PANTHERS HOLDINGS............    55
THE NATIONAL HOCKEY LEAGUE..................................    64
BUSINESS OF PANTHERS HOLDINGS...............................    66
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF BOCA PARTNERSHIP.............    78
BUSINESS OF BOCA PARTNERSHIP................................    84
MANAGEMENT OF PANTHERS HOLDINGS.............................    88
CERTAIN TRANSACTIONS OF PANTHERS HOLDINGS...................    93
PRINCIPAL SHAREHOLDERS OF PANTHERS HOLDINGS.................    95
DESCRIPTION OF PANTHERS HOLDINGS CAPITAL STOCK..............    96
LEGAL MATTERS...............................................    98
EXPERTS.....................................................    98
ADDITIONAL INFORMATION......................................    98
SHAREHOLDER PROPOSALS.......................................    99
INDEX TO FINANCIAL STATEMENTS...............................   F-1

ANNEX

ANNEX A -- CONTRIBUTION AND EXCHANGE AGREEMENT

ANNEX B -- FAIRNESS OPINION OF BT SECURITIES CORPORATION

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Solicitation Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Solicitation Statement/Prospectus and the Annex hereto. Shareholders are urged to read this Solicitation Statement/Prospectus and the Annex hereto in their entirety. This Solicitation Statement/Prospectus contains certain forward-looking statements which may involve certain risks and uncertainties. The actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth elsewhere in this Solicitation Statement/Prospectus. Capitalized terms contained in this Solicitation Statement/Prospectus and not defined herein shall have the meanings set forth in the Contribution and Exchange Agreement, which is attached hereto as Annex A.

     Florida Panthers Holdings, Inc. (the "Panthers Holdings") currently conducts substantially all of its business through its subsidiaries, which include the Florida Panthers (the "Panthers"), a professional hockey team of the National Hockey League (the "NHL"), Arena Development Company, Ltd. ("Arena Development"), a limited partnership formed for the purpose of developing a new multi-purpose sports and entertainment center (the "Broward County Civic Arena" or the "Facility") in Broward County, Florida, Arena Operating Company ("Arena Operator"), a limited partnership formed for the purposes of managing and operating the Broward County Civic Arena, Florida Panthers Ice Ventures, Inc., a corporation ("FPIVI") formed for the purpose of developing ice rink facilities (the "Ice Rink Business"), and the Hyatt Regency Pier 66 Hotel ("Pier 66") and the Radisson Bahia Mar Resort and Yachting Center ("Bahia Mar"), both resort and marina properties located in Fort Lauderdale, Florida. Panthers Holdings owns Pier 66 and Bahia Mar through 2301 SE 17th St. Ltd. ("2301 Ltd") and Rahn Bahia Mar, Ltd. ("Rahn Ltd."), respectively. In addition, Panthers Holdings owns approximately 78% of the partnership interests in Decoma Miami Associates, Ltd. ("Decoma"), a Florida limited partnership, which operates the Miami Arena in which the Panthers currently play. Unless the context otherwise requires, all references herein to Panthers Holdings shall mean Florida Panthers Holdings, Inc. and its subsidiaries collectively.

PANTHERS HOLDINGS

     Panthers Holdings currently operates through two business segments: (i) sports and entertainment (the "Sports and Entertainment Business") and (ii) leisure and recreation (the "Leisure and Recreation Business"). The Sports and Entertainment Business currently consists of Panthers Holdings' hockey operations, arena development and management operations and ice skating rink operations. The Leisure and Recreation Business consists of Panthers Holdings' resort property operations, including Pier 66 and Bahia Mar. Panthers Holdings has also entered into a definitive agreement to acquire the Boca Raton Resort and Club, a destination luxury resort and private club in Boca Raton, Florida.

  SPORTS AND ENTERTAINMENT BUSINESS

     PANTHERS HOCKEY OPERATIONS

     The Panthers commenced play in the NHL on October 4, 1993 and, in their third season, reached the Stanley Cup Finals. Panthers Holdings' hockey revenue is primarily derived from (i) the sale of tickets to the Panthers' home games,
(ii) contracts with broadcast organizations and (iii) advertising and promotions. A substantial portion of Panthers Holdings' annual revenue from its hockey operations is determinable at the commencement of each hockey season based on season ticket sales and contracts with broadcast organizations and sponsors.

     Panthers Holdings intends to capitalize on the increasing popularity of hockey, in general, and the success achieved by the Panthers during the 1995-96 season, in particular, by continuing to advertise and market the Panthers, as well as continuing to enhance the service and entertainment provided at games.

     ARENA DEVELOPMENT AND OPERATIONS

     In June 1996, Panthers Holdings entered into an agreement (the "Development Agreement") with Broward County to develop the Broward County Civic Arena, which will be owned by Broward County. Pursuant to the Development Agreement, Broward County purchased a 135 acre parcel of land (the "Development Site"), which will be used primarily for the development of the Facility and also for possible future ancillary development. Broward County has agreed to provide up to $184.7 million for the development of the Broward County Civic Arena, including the purchase of the Development Site. See "Risk Factors -- Sports and Entertainment Business -- Development of the Broward County Civic Arena" and "Business of Panthers Holdings -- Sports and Entertainment Business -- Arena Development and Operations -- Development of the Broward County Civic Arena."

     In connection with the development of the Broward County Civic Arena, Panthers Holdings entered into a 30-year license agreement (the "License Agreement") and co-terminus operating agreement (the "Operating Agreement") with Broward County, pursuant to which Panthers Holdings will utilize and operate the Broward County Civic Arena beginning on October 1, 1998, provided that construction is completed on a timely basis. Under the License Agreement, Panthers Holdings is entitled to retain 95% of the revenue derived from the sale of general seating tickets to the Panthers' home games, and all of certain other hockey related advertising and merchandising revenue. Five percent of the revenue derived from the sale of general seating tickets, together with revenues from luxury suites, premium seating and parking, are considered Facility operating revenue which is the primary source of revenue, in determining net operating income. Net operating income is the difference between Facility operating revenue and Facility operating expense. Under the License Agreement, Panthers Holdings is entitled to receive the first $14.0 million of net operating income generated from the Broward County Civic Arena and 80% (with Broward County receiving 20%) of all net operating income in excess of $14.0 million. The Company believes that successful operation of the Broward County Civic Arena will significantly enhance Panthers Holdings' total revenue. See "Business of Panthers Holdings -- Sports and Entertainment Business -- Arena Development and Operations."

     Panthers Holdings owns approximately 78% of the partnership interests in Decoma. Decoma derives all of its revenue from its Miami Arena operations. This revenue is primarily derived from (i) seat use charges imposed on tickets sold at the Miami Arena, (ii) net operating income and (iii) fixed and variable operating payments generated from the Miami Arena. See "Risk Factors -- Sports and Entertainment Business -- Litigation Relating to Miami Arena."

     Panthers Holdings also owns and operates a twin-pad ice rink facility located in Coral Springs, Florida ("Incredible Ice") and has contracted to acquire the lease rights of an ice skating rink facility in Pompano Beach, Florida ("Gold Coast"). Incredible Ice and Gold Coast are open to the general public and derive revenues from, among other things, (i) fees charged to the public for use of the facilities for various hockey and skating programs and open skating sessions, (ii) food and beverage sales and (iii) retail sales.

  LEISURE AND RECREATION BUSINESS

     RESORTS

     Panthers Holdings currently owns two resort and marina properties in South Florida and has entered into a definitive agreement to acquire a third property in South Florida.

     Pier 66 is a Fort Lauderdale Intracoastal Waterway luxury resort and marina encompassing 23 acres and consisting of 380 luxury guest rooms, a 142 slip marina, three swimming pools, 22,000 square feet of meeting space and six restaurants and lounges. It has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award. Bahia Mar is a resort and marina complex encompassing 40 acres and consisting of 297 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. Bahia Mar is situated on oceanfront property in South Florida and has received the Mobile Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award. The marina is host to the International Boat Show, an annual six day boating and marine event.

BOCA PARTNERSHIP

     Boca Partnership was formed in June 1983 for the purpose of purchasing, owning, managing and operating the Boca Raton Resort and Club, a destination luxury resort and private club encompassing 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. The Boca Raton Resort and Club consists of 963 luxury guest rooms, a 70,000 sq. ft. convention center, a separate 130,000 sq. ft. convention center currently under construction, a 25 slip marina, two 18-hole championship golf courses, 31 tennis courts, five swimming pools, an indoor basketball court, two indoor racquetball courts, three fitness centers and 15 food and beverage sites, ranging from five star cuisine to beachside grills.

TERMS OF THE CONTRIBUTION AND EXCHANGE

     This Solicitation Statement/Prospectus is being furnished to the shareholders of Panthers Holdings in connection with the solicitation by the Board of consents of Panthers Holdings shareholders to a proposal to approve and adopt the Contribution and Exchange Agreement. Pursuant to the Contribution and Exchange Agreement, Panthers Holdings will acquire substantially all of the assets of Boca Partnership in exchange for the consideration described below.

     Upon the terms and subject to the provisions of the Contribution and Exchange Agreement, all of the assets of Boca Partnership will be transferred to Panthers BRHC. In consideration for such assets, Panthers Holdings, through the managing general partner, limited partner and Panthers BRHC, will pay the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) Warrants to purchase approximately 918,104 shares of Class A Common Stock; (iii) the Share Consideration of which (a) up to 141,232 shares may be used to pay deferred fees owed by Boca Partnership to the Boca General Partner; (b) 189,574 shares will be used to compensate Messrs. Theodore V. Fowler and Dennis J. Callaghan, who through their affiliates control the Boca General Partner, for their involvement in integrating the Boca Raton Resort and Club into Panthers Holdings; (c) the Fee Shares will be used to pay additional interest charges to the holder of the third mortgage on Boca Partnership's assets and other persons to whom Boca Partnership is obligated to pay fees; and
(d) the balance of the shares, or up to approximately 4,237,891 shares, will attach to Rights which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of Panthers Holdings in exchange for approximately 4,237,891 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (iv) the assumption of indebtedness of Boca Partnership in the amount of approximately $195.0 million, of which approximately $85.0 million will be repaid upon consummation of the Contribution and Exchange. Of the $85.0 million to be repaid, $45.0 million will be paid from Panthers Holdings' working capital and $40.0 million will be paid from the incurrence of additional debt. Consummation of the acquisition is subject to customary conditions, including the receipt of requisite approvals from the shareholders of the Company and the limited partners of Boca Partnership. Under the terms of the Contribution and Exchange Agreement, the 4,928,917 shares of Class A Common Stock expected to be issued may be adjusted depending on the final closing date determination of the partnership debt to be repaid, which determination may vary based on the prevailing interest rates and the actual date of closing.

     Under the terms of the Contribution and Exchange Agreement, the value of the aggregate consideration to be paid to Boca Partnership, including the assumption by Panthers Holdings of approximately $195.0 million in debt, is approximately $325.0 million (approximately $111.8 million of which is attributable to the value of the shares underlying the Rights). The Boca Partnership currently has 327 Class A limited partners (holding 253 Class A limited partnership units) and one Class B limited partner. The aggregate consideration to be paid to the limited partners in connection with the Contribution and Exchange attributable to the value of the shares underlying the Rights equals approximately $103.4 million (approximately $406,000 per Class A limited partnership unit and $790,500 to the Class B limited partner), based on the closing per share price of 26 3/8 on March 19, 1997. Based on the closing per share price of $26 1/8 on June 5, 1997, the aggregate consideration to be paid to the limited partners in connection with the Contribution and Exchange attributable to the value of the shares underlying the Rights equals approximately $102.5 million (approximately $402,000 per Class A limited partnership unit and $790,500 to the Class B limited partner). Additionally, pursuant to the Contribution and Exchange Agreement, the Class A limited partners in the aggregate will receive approximately 730,000 Warrants (approximately 2,885 Warrants per Class A limited partnership unit). The foregoing amounts are subject to adjustment based on the actual debt assumed on the closing date.

     As of June 5, 1997, there were 23,393,444 shares of the Class A Common Stock issued and outstanding. The approximately 5,848,538 shares of Class A Common Stock which will become issuable upon the consummation of the Contribution and Exchange constitute approximately 25.0% of the presently issued and outstanding shares of the Class A Common Stock and, upon issuance, approximately 20.0% of the shares of the Class A Common Stock which will be issued and outstanding.

     Following the consummation of the Contribution and Exchange, limited partners electing not to exercise their rights (the "Exchange Rights") to exchange the units of limited partner interests ("Units") for shares of Class A Common Stock will continue to hold the Units, the Boca General Partner will continue to hold its general partner interest in Boca Partnership and Boca Partnership will hold a general partner interest in Panthers BRHC. The Exchange Rights expire on January 31, 2001. However, the terms of the Panthers BRHC limited partnership agreement (the "BRHC Partnership Agreement") provide Panthers Holdings with the option to purchase after thirty (30) day written notice a cash buy-out at any time after January 31, 2001 all or a portion of the general partner interest held by Boca Partnership in Panthers BRHC. Panthers Holdings is not obligated to exercise its option to purchase all or any portion of the general partner interest of Boca Partnership in Panthers BRHC. More specifically, at any time after January 31, 2001, Panthers Holdings may acquire for cash all of the general partner interest held by Boca Partnership in Panthers BRHC at a price equal to the fair market value of such general partner interest, which will be based on the distributions which would be made in respect of such general partner interest if the Boca Raton Resort and Club were sold for its then appraised value as obtained by an affiliate of Panthers Holdings in its capacity as General Partner of Panthers BRHC and the proceeds were distributed pursuant to the BRHC Partnership Agreement, with a 30% discount for non-marketability and lack of control. If Panthers Holdings exercises its option to acquire a portion of the general partner interest held by Boca Partnership in Panthers BRHC, the cash price paid will equal the pro rata portion of the price if Panthers Holdings purchased the entire interest held by the Boca Partnership in Panthers BRHC. Accordingly, the limited partners who have not exercised their rights to exchange their Units would receive a cash buy-out equivalent to their proportional interests, as set forth in the partnership agreement of Boca Partnership (the "Boca Partnership Agreement"), in the proceeds of a hypothetical sale of the Boca Raton Resort and Club equivalent to 70% of appraised value as obtained by an affiliate of Panthers Holdings in its capacity as General Partner of Panthers BRHC. If the limited partners and the Boca General Partner have not availed themselves of their right to exchange their Units or Boca General Partner economic interest for shares of Class A Common Stock on or before January 31, 2001, there can be no assurance (i) that limited partners will receive any cash flow distributions from Boca Partnership under the terms of the Boca Partnership Agreement, or that they will be able to sell or otherwise dispose of their Units, or (ii) if the cash buy-out option is exercised, that the price received by Boca Partnership in connection with such a buy-out right and the resulting distribution will be greater than the value of the Class A Common Stock into which the limited partners could exchange their Units and it may be in their interest to exchange before the buy-out right is exercised. Further, both the exercise of the Exchange Rights and the exercise of the cash buy-out rights will result in a taxable event to the limited partners of Boca Partnership that, depending on the separate circumstances of each such individual limited partner, should result in taxable gain. See "The Contribution and Exchange -- Certain Federal Income Tax Consequences."

     As the non-managing general partner of Panthers BRHC, Boca Partnership will be liable to the creditors of Panthers BRHC other than those creditors who agree to limit their recourse only to the assets of Panthers BRHC. In addition, under the Panthers BRHC Partnership Agreement, so long as persons other than affiliates of Panthers Holdings own more than 51% of the limited partnership interests in Boca Partnership, the non-managing general partner will have the right (i) to approve any amendment (unless such amendment will not have a material adverse impact on Boca Partnership) to the BRHC Partnership Agreement;
(ii) to approve any sale of all or substantially all of the contributed assets of Panthers BRHC prior to January 1, 2001, provided, however, if prior to January 1, 2001, Class A Common Stock closes at an average price of $52.75 for five consecutive trading days on the Nasdaq National Market, the non-managing general partner shall have no right to approve any sale of all or substantially all of the contributed assets; (iii) to consult with the managing general partner to develop an annual budget, provided, however, that the managing general partner will have the sole authority to approve such budget; and (iv) to consult with the managing general partner regarding the renewal or termination of employment agreements between Panthers BRHC and operating management employees. Upon consummation of the Contribution and Exchange, and until such time as a sufficient percentage of the limited partners of Boca Partnership exercise their right to exchange their respective Units for shares of Class A Common, Panthers Holdings and its affiliates will own less than 51% of Boca Partnership.

     In lieu of a special meeting of the shareholders of Panthers Holdings, action to approve and adopt the Contribution and Exchange Agreement will be taken by written consent of at least a majority of the total votes represented by the outstanding shares of the Class A Common Stock and the Class B Common Stock, voting together as a single class. The consents of the limited partners of Boca Partnership to approve and adopt the Contribution and Exchange Agreement are being solicited separately by the Boca General Partner. The current limited partners of Boca Partnership will not have appraisal rights in connection with the Contribution and Exchange. However, no such limited partner will be forced to exchange his limited partnership interest for the Company's securities.

     Since the directors and officers of Panthers Holdings, who in the aggregate held approximately 40% of the issued and outstanding Class A Common Stock and 100% of the issued and outstanding Class B Common Stock as of the Record Date, as defined herein (which collectively constitutes approximately 99.5% of the total votes that may be cast on matters submitted to shareholders voting as a single class) have indicated their intention to provide written consents approving the Contribution and Exchange Agreement, Panthers Holdings shareholder approval of the Contribution and Exchange is assured.

     The consummation of the Contribution and Exchange is subject to a number of conditions which, if not fulfilled or waived, permit termination of the Contribution and Exchange Agreement, including if the limited partners of Boca Partnership fail to approve the Contribution and Exchange within ninety (90) days after the mailing of the Boca Partnership's consent solicitation. The Contribution and Exchange Agreement may also be terminated at any time prior to consummation of the Contribution and Exchange by mutual consent and may be terminated either by Panthers Holdings or Boca Partnership if the Contribution and Exchange does not occur on or before December 31, 1997. See "The Contribution and Exchange Agreement -- Termination."

MANAGEMENT OF BOCA RATON RESORT AND CLUB FOLLOWING THE CONTRIBUTION AND EXCHANGE

     Upon consummation of the Contribution and Exchange, the day-to-day operations of Boca Raton Resort and Club will continue to be managed by the Boca Raton Resort and Club's current management team.

SOLICITATION OF WRITTEN CONSENTS

     In lieu of calling a special meeting of shareholders, the Board is requesting the shareholders of Panthers Holdings to approve and adopt the Contribution and Exchange Agreement, pursuant to this Solicitation Statement/Prospectus, by execution and delivery of written consents.

     The Board has fixed the close of business on March 20, 1997, as the date for the determination of shareholders entitled to consent to the proposed transactions (the "Record Date").

CONSENTS REQUIRED

     Written consents from the holders of at least a majority of the total votes represented by the outstanding shares of the Class A Common Stock and the Class B Common Stock, voting together as a single class, are required to approve and adopt the Contribution and Exchange Agreements. In addition, the consummation of the Contribution and Exchange is conditioned upon the approval by the limited partners of Boca Partnership which consent is being solicited by the Boca General Partner. Only Panthers Holdings shareholders of record at the close of business on the Record Date are entitled to consent to the proposals to approve and adopt the Contribution and Exchange Agreement. As of the Record Date, 23,393,444 shares of Class A Common Stock and 255,000 shares of Class B Common Stock were issued and outstanding and entitled to consent to the proposals to approve and adopt the Contribution and Exchange Agreement. The Class A Common Stock and

Class B Common Stock are identical in all respects, except that each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. See "Solicitation of Written
Consents -- Consents Required; Recommendation of the Board" and "Description of Panthers Holdings Capital Stock."

     THE DIRECTORS AND OFFICERS OF PANTHERS HOLDINGS, WHO IN THE AGGREGATE HELD APPROXIMATELY 40% OF THE ISSUED AND OUTSTANDING CLASS A COMMON STOCK AND 100% OF THE ISSUED AND OUTSTANDING CLASS B COMMON STOCK AS OF THE RECORD DATE (WHICH CONSTITUTES APPROXIMATELY 99.5% OF THE TOTAL VOTES THAT MAY BE CAST ON MATTERS SUBMITTED TO SHAREHOLDERS VOTING AS A SINGLE CLASS) HAVE INDICATED THEIR INTENTION TO PROVIDE WRITTEN CONSENTS APPROVING THE CONTRIBUTION AND EXCHANGE AGREEMENT. THEREFORE, APPROVAL OF THE CONTRIBUTION AND EXCHANGE BY PANTHERS HOLDINGS SHAREHOLDERS IS ASSURED.

RECOMMENDATIONS OF THE BOARD OF PANTHERS HOLDINGS; RECOMMENDATION OF THE BOCA GENERAL PARTNER

     The Board has unanimously approved the Contribution and Exchange Agreement and the transactions contemplated thereby. The Board has determined that the exchange of shares of Panthers Holdings, as provided in the Contribution and Exchange Agreement, is fair to, and in the best interests of, the shareholders of Panthers Holdings and recommends that the shareholders of Panthers Holdings consent to the approval and adoption of the Contribution and Exchange Agreement. In evaluating the Contribution and Exchange, the Board did not seek the assistance of a financial advisor; but relied upon the substantial experience of the directors and officers of Panther Holdings in valuing acquisition candidates. For a discussion of the factors considered by the Board in reaching its conclusion that the Contribution and Exchange is fair to, and in the best interests of, the shareholders of Panthers Holdings and its decision to recommend the approval and adoption of the Contribution and Exchange Agreement by Panthers Holdings shareholders, see "The Contribution and Exchange -- Reasons for the Contribution and Exchange; Recommendation of the Board."

     The Boca General Partner believes that the Contribution and Exchange is fair to, and in the best interests of, the limited partners. Accordingly, the Boca General Partner has approved the Contribution and Exchange and recommends its approval and adoption by the limited partners. However, before deciding whether to consent to the Contribution and Exchange, limited partners are urged to consider carefully the basis of the Boca General Partner's recommendation and the conflicts of interest and risk factors present in the Contribution and Exchange. In addition, the limited partners are encouraged to consult with their independent legal, financial and tax advisors. See "Risk Factors" and " -- Recommendation of the Boca General Partner."

     In reaching its determination that the Contribution and Exchange is fair to, and in the best interests of, the limited partners, the Boca General Partner relied in part on the Fairness Opinion of BT Securities Corporation, which was engaged to render an opinion as to the fairness, from a financial point of view, to the Boca Partnership of the consideration to be received by the Boca Partnership in the Contribution and Exchange. THE FULL TEXT OF THE FAIRNESS OPINION OF BT SECURITIES CORPORATION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS SOLICITATION STATEMENT/PROSPECTUS. BT SECURITIES CORPORATION'S FAIRNESS OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY BOCA PARTNERSHIP FROM A FINANCIAL POINT OF VIEW AND DOES NOT (I) CONSTITUTE A RECOMMENDATION TO ANY PARTNER OF BOCA PARTNERSHIP OR ANY SHAREHOLDER OF PANTHERS HOLDINGS AS TO HOW SUCH PARTNER OR SHAREHOLDER SHOULD VOTE OR (II) ADDRESS THE FAIRNESS OF THE CONTRIBUTION AND EXCHANGE CONSIDERATION TO THE PARTNERS OF BOCA PARTNERSHIP AS A GROUP OR INDIVIDUALLY. THE SUMMARY OF THE OPINION SET FORTH IN THIS SOLICITATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS SOLICITATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. See "Solicitation of Written Consents -- Fairness Opinion."

INTEREST OF THE BOCA GENERAL PARTNER AND ITS AFFILIATES IN THE CONTRIBUTION AND EXCHANGE

     The Boca General Partner and its affiliates will receive certain compensation and payments in connection with the Contribution and Exchange. See "Solicitation of Written Consents -- Interest of the Boca General Partner and its Affiliates in the Contribution and Exchange."

CLOSING DATE OF THE CONTRIBUTION AND EXCHANGE

     It is anticipated that the Contribution and Exchange will close as soon as practicable after Panthers Holdings and the Boca General Partner have received the requisite number of consents from their respective shareholders and limited partners. See "The Contribution and Exchange Agreement."

CONDITIONS TO THE CONTRIBUTION AND EXCHANGE

     The obligations of the parties to the Contribution and Exchange Agreement to consummate the Contribution and Exchange are subject to various conditions, including obtaining approval of the Contribution and Exchange Agreement from the shareholders of Panthers Holdings and the limited partners of Boca Partnership, respectively. See "The Contribution and Exchange Agreement -- Conditions Precedent to Closing."

NO APPRAISAL OR DISSENTERS' RIGHTS FOR THE LIMITED PARTNERS OF THE BOCA PARTNERSHIP

     If the limited partners owning the requisite number of Units consent to the Contribution and Exchange, all the limited partners of the Boca Partnership will be bound by such consent, including the limited partners who have not returned their consents or who have not consented to the Contribution and Exchange. None of the Boca Partnership Agreement, Florida law or the proposed terms and conditions of the Contribution and Exchange provides the limited partners who object to the Contribution and Exchange with the right to exercise any dissenters', appraisal or similar rights.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Certain United States federal income tax considerations applicable to the Contribution and Exchange are summarized under "The Contribution and Exchange -- Certain Federal Income Tax Consequences." There should be no material federal income tax consequences to Panthers Holdings as a result of the Contribution and Exchange. Although the Contribution and Exchange has been structured as a tax deferred transaction for the Limited Partners of Boca Partnership as a result of the receipt by Boca Partnership of a partnership interest in Panthers BRHC rather than cash or securities, because of the uncertainty of the law and the factual nature of the issues, counsel is unable to render an opinion that the Internal Revenue Service ("IRS") would not be successful if the IRS challenged the tax deferred nature of all or portions of the Contribution and Exchange. If the IRS were successful with such a challenge, all or a substantial portion of the potential gain to a limited partner would be accelerated and recognized upon the closing of the Contribution and Exchange. See "Risk Factors -- Tax Risk Factors" and "The Contribution and
Exchange -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     Panthers Holdings will account for the Contribution and Exchange as a purchase.

TERMINATION

     The Contribution and Exchange Agreement may be terminated by any of the parties under certain circumstances, including if the Contribution and Exchange has not been consummated by December 31, 1997. See "The Contribution and Exchange Agreement -- Termination."

DIRECTORS AND OFFICERS AFTER THE CONTRIBUTION AND EXCHANGE AGREEMENT

     All of Panthers Holdings' existing directors and officers as of the date hereof will remain in their respective positions following the Contribution and Exchange. In addition, Panthers Holdings has agreed to nominate one of Theodore
V. Fowler or Dennis J. Callaghan, each of whom is currently affiliated with the Boca General Partner, for a seat on the Board of Directors of Panthers Holdings.

RECENT DEVELOPMENTS

     Private Placement Transaction. On January 30, 1997, Panthers Holdings issued and sold 2,460,000 shares of Class A Common Stock in a private placement transaction (the "Private Placement") at a price of $27.75 per share. The Private Placement was exempt from registration pursuant to Section 4(2) of the Securities Act and resulted in net proceeds to Panthers Holdings of approximately $65.6 million after deducting placement agency fees. The Company has invested the net proceeds in short-term interest bearing investments and will use such net proceeds for working capital and general corporate purposes which may include future acquisitions.

     Class Action Litigation. On January 28, 1997, February 3, 1997 and March 14, 1997, purported class action lawsuits were filed against Panthers Holdings and Messrs. Huizenga, Johnson, Rochon, Berrard, Hudson, Dauria and Evans in the United States District Court for the Southern District of Florida. The suits allege, among other things, that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 thereunder, by making untrue statements or omitting to state material facts, in connection with sales of the Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. Panthers Holdings has not fully assessed the likely outcome of the class action litigation, but intends to vigorously defend against these suits.

     Panthers Holdings' principal executive offices are located at 100 Northeast Third Avenue, Second Floor, Fort Lauderdale, Florida 33301 and its telephone number is (954) 768-1900. Panthers Holdings was incorporated in Florida on July 3, 1996.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The summary financial data set forth below is derived from and should be read in conjunction with the financial statements of Panthers Holdings, including the notes thereto, the unaudited pro forma financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Panthers Holdings" contained elsewhere in this Prospectus. The summary financial data as of March 31, 1997 and for the nine months ended March 31, 1997 and 1996 are derived from unaudited interim financial statements contained elsewhere herein. Operating results for the nine months ended March 31, 1997 are not necessarily indicative of results that may be expected for the year ending June 30, 1997.

                                              NINE MONTHS ENDED
                                                  MARCH 31,                           FISCAL YEARS ENDED JUNE 30,
                                     -----------------------------------    ------------------------------------------------
                                      1997          1997          1996                1996                1995        1994
                                     -------    ------------    --------    ------------------------    --------    --------
                                     ACTUAL     PRO FORMA(F)                 ACTUAL     PRO FORMA(F)
                                     -------    ------------                --------    ------------
Revenue:
 Sports and Entertainment
   Tickets.........................  $18,944      $ 18,944      $ 15,379    $ 23,226      $ 23,226      $  9,559    $ 14,784
   Other...........................   13,241        13,597         8,645      10,861        10,861         8,187       6,898
 Leisure and Recreation
   Rooms...........................    2,535        51,991            --          --        65,331            --          --
   Food and beverage...............    1,209        34,929            --          --        44,153            --          --
   Other...........................    1,208        37,433            --          --        42,971            --          --
                                     -------      --------      --------    --------      --------      --------    --------
   Total revenue...................   37,137       156,894        24,024      34,087       186,542        17,746      21,682
Operating expenses:
 Cost of services..................   31,986        86,883        28,372      35,958       105,605        17,210      20,189
 Selling, general and
   administrative..................    7,243        42,994         5,055       8,371        58,861         5,569       5,512
 Amortization and depreciation.....    3,586        13,651         5,411       9,815        23,141         6,266       6,444
                                     -------      --------      --------    --------      --------      --------    --------
   Total operating expenses........   42,815       143,528        38,838      54,144       187,607        29,045      32,145
                                     -------      --------      --------    --------      --------      --------    --------
Net operating income (loss)........   (5,678)       13,366       (14,814)    (20,057)       (1,065)      (11,299)    (10,463)
Interest and other expense, net....   (1,844)      (11,078)       (3,538)     (5,082)      (15,691)       (4,087)     (2,463)
                                     -------      --------      --------    --------      --------      --------    --------
Net income (loss)..................  $(7,522)     $  2,288      $(18,352)   $(25,139)     $(16,756)     $(15,386)   $(12,926)
                                     =======      ========      ========    ========      ========      ========    ========
Pro Forma Data:
Net income (loss) per share........  $ (0.72)(b)   $  0.09(d)   $  (3.48)(a) $ (4.76)(a)  $  (0.66)(c)   $ (2.96)(a)  $(2.93)(a)
Weighted average shares
 outstanding.......................   10,498(b)     26,770(d)      5,276(a)    5,276(a)     25,309(c)      5,203(a)    4,405(a)

                                         INCEPTION
                                     (DECEMBER 2, 1992)
                                          THROUGH
                                       JUNE 30, 1993
                                     ------------------

Revenue:
 Sports and Entertainment
   Tickets.........................            --
   Other...........................            --
 Leisure and Recreation
   Rooms...........................            --
   Food and beverage...............            --
   Other...........................            --
                                           ------
   Total revenue...................            --
Operating expenses:
 Cost of services..................            --
 Selling, general and
   administrative..................           768
 Amortization and depreciation.....             2
                                           ------
   Total operating expenses........           770
                                           ------
Net operating income (loss)........          (770)
Interest and other expense, net....          (167)
                                           ------
Net income (loss)..................       $  (937)
                                           ======
Pro Forma Data:
Net income (loss) per share........       $ (0.21)(a)
Weighted average shares
 outstanding.......................         4,405(a)

                                                                   MARCH 31, 1997
                                                              ------------------------
                                                               ACTUAL     PRO FORMA(G)
                                                              --------    ------------
Balance Sheet Data:
Total current assets........................................  $ 87,405      $ 95,959
Total current liabilities...................................    34,685        77,734
Total assets................................................   262,071       625,681
Non-current obligations.....................................    27,511       235,622
Shareholders' equity........................................   199,875       312,325

                                              NINE MONTHS ENDED
                                                  MARCH 31,                              FISCAL YEARS ENDED JUNE 30,
                                     ------------------------------------     -------------------------------------------------
                                              1997                                     1996
                                     -----------------------       1996       -----------------------       1995         1994
                                                      PRO                                      PRO
                                        ACTUAL       FORMA                       ACTUAL       FORMA
Supplemental Cash Flow Data(e).....    $ (2,092)    $ 32,425     $ (9,403)      $(10,242)    $ 26,152     $ (5,033)    $ (4,019)

                                         INCEPTION
                                     (DECEMBER 2, 1992)
                                          THROUGH
                                       JUNE 30, 1993
Supplemental Cash Flow Data(e).....        $ (768)

---------------

(a) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the reorganization of Panthers Holdings consummated on November 18, 1996 (the "Reorganization") as follows:
    (i) The 4,404,710 shares issued in exchange for the partnership interests of the Panthers, as if they had been outstanding for the entire period presented.
    (ii) The 870,968 shares issued in exchange for the partnership interests of Decoma, as if it had been outstanding since August 6, 1994, the date of its acquisition by Mr. Huizenga.
(b) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented (ii) 7,300,000 shares issued in connection with the Company's initial public offering of 2,700,000 shares of Class A Common Stock and concurrent offering of 4,600,000 shares of Class A Common Stock (the "Prior Offerings") (iii) 2,460,000 shares issued in the Private Placement, (iv) 212,766 shares issued in the acquisition of Incredible Ice and (v) 8,400,000 shares issued in connection with the acquisition of Pier 66 and Bahia Mar (the "Resort Facilities Acquisition") (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) for the period for which they were actually outstanding.
(c) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay Panthers Holdings' outstanding indebtedness, (iii) 8,400,000 shares issued in connection with the Resort Facilities Acquisition (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.), (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 4,928,917 shares issuable in connection with the acquisition of the Boca Raton Resort and Club and (vi) 1,652,589 shares (of the 2,460,000 issued in the Private Placement) used to repay outstanding indebtedness as if they had been outstanding for the entire period presented.
(d) Net income (loss) per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay Panthers Holdings' outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
    (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the Resort Facilities Acquisition (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice, for the entire period presented, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding,
    (vii) 4,928,917 shares issuable in connection with the acquisition of the Boca Raton Resort and Club for the entire period presented and (viii) 1,652,589 shares (of the 2,460,000 issued in the Private Placement) used to repay outstanding indebtedness to be assumed in connection with the acquisition of the Boca Raton Resort and Club, as if they had been outstanding for the period prior to the Private Placement.
(e) Represents the difference between Total revenue and Total operating expenses (exclusive of amortization and depreciation) plus Premier Club membership deposits for the pro forma periods. When adding the positive cash flows pertaining to the Boca Raton Resort and Club's Premier Club membership deposits to the Boca Raton Resort and Club's earnings before interest, depreciation, amortization and taxes, an informative supplemental measurement of the Resort's operating results has been provided. This supplemental cash flow data is not determined in accordance with generally accepted accounting principles ("GAAP") nor is it intended as an alternative to GAAP operating income, net income or cash flows from operations, or as a source of liquidity.
(f) Represents the pro forma results of operations of Panthers Holdings after giving effect to the (i) Reorganization, (ii) Prior Offerings, (iii) Resort Facilities Acquisition, (iv) the Private Placement, (v) the Acquisition of Incredible Ice, and (vi) Contribution and Exchange as if each event had occurred as of the beginning of the period presented.
(g) Represents pro forma balance sheet data for Panthers Holdings after giving effect to the Contribution and Exchange as if such event had occurred as of March 31, 1997.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the other information contained in this Prospectus, in evaluating an investment in the shares of Class A Common Stock offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. Panthers Holdings' actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Solicitation Statement/Prospectus.

GENERAL

  HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS

     Panthers Holdings has not generated any earnings to date and has incurred net losses of approximately $7.5 million, $25.1 million, $15.4 million, $12.9 million and $937,000 for the nine months ended March 31, 1997, the years ended June 30, 1996, 1995, 1994 and the seven months ended June 30, 1993, respectively. There can be no assurance that Panthers Holdings will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Panthers Holdings."

  NEED FOR ADDITIONAL CAPITAL

     Panthers Holdings' business may require substantial capital infusions on a continuing basis to finance operations and expansion. Panthers Holdings' additional needs for capital could include cash needed for potential acquisitions, including acquisitions of additional resort hotels, as well as capital to be used in connection with its current businesses and operations. Panthers Holdings intends to use its existing capital and cash flow from operations to meet its capital needs. Additional capital needs may require additional borrowings or the sale of debt or equity securities, or some combination thereof. In the event Panthers Holdings cannot generate sufficient cash flow from its operations, or is unable to borrow or otherwise obtain additional funds to finance its operations, Panthers Holdings' financial condition or results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Panthers Holdings -- Liquidity and Capital Resources."

  RISKS RELATING TO EXPANSION OF BUSINESS; USES OF EXCESS PROCEEDS

     Panthers Holdings may, as part of its growth strategy, consider making additional acquisitions of certain sports-related or non-sports-related businesses as well as certain commercial properties, including properties which may be owned by Mr. Huizenga or his affiliates. Panthers Holdings may make such acquisitions with cash or with stock or a combination thereof. If Panthers Holdings does make any such acquisitions, various associated risks may be encountered, including potential dilution to the shares of Class A Common Stock then outstanding due to additional shares of Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") being issued in connection with the acquisitions, incurrence or assumption of debt, possible goodwill amortization or additional depreciation on acquired fixed assets, diversion of management's attention, possible environmental and other regulatory costs and unanticipated problems or liabilities, some or all of which could have a material adverse effect on Panthers Holdings' financial condition or results of operations. In addition, transactions, including acquisitions, which would result in the issuance of a significant number of shares of Common Stock may require consent of the NHL. There is no assurance that Panthers Holdings will be able to obtain such consent from the NHL. See "Business of Panthers
Holdings -- Sports and Entertainment Business -- Restrictions on Panthers Holdings and Certain of its Shareholders as a Result of League Membership."

  CONTROL BY H. WAYNE HUIZENGA; VOTING RIGHTS

     Panthers Holdings has two classes of common stock, comprised of the Class A Common Stock and the Class B Common Stock. Panthers Holdings has issued shares of Class B Common Stock to Mr. Huizenga to satisfy certain control requirements of the NHL. In accordance with the NHL Constitution and the Bylaws, a change in the controlling shareholder must be approved by the NHL. As such, Mr. Huizenga is required to maintain control of Panthers Holdings unless the NHL approves the transfer of his controlling interests. See "The National Hockey
League -- Control Requirement." The Class A Common Stock and Class B Common

Stock generally vote together on each matter submitted to the shareholders for approval. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. Consequently, Mr. Huizenga, as the sole holder (holding 255,000 shares) of the Class B Common Stock, will be able to control the management and policies of Panthers Holdings and the outcome of substantially all of the matters submitted to the shareholders for approval, including the election of directors. See "Management of Panthers Holdings," "Certain Transactions of Panthers Holdings" and "Principal Shareholders of Panthers Holdings."

     Neither Panthers Holdings' charter nor its bylaws restrict the transfer of the Class B Common Stock. Accordingly, subject to the requirements of federal and state securities laws and the approval of the NHL, shares of Class B Common Stock may be owned by persons other than Mr. Huizenga. As a result, control of Panthers Holdings may be transferred by Mr. Huizenga to other persons without the approval of the holders of Class A Common Stock and Mr. Huizenga may receive a control premium, which may be significant, in connection with such sale.

  DEPENDENCE ON KEY PERSONNEL

     For the foreseeable future, Panthers Holdings will be materially dependent upon the services of Mr. Huizenga, the Chairman of the Board, Mr. Richard H. Evans, President and Chief Operating Officer, and Mr. William A. Torrey, President of Florida Panthers Hockey Club, Inc. The loss of the services of any of these individuals could have a material adverse effect on Panthers Holdings. See "Management of Panthers Holdings -- Executive Officers." Panthers Holdings does not carry key man life insurance on any of its officers.

  SHARES OF CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE

     As of June 5, 1997, Panthers Holdings had 23,393,444 shares of Class A Common Stock outstanding, all of which shares were either issued in the Prior Offerings or have been registered for resale, and thus are freely tradeable without restriction under the Securities Act of 1933, as amended ("Securities Act"), subject to the lockup agreements described below. The recipients of the 8,400,000 shares of Class A Common Stock which were issued in connection with the acquisitions of Pier 66 and Bahia Mar (the "Exchanges"), have agreed not to sell such shares for a period of 180 days from March 4, 1997, the date the Exchanges were consummated. In addition, Panthers Holdings will register under the Securities Act the 5,848,538 shares of the Class A Common Stock which are issuable pursuant to the Contribution and Exchange and has registered 2,600,000 shares of the Class A Common Stock reserved for issuance under the Stock Option Plan and 6,000,000 shares of Class A Common Stock which may be issued in connection with potential future acquisitions and resales thereof by the recipients. Shares so registered could be sold in the public market at any time. No predictions can be made as to the effect, if any, that market sales of shares of Class A Common Stock or the availability of the shares of Class A Common Stock for sale will have on the market price for shares of Class A Common Stock prevailing from time to time. Sales of substantial amounts of shares of Class A Common Stock in the public market, including those shares which become issuable in connection with the Contribution and Exchange, could adversely affect the market price of the Class A Common Stock and could impair Panthers Holdings' future ability to raise capital through an offering of equity securities.

  POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of Panthers Holdings' Class A Common Stock could be subject to significant fluctuations in response to variations in quarterly results and other factors. In addition, in recent years the stock market has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies.

  ABSENCE OF DIVIDENDS

     Panthers Holdings does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. Furthermore, Panthers Holdings' ability to declare or pay dividends on its Common Stock is limited by the provisions of the NHL Bylaws and is expected to be limited by the terms of its new credit facility (the "New Credit Facility"). See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Panthers Holdings -- Liquidity and Capital Resources."

  CLASS ACTION LITIGATION

     On January 28, 1997, February 3, 1997 and March 14, 1997, purported class action lawsuits were filed against Panthers Holdings and certain of its directors and officers in the United States District Court for the Southern District of Florida. The suits allege, among other things, that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder by making untrue statements or omitting to state material facts in connection with sales of the Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. Panthers Holdings has not fully assessed the likely outcome of the class action litigation. An unfavorable outcome may have a material adverse effect on Panthers Holdings' financial condition or results of operations.

SPORTS AND ENTERTAINMENT BUSINESS

  HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS.

     The Panthers currently play in the Miami Arena, which has a seating capacity of 14,703, the smallest arena in the NHL. Under the terms of the Panthers' current agreement, the Miami Heat of the National Basketball Association, as the primary tenant, controls revenue generated from the sale of suites and a majority of the advertising, limiting Panthers Holdings' ability to generate certain revenue which is generally available to other NHL franchises. In addition, the size of the Miami Arena limits Panthers Holdings' ability to generate revenue from the sale of additional tickets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Panthers Holdings" and "Business of Panthers Holdings -- Sports and Entertainment Business -- Hockey Operations -- Miami Arena." It is currently anticipated that the Panthers will incur net losses while playing at the Miami Arena. In the event the Broward County Civic Arena is not completed in time for the 1998-99 season, the Panthers could incur additional operating losses. There can be no assurance that the Panthers will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Panthers Holdings."

  COMPETITION

     The Panthers compete for sports entertainment dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During parts of the hockey season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida.

  DEPENDENCE ON COMPETITIVE SUCCESS OF THE PANTHERS

     The financial results of Panthers Holdings are expected to depend in part on the Panthers continuing to achieve success in the NHL. By achieving and maintaining success, the Panthers expect to generate greater fan enthusiasm, resulting in higher ticket sales throughout the regular season and capturing greater shares of the local television and radio audience. Furthermore, any participation in the playoffs will provide the Panthers with additional revenue from sales of tickets for home playoff games and from broadcasts of playoff games under local media contracts. Conversely, revenue could be adversely affected by a poor performance by the Panthers. There can be no assurance that the Panthers will perform well or qualify for the playoffs.

  UNCERTAINTIES OF INCREASES IN PLAYERS' SALARIES

     Players' salaries in the NHL have increased significantly over the last two seasons. The aggregate Panthers players' salaries nearly doubled from approximately $10.2 million during the 1993-94 season to approximately $20.1 million during the 1995-96 season. In comparison, average aggregate players' salaries for NHL teams have increased 48% from approximately $14.3 million during the 1993-94 season to approximately $21.2 million during the 1995-96 season. The NHL Collective Bargaining Agreement is designed, in part, to control the rate of increase in players' salaries. However, there can be no assurance that the rate of increase in players' salaries will be effectively controlled. Significant increases in players' salaries could have a material adverse effect on Panthers Holdings' financial condition or results of operations.

  LITIGATION RELATING TO MIAMI ARENA

     On July 23, 1996, the Miami Sports and Exhibition Authority ("MSEA" or the "Plaintiff") filed a lawsuit against, among others, Mr. Huizenga, Mr. Richard C. Rochon, Vice-Chairman of the Board of Panthers Holdings, the Panthers, Decoma, Arena Development and Arena Operator (collectively, the "Defendants") in the United States District Court for the Southern District of Florida. The suit alleges that the Defendants have conspired to restrain trade in the South Florida sports and entertainment facility market by monopolizing or attempting to monopolize such market in violation of federal antitrust laws. The Plaintiff seeks, among other things, to (i) nullify certain provisions of the Miami Arena Contract, dated as of December 13, 1990 (the "Miami Arena Contract"), by and between Decoma and MSEA, specifically provisions restricting MSEA from developing a new state-of-the-art arena in Miami (the "Dade Arena"), and (ii) force the Defendants to divest their control over the Miami Arena and the Broward County Civic Arena. In addition, the Plaintiff seeks treble damages as well as reimbursement for reasonable attorneys' fees and costs. The Defendants believe that the suit is without merit and intend to vigorously defend against this suit. An unfavorable outcome of this litigation may have a material adverse effect on Panthers Holdings' financial condition or results of operations.

  UNCERTAINTY REGARDING AVAILABILITY AND OCCUPANCY OF MIAMI ARENA

     In May 1996, Panthers Holdings entered into an amendment to the license for the Miami Arena (the "Arena License Amendment"), extending the term of the license (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The Arena License Amendment contained substantially the same economic terms as the existing Miami Arena license and was subject to the approval of MSEA, which approval, according to the Miami Arena license, could not be unreasonably withheld. In June 1996, MSEA rejected the Arena License Amendment and demanded that the Panthers vacate the Miami Arena. Subsequently, Panthers Holdings sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the Arena License Amendment. The Panthers are, therefore, currently playing their home games at the Miami Arena. MSEA has recently appealed the decision rendered by the court. Although Panthers Holdings believes that MSEA will not prevail in its appeal, if MSEA is successful, Panthers Holdings may need to find and enter into an agreement for an alternative playing site, which may be outside South Florida, until such time as the Broward County Civic Arena is completed. In the event the Panthers are required to play outside South Florida, Panthers Holdings may incur additional operating costs (including travel costs) and generate less revenue as a result of playing outside its local market. There can be no assurance that Panthers Holdings will be able to find and enter into an agreement for an alternative playing site or that the use of such alternative playing site will not adversely affect Panthers Holdings' financial condition or results of operations.

     Panthers Holdings owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. The City of Miami recently announced that it intends to build the Dade Arena which will be utilized by the Miami Heat. In the event that the Dade Arena is completed and upon completion of the Broward County Civic Arena, the Miami Arena will not have a base tenant and will compete with these new facilities for the rights to host various events, including sports events and concerts. Decoma revenues for the six months ended December 31, 1996 and the year ended June 30, 1996 directly attributable to the Panthers and Miami Heat were approximately $190,000 and $130,000, and $500,000 and $380,000, respectively. Management plans to seek other tenants to offset reduced revenues resulting from the potential loss of the Miami Arena's base tenants. There can be no assurance that the Miami Arena can successfully compete with the Dade Arena and the Broward County Civic Arena. In the event the Miami Arena is unable to attract various sports and non-sports events, the financial condition or results of operations of Decoma will be adversely affected.

  DEPENDENCE ON TALENTED PLAYERS

     The success of the Panthers will depend, in part, upon their ability to retain and attract talented players. The Panthers compete with other NHL and non-NHL hockey teams for available players. There can be no assurance that the Panthers will be able to retain players upon expiration of their contracts or identify and obtain new players of adequate talent to replace players who retire or are injured, traded or released. Even if the Panthers are able to retain or obtain players who have had successful college or professional careers, there can be no assurance of their quality of performance for the Panthers.

  ABSENCE OF INSURANCE; RISK OF INJURIES

     Player contracts generally provide that a player is entitled to receive his salary even if, as a result of injuries sustained from hockey-related activities during the course of his employment, he is unable to play. These salaries represent significant financial commitments of the Panthers. Disability insurance for NHL players (which provides for up to 80% of salary reimbursement after 30 consecutive regular season games are missed) is costly to maintain, and the Panthers carry it only for certain highly compensated players. In the event an injured player is not insured or insurance does not cover the entire amount of the injured player's salary, Panthers Holdings may be obligated to pay all or a portion, as the case may be, of the injured player's salary. In addition, Panthers Holdings would be required to pay the salary of a player who replaces the injured player. To the extent that financial results of Panthers Holdings are dependent on the Panthers' competitive success (as discussed above), the likelihood of achieving such success is substantially reduced by serious injuries to key players. There can be no assurance that key players for the Panthers will not sustain serious injuries during any given season.

  SEASONALITY OF HOCKEY OPERATIONS

     The NHL season begins during the fall and ends in late spring. As a result, Panthers Holdings realizes the vast majority of its hockey revenue and incurs the vast majority of its hockey expenses during that period.

  UNCERTAINTIES RELATING TO LABOR RELATIONS IN PROFESSIONAL SPORTS

     During the 1994-95 season, the NHL experienced labor relations difficulties in the form of a player lock-out in a dispute over its collective bargaining agreement, which adversely affected Panthers Holdings' results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Panthers Holdings." The NHL and the NHL Players' Association entered into a new seven-year collective bargaining agreement (the "NHL Collective Bargaining Agreement") on August 11, 1995 that took retroactive effect as of September 16, 1993. There can be no assurance that the NHL will not experience labor relations difficulties in the future which could have a material adverse effect on Panthers Holdings' financial condition or results of operations. See "The National Hockey League -- Collective Bargaining Agreement."

  RESTRICTIONS ON THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS AS A RESULT OF LEAGUE MEMBERSHIP

     Because the NHL is a joint venture, the Panthers and other members of the NHL are generally jointly and severally liable for the debts and obligations of the league. Any failure of other members of the NHL to pay their pro rata share of any such debt or obligation could adversely affect the Panthers. The success of the NHL and its members depends in part on the competitiveness of the teams in the NHL and their ability to maintain fiscally sound franchises. Certain NHL franchises have at times encountered financial difficulties, and there can be no assurance that the NHL and its respective franchises will continue to be able to operate on a fiscally stable and effective basis. In addition, the Panthers and their personnel are bound by a number of rules, regulations and agreements, including, but not limited to, the Constitution and Bylaws of the NHL, national television contracts and the NHL Collective Bargaining Agreement. Any change to the rules, regulations and agreements adopted by the NHL will be binding upon the Panthers and their personnel, regardless of whether the Panthers agree or disagree with such changes, and it is possible that any such change could adversely affect the Panthers.

     The Commissioner of the NHL (the "Commissioner") has the exclusive power to interpret the Constitution, Bylaws, rules and regulations of the NHL, and his interpretations are final and binding on the members of the NHL. In addition, a member of the NHL is precluded from resorting to the courts to enforce or maintain rights or claims against any other member. All disputes must be submitted to the Commissioner for his determination, and such determination, when rendered, is final and binding. See "The National Hockey
League -- Governance."

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in Panthers Holdings, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expenses of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a 5% or more interest in Panthers Holdings, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.

     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a 5% or more interest in any other publicly-held NHL team, may own, directly or indirectly, a 5% or more interest in Panthers Holdings, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a 5% or more interest in Panthers Holdings from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than Panthers Holdings) are not eligible to purchase or hold Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the shareholders.

     Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in Panthers Holdings, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     Failure by a holder of a 5% or more interest to comply with these restrictions may result in a forced sale of such holder's interest in Panthers Holdings or the repurchase of such interests by Panthers Holdings. Panthers Holdings' Articles of Incorporation provide that Panthers Holdings may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of Panthers Holdings' shares without the approval of the NHL. These restrictions will be contained in a legend on each certificate issued evidencing shares of Class A Common Stock.

     Neither the NHL, any of its affiliates or members nor any of their respective officers, employees or representatives, other than Panthers Holdings, has reviewed in advance the information being provided in this Prospectus or elsewhere to potential investors in connection with this Offering, or assumes any responsibility for the accuracy of any representations made by Panthers Holdings to any potential investors.

  POSSIBILITY OF INCREASED COMPETITION AS A RESULT OF NHL EXPANSION

     It is currently anticipated that the NHL may grant additional franchises within the next five years. While such expansion affords the NHL the opportunity to expand into new markets, it also increases the competition for talented players among the NHL teams. In the event the NHL expands, the expansion teams are permitted to select in an expansion draft certain unprotected players playing for the various NHL teams. There can be no assurance that the Panthers will be able to retain all of their key players in the event of an expansion draft or that the rules regarding the expansion draft will not change to the detriment of Panthers Holdings. In addition, to the extent the NHL teams share equally in the revenue generated from national television contracts and the sale of NHL merchandise, Panthers Holdings may receive less revenue from the NHL as a result of the league expansion.

  UNCERTAINTIES REGARDING RENEWAL OF MEDIA CONTRACTS

     Prior to the commencement of the 1994-95 season, the NHL entered into a new, seven-year $275.0 million television contract (the "Fox Contract") with Fox Broadcasting Co. ("Fox") and extended its existing contract with ESPN, Inc. ("ESPN") through the end of the 1998-99 season (pursuant to which ESPN agreed to pay the NHL approximately $65.0 million) for the national broadcast of certain games in the U.S. Under the Fox Contract, Fox may choose to terminate the contract after five years. In the event Fox chooses to terminate the contract after five seasons, Fox is required to pay the NHL the difference between the amount paid through the date of termination pursuant to the Fox Contract prior to termination and $155.0 million. In addition, the NHL also renewed its contract with Molson Breweries of Canada Limited ("Molson") for the national broadcast of certain NHL games in Canada. A percentage of the revenue generated from such contracts is divided equally among the members of the NHL. For the year ended June 30, 1996, this revenue constituted approximately 8% of Panthers Holdings' total revenue. There can be no assurance that Fox, after the initial five-year period, will choose to continue its contract with the NHL or that the NHL, upon expiration of its contracts with each of Fox, ESPN and Molson, will be able to enter into new agreements on terms as favorable as those in the current contracts.

     In August 1996, Panthers Holdings entered into a letter of intent (the "SportsChannel Letter of Intent") with SportsChannel Florida Associates, a Florida limited partnership which is 50% owned by Mr. Huizenga ("SportsChannel Florida"), for the proposed local broadcast (other than radio broadcast) of the Panthers' pre-season, regular season and certain post-season games during the 1996-97 hockey season. See "Certain Transactions of Panthers Holdings." Although the Panthers' games were broadcast pursuant to the SportsChannel Letter of Intent during the 1996-97 season, there can be no assurance that Panthers Holdings and SportsChannel Florida will enter into a comparable arrangement for the 1997-98 hockey season.

     In addition, in August 1996, Panthers Holdings entered into a letter of intent (the "Sunshine Letter of Intent") with Sunshine Wireless Company, Inc. ("Sunshine"), for the proposed local English language radio broadcast of all the Panthers games during the 1996-97 hockey season. On October 24, 1996, the Company entered into a letter of intent (the "Beasley-Reed Letter of Intent") with Beasley-Reed Acquisition Corporation for the proposed local English language radio broadcast of all the Panthers games during the 1997-98, 1998-99, 1999-2000, 2000-01 and 2001-02 hockey seasons.

  DEVELOPMENT OF THE BROWARD COUNTY CIVIC ARENA

     Panthers Holdings recently entered into the Development Agreement, pursuant to which Panthers Holdings will develop the Broward County Civic Arena. Construction projects, such as the development of a new civic center, entail significant risks, including regulatory and licensing requirements, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interferences, unanticipated cost increases and challenges from local residents. There can be no assurance that Panthers Holdings can successfully develop the Broward County Civic Arena or that costs associated with the development of the Facility will not exceed the $184.7 million to be provided by Broward County. Under the Development Agreement, Panthers Holdings will be responsible for all costs relating to the development of the Broward County Civic Arena in excess of $184.7 million. See "Business of Panthers Holdings -- Sports and Entertainment Business -- Arena Development and Operations -- Development of the Broward County Civic Arena." Although Panthers Holdings anticipates that the Broward County Civic Arena will be completed in time for the 1998-99 season, there can be no assurance that the Facility will be completed within the contemplated time frame.

     In addition, on January 9, 1997, a lawsuit was filed by Arena Development, seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Civic Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Facility for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and
(ii) the Development Agreement contains all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies contain such a provision. The lawsuit asked for a declaratory judgment finding that the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against Panthers Holdings' complaint, finding that the Prevailing Wage Ordinance was applicable. Panthers Holdings has not yet determined whether to pursue an appeal. An unfavorable outcome of this suit may require Panthers Holdings to incur additional costs of up to $7,500,000.

  OPERATION OF THE BROWARD COUNTY CIVIC ARENA

     In June 1996, Panthers Holdings entered into the License Agreement and the Operating Agreement pursuant to which the Company will utilize and operate the Broward County Civic Arena. In connection therewith, Broward County will receive revenue (the "County Preferred Revenue") from the operations of the Broward County Civic Arena. See "Business of Panthers Holdings -- Sports and Entertainment Business -- Arena Development and Operations -- Operation of the Broward County Civic Arena." Panthers Holdings has provided Broward County a guaranty pursuant to which Panthers Holdings will be obligated to pay Broward County any deficiency in the County Preferred Revenue (the "County Preferred Revenue Obligation"). Panthers Holdings believes that the revenue generated from the operations of the Facility will be sufficient to provide Broward County with the County Preferred Revenue. In the event such revenue is not sufficient to provide Broward County with the County Preferred Revenue, Panthers Holdings will be required to meet its County Preferred Revenue Obligation. There can be no assurance that the revenue generated from Broward County Civic Arena will be sufficient to meet Panthers Holdings' obligations to Broward County.

LEISURE AND RECREATION BUSINESS

  OPERATING RISKS

     Pier 66 and Bahia Mar (collectively, the "Resort Facilities") are subject to all operating risks common to the resort and hotel industry. These risks include, among other things, over-building in the resort and hotel industry which adversely affects rates charged by the Resort Facilities; increases in operating costs due to inflation and other factors; dependence on tourism and weather conditions; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. Any of these factors could have a material adverse effect on Panthers Holdings' financial condition or results of operations.

  COMPETITION

     The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and supply and availability of alternative resort and hotel operations in local markets. Each of the Resort Facilities has a number of competitors. The number of competitive resort and hotel facilities in each of the Resort Facilities' respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of the Resort Facilities. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in the markets in which the Resort Facilities compete, thereby adversely affecting Panthers Holdings' resort and hotel operations.

  CAPITAL EXPENDITURES

     The Resort Facilities have an ongoing need for routine renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. The cost of such capital improvements could have a material adverse effect on Panthers Holdings' financial condition or results of operations. In addition, the Resort Facilities may require non-routine renovations in the future. Such renovations involve certain risks, including the possibility of environmental problems, the possibility that Panthers Holdings will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from resorts and hotels and alternative lodging facilities.

  ENVIRONMENTAL MATTERS

     Panthers Holdings' operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to use or sell such real property or borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of its properties, Panthers Holdings may be potentially liable for any such costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could have a material adverse effect on Panthers Holdings' financial condition and results of operations.

  PROPERTY TAX AND INSURANCE FLUCTUATIONS

     Each of the Resort Facilities is subject to real property taxes. Real property taxes may increase or decrease as property tax rates change and as the Resort Facilities are assessed or reassessed by taxing authorities. In addition, each of the Resort Facilities is covered by property and casualty insurance. Property and casualty insurance rates may increase depending upon claims experience, insurance market conditions and the replacement value of the Resort Facilities. A significant increase in the tax rate, the amount assessed by the taxing authority or the casualty insurance rate could have a material adverse effect on Panthers Holdings' financial condition or results of operations.

  SEASONALITY OF THE RESORT BUSINESS; ADVERSE WEATHER

     The business of the Resort Facilities is generally seasonal. The Resort Facilities, both of which are located in Fort Lauderdale, Florida, have historically experienced higher revenues and operating profits in the first and fourth quarters of each calendar year due to increased rates of occupancy and room rental rates during the winter months. This seasonality also results in higher operating costs during these quarters. In addition, South Florida is subject to tropical weather and storms which, if severe (as in the case of a hurricane), can interrupt the normal operations of the Resort Facilities and affect tourism.

  LOSSES IN EXCESS OF INSURANCE COVERAGE

     Panthers Holdings intends to maintain comprehensive insurance on the Resort Facilities, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in the resort and hotel industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes and floods, that may be uninsurable or not economically insurable. Panthers Holdings will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Resort Facilities at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a loss, would not be sufficient to pay the full current market value or current replacement value of Panthers Holdings' lost investment and the insurance proceeds received by Panthers Holdings might not be adequate to restore its economic position with respect to such Resort Facilities.

INTEGRATION OF THE BOCA RATON RESORT AND CLUB

     The Boca Raton Resort and Club is subject to the same industry risk factors as outlined above for Panthers Holdings' existing Resort Facilities. Additionally, prospective investors should consider the following risk factors relating to the acquisition of the Boca Raton Resort and Club.

  SUBSTANTIAL LEVERAGE

     In connection with the consummation of the Contribution and Exchange, Panthers Holdings will assume approximately $195.0 million in indebtedness, of which $85.0 million will be repaid upon consummation of the transaction contemplated by the Contribution and Exchange Agreement. Of the $85.0 million to be repaid, $45.0 million will be paid from Panthers Holdings' working capital and $40.0 million will be paid from the incurrence of additional debt. After giving pro forma effect to the Contribution and Exchange, Panthers Holdings had total assets of $624.1 million, shareholders' equity of $312.3 million and non-current obligations of $235.1 million at March 31, 1997. The ability of Panthers Holdings to repay its indebtedness will depend upon future operating performance, including that of the Boca Raton Resort and Club, prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond Panthers Holdings' control.

     Panthers Holdings believes that it will have sufficient resources to pay its obligations and commitments. However, there can be no assurance that future cash flows of Panthers Holdings will be sufficient to meet all such obligations and commitments. If Panthers Holdings is unable to generate sufficient cash flows from operations in the future to meet its obligations and commitments, Panthers Holdings could be required to pursue one or more alternatives, such as attempting to arrange a refinancing or restructuring of its indebtedness, selling material assets or operations or seeking to obtain additional debt or equity financing. There can be no assurance that any of these actions could be effected on satisfactory terms, that they would enable Panthers Holdings to continue to satisfy its capital requirements or that they would be permitted by the terms of applicable debt agreements. In addition, if Panthers Holdings were to encounter difficulty in covering its fixed charges, it would have to consider reductions in its operations and deferrals of planned capital expenditures and any potential acquisitions.

  CHALLENGES OF BUSINESS INTEGRATION

     The full benefits of a business combination of Panthers Holdings and Boca Partnership will require the integration of each entity's administrative, finance and marketing organizations and the implementation of appropriate operational, financial and management systems and controls. There can be no assurance that Panthers Holdings will be able to integrate the operations of Boca Partnership successfully.

  DILUTION TO CURRENT SHAREHOLDERS

     The Contribution and Exchange will be dilutive to current shareholders of Panthers Holdings from a percentage of ownership and voting power standpoint. Specifically, the Contribution and Exchange will result in percentage of ownership dilution of approximately 17% to current shareholders, based on the 23,648,444 shares of Class A Common Stock which were issued and outstanding on the Record Date. With regard to voting power, current shareholders will experience minimal dilution, but will continue to control approximately 99.5% of the total voting power of Panthers Holdings' Common Stock. The Contribution and Exchange will, however, be accretive with respect to pro forma earnings per share, with pro forma net income per share of $.09 versus actual net loss per share of $.72 for the nine months ended March 31, 1997 (see page 26).

  BOCA PARTNERSHIP'S HISTORY OF LOSSES

     Boca Partnership has a history of losses before accounting for extraordinary items. No assurance can be made that such losses will not continue indefinitely after the consummation of the Contribution and Exchange. The Boca Partnership loss before extraordinary items was approximately $3.2 million, $1.8 million and $9.3 million, respectively, for the three years ended December 31, 1996, 1995 and 1994.

  SUBJECTIVITY OF VALUATION OF BOCA PARTNERSHIP

     The consideration being paid for the Boca Partnership was determined by the Board of Panthers Holdings subjectively rather than by quantitative analysis, and was based, in part, on the historical cash flows from operations of Boca Raton Resort and Club. The Board also considered the potential increase in the value of the Boca Raton Resort and Club as a result of the improvements currently under construction (including the construction of the 130,000 sq. ft. convention center) and the golf course currently under renovation. In light of the subjectivity of the Board's analysis, there is no assurance that the valuation is accurate or that Panthers Holdings will not pay an excessive premium in connection with the Contribution and Exchange.

  CONFLICTS OF INTEREST OF THE BOCA GENERAL PARTNER

     In connection with the Contribution and Exchange, the limited partners should be aware that certain conflicts of interest exist between the limited partners, on the one hand, and the Boca General Partner and certain of its affiliates, on the other hand. If the Contribution and Exchange is consummated, the Boca General Partner and its affiliates will be entitled to receive certain compensation and payments. For information relating to the compensation to be received by the Boca General Partner and its affiliates, see "Solicitation of Written Consents -- Interest of the Boca General Partner and its Affiliates in the Contribution and Exchange." While the Boca General Partner has taken steps, including procuring the services of a financial advisor which has rendered a fairness opinion, to ensure that the proposed Contribution and Exchange is fair to the limited partners from a financial point of view, an inherent conflict of interest exists where the Boca General Partner and its affiliates stand to benefit from the consummation of the proposed Contribution and Exchange.

  NO ASSURANCE AS TO COMPLETION OR TIMING OF THE CONTRIBUTION AND EXCHANGE

     There can be no assurance that the Contribution and Exchange will be consummated. The Contribution and Exchange cannot be consummated unless the requisite consents are obtained from shareholders of Panthers Holdings as well as the limited partners. In addition, the consummation of the Contribution and Exchange will be subject to satisfaction of the other conditions set forth in the Contribution and Exchange

Agreement. If the Contribution and Exchange is ultimately consummated, there can be no assurance as to its timing. The limited partners should be aware that the value of the consideration to be received by the Boca Partnership between the mailing of its Consent Solicitation Statement and the closing of the Contribution and Exchange may decline depending on the time of the closing. Although the Boca General Partner currently anticipates that the Contribution and Exchange will be completed on or about June 30, 1997, it is not possible to predict when or if the Contribution and Exchange will actually be completed.

  EXPENSES OF THE CONTRIBUTION AND EXCHANGE

     The Boca Partnership will incur certain expenses in connection with the Contribution and Exchange, which expenses are expected to total approximately $11 million. See "Solicitation of Written Consents -- Expenses of the Contribution and Exchange." If the closing of the Contribution and Exchange occurs, Panthers BRHC will be responsible for the payment of all such expenses incurred by Boca Partnership. However, if the closing of the Contribution and Exchange does not occur, Boca Partnership will be responsible for the payment of such expenses (other than that portion of the fee owed to BT Securities Corporation which is only payable upon the closing of the Contribution and Exchange) from its own funds. As there can be no assurance that the Contribution and Exchange will be completed, it is possible that Boca Partnership will be required to pay such expenses incurred in connection with the Contribution and Exchange.

  EXERCISE OF RIGHTS AND WARRANTS

     Although Panthers Holdings has undertaken to maintain the effectiveness of the registration statement relating to the Rights and Warrants as long as shall be necessary to permit the resale of any underlying Class A Common Stock, there is a possibility that upon the announcement by Panthers Holdings of a material event subsequent to the closing of the Contribution and Exchange, the effectiveness of the registration statement may be suspended until such time as Panthers Holdings has updated such registration statement.

  TAX RISK FACTORS

     Possible Tax Legislation. Limited partners of Boca Partnership should be aware of the risk that tax proposals pending in the Congress, if enacted, may require a complete acceleration of the deferred tax gain in connection with the Contribution and Exchange. See "The Contribution and Exchange -- Certain Federal Income Tax Consequences."

     Possible Reclassification of Boca Partnership. Although an opinion of counsel has been obtained, there is no assurance that Boca Partnership will not be treated as a publicly traded partnership taxed as a corporation as a result of the Contribution and Exchange. If Boca Partnership is not taxed as a partnership for federal income tax purposes, it would be subject to tax on its income as a separate corporation and distributions made by Boca Partnership from its earnings and profits to its partners would be included in the gross income of those partners as dividends. If Boca Partnership did not have earnings and profits, limited partners of Boca Partnership would reduce their tax basis in their Units by the amount of money and the fair market value of property (including the Warrants and Rights) distributed by Boca Partnership to such limited partners. In addition, limited partners of Boca Partnership would also have to include in their income an amount equal to their negative capital accounts, and any income realized by such limited partners from Boca Partnership after the consummation of the Contribution and Exchange would not be treated as passive activity income. See "The Contribution and Exchange -- Certain Federal Income Tax Consequences -- Partnership Classification."

     Possible Acceleration of Gain. There is no assurance that the IRS (or a state or local tax authority) will agree with the anticipated tax reporting positions of Boca Partnership. In particular, the IRS may not agree that the exchange of most of Boca Partnership's property for a general partnership interest in Panthers BRHC is a tax-deferred transaction. Because the limited partners of Boca Partnership will receive the Rights and Panthers Holdings has the right to purchase Boca Partnership's interest in Panthers BRHC after January 31, 2001, the IRS might assert that the Contribution and Exchange should be characterized for tax purposes as a fully taxable exchange by Boca Partnership for the Warrants and Rights. If such a position were successfully asserted, the result would be the recognition of gain to the limited partners of Boca Partnership equal to the excess of the value of the Warrants and Rights (which might be valued as equivalent to the Class A Common Stock) received by such limited partners, plus the limited partners' share of the Boca Partnership's nonrecourse liabilities, over the limited partner's adjusted tax basis of his or her Units. For a more complete discussion, see "The Contribution and Exchange -- Certain Federal Income Tax Consequences -- General Tax Treatment of the Transaction." The IRS could also assert that the elements of the Contribution and Exchange result in a partial sale of the existing assets of Boca Partnership upon which gain must be recognized. Although there is substantial authority supporting Boca Partnership's tax position, because of the factual nature of the issues and uncertainty in the law, counsel was unable to render an opinion that the IRS would not be successful if the IRS challenged the tax deferred nature of the Contribution and Exchange. See "The Contribution and Exchange -- Certain Federal Income Tax Consequences -- General Tax Treatment of the Transaction," " -- The Contribution of Assets for the General Partnership Interest" and " -- The Distribution of the Rights and Warrants." Accordingly, limited partners of Boca Partnership should consult with their tax advisors to determine the effect of the possible recognition of gain if the Contribution and Exchange were treated as a sale at the closing of the Contribution and Exchange.

     Valuation of Exchange Rights and Panthers Warrants. There is no assurance the IRS will not challenge the valuation of the Rights and Warrants agreed to by Boca Partnership and Panthers Holdings. If the IRS successfully asserts that the value of the Rights and Warrants is higher than the valuation being ascribed thereto by Boca Partnership, Boca Partnership may be treated as exchanging a portion of the assets contributed to Panthers BRHC for such Rights and Warrants. Such treatment would result in an acceleration of gain recognition to Boca Partnership, and therefore to the Boca General Partner and limited partners of Boca Partnership.

     Optional Buy-Out Right. Following the consummation of the Contribution and Exchange, Limited Partners electing not to exercise their Exchange Rights will continue to hold the Units, Boca General Partner will continue to hold its general partner interest in Boca Partnership and Boca Partnership will hold a general partner interest in Panthers BRHC. The Exchange Rights expire on January 31, 2001. However, in accordance with the Contribution and Exchange Agreement, the terms of the Panthers BRHC Partnership Agreement will provide Panther Holdings with the option to exercise a cash buy-out at any time after January 31, 2001 of all or a portion of the general partner interest held by Boca Partnership in Panthers BRHC. Panthers Holdings is not obligated to exercise its option to purchase all or any portion of the general partner interest of Boca Partnership in Panthers BRHC. If the limited partners of Boca Partnership and the Boca General Partner have not availed themselves of their right to exchange their Units or general partner interest for Class A Common Stock on or before January 31, 2001, there can be no assurance (i) that limited partners will receive any cash flow distributions from Boca Partnership under the terms of the Boca Partnership Agreement, or that they will be able to sell or otherwise dispose of their Units, or (ii) if the cash buy-out option is exercised, that the price received by Boca Partnership in connection with such a buy-out right and the resulting distribution to the limited partners will be greater than the value of the Class A Common Stock into which the limited partners of Boca Partnership could exchange their Units and it may be in their interest to exchange before the Exchange Rights expire. Further, both the exercise of the Exchange Rights and the exercise of the cash buy-out right will result in a taxable event to the limited partners of Boca Partnership that, depending on the separate circumstances of each such individual limited partner, should result in a taxable gain. See "Contribution and Exchange Certain Federal Income Tax Consequences."

     Senior Credit Facility. Panthers BRHC has agreed that prior to the earlier of (i) January 31, 2001, (ii) the date Class A Common Stock closes at an average price of $36.93 for five consecutive trading days or (iii) the date Panthers Holdings acquires more than 51 percent of the Units upon the exercise of Rights by limited partners, it shall not prepay or modify the Partnership's $110 million senior facility which Panthers BRHC is assuming. If the limited partners of Boca Partnership have not exercised their Exchange Rights and exchanged their Units for Class A Common Stock prior to the prepayment or modification of such senior facility (which itself will result in significant taxable gain), such a transaction will result in a significant gain to such limited partners. See "Contribution and Exchange Certain Federal Income Tax Consequences."

                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock began trading on the Nasdaq National Market on November 13, 1996 under the symbol "PUCK." The following table sets forth, for the quarters indicated, the range of the high and low sale prices per share for the Class A Common Stock on the Nasdaq National Market.

                                                                PRICE RANGE
                                                              OF COMMON STOCK
                                                              ---------------
                                                              HIGH       LOW
                                                              -----      ----
1996
Second Fiscal Quarter (from November 13, 1996 through
  December 31, 1996)........................................   $20       $10
1997
Third Fiscal Quarter (from January 1, 1997 through March 31,
  1997).....................................................   $32 1/8   $16 5/8
Fourth Fiscal Quarter (from April 1, 1997 through June 5,
  1997).....................................................   $27 1/4   $21

     On March 19, 1997, the last trading day immediately prior to the announcement of the Contribution and Exchange, the last reported sale price of the Class A Common Stock was $26 3/8. On June 5, 1997, the last reported sale price of the Class A Common Stock was $26 1/8. There were approximately 7,448 record holders of the Class A Common Stock on June 5, 1997.

                                DIVIDEND POLICY

     Panthers Holdings does not intend to pay any cash dividends with respect to its Common Stock in the foreseeable future. It is expected that a new credit facility will limit Panthers Holdings' ability to pay cash dividends. In addition, the NHL Bylaws prohibit Panthers Holdings from paying cash dividends, unless paying such cash dividends will not impair Panthers Holdings' ability to
(i) meet its projected expenses for the ensuing 12 month period without the use of borrowed funds, other than short-term borrowings, and (ii) maintain adequate reserves to fund the future payment of all deferred player compensation and other deferred obligations for past services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Panthers
Holdings -- Liquidity and Capital Resources."

                   PANTHERS HOLDINGS SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following information has been derived from the financial statements of Panthers Holdings and the unaudited pro forma financial statements contained elsewhere in this Solicitation Statement/Prospectus. The financial statements of Panthers Holdings as of and for the periods ended June 30, 1996, 1995, 1994 and 1993 have been audited by Arthur Andersen LLP, independent certified public accountants. The audited financial statements as of June 30, 1996 and 1995 and for the three years ended June 30, 1996 are included elsewhere herein. The selected financial data as of March 31, 1997 and for the nine months ended March 31, 1997 and 1996 are derived from the unaudited interim financial statements contained elsewhere herein. Operating results for the nine months ended March 31, 1997 are not necessarily indicative of results that may be expected for the year ending June 30, 1997. The financial data set forth below should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Solicitation Statement/Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations of Panthers Holdings."

                                    NINE MONTHS ENDED                                            INCEPTION
                                        MARCH 31,           FISCAL YEARS ENDED JUNE 30,      (DECEMBER 2, 1992)
                                   -------------------    --------------------------------    THROUGH JUNE 30,
                                    1997        1996        1996        1995        1994            1993
STATEMENT OF OPERATIONS DATA:
Revenue..........................  $37,137    $ 24,024    $ 34,087    $ 17,746    $ 21,682         $   --
Operating expenses:
  Cost of services...............   31,986      28,372      35,958      17,210      20,189             --
  Selling, general and
    administrative...............    7,243       5,055       8,371       5,569       5,512            768
  Amortization and
    depreciation.................    3,586       5,411       9,815       6,266       6,444              2
                                   -------    --------    --------    --------    --------         ------
        Total operating loss.....   42,815      38,838      54,144      29,045      32,145            770
                                   -------    --------    --------    --------    --------         ------
Net operating loss...............   (5,678)    (14,814)    (20,057)    (11,299)    (10,463)          (770)
Interest and other income........    1,014          85         122          38          65             --
Interest and other expense.......   (2,858)     (3,623)     (5,204)     (4,125)     (2,528)          (167)
                                   -------    --------    --------    --------    --------         ------
Net loss.........................  $(7,522)   $(18,352)   $(25,139)   $(15,386)   $(12,926)        $ (937)
                                   =======    ========    ========    ========    ========         ======
PRO FORMA DATA:
Net loss per share...............  $ (0.72)(b) $ (3.48)(a)  $(4.76)(a) $ (2.96)(a) $ (2.93)(a)     $(0.21)(a)
Weighted average shares
  outstanding....................   10,498(b)    5,276(a)    5,276(a)    5,203(a)    4,405(a)       4,405(a)

                                                                                    JUNE 30,
                                                      MARCH 31,    -------------------------------------------
                                                        1997         1996        1995        1994       1993
BALANCE SHEET DATA:
Total current assets................................  $ 87,405     $  3,756    $  3,408    $  2,996    $ 9,117
Total current liabilities...........................    34,685       67,786      50,292      17,712     15,605
Total assets........................................   262,071       47,760      53,587      49,019     59,669
Non-current obligations.............................    27,511       28,277      25,643      45,169     45,000
Shareholders' equity................................   199,875      (48,303)    (22,348)    (13,862)      (937)

---------------

(a) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as follows:
      (i) The 4,404,710 shares issued in exchange for the partnership interests of the Panthers, as if they had been outstanding for the entire period presented.
     (ii) The 870,968 shares issued in exchange for the partnership interests in Decoma, as if it had been outstanding since August 6, 1994, the date of its acquisition by Mr. Huizenga.
(b) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented and (ii) 7,300,000 shares issued in connection with the Prior Offerings, (iii) 2,460,000 shares issued in the Private Placement, (iv) 212,766 shares issued in the acquisition of Incredible Ice and (v) 8,400,000 shares issued in the Resort Facilities Acquisition (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar) for the period for which they were actually outstanding.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following information has been derived from the financial statements of Boca Raton Hotel and Club Limited Partnership. The financial statements of Boca Raton Hotel and Club Limited Partnership as of and for the years ended December 31, 1995, 1994, 1993 and 1992 have been audited by Ernst and Young LLP, independent certified public accountants. The financial statements of Boca Raton Hotel and Club Limited Partnership as of and for the year ended December 31, 1996, have been audited by Price Waterhouse LLP, independent certified public accountants. The audited financial statements as of December 31, 1996 and 1995 and for the three years ended December 31, 1996 are included elsewhere herein. The selected financial data as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 are derived from the unaudited interim financial statements contained elsewhere herein. The financial data set forth below should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Solicitation Statement/Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations of Boca Partnership."

                                          THREE MONTHS ENDED
                                               MARCH 31,                  FISCAL YEARS ENDED DECEMBER 31,
                                          -------------------   ----------------------------------------------------
                                            1997       1996       1996       1995       1994       1993       1992
                                          --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Rooms.................................  $ 18,523   $ 17,593   $ 44,856   $ 44,050   $ 41,191   $ 42,083   $ 42,695
  Food and beverage.....................    10,443     10,582     34,762     32,764     32,841     32,114     32,659
  Club Membership, Retail and Other.....    10,664      9,454     34,109     31,376     29,339     28,537     26,813
                                          --------   --------   --------   --------   --------   --------   --------
         Total revenue..................    39,630     37,629    113,727    108,190    103,371    102,734    102,167
Cost of Revenue:
  Rooms.................................     3,194      3,126     10,913     10,228     10,038     10,408     10,676
  Food and beverage.....................     7,545      7,356     26,363     24,814     25,136     25,114     25,807
  Club Membership, Retail and Other.....     5,772      5,142     19,005     17,569     17,103     16,548     15,471
  Selling, general and administrative...     4,334      4,270     17,999     16,679     19,498     25,849     16,044
  Property maintenance and energy
    costs...............................     2,444      2,555     10,959     11,125      9,604     10,036     10,346
  Other indirect costs..................     2,007      2,369      8,911      8,041      6,799      5,798      7,141
                                          --------   --------   --------   --------   --------   --------   --------
         Total cost of revenue..........    25,296     24,818     94,150     88,456     88,178     93,753     85,485
Depreciation and amortization...........     1,559      1,391      6,215      6,623      7,108      7,334      7,439
                                          --------   --------   --------   --------   --------   --------   --------
Operating income........................    12,775     11,420     13,362     13,111      8,085      1,647      9,243
Interest expense, net...................    (5,008)    (3,903)   (16,562)   (14,909)   (17,382)   (20,701)   (19,872)
                                          --------   --------   --------   --------   --------   --------   --------
Profit (loss) before extraordinary
  items.................................     7,767      7,517     (3,200)    (1,798)    (9,297)   (19,054)   (10,629)
Extraordinary gain (loss) on debt
  restructuring.........................        --         --     (8,932)    10,328      6,704     14,157         --
                                          --------   --------   --------   --------   --------   --------   --------
Net income (loss).......................  $  7,767   $  7,517   $(12,132)  $  8,530   $ (2,593)  $ (4,897)  $(10,629)
                                          ========   ========   ========   ========   ========   ========   ========

                                             MARCH 31,                       DECEMBER 31,
                                             ---------   ----------------------------------------------------
                                               1997        1996       1995       1994       1993       1992
                                             ---------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Total current assets.......................  $ 53,554    $ 44,205   $ 40,499   $ 31,583   $ 24,825   $ 25,940
Total current liabilities..................    31,249      31,787     37,296     57,558     49,727     42,012
Total assets...............................   188,094     178,259    158,433    155,957    151,795    150,570
Non-current obligations....................   233,311     231,205    190,606    176,398    177,474    179,067
Partners' deficit..........................   (76,466)    (84,233)   (69,469)   (77,999)   (75,406)   (70,509)

                                     THREE MONTHS ENDED
                                          MARCH 31,                  FISCAL YEARS ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1997       1996       1996       1995       1994       1993       1992
                                     --------   --------   --------   --------   --------   --------   --------
Supplemental Cash Flow Data(a).....  $ 16,550   $ 14,017   $ 25,626   $ 23,721   $ 20,963   $ 13,869   $ 23,095

---------------
(a) Represents the difference between Total revenue and Total cost of revenue, plus Premier Club membership deposits (see page F-63 and the related footnotes). When adding the positive cash flows pertaining to the Boca Raton Resort and Club's membership deposits to the Boca Raton Resort and Club's earnings before interest, depreciation, amortization and taxes, an informative supplemental measurement of the Boca Raton Resort and Club's operating results has been provided. This supplemental cash flow data is not determined in accordance with GAAP nor is it intended as an alternative to GAAP operating income, net income or cash flows from operations, or as a source of liquidity.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma financial data for the nine months ended March 31, 1997 and the year ended June 30, 1996 give effect to the Prior Offerings, Contribution and Exchange, the Resort Facilities Acquisition and the acquisition of Incredible Ice (collectively, the "Acquisitions"), and the Private Placement, in the aggregate, as if all such transactions had occurred at the beginning of the periods presented for results of operations data and as if all such transactions had occurred as of the balance sheet date for balance sheet data. The selected unaudited pro forma financial data was derived from, and should be read in conjunction with, the unaudited pro forma financial statements and the notes thereto appearing elsewhere in this Solicitation Statement/Prospectus. The unaudited pro forma data is not necessarily indicative of the combined results of operations or financial position that would have occurred if the Contribution and Exchange, the Acquisitions or the Private Placement had occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results. There can be no assurance that the Contribution and Exchange will be completed.

                                                  NINE MONTHS ENDED         FISCAL YEAR ENDED
                                                   MARCH 31, 1997             JUNE 30, 1996
                                                ---------------------     ----------------------
                                                ACTUAL      PRO FORMA      ACTUAL      PRO FORMA
Revenue.......................................  $37,137     $156,894      $ 34,087     $186,542
Operating expenses:
  Cost of services............................   31,986       86,883        35,958      105,605
  Selling, general and administrative.........    7,243       42,994         8,371       58,861
  Amortization and depreciation...............    3,586       13,651         9,815       23,141
                                                -------     --------      --------     --------
          Total operating expenses............   42,815      143,528        54,144      187,607
                                                -------     --------      --------     --------
Net operating income (loss)...................   (5,678)      13,366       (20,057)      (1,065)
Interest and other expense, net...............   (1,844)     (11,078)       (5,082)     (15,691)
                                                -------     --------      --------     --------
Net income (loss).............................  $(7,522)    $  2,288      $(25,139)    $(16,756)
                                                =======     ========      ========     ========
PRO FORMA DATA:
Net income (loss) per share...................  $ (0.72)(b) $   0.09(d)   $  (4.76)(a) $  (0.66)(c)
Weighted average shares outstanding...........   10,498(b)    26,770(d)      5,276(a)    25,309(c)

                                                                 MARCH 31, 1997
                                                              --------------------
                                                               ACTUAL    PRO FORMA
BALANCE SHEET DATA:
Total current assets........................................  $ 87,405   $ 95,959
Total current liabilities...................................    34,685     77,734
Total assets................................................   262,071    625,681
Non-current obligations.....................................    27,511    235,622
Shareholders' equity........................................   199,875    312,325

                                                     NINE MONTHS               FISCAL YEAR
                                                        ENDED                     ENDED
                                                   MARCH 31, 1997             JUNE 30, 1996
                                                ---------------------     ----------------------
                                                ACTUAL      PRO FORMA      ACTUAL      PRO FORMA
Supplemental Cash Flow Data(e)................  $(2,092)    $ 32,425      $(10,242)    $ 26,152

---------------

(a) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented.
(b) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 7,300,000 shares issued in connection with the Prior Offerings, (iii) 2,460,000 shares issued in the Private Placement, (iv) 212,766 shares issued in the acquisition of Incredible Ice and

    (v) 8,400,000 shares issued in the Resort Facilities Acquisition (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar) for the period which they were outstanding.
(c) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay Panthers Holdings' outstanding indebtedness, (iii) 8,400,000 shares issued in connection with the Resort Facilities Acquisition (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.), (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 4,928,917 shares issuable in connection with the acquisition of the Boca Raton Resort and Club, and (vi) 1,652,589 shares (of the 2,460,000 issued in the Private Placement) used to repay outstanding indebtedness to be assumed in connection with the acquisition of the Boca Raton Resort and Club, as if they had been outstanding for the entire period presented.
(d) Net income (loss) per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay Panthers Holdings' outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
    (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the Resort Facilities Acquisition (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) for the entire period presented, (v) 212,766 shares issued in the acquisition of Incredible Ice for the entire period presented, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding,
    (vii) 4,928,917 shares issuable in connection with the acquisition of the Boca Raton Resort and Club for the entire period presented, and (viii) the 1,652,589 (of the 2,460,000 issued in the Private Placement) used to repay outstanding indebtedness to be assumed in connection with the acquisition of the Boca Raton Resort and Club, as if they had been outstanding for the period prior to the Private Placement.
(e) Represents the difference between Total revenue and Total operating expenses (exclusive of amortization and depreciation), plus Premier Club membership deposits for the pro forma periods. When adding the positive cash flows pertaining to the Boca Raton Resort and Club's Premier Club membership deposits to the Boca Raton Resort and Club's earnings before interest, depreciation, amortization and taxes, an informative supplemental measurement of the Boca Raton Resort and Club's operating results has been provided. This supplemental cash flow data is not determined in accordance with GAAP nor is it intended as an alternative to GAAP operating income, net income or cash flows from operations, or as a source of liquidity.

                        SOLICITATION OF WRITTEN CONSENTS

ACTION BY WRITTEN CONSENT; PURPOSE; RECORD DATE

     This Solicitation Statement/Prospectus is being furnished to shareholders of Panthers Holdings in connection with the solicitation of written consents to proposals to approve and adopt the Contribution and Exchange Agreement. As a result of the Contribution and Exchange, Panthers Holdings will own, directly or indirectly, substantially all of the assets of Boca Partnership.

     In lieu of a special meeting of shareholders of Panthers Holdings, action to approve and adopt the Contribution and Exchange Agreement will be taken by written consent. The Contribution and Exchange will be consummated as soon as practicable after the requisite number of shares of Class A Common Stock and Class B Common Stock, voting together class, have consented to approve and adopt the Contribution and Exchange Agreement. Notwithstanding the foregoing, written consents to approve and adopt the Contribution and Exchange Agreement shall only be effective to take such corporate action if the number of consents required to approve and adopt the Contribution and Exchange Agreement are delivered to Panthers Holdings within 60 days of the date of the earliest consent delivered to Panthers Holdings.

     The Board has fixed the close of business on March 20, 1997 as the Record Date for the determination of Panthers Holdings shareholders entitled to consent to the proposal to approve and adopt the Contribution and Exchange Agreement.

CONSENTS REQUIRED; RECOMMENDATION OF THE BOARD

     Written consents from the holders of a majority of the votes represented by the outstanding shares of Class A Common Stock and Class B Common Stock outstanding on the Record Date, voting together as a single class, are required to approve and adopt the Contribution and Exchange Agreement. Only shareholders of record at the close of business on the Record Date are entitled to consent to the proposals to approve and adopt the Contribution and Exchange Agreement. As of the Record Date, 23,393,444 shares of Class A Common Stock and 255,000 shares of Class B Common Stock were issued and outstanding and entitled to consent to the proposal to approve and adopt the Contribution and Exchange Agreement. The Class A Common Stock and Class B Common Stock are identical in all respects, except that each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. See "Description of Panthers Holdings Capital Stock."

     SINCE THE DIRECTORS AND OFFICERS OF PANTHERS HOLDINGS, WHO IN THE AGGREGATE HELD APPROXIMATELY 40% OF THE ISSUED AND OUTSTANDING CLASS A COMMON STOCK AND 100% OF THE ISSUED AND OUTSTANDING CLASS B COMMON STOCK AS OF THE RECORD DATE (WHICH CONSTITUTES APPROXIMATELY 99.5% OF THE TOTAL VOTES THAT MAY BE CAST ON MATTERS SUBMITTED TO SHAREHOLDERS VOTING AS A SINGLE CLASS) HAVE INDICATED THEIR INTENTION TO PROVIDE WRITTEN CONSENTS APPROVING THE CONTRIBUTION AND EXCHANGE AGREEMENT, PANTHERS HOLDINGS SHAREHOLDER APPROVAL OF THE CONTRIBUTION AND EXCHANGE IS ASSURED.

     PANTHERS HOLDINGS SHAREHOLDERS WHO FAIL TO PROPERLY EXECUTE AND RETURN A CONSENT FORM WITH RESPECT TO THEIR SHARES OF PANTHERS COMMON STOCK WILL IN EFFECT BE VOTING AGAINST THE PROPOSALS TO APPROVE AND ADOPT EACH OF THE EXCHANGE AGREEMENTS.

     THE BOARD UNANIMOUSLY BELIEVES THAT THE CONTRIBUTION AND EXCHANGE IS FAIR TO, AND IN THE BEST INTERESTS OF, PANTHERS HOLDINGS AND ITS SHAREHOLDERS AND RECOMMENDS THAT PANTHERS HOLDINGS SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE CONTRIBUTION AND EXCHANGE AGREEMENT.

USE AND REVOCATION OF CONSENT FORMS; SOLICITATION

     Shares of Panthers Holdings Common Stock which are represented by properly executed, dated and returned consent forms will be given effect in accordance with the directions thereon, unless such consent forms shall have previously been properly revoked. Under Florida law, a shareholder may revoke his proxy prior to Panthers Holdings receiving the requisite number of shares to approve the transaction. As certain directors and officers of Panthers Holdings who control a majority of votes which may be cast have indicated their intention to vote in favor of the Contribution and Exchange, the shareholders may be limited in their ability to revoke consents prior to the approval of the Contribution and Exchange Agreement. If no directions are indicated, the shares of Panthers Holdings Common Stock represented by such consent form shall be deemed to have consented to the approval and adoption of the Contribution and Exchange Agreement. A shareholder who has delivered a consent form may revoke it at any time before unrevoked consents representing the requisite number of shares of Class A Common Stock and Class B Common Stock required to approve and adopt the Contribution and Exchange Agreement have been received by Panthers Holdings. Consents may be revoked by delivering a written notice of revocation of such consent, or by submission of a properly executed consent form bearing a later date than the consent form being revoked, to Steven M. Dauria, Vice President and Corporate Controller, Florida Panthers Holdings, Inc., 100 Northeast Third Avenue, Second Floor, Fort Lauderdale, Florida 33301.

     In addition to soliciting consents by mail, directors, officers and employees of Panthers Holdings, without receiving additional compensation therefor, may solicit consents personally or by telephone, telegram or other forms of wire or facsimile communications. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements may also be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation material to the beneficial owners of shares of the Panthers Common Stock held of record by such persons, and Florida Panthers will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. Any questions or requests for assistance regarding this Solicitation Statement/Prospectus and related materials may be directed to Steven M. Dauria in writing at 100 Northeast Third Avenue, Second Floor, Fort Lauderdale, Florida 33301 or by telephone at (954) 768-1900.

APPRAISAL RIGHTS

     The shareholders of Panthers Holdings and the limited partners of Boca Partnership will have no appraisal rights in connection with the Contribution and Exchange.

REASONS FOR AND BACKGROUND OF THE CONTRIBUTION AND EXCHANGE AGREEMENT FROM BOCA PARTNERSHIP'S PERSPECTIVE

     The Boca General Partner replaced VMS Realty Partners ("VMS") as the general partner of Boca Partnership in January 1993. Since that date, the Boca General Partner has (i) reduced and refinanced Boca Partnership's debt and settled other significant obligations of Boca Partnership which existed on January 13, 1993, which the Boca General Partner believes resulted, prior to the commencement of the expansion of the Boca Raton Resort and Club and the financings incurred in connection therewith, in a substantial reduction of Boca Partnership's indebtedness and other contingent obligations and (ii) in 1996 commenced an expansion of the Boca Raton Resort and Club.

     With these steps accomplished, the Boca General Partner believed that factors affecting the market for commercial real estate generally, and hotels in particular, made this an appropriate time to explore alternatives which might give the limited partners the choice of receiving immediate liquidity for an investment they made in 1983 or retaining, on a potentially tax deferred basis, a liquid investment that would in part represent a continuing interest in the Boca Raton Resort and Club as well as an investment in a vehicle holding, or seeking to hold, a diverse portfolio of resort and hospitality assets.

     In January 1997, the Boca General Partner retained BT Securities Corporation to act as advisor to Boca Partnership to explore the possibilities of finding (i) a partner who privately owned resort and club properties which, when combined with the Boca Raton Resort and Club, might represent a sufficient asset grouping to permit the combined group of assets to form a public company; (ii) a partner who owned (or desired to own), in a publicly-traded company, assets compatible with those of Boca Partnership and who might be desirous of merging or joint venturing with Boca Partnership for the purpose of implementing a high growth, well-financed strategy to acquire, operate and develop a diversified portfolio of destination resorts (the "Resort Operating Company Strategy"); or (iii) an equity partner willing to finance, via a joint venture, the balance of Boca Partnership's expansion plans and acquisitions of other resort and club properties such that, in due course, the joint venture would become the resort operating company and have sufficient size and profitability to launch an initial public offering. In connection with this endeavor, in early March 1997, Boca Partnership received an offer from Panthers Holdings which culminated in the execution of the Contribution and Exchange Agreement.

ALTERNATIVES CONSIDERED BY BOCA PARTNERSHIP

     Prior to embarking on its chosen course of action and retaining BT Securities Corporation as advisor to Boca Partnership, three alternative transaction types were considered by the Boca General Partner. First, the Boca General Partner considered the possibility of an immediate sale of Boca Partnership's assets as part of an all cash transaction. Second, the Boca General Partner considered the possibility of a sale of Boca Partnership's assets to a publicly-traded real estate investment trust ("REIT") in exchange for shares in the REIT. While the Boca General Partner has received a number of offers or indications of interest in the past regarding these two types of transactions, they were all at valuations which were less than the present offer. Most recently, in April 1997, the Boca General Partner received an offer from a REIT to purchase substantially all of the assets of the Boca Partnership for approximately $310 million, which the Boca General Partner deemed inadequate and too conditional in comparison to the Contribution and Exchange. Third, the Boca General Partner also analyzed the possibility of the Boca Partnership continuing to operate the Boca Raton Resort and Club with a view toward effecting a disposition of the Boca Raton Resort and Club after such time as the contemplated expansion plan would have been completed and the incremental net operating income projected to result from such expansion might have materialized. Under this strategy, however, Boca Partnership would not be able to dispose of the Boca Raton Resort and Club for a period of 18-24 months, and in addition to the limited partners' investment in the Boca Raton Resort and Club continuing to be illiquid, would involve the following risks: (i) incremental actual net operating income relating to the contemplated expansion plan falling short of projections; (ii) the present value of a future sale of the Boca Raton Resort and Club being less than the offering price under the Contribution and Exchange; and (iii) a potential downturn in the economy.

RECOMMENDATION OF THE BOCA GENERAL PARTNER

     The Boca General Partner believes that the Contribution and Exchange is fair to, and in the best interests of, the limited partners. Accordingly, the Boca General Partner has approved the Contribution and Exchange and recommends its approval and adoption by limited partners. However, before deciding whether to consent to the Contribution and Exchange, the limited partners are urged to consider carefully the basis of the Boca General Partners's recommendation described below and the conflicts of interest and risk factors present in the Contribution and Exchange. See "Risk Factors." In addition, the limited partners are encouraged to consult with their independent legal, financial and tax advisors.

     In reaching its determination that the Contribution and Exchange is fair to, and in the best interests of, the limited partners, the Boca General Partner relied in part on the Fairness Opinion which was engaged to render an opinion as to the fairness, from a financial point of view, to Boca Partnership of the consideration to be received by Boca Partnership in the Contribution and Exchange. See "-- Fairness Opinion," below. In this regard, the Boca General Partner has devoted time and resources to analyzing the possible courses of action for Boca Partnership and also arranged for BT to prepare an independent analysis of the Contribution and Exchange, make presentations to representatives of the Boca General Partner relating to such analysis, answer questions raised by such representatives and render the Fairness Opinion as to the fairness, from a financial point of view, to Boca Partnership of the Contribution and Exchange.

     Based on its analysis of market conditions and discussions between representatives of the Boca General Partner and representatives of BT Securities Corporation and given the improving conditions in the broader real estate industry and other factors that have resulted in increased investor demand for the securities of selected real estate companies, the Boca General Partner believes that this is an opportune time to complete the Contribution and Exchange. It is uncertain if or for how long this opportunity will continue. Accordingly, the Boca General Partner believes that Boca Partnership should attempt to take advantage of the current market environment and endeavor to complete the Contribution and Exchange while market conditions remain favorable.

     The Boca General Partner also believes that the structure of the Contribution and Exchange is attractive to the limited partners in the following respects: (i) the transfer is "substantially" tax deferred to the limited partners until such time as the limited partners exercise their Exchange Rights (or the events described herein relating to the optional buy-out right or the senior credit facility occur); (ii) the Contribution and Exchange provides the limited partners liquidity, as they can freely exchange, in whole or in part, their Units for Class A Common Stock, which is publicly-traded, at any time they individually desire to do so prior to the exercise by Panthers Holdings of the optional buy-out right; (iii) the Contribution and Exchange provides the limited partners the option of retaining, on a potentially tax efficient basis, a liquid investment that would in part represent a continuing interest in the Boca Raton Resort and Club; and (iv) if the closing of the Contribution and Exchange occurs, Panthers BRHC will be responsible for the payment of all Contribution and Exchange costs incurred by Boca Partnership in connection with the Contribution and Exchange.

OPINION OF FINANCIAL ADVISOR TO BOCA PARTNERSHIP.

     Opinion of BT Securities Corporation to Boca Partnership. BT Securities Corporation ("BT") delivered to Boca Partnership its written opinion that, as of June 9, 1997, the consideration to be received by Boca Partnership pursuant to the Contribution and Exchange is fair to Boca Partnership from a financial point of view.

     THE FULL TEXT OF THE OPINION OF BT, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS SOLICITATION STATEMENT/PROSPECTUS. BT'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY BOCA PARTNERSHIP FROM A FINANCIAL POINT OF VIEW AND DOES NOT (I) CONSTITUTE A RECOMMENDATION TO ANY PARTNER OF BOCA PARTNERSHIP OR ANY SHAREHOLDER OF PANTHERS HOLDINGS AS TO HOW SUCH PARTNER OR SHAREHOLDER SHOULD VOTE OR (II) ADDRESS THE FAIRNESS OF THE CONTRIBUTION AND EXCHANGE CONSIDERATION TO ANY CLASS OF PARTNER OF BOCA PARTNERSHIP AS A GROUP OR INDIVIDUALLY. ALTHOUGH THE SUMMARY OF THE OPINION SET FORTH IN THIS SOLICITATION STATEMENT/ PROSPECTUS ADDRESSES ALL MATERIAL ASPECTS OF THE FAIRNESS ANALYSES CONDUCTED BY BT, THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The opinion of BT was originally rendered on March 20, 1997. Pursuant to the engagement agreement between Boca Partnership and BT, BT has been requested to reconfirm their opinion to Boca Partnership prior to the date of the mailing of Boca Partnership's Consent Solicitation Statement. Such reconfirmed opinion is attached hereto as Annex B. BT has consented to the references to its opinion contained in this Solicitation Statement/Prospectus.

     In arriving at its opinion, BT (i) reviewed the financial terms and conditions of the Contribution and Exchange Agreement; (ii) analyzed certain historical business and financial information relating to Boca Partnership and Panthers Holdings, including certain public filings made by Panthers Holdings with the Securities and Exchange Commission; (iii) reviewed various financial forecasts and other data relating to certain of the properties of Boca Partnership and Panthers Holdings, respectively; (iv) participated in discussions with members of the managements of Boca Partnership and Panthers Holdings with respect to the businesses and prospects of Boca Partnership and Panthers Holdings, respectively; (v) reviewed public information with respect to certain other companies which BT believed to be relevant or comparable to Boca Partnership and Panthers Holdings, the securities of which other companies are publicly traded; (vi) reviewed the financial terms of certain other sale transactions which BT believed to be relevant or comparable to the transaction contemplated by the Contribution and Exchange Agreement; (vii) reviewed the historical stock prices and trading volumes of shares of the Class A Common Stock; and (viii) conducted such other financial studies, analyses and investigations and considered such other information, financial studies, analyses and economic and market data as BT deemed appropriate. In addition, in rendering its opinion, BT assumed that the market price of Panthers Holdings Class A Common Stock will not be less than $26.00 per share.

     In connection with its review, BT did not independently verify any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, BT assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Boca Partnership or Panther Holdings, as the case may be. In addition, BT did not make an independent evaluation or appraisal of any of the assets of Boca Partnership or Panther Holdings.

     In connection with its June 9, 1997 fairness opinion, BT performed the following analyses:

     Comparable Acquisition Analysis. BT reviewed the consideration paid in numerous recent resort hotel sales, including the recent sales of the following five hotels in the southeastern United States: the Hotel Nikko in Atlanta, Georgia; the Marriott Casa Marina Resort in Key West, Florida; the Ritz-Carlton Buckhead in Atlanta, Georgia; the Ritz-Carlton Naples in Naples, Florida; and the Hyatt Regency Westshore in Tampa, Florida. The comparable sales indicated values ranging from approximately $162,000 to $330,000 on a per room basis, and capitalization rates on estimated net operating income ranging from 8.0% to 9.5%. The transaction involving the Boca Raton Resort and Club results in approximately a $338,000 price per room and capitalization rates on 1996 net operating income, estimated 1997 net operating income and estimated 1998 net operating income of 8.3%, 10.0% and 12.2%, respectively (including net membership sales) and 7.4%, 8.5% and 10.8%, respectively (excluding net membership sales), assuming an aggregate consideration of approximately $325.0 million to be paid to Boca Partnership (including the assumption of liabilities).

     Stock Trading History Analysis. BT considered the recent trading history of the Class A Common Stock during the period January 2, 1997 to June 9, 1997. During that period, the price of the Class A Common Stock ranged from $16 5/8 to $32 1/8; during the same period the Class A Common Stock had an average daily trading volume of 142,000 shares.

     Comparable Company Analysis. BT compared certain financial information of Panthers Holdings with that of publicly traded companies engaged in the business segments in which Panthers Holdings is engaged. Because of the diverse holdings of Panthers Holdings, there were no companies directly comparable to Panthers Holdings and, accordingly, BT selected companies with operations similar to Panthers Holdings business segments. BT considered over 40 companies in the analysis, including companies in the hospitality, professional sports, entertainment and media sectors.

     BT compared the multiple of book value to market capitalization for fifteen of the companies sampled to that of Panthers Holdings. Of these companies, the multiple of book value to market capitalization ranged from 1.1 to 1.9, 1.1 to
3.0 and 1.9 to 4.0 for the companies identified in the professional sports, entertainment and media peer groups, respectively. A range of multiples of book value to market capitalization for Panthers Holdings' resort hotel segment was similarly determined by reference to a number of hotel companies. The resulting range of multiples was from 2.0 to 3.2. These book value ranges were then related to the business segment mix of Panthers Holdings to arrive at an indication of pro forma value. The analysis resulted in a range per share of Panthers Holdings Class A Common Stock of $17.45 to $36.38 on a fully diluted basis. The assumed market price of $26.00 per share referenced above is within this range.

     Discounted Cash Flow Analysis. BT undertook a discounted cash flow analysis of future performance of the respective business segments of Panthers Holdings to estimate a present equity value reference range of the Class A Common Stock. A terminal value for each of the two Panthers Holdings segments was determined using a range of multiples for each business segment of Panthers Holdings. In connection with the calculation of a terminal value at the end of year 2000, a range of multiples was determined for each segment. The multiple times year 2001 forecast EBITDA was used to estimate total enterprise value at year end 2000; this amount, less projected debt plus projected cash for the terminal year, was added to year 2000 cash flow and discounted along with interim period net cash flows to provide a range for the total equity present value of

Panthers Holdings. For the professional sports, entertainment and media segment, the EBITDA multiples ranged from 10.0x to 18.2x; for the resort hotel segment, the multiples ranged from 21.0x to 26.0x. Likewise, the cash flows for each segment were discounted using a range of discount rates. For the professional sports, entertainment and media segment, annual discount rates ranging from 11.0% to 15.0% were considered; for the hotel segment, annual discount rates ranged from 10.0% to 14.0%. The analysis resulted in a range per share of Panthers Holdings Class A Common Stock from $20.95 to $30.69 on a fully diluted basis. The assumed market price of $26.00 per share referenced above is within this range.

     In arriving at its opinion dated June 9, 1997, BT performed certain financial analyses, the material portions of which are summarized above. BT believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the analyses undertaken by BT. In performing its analyses, BT made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Panthers Holdings and Boca Partnership. The above indicated ranges do not purport to be indicative of actual trading values of Class A Common Stock, which may be significantly more or less than the indicated ranges. Actual trading values will depend upon several factors, including events affecting Panthers Holdings' industry, general economic, market and interest rate conditions and other factors which generally influence the price of securities.

     No company or transaction used in the comparable company analysis or comparable acquisition analysis summarized above is identical to Panthers Holdings or the contemplated transaction. Accordingly, any such analysis of the value of the proposed Contribution and Exchange involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions.

     Fees to be Paid to BT. Boca Partnership has agreed to pay BT $250,000 for rendering each of the March and June fairness opinions. In addition, Boca Partnership has agreed to pay BT an advisory fee of approximately $6.8 million and to reimburse BT for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. Further, an affiliate of BT will receive approximately $2.0 million of a prepayment fee that will be paid in respect of the retirement of certain indebtedness upon consummation of the Contribution and Exchange.

INTEREST OF THE BOCA GENERAL PARTNER AND ITS AFFILIATES IN THE CONTRIBUTION AND EXCHANGE

     The Boca General Partner and its affiliates will be entitled to receive certain compensation and payments in connection with the Contribution and Exchange in the form of (i) Rights and Warrants, (ii) shares of Class A Common Stock in satisfaction of a previously deferred fee obligation of the Boca Partnership to the Boca General Partner and (iii) employment and consulting agreements between Panthers Holdings and its affiliates.

     Based on the calculation relating to the distribution of the Rights and the Warrants, the Boca General Partner will receive approximately 6.81% of the aggregate Rights and 9.5% of the aggregate Warrants received by Boca Partnership in payment of the fee owed to it pursuant to the Boca Partnership Agreement. Boca Partnership owes the Boca General Partner $3.725 million as a deferred fee obligation, and in satisfaction thereof, the Boca General Partner will also receive up to 141,232 shares of Class A Common Stock.

     The Contribution and Exchange Agreement provides, for the purpose of (i) maintaining a continuity of management and operations at the Boca Raton Resort and Club and (ii) implementing the Resort Operating Company Strategy, that Panthers Holdings will enter into employment or consulting agreements with Messrs. Fowler and Callaghan (or their respective firms). Affiliates of Messrs. Fowler and Callaghan control the Boca General Partner. As currently contemplated, Messrs. Fowler and Callaghan would each enter into three year employment agreements providing for annual salaries of $250,000 for 50% of their time, and will each receive stock options for 250,000 shares of Class A Common Stock with an exercise price of $26 3/8 per share, which options will ratably vest over a three year period with forfeiture of such options upon the occurrence of certain events. In addition, each of Messrs. Fowler and Callaghan will have the right to purchase 94,787 shares of Class A Common Stock for $0.50 per share. Such right to purchase the shares of Class A Common Stock will be exercisable in equal annual installments over a period of three years. It is contemplated that Mr. John Temple would enter into a three year consulting agreement providing for an annual fee of $80,000 for 10% of his time and will receive stock options for 50,000 shares of Class A Common Stock with an exercise price of $26 3/8 per share. Therefore, the General Partner and its Affiliates may stand to benefit if the Transaction is approved. See "Certain Risk
Factors -- Conflicts of Interest."

EXPENSES OF THE CONTRIBUTION AND EXCHANGE

     The Boca Partnership will incur certain expenses in connection with the Contribution and Exchange, which expenses are expected to be approximately $11 million. Such expenses include legal fees, financial advisory fees, accounting fees, consent solicitation expenses and fees relating to the fairness opinion.

     If the closing of the Contribution and Exchange occurs, Panthers BRHC will be responsible for the payment of all such expenses incurred by the Boca Partnership. However, if the closing of the Contribution and Exchange does not occur, Boca Partnership will be responsible for the payment of such expenses (other than that portion of the fee owed to BT Securities Corporation which is only payable upon the closing of the Contribution and Exchange) from its own funds.

NO APPRAISAL OR DISSENTERS' RIGHTS FOR THE LIMITED PARTNERS

     If the limited partners owning the requisite number of Units consent to the Contribution and Exchange, all the limited partners of the Boca Partnership will be bound by such consent, including the limited partners who have not returned their consents or who have not consented to the Contribution and Exchange. None of the Boca Partnership Agreement, Florida law or the proposed terms and conditions of the Contribution and Exchange provide the limited partners who object to the Contribution and Exchange with the right to exercise any dissenters', appraisal or similar rights.

                         THE CONTRIBUTION AND EXCHANGE

     The following information describes all of the material aspects of the Contribution and Exchange. This description does not, however, purport to be complete and is qualified in its entirety by reference to the Contribution and Exchange Agreement which is attached hereto as Annex A, and is incorporated herein by reference. See "The Contribution and Exchange Agreement."

GENERAL

     Upon the terms and subject to the provisions of the Contribution and Exchange Agreement, all of the assets of Boca Partnership will be transferred to Panthers BRHC. As set forth in the Contribution and Exchange Agreement, Panthers Holdings, through the managing general partner, limited partner and Panthers BRHC, will pay the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) Warrants to purchase approximately 918,104 shares of the Class A Common Stock; (iii) the Share Consideration of which (a) up to 141,232 shares may be used to pay deferred fees owed by Boca Partnership to the Boca General Partner; (b) 189,574 shares will be used to compensate Messrs. Theodore V. Fowler and Dennis J. Callaghan, who through their affiliates control the Boca General Partner, as consideration for their involvement in integrating Boca Raton Resort and Club into Panthers Holdings;
(c) the Fee Shares will be used to pay additional interest charges to the holder of the third mortgage on Boca Partnership's assets and other persons to whom Boca Partnership is obligated to pay fees; and (d) the balance of the shares, or up to approximately 4,237,891 shares, will attach to Rights which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of Panthers Holdings in exchange for approximately 4,237,891 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (iv) the assumption of indebtedness of Boca Partnership in the amount of approximately $195.0 million, of which approximately $85.0 million will be repaid or refinanced upon consummation of the Contribution and Exchange. Of the $85.0 million to be repaid, $45.0 million will be paid from Panthers Holdings' working capital and $40.0 million will be paid from the incurrence of additional debt. Under the terms of the Contribution and Exchange Agreement, the 4,928,917 shares of Class A Common Stock expected to be issued may be adjusted depending on the final closing date determination of the partnership debt to be repaid, which determination may vary based on prevailing interest rates and the actual date of closing.

     The Rights will expire on January 31, 2001. Fifty percent of the Warrants will expire on December 31, 1998 and the remaining fifty percent of the Warrants will expire on December 31, 1999. The discussion in this Solicitation Statement/Prospectus regarding the Contribution and Exchange Agreement and the description of the principal terms of the Contribution and Exchange Agreement are subject to and qualified in their entirety by reference to the Contribution and Exchange Agreement.

THE RIGHTS AND THE WARRANTS

     The Rights to be issuable in connection with the Contribution and Exchange will be exercisable for an aggregate of approximately 4,237,891 shares of the Class A Common Stock. Each of the Rights will be immediately exercisable, without further consideration, for one share of the Class A Common Stock. The Rights will expire on January 31, 2001.

     The Warrant to be issuable in connection with the Contribution and Exchange will entitle the holders thereof to purchase an aggregate of approximately 918,104 shares of Class A Common Stock. Each of the Warrants will be immediately exercisable to purchase one share of the Class A Common Stock at a price of $29.01. Fifty percent of the Warrants will expire on December 31, 1998 and the remaining fifty percent of the Warrants will expire on December 31, 1999.

DISTRIBUTION OF FEE SHARES, RIGHTS AND WARRANTS

     The Fee Shares, Rights and the Warrants will be distributed based on the following distribution calculation methodology(1):

                                                                                 Number of
                                                                               Underlying Fee
                                                                 Dollar          Shares and
                                                                Value of          Exchange        Number of
                                                              Consideration        Rights        Warrants(8)
                                                              -------------    --------------    -----------
A. THE BASE CONSIDERATION
Senior Mortgage Indebtedness Assumed........................  $110,000,000
Other Loan and Indebtedness Repayments......................
    Subordinate First Mortgage Note (including premium).....    24,000,000
    Second Mortgage Note (including premium)................    51,000,000
    Third Mortgage Note.....................................       500,000
    RMA Note................................................     9,700,000
                                                               -----------
        Subtotal............................................    85,200,000
                                                               ===========
Deferred Fee Due to Boca General Partner....................     3,725,000
                                                               ------------
        Total Assumed Liabilities...........................   198,925,000
                                                               ===========
Balance Payable in Fee Shares, Rights and Panthers BRHC
  Interest..................................................   121,075,000(2)
                                                               -----------
        Total Base Consideration............................  $320,000,000
                                                               ===========
B. PAYMENTS OF FEE SHARES AND RIGHTS
Fee Shares Due Third Mortgage Holder(3)
    Base Payment............................................       750,000
    Bonus Payment (@ 5% of balance after Base Payment)......     6,016,250
                                                               ===========
    less: Previously Paid Additional Interest...............      (125,000)
                                                               -----------       ---------         -------
        Subtotal............................................     6,641,250         251,801          45,905
                                                               ===========       =========         =======
Limited Partner Distribution (subject to Fee agreements)....   114,433,750
                                                               ===========
Fee Shares Due Temple Management Co.(4)
    Base Payment............................................       150,000
     1/4% on 1st $25,000,000................................        62,500
     1/2% on 2nd $25,000,000................................       125,000
    1% of Remaining Balance.................................       644,338
                                                               -----------       ---------         -------
        Subtotal............................................       981,838          37,226           8,722
                                                               ===========       =========         =======
Fee Shares Due Operating Management(5)
    7.5% on 1st $25,000,000 over $83,500,000................     1,631,890
    10.0% of Net Balance (After Payments to Temple
      Management Co. & The Boca Raton Management Company
      ("BRMC")..............................................      N/A
                                                               -----------       ---------         -------
        Subtotal............................................     1,631,890          61,873          58,219
                                                               ===========       =========         =======
Rights Due BRMC(6)
    Deferred Fee from Prior Distribution (1% of
      $2,500,000)...........................................        25,000
    Fee on Next $47,500,000.................................     1,475,000
    10.0% of Net Balance....................................     6,693,375
                                                               -----------       ---------         -------
        Subtotal............................................     8,193,375         310,649          87,220
                                                               ===========       =========         =======
Rights Due Limited Partners
    Return of Capital -- 'A' Units (net of prior $2.5 mm
      distribution).........................................    48,100,000       1,823,667
                   -- 'B' Unit..............................       790,500          29,972
    'A' Unit Cumulative Preference Return(7)................    54,736,147       2,075,304         718,038
                                                               ===========       =========         =======
    Post Preference Payment Share -- 'A' Unit...............      N/A              N/A              N/A
                               -- 'B' Unit..................      N/A              N/A              N/A
                                                               -----------       ---------         -------
        Subtotal............................................   103,626,647       3,928,972         718,038
                                                               ===========       =========         =======
      Total Value of Fee Shares and Rights..................  $121,075,000       4,590,521         918,104
                                                               ===========       =========         =======
Aggregate 'A' Unit Share of Base Consideration..............  $102,836,147
                                                               ===========
'A' Unitholder Per Unit Base Consideration and Warrants.....   $   406,467          15,411           2,838
                                                               ===========       =========         =======

---------------

(1) The distribution calculation is based on a $26 3/8 price per share of Class A Common Stock at closing and an estimated closing date of June 30, 1997. As the payment of certain fees and/or payments to the Boca General Partner and other parties is based on the aggregate value of the consideration received from the Contribution and Exchange and the timing of the closing of the Contribution and Exchange, a different price per share at closing (or a different closing date) would result in a different distribution calculation. The distribution calculation is also based on all of the Rights retained by Panthers Holdings ultimately being distributed to Boca Partnership. ACTUAL DISTRIBUTIONS MAY VARY FROM THIS CALCULATION.
(2) Aggregate equity consideration is (i) approximately $121.0 million, which represents, after deducting from the Base Consideration (as defined below) all assumed liabilities, the value of the Class A Common Stock which would be received in Fee Shares and upon exercise of all of the Rights based on a $26 3/8 price per share plus (ii) the value of the Warrants which, for the purposes of the distribution calculations have been allocated according to percentage shares as provided for in the subject agreements relating thereto. The Base Consideration consists of (A) assumption by Panthers BRHC of Boca Partnership's $110.0 million senior indebtedness, (B) the assumption of all Boca Partnership's junior mortgage indebtedness and unsecured indebtedness, including prepayment penalties, estimated to be approximately $85.0 million and (C) up to 141,232 shares of Class A Common Stock which may be used to pay deferred fees owed by Boca Partnership to the Boca General Partner.
(3) See "Business of Boca Partnership -- Mortgages and Other Loans Payable."
(4) John Temple, the owner of Temple Management Co., was provided a consulting agreement in connection with BRMC's removal of VMS as general partner of Boca Partnership in January 1993; the agreement provides for these fees to be paid in connection with a transaction such as the Contribution and Exchange.
(5) The five senior executives of Boca Partnership responsible for the day-to-day operations of the Boca Raton Resort and Club were given new employment agreements, which, in return for reduced current salaries and more stringent performance tests attributable to earning annual bonuses, provided for incentive compensation fees to be paid in connection with a transaction such as the Contribution and Exchange.
(6) This payment is the fee to be paid to the Boca General Partner pursuant to
    Section 9(d)(v) of the Boca Partnership Agreement. This payment includes (i) a deferred fee of $25,000 accruing in respect of a prior distribution made by Boca Partnership to the limited partners in the amount of $2.5 million and (ii) is calculated in conformity with the cash value of the consideration. The Boca General Partner does not intend to receive any distributions pursuant to Section 11 of the Boca Partnership Agreement.
(7) Limited partners owning 'A' units are entitled, pursuant to the Boca Partnership Agreement, to receive cumulative annual 10% preference return distributions in respect of their original $50.6 million capital contribution to Boca Partnership before the holders of the 'B' unit share in additional distributions. As the amount of cumulative preference returns to which the 'A' unitholders are entitled exceeds the remaining value of Base Consideration available for distribution (after all prior applications of such Base Consideration), the interest of the 'B' unit in the Base Consideration is limited to the return of its original capital investment.
(8) Warrants are allocated to the fee interests therein at the applicable percentage, with the net balance available to the 'A' unitholders in further satisfaction of their right to receive cumulative preference returns as discussed in Note 7 above.

BACKGROUND OF THE CONTRIBUTION AND EXCHANGE

     In early March 1997, the Boca General Partner indirectly contacted the management of Panthers Holdings through the Boca General Partner's financial advisor to inquire as to whether Panthers Holdings would be interested in acquiring the Boca Raton Resort and Club. Boca Partnership chose to approach Panthers Holdings regarding a potential acquisition because Panthers Holdings had recently acquired resort hotel properties in South Florida and Panthers Holdings' willingness to consider further acquisitions activity had been publicly disclosed. Panthers Holdings is constantly reviewing possible acquisition candidates, but no specific alternative transaction was considered in lieu of the Contribution and Exchange. Boca Partnership considered a sale for cash, a sale to a real estate investment trust and continuing to operate independently as alternatives to the Contribution and Exchange. However, Boca Partnership elected to pursue the Contribution and Exchange because Panthers Holdings' offer was the highest offer made and because of the uncertainty of closing any one of the alternative sale transactions. With regard to the option of continuing to operate independently, Boca Partnership chose to engage in the Contribution and Exchange because of the risk that the present value of an ultimate future sale price might be less than the consideration to be received in connection with the Contribution and Exchange and the risk that there might be a downturn in the economy prior to such future sale. See "Solicitation of Written Consents -- Alternatives Considered by Boca Partnership."

     After discussing the opportunity internally, management of Panthers Holdings contacted the Boca General Partner and indicated that Panthers Holdings was interested in engaging in preliminary discussions regarding the possible acquisition of the Boca Raton Hotel and Club. Thereafter, Panthers Holdings and its representatives, conducted a detailed due diligence investigation of the business and operations of Boca Partnership and the Boca Raton Hotel and Club. The due diligence investigation included, among other things, a physical inspection of the Boca Raton Resort and Club and a review of the organizational records, material contracts and financial records of Boca Partnership and the Boca Raton Resort and Club. The due diligence investigation did not reveal any extraordinary risks associated with Boca Partnership or Boca Raton Resort and Club. Prior to the commencement of negotiations relating to the Contribution and Exchange, there were no material business relationships between Boca Partnership or its affiliates, on the one hand, and Panthers Holdings or its affiliates, on the other hand.

     Based on the results of its due diligence investigation, Panthers Holdings' management and advisors began negotiations on the Contribution and Exchange Agreement. After extensive discussions, Panthers Holdings proposed and the Boca General Partner agreed to a valuation of Boca Partnership equal to approximately $325.0 million. This valuation was based on a subjective rather than quantitative analysis, and was based, in part, on the historical cash flows from operations of Boca Raton Resort and Club, as well as the value to be provided by improvements currently under construction and a golf course currently under renovation. By way of comparison, in July 1996, Boca Partnership was appraised at a value of $221.5 million ($283.5 million assuming the completion of expansion plans then in progress) in connection with the negotiation of a $165.0 million financing. The valuation of $325.0 million represents a premium of approximately 47% compared to the appraised value of $221.5 million and a premium of approximately 15% compared to the appraised value of $283.5 million. No subsequent material changes have been made to the consideration to be paid in connection with the Contribution and Exchange. On March 19, 1997, a draft of the Contribution and Exchange Agreement was presented at a special meeting of the Board of Panthers Holdings. At the meeting, the Board proceeded to consider the merits of the proposed Contribution and Exchange. Specifically, in analyzing the proposed Contribution and Exchange, the Board considered the financial and other terms of the Contribution and Exchange Agreement, the historical operating results of Boca Partnership, the potential future impact of improvements currently in process (i.e., the convention center under construction and the extensive golf course renovations), the opportunity to acquire a unique and historic property such as the Boca Raton Resort and Club and the opportunity to expand Panthers Holdings' leisure and recreation business. In evaluating the Contribution and Exchange, the Board did not seek the assistance of a financial advisor, but instead relied upon the substantial experience of the directors and officers of Panthers Holdings in valuing acquisition candidates. After a thorough discussion of the material terms of the Contribution and Exchange Agreement, the Board of Panthers Holdings unanimously approved the Contribution and Exchange.

     The Board considered the valuation of the Boca Partnership properties relative to the market capitalization of Panthers Holdings in determining the number of shares to be issuable in the Contribution and Exchange. Given the relative value of Boca Partnership to Panthers Holdings and the substantial number of shares to be issued in the Contribution and Exchange, the Board determined that issuance of a set number of shares, which number is subject to adjustments based on amount of total obligations to be assumed, was appropriate. The total of 5,848,538 shares to be issuable in connection with the Contribution and Exchange was determined based on the $325.0 million purchase price less the assumed liabilities of Boca Partnership.

     Panthers Holdings and Boca Partnership agreed to use the Rights and the Warrants as a portion of the consideration in the Contribution and Exchange because such a structure met Panthers Holdings' desire to use its capital stock in connection with acquisitions and Boca Partnership's desire to provide its limited partners with a tax deferral option. Panthers Holdings decided to assume all of Boca Partnership's assumable debt, with the remainder of the consideration to be predominantly in the form of the Rights and Warrants. The general partnership also agreed to issue the non-managing general partnership interest to facilitate the desired tax-deferred status of the transaction. The number of shares issuable upon the exercise of the Rights reflect the agreed upon consideration of approximately $325.0 million, less the amount of assumed liabilities. The Warrants were issued at an above-market exercise price to provide Boca Partnership with the opportunity to participate in possible upside equity appreciation.

     The Contribution and Exchange Agreement was executed on March 20, 1997, and the proposed Contribution and Exchange was announced by press release on March 20, 1997.

REASONS FOR THE CONTRIBUTION AND EXCHANGE AGREEMENT; RECOMMENDATION OF THE BOARD

     THE BOARD OF PANTHERS HOLDINGS BELIEVES THAT THE TERMS OF THE CONTRIBUTION AND EXCHANGE ARE FAIR TO THE PANTHERS HOLDINGS' SHAREHOLDERS, FROM A FINANCIAL POINT OF VIEW, AND RECOMMENDS THAT THE SHAREHOLDERS OF PANTHERS HOLDINGS CONSENT TO THE PROPOSALS TO APPROVE AND ADOPT THE CONTRIBUTION AND EXCHANGE AGREEMENT AND THE TRANSACTION CONTEMPLATED THEREBY.

     In making its determination, the Board considered the following material factors:

          (1) the financial and other terms and conditions of the Contribution and Exchange Agreement;

          (2) the belief of the Board that, based on historical cash flows and income from operations of Boca Partnership, the acquisition of the assets of Boca Partnership would provide Panthers Holdings with a means of internally generating growth in revenue, cash flow and operating income. The basis of Panthers Holdings' determination in this regard was a review of the historical financial results of Boca Partnership;

          (3) the potential future benefits to be derived from group business which will be attracted and retained as a result of the completion of Boca Partnership's current construction projects in progress; and

          (4) the desire of Panthers Holdings to continue pursuing its strategy of becoming a diversified sports, entertainment and leisure company by taking advantage of the opportunity to acquire unique, high-profile resort properties.

     The Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. Individual members of the Board may have given different weights to different factors. The Board also considered certain risks associated with expanding Panthers Holdings' resort hotel business, such as seasonality of the hotel business in South Florida and the general impact that economic trends can have on tourism and the hotel industry, as well as the outstanding mortgage debt of Boca Partnership. Additionally, the Board considered the historical net losses realized by Boca Partnership, but discounted these net losses due to the fact that historical cash flows of Boca Partnership are substantial and such net losses (i) resulted largely from substantial interest expenses associated with the significant debt carried on the property and high interest rates associated with certain components of such debt, (ii) include substantial non-cash charges for depreciation and amortization and (iii) exclude cash flow from the sale of net new Premier Club memberships which have been significant on a recurring basis. Although the Contribution and Exchange will be dilutive from a percentage ownership and voting power standpoint to current shareholders, the Contribution and Exchange will be accretive with respect to pro forma earnings per share. For a discussion of the effect of the Contribution and Exchange on Panthers Holdings' results of operations, anticipated liquidity and capital resources, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Panthers Holdings."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The summary contained in this section sets forth the opinion of Akerman, Senterfitt & Eidson, P.A., counsel to Panthers Holdings, regarding the material United States federal income tax consequences to Boca

Partnership's limited partners (the "Limited Partners") and to Panthers Holdings arising from the Contribution and Exchange. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations adopted thereunder, reported judicial decisions and IRS rulings all as currently in effect as of the date hereof, and all of which are subject to prospective or retroactive change in a manner which could adversely affect the Limited Partners.

     This summary is based on the assumption that Boca Partnership units currently held by the Limited Partners are held as capital assets and does not purport to deal with Limited Partners in special tax situations such as insurance companies, financial institutions, tax-exempt entities, nonresident aliens and foreign corporations. Moreover, this summary does not address all the tax considerations which may apply to a particular Limited Partner's individual tax situation or the consequences to Limited Partners under the tax laws of the states and localities where they reside or otherwise do business or where Boca Partnership operates. AS SUCH, EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF THE CONTRIBUTION AND EXCHANGE.

     In connection with the fiscal year 1998 budget proposals, the President submitted to Congress various tax proposals. One tax proposal would require a taxpayer to recognize gain upon entering into a constructive sale of an appreciated position in personal property including a partnership interest. This proposal appears to be very similar to a tax proposal made in 1996 in connection with the fiscal 1997 budget proposals. According to a general description of this particular tax proposal, a constructive sale would include, among other things, a situation where a taxpayer holds a right to sell appreciated property such as a partnership interest under circumstances where there is a "substantial certainty" such right will be exercised. A constructive sale of an appreciated position such as a partnership interest would also arise, according to the general description, if the taxpayer enters into a transaction that is marketed or sold as substantially eliminating the risk of loss and opportunity for gain with respect to the appreciated property. The general description of the proposal also indicates that it would both apply to constructive sales consummated before the date any tax bill is enacted and require gain recognition with respect to such constructive sales thirty (30) days after the tax bill is enacted. If enacted in the form contained in the general description of this particular proposal submitted by the President, current gain recognition could apply to the Contribution and Exchange. On June 9, 1997, the Chairman of the House Ways and Means Committee made a proposal relating to constructive sales of appreciated property, but it is not clear whether this latest proposal is comparable to the President's earlier proposal. The House Committee on Ways and Means is scheduled to mark-up a tax bill on June 11, 1997. It is not clear at this time whether tax proposals relating to constructive sales of appreciated property (i) will be enacted as law; (ii) if enacted, would require an acceleration of gain recognition in connection with the Contribution and Exchange; or (iii) if so enacted, will contain an effective date which would apply to the Contribution and Exchange. LIMITED PARTNERS SHOULD BE AWARE OF THE RISK THAT PENDING TAX PROPOSALS, IF ENACTED, MAY REQUIRE A COMPLETE ACCELERATION OF GAIN IN CONNECTION WITH THE CONTRIBUTION AND EXCHANGE.

  PARTNERSHIP CLASSIFICATION

     In the opinion of tax counsel to Panthers Holdings, Panthers BRHC should be treated as a partnership for federal income tax purposes. Under Treasury Regulations published in December 1996, a limited partnership formed under the laws of the United States is treated as a partnership unless the partnership elects otherwise or unless the entity is taxed as a corporation under the publicly-traded partnership rules. Panthers BRHC will not make such an election. Under Section 7704(b) of the Code and the Treasury Regulations thereunder, interests in Panthers BRHC should not be considered publicly-traded whether or not Boca Partnership is a partnership or a publicly-traded partnership taxed as a corporation.

     If Panthers BRHC was not treated as a partnership, it would be taxed on its income as a separate corporation and profit distributions made to its partners would be subject to tax as dividend income (subject to any dividends -- received deduction) to the extent made out of earnings and profits. In addition, the Limited Partners would have to include in income as a result of the Contribution and Exchange an amount of gain equal to their negative capital accounts upon the transfer of assets to, and assumption of liabilities by, Panthers BRHC made by Boca Partnership in exchange for the non-managing general partnership interest in Panthers BRHC. Some portion of this gain would be treated as ordinary income rather than capital gain. Most of the gain (whether ordinary income or capital income) should be treated as passive income. However, any income realized after the consummation of the Contribution and Exchange by Boca Partnership with respect to its interest in Panthers BRHC would not be treated as passive income.

     Assuming Boca Partnership currently qualifies to be taxed as a partnership for federal income tax purposes, and while not free from doubt, it is the opinion of tax counsel that the consummation of the Contribution and Exchange and the distribution and exercise of Rights should not cause Boca Partnership to become a publicly-traded partnership and taxed as a corporation.

     In 1987, Congress passed legislation to tax a partnership as a corporation if it engages in an active business, such as operating a hotel and resort, and has partnership interests which are "publicly traded." Interests in a partnership are publicly traded if they are (a) traded on an established securities market, or (b) readily tradable on a secondary market or the substantial equivalent thereof. The Units in Boca Partnership are not, and will not be, traded on an established securities market.

     The Boca General Partner does not believe that there have been transfers of Units which would cause Boca Partnership to be treated currently as publicly traded. The issuance of Rights to the Boca General Partner and the Limited Partners will, however, provide the Partners with the opportunity of selling their interests and Units to Panthers Holdings (or an affiliate thereof) in exchange for Class A Common Stock which is traded on an established securities market. However, the number of shares of Class A Common Stock per Unit are fixed and additional Units in the Boca Partnership will not be issued. Moreover, Panthers Holdings (or its affiliate) will not acquire Units for resale. Based upon certain representations of Panthers Holdings and Boca Partnership, the legislative history of the publicly-traded rules, administrative guidance from the IRS and existing regulations (although not technically applicable to Boca Partnership), Boca Partnership should not be taxed as a corporation by virtue of the publicly-traded partnership rules solely as a result of the Contribution and Exchange, the distribution of the Rights by the Boca Partnership to the Boca General Partner and the Limited Partners and the exercise of the Rights by such Partners.

     If Boca Partnership is not taxed as a partnership for federal income tax purposes, it would be subject to tax on its income as a separate corporation. Distributions made by Boca Partnership out of its earnings and profits would be included in the gross income of the Limited Partners as dividends. If Boca Partnership did not have earnings and profits, a Limited Partner would reduce the basis of his Units in Boca Partnership by the amount of money and the fair market value of property (including the Warrants and Rights) distributed by Boca Partnership to such Partner. A Limited Partner would also have to include in income as a result of the Contribution and Exchange an amount of gain equal to the Limited Partner's negative capital account. Some portion of this gain would be treated as ordinary income rather than capital gain. Most of the gain (whether ordinary income or capital gain) should be treated as passive income. However, any income realized after the consummation of the Contribution and Exchange by the Limited Partners with respect to their interests in Boca Partnership would not be treated as passive income.

     Boca Partnership has not requested, and does not intend to request, a ruling from the IRS that it will be classified as a partnership for federal income tax purposes. Instead, tax counsel rendered the opinion set forth above based upon certain factual assumptions and representations set forth in the opinion. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS. An opinion is also not binding on the courts. No absolute assurance can be given that the IRS will not challenge the tax classification status of Boca Partnership or, if challenged by the IRS, that such a challenge would not be successful in court. In addition, the opinion is based on existing law and administrative interpretations. No assurance can be given that changes in the law or such interpretations would not modify the conclusions expressed in the opinion.

     The summary below assumes Panthers BRHC and Boca Partnership will be taxed as partnerships for federal income tax purposes. The summary below relates only to the anticipated material federal income tax consequences to the Limited Partners.

  GENERAL TAX TREATMENT OF THE TRANSACTION

     Generally, no gain or loss is recognized under Section 721 of the Code by a partner on the transfer of assets to a partnership in exchange for a partnership interest. The transfer of assets by Boca Partnership to

Panthers BRHC in exchange for a partnership interest in Panthers BRHC has been structured to facilitate non-recognition of gain under Section 721 of the Code. The partner's adjusted tax basis in the partnership interest is equal to the adjusted tax basis of the assets transferred to the partnership. If, however, the transferred assets transferred to the partnership are subject to liabilities, the transferring partner recognizes gain to the extent (i) the amount of the liabilities subject to the transferred assets, exceeds (ii) the sum of (x) the adjusted basis of the transferred assets, and (y) the partner's share of the liabilities of the transferee partnership immediately after the transfer. Any gain recognized would be treated as gain from the sale or exchange of the transferred assets.

     A partner's basis in a partnership interest is generally increased by (i) the amount of money and the adjusted basis of all other property contributed by him to the partnership or, if applicable, the cost of the interest when acquired in a taxable purchase from another partner; (ii) the partner's share of partnership liabilities, and (iii) the partner's share of partnership income in any year. A partner's basis in a partnership interest is generally reduced by
(a) the partner's share of partnership losses in any year; (b) any cash or property distributions made by the partnership to the partner; (c) certain nondeductible and noncapitalizable expenditures of the partnership; and (d) reductions in the partner's share of partnership liabilities.

     A partner generally does not recognize income or gain under Section 731 of the Code on a distribution by a partnership to the partner unless the amount of money distributed to the partner exceeds the partner's adjusted tax basis in the partnership interest at the time of the distribution. For this purpose, the amount of money distributed by a partnership to a partner generally includes (i) the fair market value of marketable securities distributed to the partner, and
(ii) reductions in the partner's share of partnership liabilities. A reduction in a partner's share of partnership liabilities during a taxable year is generally treated as a distribution of money at the end of the taxable year of the partnership. If a partner recognizes gain under Section 731, such gain is generally treated as a sale or exchange of the partner's partnership interest.

     Sections 721 and 731 of the Code allow a partner to recover 100 percent of the partner's adjusted basis in property before recognizing gain. Section 721 and 731 will be relevant to Boca Partnership in connection with its transfer of assets to Panthers BRHC. Section 731 will be relevant to the Limited Partners primarily in connection with the distribution of Rights and Warrants to such Partners, and a reduction of their share of the existing liabilities of Boca Partnership after the assets and liabilities are transferred to Panthers BRHC. There are two possible exceptions to the provisions of Sections 721 and 731 of the Code.

     Treasury Regulations give the IRS the authority, among other things, to disregard purported partners as partners of a partnership or to adjust or modify the claimed federal income tax consequences if a partnership is formed or availed of with a principal purpose to reduce substantially the present value of the partners' federal tax liability in a manner which is inconsistent with the intent of the partnership provisions in the Code (the "Anti-Abuse Rule"). Implicit in the intent of the partnership provisions in the Code are requirements that the form of partnership transactions are respected under general substance-over-form principles as well as that partnerships must be bona fide and each partnership transaction or series of related transactions must be entered into for substantial business purposes. All of the facts and circumstances, including a comparison of the purported business purposes for a transaction and its claimed tax benefits, are relevant to determine if a partnership is formed or availed of with the prohibited principal purpose. The Anti-Abuse Rule presents an issue in connection with the Contribution and Exchange because the Rights differ from exchange rights in an example in the above Treasury Regulations.

     The contribution of assets to Panthers BRHC by Boca Partnership will not be tax-free to a Limited Partner to the extent that it is treated as a "disguised sale" of the Property under the Code or Treasury Regulations. The Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that in the absence of an applicable exception, transfers of money or other consideration between a partnership and a partner that are made within two years of each other are presumed to be a sale unless the facts and circumstances clearly establish that either the transfers do not constitute a sale or an exception to disguised sale treatment applies.

     The Disguised Sale Regulations also provide an exception to disguised sale treatment for the assumption of certain liabilities by a partnership. The assumption by a partnership of a "qualified liability" will not give rise to disguised sale treatment. For these purposes, a qualified liability includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership, and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. A liability described in (ii) above is presumed to be incurred in anticipation of the transfer unless the facts and circumstances clearly establish that the liability was not incurred in anticipation of the transfer. However, to the extent that the proceeds of a partner or partnership liability (the refinancing debt) are allocable under the Treasury Regulations to payments discharging all or part of any other liability of that partner or of the partnership, as the case may be, the refinancing debt is considered the same as the other liability for purposes of the Disguised Sale Regulations. Finally, if a partner treats a liability described in (ii) above as a "qualified liability" because the facts clearly establish that it was not incurred in anticipation of the transfer, such treatment must be disclosed to the IRS in the manner set forth in the Disguised Sale Regulations.

     If a transfer of property by a partner to a partnership and one or more transfers of money or other consideration (including the assumption or taking subject to a liability) by the partnership to that partner are treated as a disguised sale, then the transfers will be treated as a sale of property, in whole or in part, to the partnership by the partner acting in a capacity other than as a member of a partnership, rather than as a contribution to the partnership under Section 721 of the Code and a partnership distribution. A transfer that is treated as a sale under the Disguised Sale Regulations is treated as a sale for all purposes of the Code, and the sale is considered to take place on the date that, under general principles of federal tax law, the partnership is considered to become the owner of the property. If the transfer of money or other consideration from the partnership to the partner occurs after the transfer of property to the partnership, the partner and the partnership are treated as if, on the date of the transfer of the property, the partnership transferred to the partner an obligation to transfer to the partner money or other consideration.

     Moreover, if a transfer of property to a partnership is treated as a part of a sale without regard to the partnership's assumption of or taking subject to a "qualified liability", as defined above, then the partnership's assumption of or taking subject to that liability is treated as a transfer of additional consideration of the transferring partner. The amount of such "qualified liability" treated as additional consideration is generally the lesser of (x) the amount of the "qualified liability" and (y) an amount determined by multiplying the "qualified liability" by the partner's "net equity percentage." The "net equity percentage" is generally the amount of consideration received by such partner (other than relief from "qualified liabilities") divided by the partner's net equity in the property sold, as calculated under the Disguised Sale Regulations.

     Noncorporate taxpayers and certain corporations are subject to certain "passive activity loss" rules. Under these rules, losses from a passive activity may not be used to offset income derived from any source other than another passive activity. Losses that cannot be currently used under this rule (suspended passive losses) are carried forward indefinitely until there is passive income or a disposition of the entire interest in the activity. The Limited Partner's share of the income or loss from the Boca Partnership should be passive income or loss. A Limited Partner's gain from the sale or exchange of Units should also constitute passive income.

     In the Contribution and Exchange, Boca Partnership will sell certain assets to affiliates of Panthers Holdings in exchange for Fee Shares, Warrants and the Rights (the "Sale"). The purchasing affiliates will contribute the purchased assets to Panthers BRHC in their capacities as partners of Panthers BRHC. Boca Partnership will contribute the remainder of its assets to Panthers BRHC in exchange for a non-managing general partnership interest in Panthers BRHC. Panthers BRHC will also assume almost all of Boca Partnership's liabilities, and will pay or satisfy certain of those liabilities. The Panther Holding affiliates will receive a 15 percent preferred return on its contributed capital and receive certain priority distributions. In addition, at any time on or after January 31, 2001, Panthers Holdings (or its designee) will have the right to purchase, for cash, all or a portion of the non-managing general partnership interest in Panthers BRHC. The purchase price will generally equal the liquidation value of such partnership interest as if all of the assets of Panthers BRHC were sold for fair market value, minus 30 percent of such value to reflect the nonmarketability and lack of effective control with respect to the purchased partnership interest. The Rights may not be exercised after January 31, 2001.

     The Contribution and Exchange has been structured to defer most of the gain inherent in the Units until such time as (i) Limited Partners exercise the Rights; (ii) Panthers Holdings (or its designee) exercises on or after January 31, 2001, its right to purchase the interest of Boca Partnership in Panthers BRHC, (iii) Panthers BRHC repays assumed debt of the Boca Partnership, or refinances that debt with debt that is not nonrecourse debt, and which is not being repaid on or shortly following the closing of the Contribution and Exchange; or (iv) Panthers sells or otherwise disposes of the assets of Panthers BRHC in a taxable transaction. Boca Partnership may recognize some gain on the Sale, although such gain generally would qualify as passive activity income which may be offset against a Limited Partner's suspended passive losses. The Partnership expects to report the contribution of most of its assets to Panthers BRHC in exchange for the non-managing general partnership interest as a tax-deferred transaction. If gain is recognized, however, that gain generally would qualify as passive activity income which may be offset against a Limited Partner's suspended passive losses.

     The IRS may attempt to apply the Anti-Abuse Regulations or the Disguised Sale Regulations to one or more aspects of the Contribution or Exchange. For example, the IRS could assert that the Contribution and Exchange should be characterized as a fully taxable sale by Boca Partnership of both the assets in connection with the Sale and the assets transferred to Panthers BRHC in exchange for the non-managing general partnership interest in Panthers BRHC (the "Contributed Assets"), ignoring Boca Partnership's ownership of the interest in Panthers BRHC or arguing that the value of such interest is substantially less than that agreed to by the parties. In such event, all or a substantial portion of the potential gain to a Limited Partner would be accelerated and recognized upon the closing of the Contribution and Exchange, whether or not a Limited Partner actually exercises the Rights at such time. The IRS could also assert that a substantial portion of the Contributed Assets and the assets subject to the Sale should be treated under the Disguised Sale Regulations as sold in exchange for the Fee Shares, Rights, Warrants, the assumption of liabilities other than qualified liabilities and/or the reimbursement of certain expenses as set forth in the Contribution and Exchange Agreement. In such an event, the consideration for this deemed sale would be increased by all of the qualified liabilities repaid on the closing of the Contribution and Exchange and by a portion of other qualified liabilities assumed by Panthers BRHC.

     ALTHOUGH THERE APPEARS TO BE SUBSTANTIAL AUTHORITY SUPPORTING BOCA PARTNERSHIP'S TAX POSITION THAT TAX DEFERRAL WOULD BE AVAILABLE TO THE LIMITED PARTNERS OF BOCA PARTNERSHIP IN CONNECTION WITH THE CONTRIBUTION AND EXCHANGE, BECAUSE OF THE FACTUAL NATURE OF THE ISSUES AND THE UNCERTAINTY IN THE LAW, TAX COUNSEL TO PANTHERS HOLDINGS WAS UNABLE TO EXPRESS A FAVORABLE OPINION AS TO WHETHER BOCA PARTNERSHIP'S TAX POSITION IN THIS REGARD WOULD BE RESPECTED IF CHALLENGED BY THE IRS AND FULLY LITIGATED IN COURT. NO ASSURANCE CAN BE GIVEN TO THE LIMITED PARTNERS THAT THE IRS WILL NOT CHALLENGE BOCA PARTNERSHIP'S TAX POSITION AND, IF CHALLENGED, THAT SUCH TAX POSITION WOULD BE SUSTAINED IN COURT. IN DECIDING TO APPROVE THE CONTRIBUTION AND EXCHANGE, LIMITED PARTNERS SHOULD TAKE INTO ACCOUNT THE SIGNIFICANT RISK OF A SUCCESSFUL IRS CHALLENGE AND THE POTENTIAL LOSS OF ALL OR A SIGNIFICANT PORTION OF THE BENEFIT OF TAX DEFERRAL.

     A Limited Partner who purchased one Unit in the original offering of Boca Partnership paid $200,000 for the Unit which, together with the Partner's share of the Partnership's nonrecourse liabilities, established the

Partner's initial tax basis in his Unit. Based on Boca Partnership's prior tax reporting, for the period ended December 31, 1996, primarily as a result of the allocation of losses, such Partner's tax basis of his or her Unit has been decreased in the aggregate amount of approximately $604,500. Following enactment of the passive loss limitations in the Tax Reform Act of 1986, individual Limited Partners have been restricted from deducting the full amount of losses from the Partnership, except generally to the extent such Partners have had passive activity income from the Partnership or from other investments (such as from being limited partners in other partnerships engaged in an active business). For example, assuming an original Limited Partner has had no passive activity income or losses other than from ownership of a Unit, on December 31, 1996, such Limited Partner could have suspended passive activity losses of approximately $344,400, which will be allowed as a deduction against passive activity income from a sale or exchange of his Unit or from Boca Partnership's sale or exchange of its assets. If the Limited Partner receives Exchange Rights exercisable for 15,645 shares of Panthers Class A Common Stock which trade at $26.375 per share plus Panthers' Warrants and immediately exercises the Exchange Rights, the value of the Panthers Class A Common Stock received would be approximately $412,600 resulting in a taxable passive activity gain to the Partner of approximately $817,000 plus the value of the Panthers' Warrants, most of which gain would be taxable as a long-term capital gain and as passive activity income. The Partner would also be allowed to deduct against such gain the amount of any suspended passive losses ($344,400 if none of these suspended losses have been used against passive activity income from other investments.) If the Panthers Class A Common Stock were then sold for $26.375 per share, the former Partner would have no further gain or loss on the sale and would receive $412,600 in cash (excluding selling expenses).

     The precise impact of the Contribution and Exchange, and the possible acceleration of gain, on each Limited Partner cannot be determined. That impact will depend in major part on the following major factors: the Limited Partner's tax status as an individual, a C corporation or another entity; the adjusted tax basis of a Limited Partner in Boca Partnership as of December 31, 1996; whether the particular Limited Partner has suspended passive loss from Boca Partnership and, if so, the amount thereof; and the other tax attributes of a Limited Partner from sources other than Boca Partnership such as suspended passive activity losses from other investments, net operating and capital loss carryovers. BECAUSE OF THESE AND OTHER FACTORS, EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING TO THE PRECISE TAX IMPACT OF TO THE CONTRIBUTION AND EXCHANGE ON SUCH PARTNER.

  TAX CONSEQUENCES OF THE SALE

     Boca Partnership will recognize gain or loss in connection with the Sale in an amount equal to the difference between Boca Partnership's (i) amount realized (i.e. the fair market value of the Fee Shares, Rights and Warrants received) and
(ii) adjusted tax basis in the assets exchanged. Any gain recognized by the Boca Partnership will be allocated to Boca General Partner and the Limited Partners in accordance with the Partnership Agreement of Boca Partnership. The character of the gain may be partially ordinary and partially capital gain based on the assets exchanged by Boca Partnership. Depending on the precise nature of the assets transferred by Boca Partnership, gain recognized from the Sale may be treated as passive activity income for purposes of the passive activity loss limitations of the Code. Any gain recognized by Boca Partnership and allocated to the Limited Partners will increase their adjusted tax basis for their partnership interests in Boca Partnership. Any gain recognized by Boca Partnership, as with other items of partnership income, may be decreased by losses and deductions of Boca Partnership including any deduction from the transfer of the Fee Shares to creditors of Boca Partnership.

     While Boca Partnership does not expect to report a significant amount of gain, there is no assurance that the IRS will agree with the valuation of the Rights and Warrants agreed to by Boca Partnership and Panthers Holdings. If the IRS successfully asserts that the value of the Rights and Warrants is higher, Boca Partnership may be treated as exchanging a portion of the Contributed Assets for such property, resulting in an acceleration of gain on the Sale to Boca Partnership and thereafter to the Boca General Partner and the Limited Partners. In addition, the IRS might disagree with the allocation or selection of the assets to be sold in the Sale in exchange for the Fee Shares, Rights and Warrants and, instead, treat the value of the consideration received, as increased by any valuation adjustment attributable to the Rights and Warrants, as being received in exchange for a portion of all of the Contributed Assets, resulting in a substantial gain.

     The tax basis of the Fee Shares, Rights and Warrants in the hands of Boca Partnership on the closing of the Sale should equal fair market value of the Fee Shares, Rights and Warrants at such time .

  THE CONTRIBUTION OF ASSETS FOR THE GENERAL PARTNERSHIP INTEREST

     Generally, Boca Partnership expects to recognize some gain or loss upon the contribution of the Contributed Assets for its non-managing general partnership interest in Panthers BRHC (the "Interest"). Boca Partnership's tax basis in the Interest generally will equal its tax basis in the Contributed Assets increased by its share of Panthers BRHC's liabilities following the contribution and decreased by the amount of liabilities assumed by Panthers BRHC, or to which the Contributed Assets were subject, at the time of contribution.

     The payment or reimbursement on behalf of Boca Partnership of certain preformation expenses in accordance with the Contribution and Exchange Agreement may result in the recognition of some gain if the payment or reimbursement is viewed under the Disguised Sale Rule as sale consideration for the Contributed Assets. Moreover, while the Boca General Partner believes that most of the liabilities of Boca Partnership to be assumed by Panthers BRHC should constitute qualified liabilities under the Disguised Sale Regulations, some liabilities assumed or repaid by Panthers BRHC might not be treated as qualified liabilities thereunder, resulting in additional gain.

     Finally, the IRS may attempt to assert under general income tax principles or those discussed above -- See "-- General Tax Treatment of the Transaction" -- that Boca Partnership sold all of its assets to Panthers BRHC in exchange for Rights, Warrants, the reimbursement of preformation expenses and relief of non-qualified liabilities resulting in gain under the Disguised Sale Regulations. In the judgment of tax counsel, this is a material risk and could result in acceleration of a substantial portion of the total deferred gain computed as if each Limited Partner exercised the Rights on the closing of the Contribution and Exchange. See"-- The Exercise of the Rights and Exercise of the Warrants."

  THE DISTRIBUTION OF THE RIGHTS AND WARRANTS

     Generally, neither a partnership nor partner recognizes gain or loss on the distribution by the partnership of property, other than money, to a partner. The Code provides that marketable securities and assets "exchangeable for marketable securities" are treated as money. Since both the Rights and Warrants will be exchangeable for Class A Common Stock, a marketable security, at the time they are distributed to the partners of Boca Partnership, they should be considered as money.

     A Limited Partner will recognize gain upon such distributions to the extent that the fair market value of the Rights and/or Warrants distributed exceeds the Limited Partner's adjusted tax basis in his or her Units immediately before the distribution. If any such gain were to be recognized, it would be treated as gain from the sale or exchange of his or her interest in Boca Partnership. See "-- Tax Consequences of a Sale of Partnership Interests." In the event that the Rights or Warrants have a fair market value in excess of their tax basis in the hands of Boca Partnership at the time of the distribution, any such gain will be reduced by the excess of (i) the Limited Partner's distributive share of the net gain that would have been recognized if all of the Rights and/or Warrants were sold by the Boca Partnership for fair market value immediately before the distribution over (ii) the Limited Partner's distributive share of the net gain which is attributable to the Rights and/or Warrants held by Boca Partnership immediately after the distribution (determined using the same fair market value). It is anticipated that the Rights and Warrants will not have a fair market value in excess of their tax basis in the hands of Boca Partnership at the time of the distribution.

     In accordance with the valuation of the Rights and Warrants by the parties, each Limited Partner whose tax basis is no less than that of an original Limited Partner should have sufficient basis in his or her Units so as to avoid an acceleration of gain. Other Limited Partners should consult their advisors.

     A Limited Partner's tax basis in the distributed Rights and Warrants should equal their fair market value immediately before their distribution. In addition, each Limited Partner's tax basis in his or her Units should be reduced (but not below zero) by the fair market value of the Rights and Warrants received in the distribution.

  THE LIMITED PARTNERS SHARE OF DEBT

     Boca Partnership's share of the Panthers BRHC liabilities will be treated as liabilities of the Boca Partnership. The Panthers BRHC liabilities treated as liabilities of Boca Partnership will be allocated among the partners of Boca Partnership including the Limited Partners.

     As a result of the Contribution and Exchange and the repayment of certain former liabilities of Boca Partnership in connection therewith, a Limited Partner's share of liabilities after the Contribution and Exchange will be less than the Partner's share of the former liabilities of Boca Partnership as of December 31, 1996.

     A Limited Partner will recognize income solely as a result of the Contribution and Exchange in an amount equal to (i) the sum of (x) the fair market value of the Rights and Warrants distributed to the Limited Partner, (y) any gain recognized by Boca Partnership in connection with the Sale or the Contributed Assets (less any deduction for the transfer of the Fee Shares to a creditor of Boca Partnership) and (z) the amount of the reduction in such Partner's share of the former liabilities of Boca Partnership, minus (ii) the Limited Partner's existing adjusted tax basis in his or her partnership interest in Boca Partnership.

     Each Limited Partner whose tax basis is no less than that of an original Limited Partner should have sufficient basis in his or her Units so as to avoid an acceleration of gain upon the transfer of the Contributed Assets to Panthers BRHC. Other Limited Partners should consult their advisors. If gain is recognized, it will be treated as gain from the sale or exchange of a portion of Boca Partnership's Interest in Panthers BRHC. See "-- Tax Consequences of a Sale of Partnership Interests".

     There is no assurance that the IRS will agree with the valuation of the Rights and Warrants agreed to by Boca Partnership and Panthers Holdings. If the IRS successfully asserts that the value of the Rights and Warrants is higher, such a higher value could result in additional acceleration of gain for Limited Partners.

  THE EXERCISE OF THE RIGHTS AND EXERCISE OF THE WARRANTS

     A Limited Partner will recognize gain or loss upon the exercise of the Rights in an amount equal to the difference between (i) the fair market value of the Class A Common Stock received plus the Limited Partner's share of Panthers BRHC's liabilities relieved less (ii) the Limited Partner's tax basis in his or her Units and the Rights. If a Limited Partner exercises the Rights in part so that only a portion of his or her Units are sold, then only a portion of the total gain will be recognized. In this situation, it is not likely a Limited Partner has a separate basis for Units acquired at different times. Thus, such a Limited Partner probably cannot elect to sell a Unit having a greater adjusted tax basis than another Unit owned by the Partner. Generally, any such gain or loss should be treated as gain or loss from the sale or exchange of all or a portion of his or her entire interest in Boca Partnership. See "-- Tax Consequences of a Sale of Partnership Interests." The Class A Common Stock received by a Limited Partner upon conversion will have a tax basis in the hands of the Limited Partner equal to the fair market value of the shares at the time of conversion.

     A Limited Partner will not recognize gain or loss upon the exercise of the Warrants. The Class A Common Stock received by a Limited Partner upon exercise will have a tax basis equal to his or her tax basis in the Warrants plus the exercise price paid by such Limited Partner.

     A Limited Partner's future sale of the Class A Common Stock generally should not generate passive activity income or loss. Assuming the Class A Common Stock is held as a capital asset, a Limited Partner's holding period for capital gain or loss purposes should start when the Rights are exercised. The same holding period rule probably applies as well to Class A Common Stock acquired by exercise of the Warrants.

  TAX CONSEQUENCES OF AN INVESTMENT IN PANTHERS BRHC

     Income, gains, losses, deductions and credits of Panthers BRHC for federal income tax purposes will be allocated to Boca Partnership, and thereafter to the Boca General Partner and the Limited Partners, in a manner generally consistent with the respective partnership agreements. Such allocations are intended to conform with existing Treasury Regulations.

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as "Book-Tax Difference"). It is anticipated that at the time of the Contribution and Exchange, there will exist a substantial amount of Book-Tax Difference with respect to the Assets.

     In accordance with the Contribution and Exchange Agreement, the partnership agreement of Panthers BRHC will require allocations of income, gain, loss and deduction attributable to the Assets be made in a manner that is consistent with
Section 704 of the Code. Based upon the Treasury Regulations under Section 704(c), Panthers BRHC intends to use the "remedial method" of allocations. Under the remedial method, the Boca Partnership, and thereafter the Boca General Partner and the Limited Partners, generally will be allocated income in excess of its economic or "book" income in order to reduce the Book-Tax Difference. In addition, if Assets with a Book-Tax Difference are sold, any Book-Tax Difference remaining at the time they are sold must be allocated exclusively to Boca Partnership, and thereafter to the Boca General Partner and the Limited Partners. To the extent that Boca Partnership is allocated taxable income, Panthers BRHC will distribute cash to Boca Partnership for distribution to the Limited Partners in an amount equal to 40 percent of the income.

     A Limited Partner will also recognize income to the extent such Limited Partner's share of Panthers BRHC liabilities is reduced by an amount in excess of the Limited Partner's adjusted tax basis in Boca Partnership. The repayment of liabilities by Panthers BRHC may accelerate gain with respect to the Limited Partners of Boca Partnership. In accordance with the Contribution and Exchange Agreement, the BRHC Partnership Agreement will require the consent of Boca Partnership to the repayment or refinancing of certain senior debt. However, the repayment or refinancing of debt may occur without limitation on or after the earlier of (i) the date an affiliate of Panthers Holdings acquires more than 51 percent of the limited partnership interests in Boca Partnership upon the exercise of Rights, or (ii) any date a share of the Class A Common Stock closes at an average price of at least $36.93 for five (5) consecutive trading days. Accordingly, there is no guarantee that a Limited Partner will be able to defer any gain attributable to a reduction in such Limited Partner's share of Panthers BRHC liabilities until the exercise of Rights.

     Under the BRHC Partnership Agreement, Panthers Holdings has an option to purchase for cash at any time on or after January 31, 2001, the non-managing general partnership interest of Boca Partnership in Panthers BRHC. If this option to purchase is exercised, gain will be recognized by Boca Partnership and Limited Partners who have not exercised Rights. The gain recognized by Boca Partnership will equal the excess of (i) the purchase price of the Interest at the price determined by the method set forth in the Contribution and Exchange Agreement, over (ii) the adjusted tax basis of the Interest at the time of the cash sale.

  TAX CONSEQUENCES OF A SALE OF PARTNERSHIP INTERESTS

     Generally, gain or loss realized on the sale or exchange of a partnership interest by a partner who is not a dealer in securities and who has held such interest for more than one year will be long-term capital gain or loss. However, if the amount realized upon the sale of a partnership interest attributable to a partner's share of unrealized receivables or inventory of the partnership (as defined in Section 751) exceeds the tax basis attributable to those assets, the excess will be treated as ordinary income.

     For purposes of the passive activity loss limitations of the Code, gain or loss recognized from transactions treated as a sale or exchange of a limited partnership interest, such as the transfer of the Contributed Assets, distribution of Rights and Warrants, and conversion of Rights, generally will be treated as passive activity income or loss. Passive activity income recognized by a Limited Partner generally may be used to offset passive loss from Boca Partnership or other passive activities of such Limited Partner.

     If a Limited Partner disposes of his or her entire Boca Partnership interest in a taxable transaction, including the conversion of the Rights, any current or suspended passive losses from Boca Partnership and any loss realized from the disposition of the Units generally will be treated as losses from a non-passive activity to the extent they exceed the Limited Partner's net income or gain from all passive activities for the year (determined without regard to any losses related to the disposed Units). Thus, each Limited Partner that converts all of his or her Units to Class A Common Stock will be entitled to deduct all suspended passive activity losses from Boca Partnership against any income for such taxable year. A Limited Partner could have significant suspended passive losses from the Boca Partnership to reduce the passive income that may arise as a result of the Contribution and Exchange, although this question depends on the individual tax circumstances of each Limited Partner.

                    THE CONTRIBUTION AND EXCHANGE AGREEMENT

     The following is a brief summary of certain terms of the Contribution and Exchange Agreement, a copy of which is attached as Annex A to this Solicitation Statement/Prospectus and is incorporated herein by reference. All material terms of the Contribution and Exchange Agreement are discussed herein. However, this summary is qualified in its entirety by reference to the full text of the Contribution and Exchange Agreement.

THE CONTRIBUTION AND EXCHANGE AGREEMENT

     Upon the terms and subject to the provisions of the Contribution and Exchange Agreement, all of the assets of Boca Partnership will be transferred to Panthers BRHC. In consideration for such assets, Panthers Holdings, through the managing general partner, limited partner and Panthers BRHC, will pay the following consideration: (i) a non-managing general partnership interest in Panthers BRHC; (ii) Warrants to purchase approximately 918,104 shares of Class A Common Stock; (iii) the Share Consideration of which (a) up to 141,232 shares may be used to pay deferred fees owed by the Boca Partnership to the Boca General Partner; (b) 189,574 shares will be used to compensate Messrs. Theodore
V. Fowler and Dennis J. Callaghan, who through their affiliates control the Boca General Partner, for their involvement in integrating Boca Raton Resort and Club into Panthers Holdings; (c) the Fee Shares will be used to pay additional interest charges to the holder of the third mortgage on Boca Partnership's assets and other persons to whom Boca Partnership is obligated to pay fees; and
(d) the balance of the shares, or up to approximately 4,237,891 shares, will attach to Rights which, when distributed to the Boca General Partner and the limited partners in accordance with the partnership agreement of Boca Partnership, will entitle such holders, without any additional consideration, to sell their partnership interests to an affiliate of Panthers Holdings in exchange for 4,237,891 shares of Class A Common Stock exercisable at any time before January 1, 2001; and (iv) the assumption of indebtedness of Boca Partnership in the amount of approximately $195.0 million, of which approximately $85.0 million will be repaid upon consummation of the Contribution and Exchange. Of the $85.0 million to be repaid, $45.0 million will be paid from Panthers Holdings' working capital and $40.0 million will be paid from the incurrence of additional debt. Consummation of the acquisition is subject to customary conditions, including the receipt of requisite approvals from the shareholders of Panthers Holdings and the limited partners of Boca Partnership. Under the terms of the Contribution and Exchange Agreement, the 4,928,917 shares of Class A Common Stock expected to be issued may be adjusted depending on the final closing date determination of the partnership debt to be repaid, which determination may vary based on prevailing interest rates and the actual date of closing.

REPRESENTATIONS AND WARRANTIES

     The Contribution and Exchange Agreement contains various representations and warranties, none of which will survive the Closing Date. The representations and warranties of Boca Partnership, the Boca General Partner and BRMC relate to, among other things: (i) the organization and current status of Boca Partnership, the Boca General Partner and BRMC, (ii) subsidiaries of Boca Partnership, (iii) the power and authority of Boca Partnership, the Boca General Partner and BRMC to conduct business as now conducted and to enter into the Contribution and Exchange Agreement, (iv) the due execution and enforceability of the Contribution and Exchange Agreement, (v) pending or threatened litigation involving Boca Partnership, the Boca General Partner and BRMC, (vi) government consents or approvals needed to effectuate the Contribution and Exchange, (vii) the financial statements of Boca Partnership, (viii) liabilities of Boca Partnership, (ix) real estate of Boca Partnership, (x) lack of condemnation proceedings involving Boca Partnership, (ix) ownership of assets, (xii) compliance with applicable laws, (xiii) labor and employment matters, (xiv) employee benefit matters, (xv) tax matters, (xvi) licenses and permits, (xvii) insurance matters, (xviii) adequacy of assets, (xvix) relationships with customers and suppliers, (xx) affiliated party transactions, (xxi) intellectual property, (xxii) material contracts, (xxiii) access to Boca Partnership information, (xxiv) bank accounts, (xxv) business locations, (xxvi) fictitious names, (xxvii) the lack of an obligation to pay any finder, broker or agent fees or commissions, (xxviii) Premier Club Notes and Deposits, as such terms are defined in the Contribution and Exchange Agreement, and (xxix) environmental matters.

     The representations and warranties of Panthers Holdings relate to: (i) the organization and current status of Panthers Holdings, (ii) the power and authority of Panthers Holdings to enter into the Contribution and Exchange Agreement, (iii) the due execution and enforceability of the Contribution and Exchange

Agreement, (iv) valid issuance of the General Partnership Interests, the Panthers Warrants and the underlying Panthers Class A Common Stock to be issued in connection with the Contribution and Exchange, (v) the lack of an obligation to pay any finder, broker or agent fees or commissions, (vi) the fact that the execution and delivery of the Contribution and Exchange Agreement will not violate any laws or other provisions applicable to Panthers Holdings or Panthers BRHC, (vii) the timeliness and accuracy of Panthers Holdings' Securities and Exchange Commission filings, and (viii) the capitalization of Panthers Holdings.

CERTAIN COVENANTS

     Prior to the Closing Date, Boca Partnership has agreed to, among other things, to conduct its business only in the ordinary and usual course of business, consistent with past practice.

CONDITIONS PRECEDENT TO CLOSING

     The obligations of Boca Partnership to consummate the Contribution and Exchange are subject to satisfaction of the following additional conditions on or prior to the Closing Date, unless waived: (i) the representations and warranties of Panthers Holdings shall be true and correct at and as of the Closing Date; (ii) Panthers Holdings shall have performed and complied with all of its obligations under the Contribution and Exchange Agreement; (iii) Panthers Holdings shall have delivered a certificate to Boca Partnership certifying that the representations and warranties as provided in the Contribution and Exchange Agreement are true and correct and that all obligations have been complied with and performed; and (iv) there shall be no pending or threatened litigation against Panthers Holdings which could reasonably be expected to impair the Contribution and Exchange Agreement.

     The obligations of Boca Partnership, the Boca General Partner and BRMC to consummate the Contribution and Exchange are subject to satisfaction of the following additional conditions on or prior to the Effective Time, unless waived: (i) The representations and warranties of Panthers Holdings contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time, (ii) Panthers Holdings shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date, (iii) Panthers Holdings shall have delivered to a representative of Boca Partnership a certificate, dated as of the Effective Date, and signed by a duly authorized executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed, (iv) Boca Partnership shall have received all of the Rights (less the Held Back Interests) and the Warrants, (v) There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which in the judgment of the Boca General Partner makes it inadvisable to proceed with the transactions contemplated hereunder and other transactions contemplated by the Contribution and Exchange Agreement, (vi) Any applicable Hart-Scott-Rodino waiting period shall have expired or been terminated, (vii) All required partner consents shall have been obtained, (viii) The registration statement(s) required by the Contribution and Exchange Agreement shall be effective, (ix) Boca Partnership shall have received an opinion dated as of the Closing Date from counsel for Panthers Holdings, in form and substance acceptable to Partnership, to the effect that: (a) Panthers Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; Panthers has the requisite power and authority to carry on its business as now being conducted; (b) Panthers Holdings has the power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby; (c) Panthers Holding has taken all action necessary to authorize its execution and delivery of this Agreement including obtaining all required consents; and (d) The execution and delivery of this Agreement by Panthers Holdings and the performance of its agreements in this Agreement do not violate the Articles of Incorporation, or the Bylaws of Panthers Holdings; (x) This Agreement has been duly executed and delivered by Panthers and constitutes a legal, valid and binding obligation of it enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity, (xi) Upon consummation of the transactions contemplated hereunder and the issuance and delivery of certificates representing the Panthers Shares, the Panthers Shares will be validly issued, fully paid and non-assessable shares of Panthers Common Stock; and (g) There shall not have occurred a Material Adverse Effect with respect to Panthers Holdings which causes the stock price of Panthers Holdings on the NASDAQ Stock Market to fall below $26.375.

     The obligation of Panthers Holdings to consummate the Contribution and Exchange Agreement is subject to satisfaction of the following additional conditions on or prior to the Closing Date, unless waived: (i) the representations and warranties of Boca Partnership, the Boca General Partner and BRMC contained in the Contribution and Exchange Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time, (ii) Boca Partnership, the Boca General Partner and BRMC shall have performed and complied in all material respects with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date,
(iii) Boca Partnership, the Boca General Partner and BRMC shall have delivered to Panthers a certificate, dated as of the Closing Date, duly signed (in the case of the Partnership, by its General Partner), certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been complied with and performed in all material respects, (iv) there shall have been no Material Adverse Change to Boca Partnership, and there shall have been delivered to Panthers Holdings a certificate to that effect, dated the Closing Date and signed by or on behalf of Boca Partnership, (v) the General Partner shall have delivered to Panthers Holdings a certificate of good standing of Boca Partnership issued by the Secretary of State of the State of Florida and each other state in which Boca Partnership is qualified to do business as of a date not more than fifteen (15) days prior to the Closing Date, (vi) Boca Partnership shall have delivered to Panthers the certificate of the Boca General Partner of the Partnership authorizing the transactions contemplated by the Contribution and Exchange Agreement, (vii) Panthers Holdings shall have received a legal opinion dated as of the Closing Date from counsel for Boca Partnership, in form and substance acceptable to Panthers, to the effect that: (a) Boca Partnership is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Florida and is authorized to carry on the business now conducted by it; (b) Boca Partnership has obtained all necessary authorizations and consents to effect the Contribution and Exchange Agreement; (c) All general partnership interests of Boca Partnership are owned as set forth in the Contribution and Exchange Agreement; (d) Such counsel does not know or have reason to believe that there is any litigation, proceeding or investigation pending or threatened which might result in any Material Adverse Change in the properties, business or prospects or in the condition of the Partnership; and
(e) The Contribution and Exchange Agreement is a valid and binding obligation of Boca Partnership, the Boca General Partner and BRMC, and is enforceable against Boca Partnership, the Boca General Partner and BRMC, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles, (viii) Boca Partnership, Panthers Holdings and shall have received all necessary consents and otherwise complied with applicable laws in connection with the transactions contemplated by the Contribution and Exchange Agreement, (ix) The Boca General Partner and Boca Partnership shall have delivered to Panthers Holdings a letter agreement acknowledging receipt of SEC filings of Panthers, in form and substance satisfactory to the Panthers Holding; (x) Boca Partnership shall have delivered to Panthers BRHC Limited all assignments, warranty deeds and other instruments reasonably required to evidence the conveyance of all of the Contributed Assets, as defined in the Contribution and Exchange Agreement, (xi) There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which, in the judgment of Panthers Holdings, makes it inadvisable to proceed with the transaction contemplated hereunder and other transactions contemplated by the Contribution and Exchange Agreement, (xii) Any applicable Hart-Scott-Rodino waiting period shall have expired or been terminated, and (xiii) The SEC shall have cleared the consent Solicitation Statement/Prospectus and all necessary approvals of the NASDAQ Stock Market shall have been obtained. While any of the referenced conditions to closing may legally be waived, Panthers Holdings does not currently plan to waive any of such conditions.

TERMINATION

     The Contribution and Exchange Agreement may be terminated and the Contribution and Exchange contemplated by the Contribution and Exchange Agreement may be abandoned prior to the Closing Date:

          (a) by mutual written consent of all parties to the Contribution and Exchange Agreement;

          (b) by Panthers Holdings in the event of a material breach by any of Boca Partnership, the Boca General Partner or BRMC of any provision of the Exchange Agreement;

          (c) by Boca Partnership in the event of a material breach by Panthers Holdings of any provision of the Contribution and Exchange Agreement;

          (d) by any of Panthers Holdings or Boca Partnership if the Closing has not occurred by December 31, 1997.

          (e) by either Panthers Holdings or Boca Partnership if the requisite consents of the limited partners of Boca Partnership are not obtained within ninety (90) days of the mailing of Boca Partnership's consent solicitation statement; or

          (f) by Boca Partnership upon the payment of a termination fee of $10.0 million, as provided for in the Contribution and Exchange Agreement.

                           COMPARATIVE PER SHARE DATA

     Set forth below are historical earnings (loss) and book value per common share data of Panthers Holdings, individually, and unaudited pro forma per common share data for Boca Partnership individually and Panthers Holdings and Boca Partnership combined ("Panthers Holdings -- Pro Forma"). The Panthers Holdings -- Pro Forma Income (loss) per share gives effect to the consummation of the Prior Offerings, the Contribution and Exchange, the Resort Facilities Acquisition, the Acquisition of Incredible Ice and the Private Placement as if such events occurred at the beginning of the periods presented. The Panthers Holdings -- Pro forma Book value per share gives effect to the consummation of the Contribution and Exchange as if such event had occurred at the balance sheet date. The unaudited pro forma data for Panthers Holdings was derived from, and should be read in conjunction with, the Unaudited Pro Forma Consolidated Financial Statements and notes thereto included elsewhere in this Proxy Statement. No cash dividends were declared on the common stock of Panthers Holdings for the periods presented. The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements of Panthers Holdings and Boca Partnership including the notes thereto, and the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this Proxy Statement.

                                                         NINE MONTHS ENDED ON   YEAR ENDED ON OR AT
                                                         OR AT MARCH 31, 1997      JUNE 30, 1996
                                                         --------------------   -------------------
PANTHERS HOLDINGS -- HISTORICAL
Loss per share.........................................          $ (0.72)(b)            $ (4.76)(a)
Book value (deficit) per share.........................          $  8.45(b)             $ (9.16)(a)
BOCA PARTNERSHIP -- PRO FORMA
Income (loss) per share................................          $  0.44(c)             $ (0.47)(c)(d)
Book value (deficit) per share.........................          $(15.51)(c)            $(15.96)(c)(d)
PANTHERS HOLDINGS -- PRO FORMA
Income (loss) per share................................          $  0.09(e)             $ (0.66)(e)
Book value per share...................................          $ 10.93(e)             $ 11.32(e)

---------------

(a) Loss per share and book value per share outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented.
(b) Loss per share and book value per share are based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 7,300,000 shares issued in connection with the Company's initial public offering of 2,700,000 shares of Class A Common Stock and concurrent offering of 4,600,000 shares of Class A Common Stock (the "Prior Offerings"), (iii) 2,460,000 shares issued in the Private Placement, (iv) 212,766 shares issued in the acquisition of Incredible Ice and (v) 8,400,000 shares issued in the Resort Facilities Acquisition (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar).
(c) Income (loss) per share and book value per share are based on the 4,928,917 shares to be issued in connection with the Contribution and Exchange Agreement.
(d) Boca Partnership has a fiscal year which ends on December 31. Reflected hereon are the results of operations for Boca Partnership for the twelve month period ended June 30, 1996.
(e) Income (loss) per share and book value per share are based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 7,300,000 shares issued in connection with the Company's initial public offering of 2,700,000 shares of Class A Common Stock and concurrent offering of 4,600,000 shares of Class A Common Stock (the "Prior Offerings"), (iii) 2,460,000 shares issued in the Private Placement, (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 8,400,000 shares issued in the Resort Facilities Acquisition (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar) and (vi) the 4,928,917 shares to be issued in connection with the Contribution and Exchange Agreement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                   RESULTS OF OPERATIONS OF PANTHERS HOLDINGS

     Certain statements and information included herein may constitute "forward-looking statements" within the meaning of Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Panthers Holdings to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included elsewhere herein.

     The historical selected financial data of Panthers Holdings included herein include the financial position and results of operations of Decoma Investment, Inc. I ("Decoma I") and Decoma Investment, Inc. II ("Decoma II"), which Mr. Huizenga acquired in August of 1994, for all periods presented. As this transaction was among entities under common control, it has been accounted for on an historical cost basis in a manner similar to a pooling of interests, and, accordingly, Panthers Holdings' historical balance sheets, statements of operations, statements of shareholders' equity and statements of cash flows have been presented as if Panthers Holdings were combined with Decoma I and Decoma II (collectively, the "Decoma Entities") as of the date Mr. Huizenga acquired the Decoma Entities. Businesses acquired during the three month period ended March 31, 1997 (the "3rd Quarter Acquisitions") and accounted for under the purchase method of accounting are included in the unaudited condensed consolidated statement of operations for the nine months ended March 31, 1997 from their respective dates of acquisition and are not incorporated in any of the historical selected financial data for any other prior periods presented.

BUSINESSES ACQUIRED DURING THREE MONTHS ENDED MARCH 31, 1997

     On January 31, 1997, Panthers Holdings acquired certain assets relating to the business of owning and operating a twin-pad ice rink facility located in Coral Springs, Florida in exchange for $1.0 million in cash, 212,766 shares of the Class A Common Stock and the assumption by Panthers Holdings of a maximum of approximately $8.1 million in construction-related obligations, of which approximately $6.7 million was repaid upon consummation of the acquisition. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997, Panthers Holdings acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Pier 66 for 4,450,000 shares of Class A Common Stock. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997 Panthers Holdings acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Bahia Mar in exchange for 3,950,000 shares of Class A Common Stock. This acquisition has been accounted for under the purchase method of accounting.

PRIVATE PLACEMENT TRANSACTION

     On January 30, 1997, Panthers Holdings issued and sold 2,460,000 shares of Class A Common Stock in the Private Placement at a price of $27.75 per share. The Private Placement resulted in net proceeds to Panthers Holdings of approximately $65.6 million after deducting placement agency fees.

PANTHERS LTD. OVERVIEW

     The operations of Panthers Ltd. are seasonal. Panthers Ltd. receives a substantial portion of its receipts from the advance sale of regular season tickets during the months of July and August, prior to the commencement of the NHL regular season. For financial reporting purposes, hockey related revenue and team operating expenses are recognized during the regular season, which extends from early October through mid-April. In the event the Panthers participate in the playoffs, additional revenue will be realized and additional expenses will be incurred for each playoff series.

     During the seven month period from inception on December 2, 1992 through June 30, 1993, Panthers Ltd. did not realize revenue or incur expenses from hockey operations. Panthers Ltd. incurred approximately $770,000 of various general and administrative start-up costs during such seven month period.

     The 1994-95 season was shortened (from the normal 84 game schedule to a 48 game schedule) as a result of a player lockout in a dispute over the then existing collective bargaining agreement, and the results of operations for the year ended June 30, 1995 reflect the reduced number of games played.

     During the 1995-96 season, the Panthers participated in all four rounds of the Stanley Cup playoffs (playing in 22 playoff games) and derived additional revenue and incurred additional expenses as a result of their participation in the playoffs.

     Panthers Holdings incurred net losses of approximately $7.5 million, $25.1 million, $15.4 million and $12.9 million during the nine month period ended March 31, 1997 and the years ended June 30, 1996, 1995 and 1994, respectively. Such net losses were primarily a result of Panthers Ltd. having entered into an unfavorable agreement with the Miami Arena which does not provide Panthers Ltd. with certain sources of revenue, including revenue from the sale of suites and parking and a majority of the advertising space, which are generally available to other hockey franchises. The Miami Arena, with a seating capacity of 14,703, is currently the smallest arena in the NHL. These seating limitations have precluded Panthers Ltd. from receiving additional revenue from the sale of additional tickets. In addition, Panthers Ltd.'s net losses were abnormally high due to the amortization of the original franchise cost totaling approximately $2.7 million, $9.1 million, $5.7 million and $6.2 million for the nine months ended March 31, 1997 and the years ended June 30, 1996, 1995 and 1994, respectively. Approximately $25.7 million of the Panthers' original franchise cost was allocated to player contracts and is being amortized over approximately six years, of which $21.3 million had been amortized as of March 31, 1997. The remaining $24.3 million of the original franchise cost is being amortized over 40 years. Interest expense incurred during the three years ended June 30, 1996, 1995, 1994 was approximately $5.2 million, $4.1 million and $2.5 million, respectively. Such interest expense related to two term loans and advances from Mr. Huizenga. These term loans were repaid after the consummation of the Prior Offerings. The cumulative advances provided by Mr. Huizenga were contributed pursuant to the Reorganization prior to the consummation of the Prior Offerings.

     In May 1996, Panthers Ltd. entered into the Arena License Amendment, extending the term of the license (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The Arena License Amendment contained substantially the same economic terms as the existing Miami Arena license and was subject to the approval of MSEA, which approval, according to the Miami Arena license, could not be unreasonably withheld. In June 1996, MSEA rejected the Arena License Amendment and demanded that the Panthers vacate the Miami Arena. Subsequently, Panthers Ltd. sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the Arena License Amendment. MSEA has recently appealed the decision rendered by the court. Although Panthers Ltd. believes that MSEA will not prevail, if MSEA is successful, Panthers Ltd. may need to find and enter into an agreement for an alternative playing site, which may be outside South Florida, until such time as the Broward County Civic Arena is completed. In the event the Panthers are required to play outside South Florida, Panthers Ltd. may incur additional operating costs (including travel costs) and generate less revenue as a result of playing outside its local market.

     There can be no assurance that Panthers Ltd. will be able to find and enter into an agreement for an alternative playing site or that the use of such alternative playing site will not adversely affect Panthers Holdings' financial condition or results of operations.

RESULTS OF OPERATIONS

     Panthers Holdings currently operates through two business segments: (i) sports and entertainment and (ii) leisure and recreation. Panthers Holdings' sports and entertainment segment currently consists of Panthers Holdings' hockey operations, arena development and management operations and ice skating rink operations, while the leisure and recreation segment consists of Panthers Holdings' resort property operations, including Pier 66 and Bahia Mar. Panthers Holdings has also entered into a definitive agreement to acquire the Boca Raton Resort and Club.

 NINE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE NINE MONTHS ENDED MARCH 31,
 1996

     The following table sets forth revenue, operating expenses and net operating income (loss) for each of Panthers Holdings' business segments for the nine months ended March 31, 1997 and 1996.

                                                              NINE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1996
                                                              -------   --------
Revenue:
  Sports and Entertainment..................................  $32,185   $ 24,024
  Leisure and Recreation....................................    4,952         --
                                                              -------   --------
                                                               37,137     24,024
Operating Expenses:
  Sports and Entertainment..................................   39,035     38,838
  Leisure and Recreation....................................    3,122         --
  Corporate.................................................      658         --
                                                              -------   --------
                                                               42,815     38,838
Net Operating Income (Loss):
  Sports and Entertainment..................................   (6,850)   (14,814)
  Leisure and Recreation....................................    1,830         --
  Corporate.................................................     (658)        --
                                                              -------   --------
                                                              $(5,678)  $(14,814)
                                                              =======   ========

     Revenue. Revenue from the sports and entertainment segment increased approximately 34% or $8.2 million for the nine months ended March 31, 1997, primarily as a result of increased Panthers ticket sales due to all home games being sold out during the 1996-97 season and increases in revenue from broadcasting and advertising/promotion contracts.

     Revenue from the newly formed leisure and recreation segment, directly related to the March 4, 1997 acquisition of Pier 66 and Bahia Mar, was approximately $5.0 million in the nine months ended March 31, 1997, of which approximately 50% pertained to room revenue.

     Cost of Services. Cost of services incurred in the sports and entertainment segment increased approximately 7% or $2.0 million during the nine month period ended March 31, 1997, and was primarily attributable to higher player salaries and higher ticketing and arena operation costs associated with increased attendance at Panthers home games.

     Cost of services incurred in the leisure and recreation segment were approximately $1.6 million in the nine months ended March 31, 1997 and was directly related to the acquisition of Pier 66 and Bahia Mar.

     Amortization and Depreciation. Amortization and depreciation expenses were approximately $3.6 million and $5.4 million for the nine month periods ended March 31, 1997 and 1996, respectively. Most of the decrease related to the amortization during fiscal 1996 of the contracts of players selected in the 1993 draft to better reflect current value of remaining players contracts. As of March 31, 1997, the remaining unamortized portion of such players contracts was approximately $4.4 million which will be completely amortized by May, 1999.

     Selling, General, and Administrative (SG&A). Total SG&A expenses increased approximately $2.2 million during the nine months ended March 31, 1997, as compared to the nine months ended March 31, 1996, primarily as a result of the additional $1.2 million of SG&A expenses incurred by the newly acquired resort and marine properties during the period from March 4, 1997 (the date of acquisition) through March 31, 1997. Panthers Holdings also incurred approximately $660,000 of various corporate SG&A expenses considered customary for a public versus private entity during the nine month period ended March 31, 1997.

     Interest and Other Income. Investment interest income earned increased approximately $900,000 during the nine months ended March 31, 1997 as compared to the nine months ended March 31, 1996 due to the interest earned on the $65.6 million net proceeds received from the Private Placement on January 30, 1997 (See Footnote 2 within Notes to Unaudited Condensed Consolidated Financial Statements).

     Interest and Other Expense. Panthers Holdings' interest and other expenses were approximately $2.9 million and $3.6 million for the nine months ended March 31, 1997 and 1996, respectively. Interest expenses decreased primarily due to the repayment of approximately $86.0 million of debt in connection with the Reorganization and from the net proceeds from the Prior Offerings in November of 1996.

  YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

     Revenue. Revenue increased 92%, or approximately $16.3 million. Most of the increase was derived from ticket sales which increased 143%, or approximately $13.7 million. This increase was primarily attributable to the fact that the Panthers (i) participated in all four rounds of the 1995-96 Stanley Cup playoffs which generated ticket sales of approximately $6.6 million, of which Panthers Ltd. retained approximately $4.6 million after the various league playoff assessments, and (ii) played only 24 home games during the shortened 1994-95 regular season as compared to 41 home games during the 1995-96 regular season, resulting in an increase in regular season ticket sales of approximately $7.1 million. Average ticket revenue, net of sales tax, per regular season home game increased 8% to approximately $395,000.

     Additionally, television and radio revenue increased 38%, or approximately $1.4 million. This increase was primarily attributable to the fact that 51 games (including 10 Stanley Cup playoff games) were televised during the 1995-96 season as compared to 34 games during the shortened 1994-95 season.

     Other revenue increases, including advertising, promotions and concessions, also resulted from the increase in the number of home games played.

     Cost of Services. Cost of services increased 109%, or approximately $18.7 million. Approximately 70-75% of cost of services pertains to team operations, which consists primarily of player salary costs, as well as hockey operating costs, scouting, and player development costs. Approximately $17.0 million of the increase was attributable to team operations of which players' salaries were approximately $11.8 million higher primarily because there were increases in the total compensation paid to the first and second round draft picks during the 1995-96 season and players were paid only 58% (pro-rated for the shortened season) of their contracted salaries during the 1994-95 season. Additionally, ticketing and arena operating costs increased $1.8 million as a result of the increase in the number of home games played in the 1995-96 season (including the Stanley Cup playoffs), with arena rent accounting for most of the increase.

     Amortization and Depreciation. Amortization and depreciation costs increased 57%, or approximately $3.5 million, and were solely comprised of an increase in the amortization of player contracts. Panthers Ltd. was required to pay a $50.0 million franchise fee to the NHL when the expansion franchise was granted, of which approximately $25.7 million was allocated to the contracts of players selected in the 1993 expansion draft and is being amortized over the estimated useful lives of such contracts, which have been determined to be approximately six years. The remaining portion of the franchise fee is being amortized over 40 years. For the year ended June 30, 1996, amortization of player contracts was approximately $8.5 million, including $4.9 million related to the write-off of unamortized player costs as a result of four contracts terminated due to buy-outs or player releases and adjustments to remaining balances to better reflect the current values. For the year ended June 30, 1995, amortization of player contracts was approximately $5.1 million, which included approximately $960,000 related to the write-off of three players' contracts.

     Interest and Other Expense. Net interest and other expenses increased 26%, or approximately $1.1 million primarily as a result of the increase in accumulated borrowings from Mr. Huizenga which were used to fund operating losses.

     Selling, General, and Administrative (SG&A). SG&A increased approximately 50%, or $2.8 million, mostly due to increased playoff costs.

     Interest and Other Income. Interest and other income was approximately $100,000 and $90,000 in the years ended June 30, 1996 and 1995 and it is derived from interest earned on cash balances in place during the respective years.

  YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994

     Revenue. Revenue decreased 18%, or approximately $3.9 million, with $5.2 million of the decrease pertaining to revenue from ticket sales. This decrease was primarily attributable to the fact that ticket revenue for the year ended June 30, 1995 included only 24 regular season home games, while ticket revenue for the year ended June 30, 1994 included 41 home games. Average net ticket revenue, in the 1994-95 season, increased 10% to approximately $365,000 per game, primarily as a result of increased ticket prices.

     Offsetting this decrease in revenues was the introduction of arena operations revenues earned by Decoma of $1.4 million. Mr. Huizenga acquired an ownership interest in Decoma in August of 1994; thus, the historical results of the Company presented here reflect various net operating income distributions to Decoma from the Miami Arena in the year ended June 30, 1995 as if Decoma was combined with the Company.

     Cost of Services. Cost of services decreased 15%, or approximately $3.0 million, of which approximately $2.0 million related to team operating costs. This decrease was primarily the result of the decrease in players' salaries of 15%, or approximately $1.5 million, which was due to a $5.8 million reduction in actual salaries paid as a result of the shortened season, partially offset by annual player contract increases of approximately $4.3 million. Ticketing and arena operating costs also decreased as a result of playing fewer home games.

     Selling, General and Administrative (SG&A). SG&A costs were approximately $5.5 million in both the years ended June 30, 1995 and 1994.

     Amortization and Depreciation. Amortization and depreciation costs showed minimal change in the periods being compared. For the years ended June 30, 1995 and 1994, amortization of player contracts totaled approximately $5.1 million and $5.6 million, respectively, of which approximately $960,000 and $1.5 million, respectively, related to the write-off of unamortized player contract costs due to the release of players or termination of players' contracts. Offsetting this $500,000 decrease was the addition of approximately $400,000 for Decoma's depreciation of the Miami Arena Contract which has been shown in the historical combined consolidated statement of operations for the year ended June 30, 1995.

     Interest and Other, Expenses. Net interest and other costs increased 66%, or approximately $1.6 million, primarily due to interest expense relating to the accumulated borrowings from Mr. Huizenga which increased approximately $490,000 as Panthers Ltd.'s operating losses accumulated. In addition, net interest expense relating to Panthers Ltd.'s long-term debt increased approximately $720,000 as a result of rising interest rates. The remainder is attributable to minority interest expense.

     Interest and Other Income. Interest and other income was minimal in both years ended June 30, 1995 and 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash used for operating activities was $4.0 million, $17.4 million, $8.8 million and $11.6 million for the nine months ended March 31, 1997 and the years ended June 30, 1996, 1995, and 1994, respectively. Net cash flow from financing activities totaled approximately $86.9 million during the nine month period ended March 31, 1997 and primarily consisted of the $66.3 million net proceeds from the Prior Offerings and the $65.6 million net proceeds from the Private Placement. Additionally, $45.0 million of the net proceeds from the Prior Offerings were used to repay Panthers Holdings' outstanding indebtedness under the two term loans. Panthers Holdings has invested the remaining net proceeds in short-term, investment grade, interest bearing investments. Such available capital will be used to finance operations and capital infusions relating to expansions, including future acquisitions such as the pending acquisition of Boca Partnership. See "-- Financial Condition" for further discussions regarding Panthers Holding debt structure. Net cash flow from financing activities for the years ended June 30, 1996, 1995 and 1994, consisted entirely of borrowings and repayments of the loans from Mr. Huizenga.

     Since the formation of the Panthers franchise in December 1992 and through the date of the Prior Offerings, all net operating losses of Panthers Ltd. were financed primarily with loans from Mr. Huizenga. Such loans, including interest thereon accrued through September 30, 1996, totaled approximately $41.0 million. This entire cumulative advance was exchanged for shares of Class A Common Stock as part of the Reorganization. Panthers Holdings does not anticipate borrowing any additional funds from Mr. Huizenga in the foreseeable future.

     Capital expenditures were approximately $950,000 during the nine month period ended March 31, 1997 and were approximately $140,000, $160,000 and $1.3 million during the years ended June 30, 1996, 1995 and 1994, respectively. The recent increase in capital expenditures were primarily attributable to the various activities of the businesses acquired during the nine month period ended March 31, 1997.

     Additionally, Decoma I and Decoma II made distributions to their minority owners of approximately $571,000, $400,000, and $490,000, during the nine months ended March 31, 1997, the year ended December 31, 1995, and the period from August 6, 1994 to December 31, 1994, respectively. Future cash distributions to minority owners of Decoma I and Decoma II will not have a material impact on Panthers Holdings.

     Panthers Holdings is in the process of negotiating a New Credit Facility. It is anticipated that the New Credit Facility will provide for a line of credit up to $150.0 million and will be secured by certain tangible and intangible assets of Panthers Holdings. The New Credit Facility is expected to limit Panthers Holdings' ability to pay cash dividends. In addition, the NHL's Bylaws preclude any one of its members from paying cash dividends, unless paying such cash dividends will not impair the member's ability to (i) meet its projected expenses for the ensuing 12 month period without the use of borrowed funds, other than short-term borrowings, and (ii) maintain adequate reserves to fund the future payment of all deferred player compensation and other deferred obligations for past services.

     The grant of a security interest in any of the assets of Panthers Holdings, or any direct or indirect ownership interest in Panthers Holdings, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     On November 15, 1996, construction began on the new Broward County Civic Arena. All construction costs are currently being funded by Broward County. Pursuant to the Development Agreement with Broward County, Panthers Holdings will bear all costs related to the development of the Broward County Civic Arena in excess of $184.7 million. To date, all construction efforts are on schedule and within budget, and it is not anticipated that Panthers Holdings' cash flow will be affected by the project.

FINANCIAL CONDITION

     The reduction of indebtedness with the net proceeds of the Prior Offerings has improved Panthers Holdings' liquidity by reducing both Panthers Holdings' interest expense and the principal amount of the indebtedness required to be repaid in the future. The recent acquisition of Pier 66 and Bahia Mar is expected to have a positive impact on Panthers Holdings' cash flows. Without considering the impact of the proposed acquisition by Panthers Holdings of the ownership interests in Boca Raton Resort and Club, Panthers Holdings expects negative cash flows and net losses to continue until the Panthers begin playing at the Broward County Civic Arena, which is expected to be completed in time for the 1998-99 hockey season. Panthers Holdings believes that the remaining net proceeds from the Prior Offerings and the Private Placement, together with its existing cash and cash equivalents, revenues from its future operations and available borrowings under the new credit facility, will be sufficient to enable it to maintain its current and planned operations until the opening of the Broward County Civic Arena.

     Prior to the 3rd Quarter Acquisitions, net cash flow deficits for Panthers Holdings were anticipated to be as much as $15.0 to $20.0 million each year until the Broward County Civic Arena was completed in 1998. With the completed acquisitions of Pier 66 and Bahia Mar, net cash flows are expected to improve by approximately $12.5 million per year. Additionally, Panthers Holdings' net cash flows are anticipated to improve as much as $24.0 million per year with the addition of the Boca Resort. Such annual cash flows will be sufficient to service Panthers Holdings' total long-term debt which is shown to be $191.1 million on the unaudited pro forma consolidated balance sheet as of March 31, 1997. However, there can be no assurance that future cash flows of Panthers Holdings will be sufficient to meet all such obligations and commitments. If Panthers Holdings is unable to generate sufficient cash flows from operations in the future to meet its obligations and commitments, Panthers Holdings could be required to pursue one or more alternatives, such as attempting to arrange a refinancing or restructuring of its indebtedness, selling material assets or operations or seeking to obtain additional debt or equity financing. There can be no assurance that any of these actions could be effected on satisfactory terms, that they would enable Panthers Holdings to continue to satisfy its capital requirements or that they would be permitted by the terms of applicable debt agreements. In addition, if Panthers Holdings were to encounter difficulty in covering its fixed charges, it would have to consider reductions in its operations and deferrals of planned capital expenditures and any potential acquisitions.

     As of September 30, 1996, the last quarter previous to the Prior Offerings, Panthers Holdings had a net deficit in working capital of approximately $53.7 million. After the Prior Offerings, recapitalization of Mr. Huizenga's cumulative advances, and recording the effect of the 3rd Quarter Acquisitions and the Private Placement, Panthers Holdings' net shareholders' equity improved to approximately $200.0 million as of March 31, 1997. After considering the effect to the Contribution and Exchange, the unaudited pro forma consolidated balance sheet as of March 31, 1997 shows a net equity balance of approximately $312.3 million.

     Cash and cash equivalents at March 31, 1997 were approximately $75.1 million as compared to approximately $470,000 at June 30, 1996. The increase was attributable primarily to the net proceeds of the Prior Offerings on November 13, 1996 and the Private Placement on January 31, 1997.

     Accounts receivable at March 31, 1997 were approximately $10.4 million as compared to $3.1 million at June 30, 1996. This increase was mainly caused by increased contractual advertising and broadcasting receivables for the 1996-97 season and the added receivables relating to the newly acquired resort and marina properties.

     Prepaid expenses and other assets at March 31, 1997 were approximately $1.8 million as compared to approximately $170,000 at June 30, 1996. This increase was mainly attributable to the newly acquired resort and marina properties.

     Property and equipment increased to approximately $129.1 million at March 31, 1997 from approximately $1.0 million at June 30, 1996, primarily due to the various business acquisitions.

     Other intangible assets were $6.1 million at March 31, 1997 and were comprised of the goodwill recorded in connection with the acquisition of the ice rink facility on January 31, 1997.

     Deferred revenue at March 31, 1997 was approximately $6.5 million as compared to approximately $1.0 million at June 30, 1996. This increase was caused by playoff ticket collections which occurred in March 1997 which will be recognized on a per game basis during the Stanley Cup Playoffs in the fourth quarter. To the extent all playoff games are not played customer deferred revenue balances will either be refunded or carried over to the 1997-98 season. The $1.0 million deferred revenue balance at June 30, 1996 represented playoff ticket dollars collected but not earned in the prior year Stanley Cup Finals because the final round of playoffs ended after four games.

     Accounts payable and accrued expenses were $9.3 million at March 31, 1997 as compared to $2.3 million at June 30, 1996. The increase is primarily attributable to the various business acquisitions.

     Current maturities of long-term debt was $15.2 million at March 31, 1997 and was related to the debt assumed in connection with the acquisition of Bahia Mar.

     Long-term debt of approximately $26.0 million at March 31, 1997 related to the debt assumed in connection with the acquisition of Pier 66, while approximately $25.0 million of long-term debt associated with the formation of the hockey franchise was in place at June 30, 1996 and was paid off with the proceeds from the Prior Offerings.

     Shareholders equity increased approximately $248.0 million during the nine months ended March 31, 1997 primarily due to the sale of Class A Common Stock and the Reorganization in November 1996 and the Private Placement in January 1997, and the various business acquisitions during the period.

ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be recorded at the lower of carrying amount or fair value less cost to sell. Panthers Holdings adopted the provisions of this statement, effective July 1995. Such adoption did not have a material effect on Panthers Holdings' financial statements.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost under the provisions of Accounting Principles Board Opinion No. 25 ("Opinion No. 25"). However, if the provisions of Opinion No. 25 are utilized, pro forma disclosures of net income and earnings per share must be presented in the financial statements as if the fair value method had been applied. Panthers Holdings intends to recognize compensation costs under the provisions of Opinion No. 25, and, upon adoption of SFAS No. 123, will disclose the effects of SFAS No. 123 on net earnings and earnings per share for the years ended June 30, 1996 and 1995 and the six month period ended December 31, 1996.

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share", and specifies the computation, presentation and disclosure requirements for earnings or loss per share ("EPS") for entities with publicly held common stock or potential common stock, SFAS No. 128 replaces presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. The provisions of SFAS No. 128 require dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures. Furthermore, the provisions of SFAS No. 128 require basic EPS and diluted EPS be presented for both income (loss) from continuing operations and net income
(loss) on the face of the statement of operations. SFAS No. 128 also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     The provisions of SFAS No. 128 are effective for financial statements for both interim and annual periods ending after December 15, 1997. After adoption, all prior period EPS data presented shall be restated to conform with the provisions of SFAS No. 128.

     Panthers Holdings will adopt the provision of SFAS No. 128, as required. Panthers Holdings' management believes such adoption will not have a material impact on Panthers Holdings' EPS calculations.

                           THE NATIONAL HOCKEY LEAGUE

GOVERNANCE

     The NHL is generally responsible for regulating the conduct of its members. The NHL establishes the regular season and playoff schedules of the teams. It also negotiates, on behalf of its members, the league's national over-the-air and cable television contracts and the collective bargaining agreement with the NHL Players' Association. Because the NHL is a joint venture, each of its members is, in general, jointly and severally liable for the league's liabilities and obligations and shares in its profits. Under the terms of the Constitution and Bylaws of the NHL, league approval is required under certain circumstances, including in connection with the sale or relocation of a member.

     The NHL is governed by a Board of Governors, which consists of one representative from each member. Mr. Torrey serves as the Panthers' representative on the Board of Governors. The Board of Governors selects the Commissioner, who administers the daily affairs of the league, including dealings with the NHL Players' Association, interpretation of playing rules and arbitration of conflicts among members. The Commissioner also has the power to impose sanctions, including fines and suspensions, for violations of league rules. Mr. Gary B. Bettman has been the Commissioner of the NHL since 1993.

     The Commissioner has the exclusive power to interpret the Constitution, Bylaws, rules and regulations of the NHL, and his interpretations are final and binding. Members of the NHL are precluded from resorting to the courts to enforce or maintain rights or claims against other members. Instead, all disputes must be submitted to the Commissioner for his determination, and, such determination, when rendered, is final and binding.

RESTRICTION ON OWNERSHIP

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring the Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a 5% or more interest in Panthers Holdings, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a 5% interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expenses of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a 5% or more interest in Panthers Holdings, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.

     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a 5% or more interest in any other publicly-held NHL team, may own, directly or indirectly, a 5% or more interest in Panthers Holdings, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a 5% or more interest in the Company from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than the Company) are not eligible to purchase or hold Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the shareholders.

     Furthermore, the grant of a security interest in any of the assets of the Panthers, or any direct or indirect ownership interest in Panthers Holdings, of 5% or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     Failure by a holder of a 5% or more interest to comply with these restrictions may result in a forced sale of such holder's interest in Panthers Holdings or the repurchase of such interests by Panthers Holdings. Panthers Holdings' Articles of Incorporation provide that the Company may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of 5% or more of Panthers Holdings' shares without the approval of the NHL. These restrictions will be contained in a legend on each certificate issued evidencing shares of Class A Common Stock.

CONTROL REQUIREMENT

     Unless otherwise permitted by the NHL, Mr. Huizenga is required to maintain voting control of Panthers Holdings at all times. Panthers Holdings issued to Mr. Huizenga shares of Class B Common Stock to satisfy the control requirements of the NHL. See "Risk Factors -- Control by H. Wayne Huizenga; Voting Rights."

COLLECTIVE BARGAINING AGREEMENT

     The NHL and the NHL Players' Association entered into a seven-year NHL Collective Bargaining Agreement on August 11, 1995 that took retroactive effect as of September 16, 1993. The NHL Collective Bargaining Agreement expires on September 15, 2000.

FREE AGENTS

     Under the NHL Collective Bargaining Agreement, when a player completes the term of his contract, he becomes a free agent. Based upon the player's age, experience and prior year's salary, he will either be classified as an unrestricted or restricted free agent. The two main groups of unrestricted free agents are as follows:

          Group III Free Agent: Any player who is 32 years of age or older (commencing with the 1997-98 season any player who is 31 years of age or older) as of June 30 of the year he becomes a free agent and has been on an NHL player roster for at least 40 games per season (30 games per season if the player is a goalie) for at least four seasons.

          Group V Free Agent: Any player who has played a minimum of 10 seasons as a professional hockey player and whose salary in the final year of his contract was less than that year's NHL average salary. A player may opt to become a Group V Free Agent only once during his NHL career.

     An unrestricted free agent is free to negotiate and sign with any other team in the NHL following the expiration of his contract, and the team signing such unrestricted free agent to a contract is not obligated to compensate the player's former team.

     A restricted free agent may also negotiate and sign with another team in the NHL following the expiration of his contract; however, that player's current team may exercise its right of first refusal and match the offers made by other NHL teams. In the event the player's current team chooses not to exercise its right of first refusal, it is entitled to draft pick(s) as compensation from the player's new team. The compensation is dependent on the annual salary offer secured by the restricted free agent.

     As of October 5, 1996, the opening day of the 1996-97 regular season, the Panthers did not have any NHL player eligible for restricted free agency.

                         BUSINESS OF PANTHERS HOLDINGS

GENERAL

     Panthers Holdings currently operates through two business segments: (i) the Sports and Entertainment Business and (ii) the Leisure and Recreation Business. The Sports and Entertainment Business is comprised of Panthers Holdings' ownership and operation of the Panthers, Arena Development, Arena Operator and the Ice Rink Business. In addition, Panthers Holdings owns approximately 78% of the partnership interests in Decoma. The Leisure and Recreation Business is comprised of Panthers Holdings' ownership of Pier 66 and Bahia Mar. In addition, Panthers Holdings has entered into a definitive agreement to acquire the Boca Raton Resort and Club.

     The Panthers commenced play in the NHL on October 4, 1993 and, in their third season, reached the Stanley Cup Finals. Panthers Holdings' hockey revenue is derived from (i) the sale of tickets to the Panthers' home games, (ii) contracts with broadcasting organizations and (iii) advertising and promotions. A substantial portion of Panthers Holdings' annual revenue from its hockey operations is determinable at the commencement of each hockey season based on season ticket sales and Panthers Holdings' contracts with broadcast organizations and sponsors. Panthers Holdings intends to capitalize on the growing popularity of hockey, in general, and the success achieved by the Panthers during the 1995-96 season, in particular, by continuing to advertise and market the Panthers as well as continuing to enhance the service and entertainment provided at home games.

     In June 1996, Panthers Holdings entered into the Development Agreement to develop the Broward County Civic Arena. Pursuant to the Development Agreement, Broward County purchased the Development Site which will be used primarily for the development of the Facility and also for possible future ancillary development. Broward County has agreed to provide up to $184.7 million for the development of the Broward County Civic Arena, including the purchase of the Development Site. In connection with the development of the Broward County Civic Arena, Panthers Holdings entered into the License Agreement and the Operating Agreement with Broward County, pursuant to which Panthers Holdings will utilize and operate the Broward County Civic Arena beginning on October 1, 1998, provided that construction is completed on a timely basis. Under the License Agreement, Panthers Holdings is entitled to receive the first $14.0 million of net operating income generated from the Broward County Civic Arena and 80% (with Broward County receiving 20%) of the net operating income in excess of $14.0 million. Panthers Holdings believes that successful operation of the Broward County Civic Arena will significantly enhance Panthers Holdings' total revenue.

     Panthers Holdings owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. Such revenue is derived from (i) seat use charges imposed on tickets sold at the Miami Arena, (ii) net operating income and (iii) fixed and variable operating payments generated from the Miami Arena.

     Panthers Holdings also owns and operates Incredible Ice and has contracted to acquire the lease rights to Gold Coast. Incredible Ice and Gold Coast are open to the general public and derive their revenues from, among other things,
(i) fees charged to the public for the use of the facilities for various hockey and skating programs and open skating sessions, (ii) food and beverage sales and
(iii) retail sales.

     Panthers Holdings owns and operates Pier 66 and Bahia Mar. Pier 66 is a Fort Lauderdale Intracoastal Waterway resort and marina encompassing 23 acres and consisting of 380 luxury guest rooms, a 142 slip marina, three swimming pools, 22,000 square feet of meeting space and six restaurants and lounges. Bahia Mar is a Fort Lauderdale resort hotel complex encompassing 40 acres and consisting of 297 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. The operations of Pier 66 and Bahia Mar are currently managed by Rahn Pier Mgt., Inc. ("Pier 66 Management") and Rahn Bahia Mar Mgmt., Inc. ("Bahia Mar Management"), respectively, pursuant to separate management agreements, each with a remaining term of approximately three years.

SPORTS AND ENTERTAINMENT BUSINESS

  HOCKEY OPERATIONS

     Sources of Revenue

     Panthers Holdings derives its hockey revenue principally from the sale of tickets to the Panthers' home games, contracts with broadcast organizations and advertising and promotions.

       Ticket Sales. The Panthers play an equal number of home games and away games during the 82 game NHL regular season. In addition, the Panthers play one to two exhibition home games prior to the commencement of the regular season. Under the NHL Constitution and Bylaws, Panthers Holdings receives all revenue from the sale of tickets to regular season home games and no revenue from the sale of tickets to the Panthers' regular season away games. During the exhibition season, Panthers Holdings retains all the revenue from the Panthers' home games and shares the revenue for certain exhibition games played at neutral sites. During its first three seasons, the Panthers have sold an average of 8,300 season tickets. Due primarily to the success achieved in the 1995-96 playoffs, the Panthers' season ticket base has risen to 11,500 in the 1996-97 season. Ticket prices for regular season home games during the 1996-97 season at the Miami Arena range from $12 to $95 per game with an average paid ticket price of $36. The average individual ticket price is approximately 17% higher than the average ticket price paid by season ticket holders.

       National Television. In 1994, the NHL entered into a seven-year $275.0 million television contract with Fox, Pursuant to which the NHL granted Fox exclusive commercial over-the-air television rights to broadcast certain NHL regular season and playoff games within the United States. Under the terms of the Fox Contract, Fox may choose to terminate the contract after five seasons. In the event Fox chooses to terminate the contract after five seasons, Fox is required to pay the NHL the difference between the amounts paid through the date of termination pursuant to the Fox Contract and $155.0 million. In addition, in 1994, the NHL extended its existing contract with ESPN through the end of the 1998-99 season pursuant to which ESPN agreed to pay the NHL approximately $65.0 million for cable rights to broadcast certain NHL regular season and playoff games within the United States.

     The NHL also renewed its contract with Molson prior to the commencement of the 1994-95 season, pursuant to which the NHL granted Molson the rights to broadcast certain NHL games throughout Canada for four seasons. In return Molson agreed to pay the NHL approximately $171.0 million.

     The revenue from the foregoing broadcasting contracts allocated to Panthers Holdings (constituting 1/26 of the NHL's revenue from the broadcasting contracts) is as follows:

                                                             THE COMPANY'S SHARE
SEASON                                                         (IN THOUSANDS)
------                                                       -------------------
1994-95....................................................        $ 2,750
1995-96....................................................          2,980
1996-97....................................................          3,275
1997-98....................................................          3,697
1998-99....................................................          2,307(1)
                                                                   -------
          Total............................................        $15,009
                                                                   =======

---------------

     (1) Does not include the broadcasting contract with Molson which expires after the 1997-98 season.

       Local Television, Cable and Radio. In August 1996, Panthers Holdings entered into the SportsChannel Letter of Intent with SportsChannel Florida for the local broadcast (other than radio broadcast) of the Panthers' games. Under the terms of the SportsChannel Letter of Intent, Panthers Holdings granted to SportsChannel Florida broadcast rights (other than radio broadcast rights) to a pre-determined number of the Panthers' pre-season, regular season and certain post-season games during the 1996-97 season. The SportsChannel Letter of Intent provided Panthers Holdings with the option to grant SportsChannel Florida exclusive or nonexclusive broadcast rights. In return, Panthers Holdings was entitled to 11% (for the grant of exclusive broadcast rights) or 5.5% (for the grant of non-exclusive broadcast rights) of SportsChannel

Florida's gross receipts for the 1996-97 season, provided that Panthers Holdings should in no event be entitled to receive less than $2.5 million or $1.2 million, respectively. Although the Panthers' games were broadcast pursuant to the SportsChannel Letter of Intent during the 1996-97 season, there can be no assurance that Panthers Holdings and SportsChannel Florida will enter into a comparable arrangement for the 1997-98 hockey season.

     In addition, in August 1996, Panthers Holdings entered into the Sunshine Letter of Intent with Sunshine for the local radio broadcast of all the Panthers' games during the 1996-97 hockey season. Under the terms of the Sunshine Letter of Intent, Panthers Holdings granted to Sunshine local radio broadcast rights for broadcast of all of the Panthers' pre-season, regular season and post-season games during the 1996-97 season. On October 24, 1996, the Company entered into the Beasley-Reed Letter of Intent for the proposed local English language radio broadcast of all the Panthers games during the 1997-98, 1998-99, 1999-2000, 2000-01 and 2001-02 hockey seasons.

       Advertising and Promotions. Panthers Holdings also generates revenue from the sale of advertising at certain limited locations at the Miami Arena as well as in the game programs. In addition, Panthers Holdings derives promotional revenue from various sponsored events.

     Miami Arena

     The Panthers currently play in the Miami Arena, which has a seating capacity of 14,703, the smallest arena in the NHL. Under the terms of the Panthers' current agreement with the Miami Arena, the Miami Heat of the National Basketball Association, as the primary tenant, controls revenue generated from the sale of suites and a majority of the advertising, limiting Panthers Holdings' ability to generate certain revenue which is generally available to other NHL franchises. In addition, the size of the Miami Arena limits Panthers Holdings' ability to generate revenue from the sale of additional tickets.

     In May 1996, Panthers Holdings entered into the Arena License Amendment, extending the term of the license (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The Arena License Amendment contained substantially the same economic terms as the existing Miami Arena license and was subject to the approval of MSEA, which approval, according to the Miami Arena license, could not be unreasonably withheld. In June 1996, MSEA rejected the Arena License Amendment and demanded that the Panthers vacate the Miami Arena. Subsequently, Panthers Holdings sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the Arena License Amendment. MSEA has recently appealed the decision rendered by the court. Although Panthers Holdings believes that MSEA will not prevail, if MSEA is successful, Panthers Holdings may need to find and enter into an agreement for an alternative playing site until such time as the Broward County Civic Arena is completed. There can be no assurance that Panthers Holdings will be able to find and enter into an agreement for an alternative playing site or that the use of such alternative playing site will not adversely affect Panthers Holdings' financial condition and results of operations.

     Panthers Holdings owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from Miami Arena operations. The City of Miami recently announced that it intends to build the Dade Arena which will be utilized by the Miami Heat. Upon its completion, the Dade Arena will compete with the Miami Arena for the rights to host various events, including sports events and concerts. There can be no assurance that the Miami Arena can successfully compete with the Dade Arena. In the event the Miami Arena is unable to attract various sports and non-sports events, the financial condition and results of operations of Decoma will be adversely affected.

     Competition

     The Panthers compete for sports entertainment dollars not only with other major league sports, but also with college athletics and other sports-related entertainment. During portions of its season, the Panthers experience competition from professional basketball (the Miami Heat), professional football (the Miami Dolphins) and professional baseball (the Florida Marlins). Mr. Huizenga controls the Miami Dolphins and the Florida Marlins. In addition, the colleges and universities in South Florida, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Panthers also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in South Florida. The Panthers compete with other NHL and non-NHL teams, professional and otherwise, for available players.

  ARENA DEVELOPMENT AND OPERATIONS

     Development of the Broward County Civic Arena

     In June 1996, Panthers Holdings entered into the Development Agreement to develop the Broward County Civic Arena, which will be owned by Broward County. Pursuant to the Development Agreement, Broward County purchased the Development Site, which will be used primarily for the development of the Facility and also for possible future ancillary development. Broward County has agreed to provide $184.7 million for the development of the Facility, including the purchase of the Development Site. The Broward County Civic Arena will be located on the Development Site and Broward County will reimburse Panthers Holdings for all costs relating to environmental remediation of the purchased land. Panthers Holdings will bear all costs relating to the development of the Broward County Civic Arena in excess of $184.7 million; however, it may require Broward County to advance an additional $18.5 million, which Panthers Holdings will repay as supplemental rent.

     Operation of the Broward County Civic Arena

     In June 1996, Panthers Holdings entered into the License Agreement and the Operating Agreement pursuant to which Panthers Holdings will utilize and operate the Broward County Civic Arena. Under the License Agreement, Panthers Holdings is entitled to retain 95% of all revenue derived from the sale of general seating tickets to the Panthers' home games and all of certain other hockey-related advertising and merchandising revenue. Five percent of the revenue derived from the sale of general seating tickets, together with luxury suites, premium seating and parking, are considered Facility operating revenue, which is the primary source of revenue in determining net operating income. Net operating income is the difference between the Facility operating revenue and Facility operating expense. Panthers Holdings is entitled to receive the first $14.0 million of the net operating income generated from the Broward County Civic Arena and 80% (with Broward County receiving 20%) of all net operating income in excess of $14.0 million. The License Agreement requires that Panthers Holdings loan to Broward County all amounts that are necessary to allow Broward County to meet certain financial obligations relating to the Broward County Civic Arena at an interest rate of prime plus two percent. Broward County is required to repay any loan made by Panthers Holdings on a priority basis from revenue generated from the collection of taxes.

     The License Agreement commencement date will occur upon 30 days notice of the completion of construction of the Broward County Civic Arena, which is currently scheduled for October 1, 1998; however, commencement of the License Agreement may be deferred by Panthers Holdings until the following NHL hockey season in the event the Broward County Civic Arena is completed between March 1 and July 1 of 1999. Once commenced, the License Agreement is for a term of 30 years, which term may be extended for five year periods, subject to certain conditions, pursuant to options granted to Panthers Holdings by Broward County.

     The License Agreement entitles Panthers Holdings to the exclusive use of the Broward County Civic Arena during the playing of all of the Panthers' home games, and provides for nonexclusive use by the Panthers for practices and other team uses. Additionally, the License Agreement provides Panthers Holdings with exclusive use of certain space within the Broward County Civic Arena to be used for a retail store, offices, a box office, a locker room and a training and weight room. The License Agreement contains a use covenant which requires the Panthers to play all of their home games at the Broward County Civic Arena during the term of the License Agreement.

     Ice Rinks

     Panthers Holdings currently owns and operates Incredible Ice and has contracted to acquire the lease rights to Gold Coast. Incredible Ice and Gold Coast are open to the general public and derive their revenues from, among other things, (i) fees charged to the public for use of the facilities for various hockey and skating programs and open skating sessions, (ii) food and beverage sales and (iii) retail sales. In addition, Panthers Holdings owns the architectural designs to Incredible Ice as well as predevelopment rights to develop other similar ice rink facilities at various sites located throughout Florida. Panthers Holdings contemplates that, as part of its strategy to expand the Ice Rink Business and as opportunities arise in the future, it may develop and operate other similar ice rinks throughout Florida.

     Decoma

     Panthers Holdings owns approximately 78% of the partnership interests in Decoma, which derives all of its revenue from its Miami Arena operations. Such revenue is derived from (i) seat use charges imposed on tickets sold at the Miami Arena, (ii) net operating income and (iii) fixed and variable operating payments generated from the Miami Arena operations. The City of Miami recently announced that it intends to build the Dade Arena which will be utilized by the Miami Heat. Upon its completion, the Dade Arena will compete with the Miami Arena for the right to host various events, including sports events and concerts. There can be no assurance that the Miami Arena can successfully compete with the Dade Arena. In the event the Miami Arena is unable to attract various sports and non-sports events, the financial condition and results of operations of Decoma will be adversely affected.

LEISURE AND RECREATION BUSINESS

  RESORT FACILITIES

     Pier 66 is a Fort Lauderdale Intracoastal Waterway luxury resort and marina encompassing 23 acres and consisting of 380 luxury guest rooms, a 142 slip marina, three swimming pools, 22,000 square feet of meeting space and six restaurants and lounges. It has received the Mobil Travel Guide's Four Star Award and AAA's Four Diamond Award. Bahia Mar is a resort and marina complex encompassing 40 acres and consisting of 297 rooms, a 350 slip marina, four tennis courts, 20,000 square feet of flexible meeting space and 23,000 square feet of retail space. Bahia Mar is situated on oceanfront property in South Florida and has received the Mobile Travel Guide's Three Star Award and AAA's Three Diamond Award, as well as the 1995 Radisson President's Award and a City of Fort Lauderdale Community Appearance Award. The marina is host to the International Boat Show, an annual six day boating and marine event.

     The following are key statistics for the Resort Facilities for their most recent fiscal year.

  Pier 66

Number of guest rooms.....................  380
Year Built................................  The first 100 Pier 66 guest rooms were constructed in
                                            1957. Twice since then, in 1967 and 1986, additional
                                            rooms were added bringing the current total to 380.
Completed renovations.....................  In 1993, Pier 66 underwent renovations costing approximately $3.75 million.
Seasonality...............................  Approximately 46% of Pier 66 resort revenues are earned from January through April.
Average occupancy.........................  67%
Average daily rate........................  $138
Total room revenue per available room.....  $93

  Pier 66 Marina

Services provided.........................  Full service marina includes water, electricity, cable and telephone as well as fuel and other ship-related
                                            supplies.
Seasonality...............................  Approximately 42% of Pier 66 marina revenues are earned from January through April.
Average size of slips rented..............  65 feet
Average daily rate per slip...............  $79
Average marina occupancy..................  61%

  Bahia Mar Resort

Number of guest rooms.....................  297
Year built................................  The first 115 Bahia Mar guest rooms were constructed in
                                            1966. The Tower, with 182 rooms, was added in 1975.
Completed renovations.....................  During 1994 and the early part of 1995, Bahia Mar spent approximately $8.1 million in extensive renovations.
Seasonality...............................  Approximately 46% of Bahia Mar resort revenues are earned from January through April.
Average occupancy.........................  61%
Average daily rate........................  $104
Total room revenue per available room.....  $63

  Bahia Mar Marina

Services provided.........................  Full service marina includes water, electricity, cable and telephone as well as close proximity to fuel and
                                            other ship-related supplies.
Seasonality...............................  Approximately 47% of Bahia Mar marina revenues are earned from January through April.
Average size of slips rented..............  60 feet
Average daily rate per slip...............  $47
Average marina occupancy..................  49%

  BUSINESS/CREDIT RISK

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on each of Pier 66's and Bahia Mar's business. In addition, each of Pier 66 and Bahia Mar is subject to competition from other entities engaged in the business of resort development and operations, including interval ownership facilities, condominiums, hotels and motels.

     Pier 66's receivables contain significant amounts due from cruise lines which are granted credit by Pier 66. Such credit is granted by Pier 66 to attract the substantial business directed by cruise lines through package vacations and otherwise. The amount of such credit is determined by Pier 66's management on a case-by-case basis.

  MANAGEMENT AGREEMENTS

     The Company is a party to a hotel management agreement (the "Pier 66 Management Agreement") with Pier 66 Management pursuant to which Pier 66 Management operates Pier 66. Pier 66 Management has managed Pier 66 since June 29, 1993. The remaining term of the Pier 66 Management Agreement is approximately three years, and it provides for an annual 2% management fee of approximately $500,000, payable in monthly installments.

     The Company is also a party to a separate hotel management agreement (the "Bahia Mar Management Agreement") with Bahia Mar Management pursuant to which Bahia Mar Management operates Bahia Mar. Bahia Mar Management has managed Bahia Mar since June 30, 1994. The remaining term of the Bahia Mar Management Agreement is approximately three years, and it requires Bahia Mar Management to set aside cash from Bahia Mar operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be reserved is three percent of Bahia Mar's gross revenues each month during the term of the Bahia Mar Management Agreement.

  FRANCHISE, OWNER AND LICENSE AGREEMENTS

     Franchise Agreements

     On November 14, 1994, Pier 66 Management entered into a franchise agreement (the "Hyatt Franchise Agreement") with Hyatt Franchise Corporation ("Hyatt"). The agreement is for a 20 year term ending November 14, 2014 and contains various early termination provisions and provides for liquidated damages upon such early termination. The Hyatt Franchise Agreement provides for monthly royalty fees based on a percentage of gross room revenue, in the amount of four percent from December 1, 1996 through November 30, 1997 and five percent thereafter. Royalty fees totaled $398,175 in 1996.

     The Hyatt Franchise Agreement also provides for the pro rata allocation of certain Hyatt "allocable chain expenses" based on the relation of Pier 66's total number of guest rooms to the average number of guest rooms in all Hyatt hotels in the United States along with assessments for Gold Passport and national/regional sales promotions. A fee for the use of the Hyatt reservation system is also allocated to Pier 66. Total Hyatt expenses other than royalty fees amounted to $502,658 as of December 31, 1996 and are included primarily in rooms and marketing expense in the accompanying financial statements.

     The Hyatt Franchise Agreement requires that a reserve, equal to four percent of gross room revenues, be maintained in respect of Pier 66 for replacement of furniture, fixtures and equipment and those repairs and maintenance costs which are capitalizable under generally accepted accounting principles. The franchise agreement requires significant renovations of guest rooms, corridors and other public areas to be performed every five to six years. The replacement of other furniture, fixtures and equipment, as defined in the agreement, is to occur every 10 to 12 years.

     Owner Agreement

     The Company, Pier 66 Management and Hyatt are parties to a Hyatt Hotel Franchise Owner Agreement dated November 14, 1994 (the "Owner Agreement") pursuant to which the parties agree that Hyatt shall notify the Company upon a voluntary surrender, a default or a breach by Pier 66 Management under the Hyatt Franchise Agreement and the Company shall have an opportunity to cure any such breach or default. In addition, upon any termination of Pier 66 Management under the Pier 66 Management Agreement, the Hyatt Franchise Agreement shall terminate and Panthers Holdings shall have the right to employ a substitute manager that Hyatt will approve provided such manager is qualified under the terms of the Owner agreement. The substitute manager will assume the duties and responsibilities as franchisee under the Hyatt Franchise Agreement. The Owner Agreement also contains requirements that Hyatt consent to any financing transactions, sales or other transfers involving Pier 66, which consent shall not be unreasonably withheld or delayed by Hyatt. The Owner Agreement also obligates Panthers Holdings to observe and be bound by certain terms, conditions and restrictions contained in the Hyatt Franchise Agreement.

     License and Franchise Agreement

     On June 28, 1994, Bahia Mar Management entered into a 10-year license agreement (the "Radisson License Agreement") with Radisson Hotels International, Inc. ("Radisson"). The terms of the Radisson License Agreement allow Bahia Mar Management to operate the hotel using Radisson's proprietary hotel management system. Annual fees payable to Radisson pursuant to the Radisson License Agreement range from one percent to four percent (increasing one percent each year) of the first $7.0 million of gross room sales and five percent of gross room sales (as defined by the license agreement) in excess of $7.0 million through December 31, 1997. The remainder of the term requires fees in the amount of five percent of gross room sales. Fees paid to Radisson pursuant to the Radisson License Agreement totaled $206,438 in 1996.

  PROPERTIES

     The Company acquired the property on which Pier 66 is situated, subject to the assumption of a portion of a mortgage loan in the principal amount of $22,000,000 ("Note 1") from Kemper Investors Life Insurance Company ("Kemper"). In addition, the Company assumed an additional mortgage note from Kemper for $4,000,000 ("Note 2") to be drawn upon to finance the cost of certain capital improvements, to provide initial working capital, and to fund interest accrued on the mortgage notes between January 1, 1994 and December 31, 1995 to the extent cash flows from operations are insufficient for such payment. Both mortgage notes mature on June 28, 2000 and bear interest at varying rates for specified periods. The mortgage notes require monthly payments of interest only throughout the term. A balloon payment of the entire outstanding principal amount, together with the final monthly payment of interest, will be due at maturity. At maturity, Panthers Holdings will either refinance the property or pay off the mortgage notes depending on Panthers Holdings' working capital position and business plan at that time. Both mortgage notes are collateralized by substantially all property and equipment of Pier 66 including the alcoholic beverage license, a security interest in the Hyatt Franchise Agreement, and an assignment of leases, rents and profits, trademarks and the Pier 66 Management Agreement.

     The outstanding balances of the notes at December 31, 1996 were as follows:

                                                              DECEMBER 31, 1996
                                                              -----------------
Note 1......................................................     $21,951,325
Note 2......................................................       4,000,000
                                                                 -----------
                                                                  25,951,325
Less unamortized discount based on imputed interest rate of
  9.0%......................................................        (209,396)
                                                                 -----------
                                                                 $25,741,929
                                                                 ===========

     As required by the loan agreement relating to Note 1 and Note 2, (the "Pier 66 Loan Agreement") Panthers Holdings maintains a Capital Expenditure Program ("CEP") reserve fund for the replacement of capital assets. The CEP reserve equals three percent of gross revenues net of amounts expended by Pier 66 for replacement of capital assets and is funded quarterly for the preceding quarter. Beginning July 1, 1995, Pier 66 voluntarily increased the CEP reserve to four percent of gross revenues. However, the Pier 66 Loan Agreement fund is only funded for the required three percent. The CEP fund is also pledged as additional security pursuant to the Pier 66 Loan Agreement. At December 31, 1996, the balance of the CEP reserve was $1,284 and was included in other assets. The Pier 66 Loan Agreement also requires Panthers Holdings to maintain a reserve fund for property taxes to provide for each year's anticipated payments. Property taxes are to be paid no later than March 31 each calendar year for the preceding calendar year.

     Panthers Holdings leases the Bahia Mar site from the City of Fort Lauderdale under an operating lease (the "Rahn Lease Agreement") which was initially extended through September 30, 2037. On January 4, 1995, the term of the Rahn Lease Agreement was further extended for a period commencing October 1, 2037 through August 31, 2062 (the "Second Extended Term"). Under the Rahn Lease Agreement, Panthers Holdings is required to pay the lessor an annual rental (payable in quarterly installments) equal to the greater of (i) a percentage (4.0% through September 30, 2012 and 4.25% thereafter) of the annual gross operating revenue, as defined in the Rahn Lease Agreement, or (ii) a minimum annual rent payment of $300,000. During the Second Extended Term, the minimum annual rent will be the greater of $300,000 or 80% of the average total annual rent paid during the three lease years immediately preceding the lease year for which the minimum annual rent is being calculated. Rent expense under the Rahn Lease Agreement totaled $632,907 for the year ended December 31, 1996.

     The Rahn Lease Agreement requires Panthers Holdings to set aside cash for the purchase, replacement and upgrade of furniture, fixtures and equipment. The amount to be restricted is three percent of Bahia Mar's revenues, as defined in the Rahn Lease Agreement. All cash was spent on its required purpose at December 31, 1996.

     Panthers Holdings currently has a $15,495,000 mortgage note payable to a bank (the "Bahia Mar Note"). The Bahia Mar Note bears interest at a variable rate (8.8125% at December 31, 1996) and is collateralized by substantially all property and equipment of Bahia Mar. In addition to the monthly interest payments, the Bahia Mar Note requires monthly principal installment payments of $65,000. The maturity date for the Bahia Mar Note is June 30, 1997, which date may be extended under a one year extension option. As of the date of this Prospectus, Panthers Holdings' option to extend the Bahia Mar Note has not been exercised. If the option is exercised during the extension period, monthly principal installments will increase to $75,000, the interest rate will increase by one percent and an extension fee equal to .0025 percent of the then outstanding balance will be due prior to the extension. The final balloon payment would then be due June 30, 1998.

     Effective February 1, 1995, and continuing on the first day of each month thereafter during the term of the Bahia Mar Note, Panthers Holdings is required to set aside cash for the purchase, replacement and upgrade of furniture, fixtures, equipment and property at Bahia Mar in the amount of $25,000 each month. All cash was spent for its required purpose at December 31, 1996.

     Panthers Holdings also leases certain equipment used in its operations under operating leases. Future minimum lease payments, including property leases and operating leases, are as follows:

1997............................................  $   407,080
1998............................................      406,137
1999............................................      391,241
2000............................................      343,784
2001............................................      304,126
Thereafter......................................   18,200,000
                                                  -----------
                                                  $20,052,368
                                                  ===========

  COMPETITION

     The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition, and supply and availability of alternative resort and hotel operations in local markets. Each of Pier 66 and Bahia Mar has a number of competitors. An increase in the number of competitive resorts and hotels facilities in each of Pier 66's or Bahia Mar's respective markets could have a material adverse effect on the levels of occupancy and average room rates of each of Pier 66 and Bahia Mar. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services, or amenities or significantly expand, improve, or develop facilities in the markets in which Pier 66 or Bahia Mar compete, thereby adversely affecting Panthers Holdings' resort and hotel operations.

  ENVIRONMENTAL MATTERS

     Under various federal, state, and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of its properties, Panthers Holdings may be potentially liable for any such costs.

     Phase I environmental site assessments (the "Phase I Surveys") have been obtained for the real property on which Pier 66 and Bahia Mar are located. A Phase I Survey is intended to identify potential environmental contamination and regulatory compliance concerns, and generally includes historical reviews of the property, reviews of certain public records, preliminary investigations of the site and surrounding properties and the preparation and issuance of written reports. A Phase I Survey generally does not include invasive procedures, such as soil sampling or ground water analysis.

     The Phase I Surveys have not revealed any environmental liability or compliance concerns that Panthers Holdings believes would have a material adverse effect on Panthers Holdings' business, assets, results of operations or liquidity of its Leisure and Recreation Business, nor is Panthers Holdings aware of any such liability or concern. Nevertheless, it is possible that a Phase I Survey will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which Panthers Holdings will not be aware. Moreover, no assurances can be given that (i) future laws, ordinances, or regulations will not impose any material environmental liability, or (ii) the current environmental condition of Pier 66's or Bahia Mar's existing and future properties will not be affected by the condition of neighboring properties or by third parties unrelated to Pier 66 or Bahia Mar.

EMPLOYEES

     Panthers Holdings employs 27 hockey players and 91 other persons. During the hockey season, Panthers Holdings also uses part-time employees, most of whom are employed as statisticians and press attendants during the Panthers hockey games. Panthers Holdings also employs 50 part-time employees at Incredible Ice for various guest services and food and beverage positions. All 471 persons working at Pier 66 and all 269 persons working at Bahia Mar are employees of Pier 66 Management and Bahia Mar Management, respectively. None of these employees or Panthers Holdings' employees, other than the hockey players, are subject to any collective bargaining agreement and each of Panthers Holdings, Pier 66 Management and Bahia Mar Management believes that its relationship with its employees is good.

INSURANCE

     Panthers Holdings maintains various insurance coverages on behalf of its hockey players through the NHL, including through the league's affiliated Bermuda insurance company, Intra-Continental Ensurers Ltd. ("ICE"). Such insurance, of which the players are the beneficiaries, includes medical and dental, permanent total disability, group life, accidental death and dismemberment ("AD&D"), and spousal group life and AD&D.

     Panthers Holdings also maintains various types of insurance on behalf of the Panthers through ICE. Workers' compensation insurance is maintained with a $100,000 per injury deductible. The NHL Catastrophe Insurance Plan covers the entire Panthers' roster in the amount of $1.0 million per player. In addition, the ICE program requires that each team cover their top five salaried players with at least two years remaining on their contract with Total Temporary Disability Insurance. This insurance pays a benefit of up to 80% of the covered players' compensation after 30 consecutive regular season games are missed. From time to time, the Panthers may obtain additional insurance coverage for its players as may be necessary or required.

     In addition to hockey related insurance, Panthers Holdings maintains the types and amounts of insurance coverage that it considers appropriate for its other businesses. Furthermore, under the Operating Agreement, the License Agreement and the Development Agreement, Panthers Holdings will have insurance requirements which include (i) workers' compensation insurance, (ii) casualty insurance against loss or damage to the Facility in such amount not less than full replacement cost of the Facility and the equipment and machinery therein and (iii) occupancy insurance in an amount not less than estimated annual revenue to be derived from the Facility. While Panthers Holdings believes that its insurance coverage is adequate, if Panthers Holdings were held liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of its insurance coverage, such liability could have a material adverse effect on Panthers Holdings' financial condition or results of operations.

LITIGATION

     On July 23, 1996, MSEA filed a lawsuit against the Defendants in the United States District Court for the Southern District of Florida. The suit alleges that the Defendants have conspired to restrain trade in the South Florida sports and entertainment facility market by monopolizing or attempting to monopolize such market in violation of federal antitrust laws. The Plaintiff seeks, among other things, to (i) nullify certain provisions of the Miami Arena operating contract, specifically provisions restricting MSEA from developing the Dade Arena and (ii) force the Defendants to divest their control over the Miami Arena and the Broward County Civic Arena. In addition, the Plaintiff seeks treble damages as well as reimbursement for reasonable attorneys' fees and costs. The Defendants believe that the suit is without merit and intend to vigorously defend against this suit. An unfavorable outcome of the suit may have a material adverse effect on Panthers Holdings' financial condition or results of operations.

     In May 1996, Panthers Holdings entered into the Arena License Amendment, extending the term of the Miami Arena license (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The Arena License Amendment contained substantially the same economic terms as the existing Miami Arena license and was subject to the approval of MSEA, which approval, according to the Miami Arena license, could not be unreasonably withheld. In June 1996, MSEA rejected the Arena License Amendment and demanded that the Panthers vacate the Miami Arena. Subsequently, Panthers Holdings sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the Arena License Amendment. MSEA has recently appealed the decision rendered by the court. Although Panthers Holdings believes that MSEA will not prevail, if MSEA is successful, Panthers Holdings may need to find and enter into an agreement for an alternative playing site, which may be outside South Florida, until such time as the Broward County Civic Arena is completed. There can be no assurance that Panthers Holdings will be able to find and enter into an agreement for an alternative playing site.

     On September 4, 1996, Timothy Johanson, Walter Johanson and Veronica Juliano (the "ADA Plaintiffs") filed a lawsuit against Panthers Holdings, among others, in the United States District Court for the Southern District of Florida. The suit alleges that Panthers Holdings violated the Americans with Disabilities Act in connection with the development of the Broward County Civic Arena by (i) failing to make reasonable modifications in policies, practices or procedures, (ii) failing to take such steps as may be necessary to ensure that no individual with a disability is excluded, denied services, segregated or otherwise treated differently and (iii) failing to remove architectural barriers and communications barriers. The ADA Plaintiffs seek, among other things, to (A) obtain a judgment mandating Panthers Holdings to revise, modify and remove certain barriers at the Broward County Civic Arena that may prevent persons with disabilities from having access to the Facility and take steps necessary to ensure that no person with a disability is excluded, denied services, segregated or otherwise treated differently, to the extent required by law, and (B) be awarded reasonable attorneys' fees, costs and expenses incurred in connection with the suit. Panthers Holdings believes that it has complied with the requirements of the Americans with Disabilities Act and that the suit is without merit. An unfavorable outcome of the suit may require Panthers Holdings to incur additional costs.

     A lawsuit was filed on January 9, 1997 by Arena Development seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Civic Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Facility for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and (ii) the Development Agreement contains all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies must contain such a provision. The lawsuit asked for a declaratory judgment finding that the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against Panthers Holdings' complaint, finding that the Prevailing

Wage Ordinance was applicable. Panthers Holdings has appealed this unfavorable ruling, but such appeal has not yet been heard. An unfavorable outcome of this suit may require Panthers Holdings to incur additional costs of up to $5,000,000.

     On January 28, 1997, February 3, 1997 and March 14, 1997, purported class action lawsuits were filed against Panthers Holdings and Messrs. Huizenga, Johnson, Rochon, Berrard, Hudson, Dauria and Evans in the United States District Court for the Southern District of Florida. The suits allege, among other things, that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 thereunder, by making untrue statements or omitting to state material facts, in connection with sales of Panthers Holdings' Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. Panthers Holdings has not fully assessed the likely outcome of the class action litigation, but intends to vigorously defend against these suits.

     On April 9, 1997, Allied Minority Contractors Association, Inc., Overnight Success Construction, Inc., Reed, Jr. Plumbing, Inc. and Christopher Mallard (collectively, the "Broward County Plaintiffs") filed a suit against Broward County and Arena Development in the Seventeenth Judicial Circuit in and for Broward County, Florida. This suit alleges that Broward County entered into the Development Agreement in violation of Florida law and Broward County ordinances. The Broward County Plaintiffs seek, among other things, to nullify the Development Agreement. The Company believes that this suit is without merit and intends to vigorously defend against this suit. An unfavorable outcome of the suit may have a material adverse effect on the Company's financial condition or results of operations.

     Panthers Holdings is not presently involved in any other material legal proceedings. However, Panthers Holdings may from time to time become a party to legal proceedings arising in the ordinary course of business.

RECENT DEVELOPMENTS

     Private Placement Transaction. On January 30, 1997, Panthers Holdings issued 2,460,000 shares of Class A Common Stock in the Private Placement at a price of $27.75 per share. The Private Placement was exempt from registration pursuant to Section 4(2) of the Securities Act and resulted in net proceeds to Panthers Holdings of approximately $65.6 million after deducting placement agency fees. The Company has invested the net proceeds in short-term interest bearing investments and will use such proceeds for working capital and general corporate purposes which may include future acquisitions.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                   RESULTS OF OPERATIONS OF BOCA PARTNERSHIP

OVERVIEW

     The Boca Raton Resort and Club ("BRRC" or the "Resort") was sold to the Boca Partnership with VMS Realty Corp. as general partner in 1983. The Boca Raton Management Company ("BRMC") replaced VMS as general partner in 1993 after a lawsuit was successfully filed by the Boca Partnership's limited partners.

     BRRC currently derives substantially all of its revenue from (i) room rentals, (ii) food, beverage and banquet sales, (iii) club, social dues and sports revenues, (iv) retail sales, and (v) other miscellaneous sales.

     The operations at BRRC are seasonal with approximately 50% of rental revenues received during the months of January through April. Additionally, approximately 60% of room rentals are derived from group and business bookings.

     During the three month periods ended March 31, 1997, and 1996, BRRC's net average room rate and occupancy percentages were approximately $270 and $255, respectively and 79.3% and 78.8%. During the years ended December 31, 1996, 1995, 1994 and 1993, BRRC's net average room rates and occupancy percentages were $181, $185, $178, and $175 respectively, and 70%, 68%, 66%, and 68%
respectively.

     With BRMC becoming the new general partner of the Boca Partnership in 1993, BRRC on two occasions refinanced substantial amounts of debt which had the net effect of increasing debt while reducing the Resort's net interest expense and creating extraordinary gains (losses) on debt restructuring as summarized below:

                                                       (IN THOUSANDS)                   AS OF THREE
                                                AS OF/YEAR ENDED DECEMBER 31,          MONTHS ENDED
                                          -----------------------------------------      MARCH 31,
                                            1993       1994       1995       1996          1997
                                          --------   --------   --------   --------   ---------------
Outstanding mortgage debt...............  $157,205   $160,922   $143,236   $175,200      $175,200
Interest expense........................  $ 20,701   $ 17,382   $ 14,909   $ 16,562      $  5,008
Extraordinary gain (loss) on debt
  restructuring.........................  $ 14,157   $  6,704   $ 10,328   $ (8,932)     $      0

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1997 Compared to Three Months Ended March 31,
1996

     Revenues. Revenues from room rentals increased 5% or approximately $930,000, primarily attributable to an increase in social business partly due to Easter falling in March versus April in 1996. Average room rates were $270 and $255 in the three month periods ended March 31, 1997 and 1996, respectively, and occupancy increased to 79.3% from 78.8% in 1996.

     Food and beverage revenues decreased 1% or approximately $140,000 due to lower banquet business as a result of lower group nights.

     Other revenues including club membership and retail shops increased 13%, or approximately $1.2 million. Revenue from club membership was up approximately $212,000 due to increased social dues and members. Revenue from convention services was up approximately $500,000, mainly due to the Resorts' new Floral Decor business, "Boca By Design". Also, revenue from retail, telephone and beach areas were up due to increased social guest traffic.

     Cost of Revenue. Room operating costs increased 2.2%, or approximately $68,000 due to an increase in occupied rooms and an increase in cost per occupied room from approximately $42 to $43 caused mainly from increased travel agents' commissions.

     Food and beverage costs increased 2.6%, or approximately $189,000, mainly attributable to higher draw down of china, glass and silver from storerooms.

     Club membership, retail and other costs increased 12%, or approximately $630,000, on a revenue increase of approximately $1.2 million. Increased retail and convention costs of sales and other expenses driven by increased revenues were the cause of this increase.

     Selling, general and administrative costs increased 1.5%, or approximately $64,000 resulting mainly from increased selling, travel and entertainment costs as group sales focused on short term bookings for the first four months more aggressively than last year.

     Property maintenance and energy costs decreased from last year by 4.3%, or approximately $111,000 due to a reduction in major renovation projects and emphasis on day to day maintenance of the property.

     Other indirect costs decreased 15%, or approximately $362,000. This was mainly due to installation costs of new software during the three months ended March 31, 1996. Building insurance and property taxes also decreased in the periods compared.

     Depreciation and Amortization. Depreciation and amortization costs were approximately $1.6 million and $1.4 million in the three months ended March 31, 1997 and 1996, and were in line with normal capital asset fluctuations.

     Interest expense, net. Interest expense increased approximately $1.1 million due to the additional $25.0 million of debt incurred in August, 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenue. Revenues from room rentals increased 2%, or approximately $800,000, primarily attributable to a strong increase in group and social room nights. BRRC's overall average occupancy rate increased from 68% to 70% in 1996.

     Food and beverage revenues increased 6%, or approximately $2.0 million mainly due to stronger banquet and group room business in 1996.

     Other revenues including club membership and retail sales were up 9%, or approximately $2.7 million. The number of club members increased approximately 8% with the average annual social membership dues increasing from $2,100 to $2,200 giving rise to an increase in revenues of approximately $830,000. Other increases included convention center services up approximately $770,000 and retail sales up approximately $230,000 due to increased guest traffic during 1996.

     Cost of Revenue. Room operating costs increased 7%, or approximately $700,000 as a direct result of the increase in occupied rooms and an increase in the cost per room from approximately $43 in 1995, to $44 in 1996.

     Food and beverage costs increased 6%, or approximately $1.5 million attributable to an additional 60,000 meals served in 1996.

     Club membership, retail and other costs increased 8%, or approximately $1.4 million, mainly as a result of increased retail, golf, tennis and convention center revenues. Start-up costs of approximately $300,000 relating to a full service floral and design business for groups staying at the resort also contributed to the increase.

     Selling, general and administrative costs increased 8%, or approximately $1.3 million, mainly due to increases in payroll, benefits, and professional fees of approximately $1.1 million.

     Property maintenance and energy costs decreased 1%, or approximately $170,000. This net decrease was caused by a 10%, or $280,000, increase in energy costs offset by a 5%, or $440,000, reduction in property maintenance costs as a result of the completion of extensive painting and structural work on the old Cloister Building and Golf Villas in 1995.

     Other indirect costs increased 11%, or approximately $870,000. M.I.S. costs increased $200,000 due to the installation of new accounting, retail, and food and beverage software. In addition, new operating leases entered into for guest buses and trucks, as well as the above mentioned software, in 1996 resulted in an increase to rent of approximately $470,000. Additionally, property taxes and insurance showed a net increase of approximately $180,000. Amortization and depreciation expenses decreased by 6%, or approximately $400,000, due to normal capital asset turnover.

     Net interest expense increased 11%, or approximately $1.6 million. Interest expense increased approximately $1.8 million in 1996 due to the addition of the $35.0 million Starwood second mortgage for the expansion plan. Additionally, there was a partial offset due to a decrease in loan amortization costs of $260,000 in August of 1996, and lower interest rates associated with the new $130.0 million primary debt.

     BRRC recorded an extraordinary loss of $8.9 million in 1996 which, because of the refinancing that occurred in 1996, the Resort expensed approximately $5.4 million of unamortized general partner fees previously earned in refinancing since 1993 and other debt issue costs, and expensed approximately $3.5 million of pre-payment premiums paid to the first mortgage holder for early debt retirement.

     In 1995, the Resort settled a lawsuit with the lender who held the debt on the Boca Country Club and a parcel of land, resulting in a gain of approximately $12.0 million. This gain was offset by the write off of approximately $1.7 million of deferred loan costs from the refinancing of a subordinated note.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues. Room revenues increased 7%, or approximately $2.9 million in 1995, driven by increased occupancy and an increase in the average room rates from approximately $178 to $185.

     Food and beverage revenues showed no change with the number of meals served in both years remaining constant at approximately $1.5 million and the average price per meal of $16.44.

     Other revenues including club membership and retail sales increased 7%, or approximately $2.0 million. The number of club members increased 8% in 1995, with the average annual social membership dues increasing from $2,000 to $2,100. Other revenue increases stemmed from increases in convention center services, room telephone rates, and increased golf rounds.

     Cost of Revenue. Room operating costs increased 2%, or approximately $190,000. This net increase was attributable to the increase in room occupancy offset by a reduced cost per occupied room stemming from various cost control measures implemented in 1995.

     Food & beverage costs decreased 1%, or approximately $320,000 in 1995 due to a slight decline in the average cost per meals served.

     Club membership, retail and other costs increased 3%, or approximately $470,000 mainly stemming from the costs incurred to produce the Resort's increased revenues from convention services in 1995.

     Selling, general and administrative costs decreased 14%, or approximately $2.8 million in 1995 mainly caused by various non-recurring settlement expenses and related legal and debt restructuring costs incurred in 1994.

     Property maintenance and energy costs increased 16%, or approximately $1.5 million, as a result of a 6%, or $170,000, increase in energy costs and an increase to property maintenance costs of $1.4 million, mainly due to the extensive painting and structural work performed on the old Cloister Building and Golf Villas.

     Other indirect costs increased 18%, or approximately $1.2 million, mainly due to increased data processing costs of approximately $750,000 and additional lease costs for telephone equipment, computer hardware and software of approximately $870,000.

     Amortization and depreciation decreased 7%, or approximately $490,000 in 1995 due to normal capital turnover.

     Net interest costs decreased 14%, or approximately $2.5 million, mainly due to the settlement of the Banyan mortgage loans on the Boca Country Club and other selected vacant land.

     Extraordinary gain in debt restructuring increased $3.6 million. In 1995, the Resort settled a lawsuit with the lender who held the debt on the Boca Country Club and a parcel of land, resulting in a gain of approximately $12.0 million. This gain was offset by the write off of approximately $1.7 million of deferred loan costs from the refinancing of a subordinate note. In 1994, BRRC recognized an approximately $6.7 million net extraordinary gain on debt restructuring of the Starwood mortgage.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     Revenues. Room rental revenues decreased 2%, or approximately $900,000 in 1994 caused primarily by a decrease in group room occupancies primarily caused by a turnover in sales team management in 1993 which caused an unusual amount of shortfall of bookings for subsequent years, notably 1994.

     Food and beverage revenues increased 2%, or approximately $730,000 in 1994, primarily attributable to an increase in group banquet spending.

     Other revenues including club membership and retail sales increased 3%, or approximately $800,000 primarily due to an increase in the number of club members along with annual increase to club's social dues.

     Cost of Revenue. Rooms operating costs decreased 4%, or approximately $370,000, caused by a decrease in total room nights while the cost per occupied room remained constant.

     Food and beverage costs showed no change between 1993 and 1994 even though related revenues increased in 1994. Increased cost controls allowed BRRC to increase its profit margin in their food and beverage operations.

     Club membership, retail, and other costs increased 3%, or approximately $560,000, primarily attributable to increased operating costs of the resort's golf course due to heavier than normal play.

     Selling, general and administrative expenses decreased 25%, or approximately $6.4 million. BRRC's provision for settlement agreement with its former manager was $10.0 million in 1993, while only $1.3 million was needed for an unrelated settlement in 1994. Offsetting this reduction in costs was an increase in various professional and consulting fees relating to various lawsuits of approximately $2.2 million.

     Property maintenance and energy costs decreased by 4%, or approximately $430,000, primarily caused by reductions in utilities and maintenance personnel and energy savings due to decreased occupancy.

     Other indirect costs increased 17%, or approximately $1.0 million. Property insurance costs increased approximately $710,000 in 1994, mainly caused by increased rates attributable to Hurricane Andrew in August of 1992. Additional operating leases for various resort computerization also added to the increase in these costs.

     Amortization and depreciation costs decreased by 3%, or approximately $230,000 due to normal capital asset turnover.

     Interest expense decreased by 16%, or approximately $3.3 million, as a result of a favorable refinancing of BRRC's $130.0 million first mortgage while paying off BRRC's third mortgage.

     Extraordinary gains on the extinguishment of debt decreased by approximately $7.5 million. In 1994, BRRC's net extraordinary gain on debt restructured was approximately $6.7 million.

     In 1993, settlement on the $155.0 million VMS wrap mortgage note generated an extraordinary gain of approximately $14.2 million.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by/(used in) operating activities was approximately $12.3 million, $5.9 million, ($1.3 million), $11.4 million, and $8.2 million for the three month periods ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, respectively. Additions to construction in progress were approximately $2.6 million and $2.2 million in the three months ended March 31, 1997 and 1996 and were primarily related to the construction of the new convention center and the fitness center. Capital expenditures were approximately $17.4 million, $4.6 million, $3.5 million, and $2.2 million for the years ended December 31, 1996, 1995, 1994, and 1993, respectively. Net cash flow provided by financing activities were approximately $0, ($482,000), $22.1 million, $1.5 million, ($490,000), and ($11.3 million) in the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994 and 1993, respectively. Various refinancing activities occurring in 1996 are summarized in the following table:

                                                             (IN THOUSANDS)
                                                                                       TOTAL
                                           OUTSTANDING        1996                  OUTSTANDING
                                           BALANCE AT       PRINCIPAL     1996        DEBT AT
LOAN DESCRIPTION, INTEREST RATE         DECEMBER 31, 1995   PAYMENTS    NEW DEBT   MARCH 31, 1997
-------------------------------         -----------------   ---------   --------   --------------
Nomura-$75,000........................       $ 71,524        $71,524                   $    -0-
Starwood-$50,000......................         51,000         51,000                        -0-
Starwood-$500 -- 14 1/2%..............            500                                       500
RMA -- 7%.............................         10,000            300                      9,700
Senior Facility, LIBOR + 2 1/4%.......                                  110,000         110,000
Subordinate Facility, 13%.............                                   20,000          20,000
Starwood-$35,000, 18.5%...............         10,000                    25,000          35,000
Other.................................            212            212                        -0-
                                             --------        -------    -------        --------
                                             $143,236       $123,036   $155,000        $175,200(1)
                                             ========        =======    =======        ========

---------------

(1) Panthers Holdings intends to keep the senior $110.0 million debt in place, pay down $25.0 million of the remaining debt as well as pay an approximate $19.8 million of yield maintenance fees associated with the debt restructuring, and refinance the remaining $40.2 million of debt upon closing the Boca Acquisition.

     The financing completed in August of 1996, requires BRRC to deposit excess operating funds into a Facility Escrow account to pay debt, fund the development plan for the construction of the new 130,000 square foot convention center, and transfer funds to an FF&E Escrow account and Real Estate Escrow account each month. At month's end, all funds in excess of $3,000 on deposit in the BRRC Operating account are to be transferred to this Facility Escrow account for payment of debt, construction payments for convention center, FF&E reserves, and real estate tax escrow payments. In addition, if during the month, BRRC's Operating account exceeds $6,000 on deposit, the excess over $3,000 is also transferred to the Facility Escrow account. Such amounts would be transferred back to BRRC should a cash deficit be forecasted for any given month.

     The current loan documents require BRRC to fund an FF&E Reserve fund for Capital Replacements equal to 5% of Gross Revenues. In addition, each year's anticipated tax payments are also required to be maintained in a Property Tax Reserve.

     BRRC's restricted cash and short-term investment balance increased by approximately $9.1 million for the three months ended March 31, 1997 due to loan covenant requirements.

     Accounts receivable decreased $514,000, caused mainly by amounts due from in-house guests over the holiday period at December 31, 1996 being reduced approximately $1.3 million at March 31, 1997, and partially offset by higher group receivables at March 31, 1997.

     Advance deposits decreased approximately $516,000 in the three month period ending March 31, 1997, due to a large volume of deposits on hand at December 31, 1996 for social guests arriving for the first three months of 1997. These deposits were replaced at lower amounts for subsequent periods due to lower room rates.

     Premier club membership deposits, cash and note payments received during the three months ended March 31, 1997 totaled approximately $2.2 million and represented cash received from new membership sales, payments on notes receivable, net of additions to notes receivable.

     Deferred membership revenue decreased approximately $2.3 million in the three months ended March 31, 1997 because annual memberships are paid in advance in October and recorded ratably as revenue over the year.

     BRRC's net cash flow provided by operating activities is projected to be sufficient to maintain operations and provide additional funds to complete the initial phase of its development plans.

                          BUSINESS OF BOCA PARTNERSHIP

GENERAL

     Boca Partnership was formed in June 1983 for the purpose of purchasing, owning, managing and operating the Resort. The Resort is a 963 room, destination resort and private club located on over 298 acres of land fronting on both the Atlantic Ocean and Intracoastal Waterway in Boca Raton, Florida. The Resort offers luxury accommodations and amenities to group conference customers, the leisure traveler, and the members of its exclusive and private country and social club known as The Premier Club ("The Premier Club"). The Premier Club is the Resort's private social and country club.

     The Resort consists of the Cloister, the Tower, Boca Beach Club, the Golf Villas, Boca Country Club, a convention center, two 18-hole championship golf courses (with preferred playing rights at two other golf courses in the area), 31 tennis courts, five swimming pools, an indoor basketball court, two indoor racquetball courts, a 25-slip marina with full fishing and boating facilities, and a half mile of private beach with water sports facilities. Other amenities of the Resort include 15 food and beverage sites, ranging from 5-star cuisine to beachside grills, and a new fitness center. Additionally, in 1996 the Resort commenced a $46.5 million expansion and renovation of certain of its key assets (the "Expansion Plan") which, when completed at year end 1997, will provide:

     - a new 130,000 gross square foot conference center (25,000 sq. ft. Grand Ballroom/15,000 sq. ft. Junior Ballroom);

     - a new, state-of-the-art tennis and fitness center complex;

     - a new and expanded 650-space parking facility; and

     - a totally new Couples/Bates designed 18-hole golf course in replacement of its present main course.

     As of January 15, 1993, the original general partner, VMS Realty Investment Ltd. ("VMSRIL") withdrew from Boca Partnership as general partner and was replaced by the Boca Raton Management Company, a New York general partnership ("BRMC/NY"). BRMC/NY was succeeded as general partner on October 1, 1993 by BRMC.

     Boca Partnership relies on mortgages and other loans to fund capital improvements and construction projects. Boca Partnership expects to meet its cash requirements through operations and the use of existing cash balances.

HISTORY OF BOCA RATON RESORT AND CLUB

     The Cloister was originally started in 1926 and additions were made in the 1930s and 1940s to arrive at its current status of 387 rooms.

     The Tower, convention center and villas were added in 1969. The first major addition to the Beach Club was completed in 1980 and the Boca Country Club was purchased in 1988.

RECENT MAJOR RENOVATIONS

     In addition to normal FFE renovations averaging approximately $4.2 million over the last five years, the Resort is in the middle of a major renovation in the amount of $46.0 million which consists of:

     - new parking garage, tennis and fitness building, and a new guard house totaling $10.0 million which was completed in 1996;

     - a new convention center totaling $30.0 million under construction to be completed by the end of 1997; and

     - the complete reconfiguration and renovation of the Resort Golf Course in the amount of $6.0 million, also to be completed by the end of 1997.

     The following are key statistics for the Resort:

                                                                      YEARS ENDED DECEMBER 31,
                                               THREE MONTHS       --------------------------------
BOCA RESORT                                ENDED MARCH 31, 1997   1996   1995   1994   1993   1992
-----------                                --------------------   ----   ----   ----   ----   ----
Number of guest rooms....................           963            963    963    963    963    963
Average occupancy........................            79%            70%    68%    86%    68%    70%
Average daily rate.......................          $270           $181   $185   $178   $175   $173
Total room revenues per available room...          $214           $127   $125   $117   $120   $121
Seasonality..............................           Approximately 50% of Boca room resort revenues
                                                            are earned from January through April.

LETTERS OF CREDIT

     As of March 31, 1997, Boca Partnership had two letters of credit which secured two operating leases. The letters of credit are collateralized by certificates of deposit totaling $500,000 which mature in August 1997 and are included in restricted cash and short-term investments.

MORTGAGES AND OTHER LOANS PAYABLE

  First Mortgage Notes

     On August 22, 1996, Boca Partnership entered into an agreement with a consortium of financial institutions to borrow $130,000,000 primarily for the purpose of refinancing existing first mortgage notes. The agreement consists of a $110,000,000 Senior Facility (Senior Notes) and a $20,000,000 Subordinate Facility (Subordinate Notes). Both Facilities mature on August 22, 2001 and accrue interest, based on a 360 day year, payable monthly in arrears. The Senior Notes accrue interest at the lenders' base rate plus one-quarter percent (Base
Rate) or LIBOR plus two and one-quarter percent (LIBOR Rate). In 1996, the Partnership selected the LIBOR Rate, averaging approximately 7.814%. The Subordinate Notes accrue interest at a fixed rate of thirteen percent. Both Facilities are secured by a first mortgage and lien on all assets held by Boca Partnership, except in certain circumstances where other first liens are permitted. The outstanding balance on the First Mortgage Notes at March 31, 1997 totaled $130,000,000.

     Boca Partnership is required to make quarterly principal payments of $750,000 on the Senior Notes commencing September 30, 1998 and increasing to $1,250,000 on September 30, 1999 and to $1,750,000 on September 30, 2000. Boca
Partnership is required to make additional principal payments on the Senior Notes and initial principal payments on the Subordinate Notes based upon certain cash flow conditions.

     In accordance with the agreement, Boca Partnership deposits cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, fixed asset replacement and real estate tax payments. Both Facilities contain significant restrictions with respect to payments to Partners and other debt holders.

  Second Mortgage Note

     On August 22, 1996, Boca Partnership entered into an agreement with an institutional lender to borrow $35,000,000, as evidenced by a promissory note, primarily for the purpose of the planned expansion of the Resort. The note is secured by a second mortgage and lien on all assets held by Boca Partnership, except in certain circumstances where other liens are permitted. At maturity, August 21, 2003, or prepayment of the note, the Partnership is required to pay an amount which will result in an annual internal rate of return to the lender of eighteen and one-half percent (18.5%). Interest is payable quarterly in arrears commencing October 1, 1996 at a rate of eight percent through December 31, 1998 and fourteen and one-half percent thereafter based on a 360 day year. Boca Partnership accrues interest at 18.5% per annum. Additional interest and principal payments are required based on certain cash flow conditions. The outstanding balance on the Second Mortgage Note totaled $35,000,000 at March 31, 1997.

     Boca Partnership may not prepay the note prior to the note's third anniversary except in connection with a sale of Boca Partnership assets to a third party. If prepayment occurs before August 23, 2001, the Partnership is required to pay an amount (Prepayment Amount) which would result in an 18.5% internal rate of return to the lender through that date. The Prepayment Amount will be reduced by the return which would result from the lenders' reinvestment of the repaid principal at the United States Treasury Notes rate plus 250 basis points, if prepayment results from sale of Boca Partnership assets or from cash flow; or plus 150 basis points, if prepayment results from refinancing the note or sale or issuance of any ownership interest in Boca Partnership.

  Third Mortgage Note

     On August 22, 1996, a note payable, which was previously secured by a first mortgage, was replaced with a third mortgage and lien on all assets of Boca Partnership. The note matures on September 30, 2003 and accrues interest at a fixed rate of approximately 14.5% through September 30, 1998 and at a variable rate thereafter payable quarterly in arrears. The outstanding balance on the Third Mortgage Note at March 31, 1997 totaled $500,000.

     The Boca Partnership is required to make an additional payment (Final Participation Interest) upon maturity of the loan or sale of Boca Partnership's assets equaling the sum of $750,000, plus 5% of the Boca Partnership's net asset value as calculated based on certain criteria. In the event of refinancing of the property, the Boca Partnership is required to make a payment of 5% of the net proceeds (Interim Participation Interest). Interim Participation Interest paid will be deducted from the Final Participation Interest amount. In 1996, Boca Partnership paid $125,000 of Interim Participation Interest.

  Other Notes Payable

     Boca Partnership's other notes payable represent two unsecured promissory notes with original amounts of $8,000,000 and $2,000,000 dated October 7, 1994 related to a settlement agreement whereby the Partnership terminated a 20-year management agreement. Both promissory notes mature on October 7, 2004 and accrue interest at a rate of 7% payable semi-annually in arrears.

     The $8,000,000 promissory note requires future principal reductions of $320,000 on October 7, 1997 and $400,000 on each of October 7 from 1998 to 2003, with a balloon payment of $5,040,000 due at maturity. The $2,000,000 promissory note payable requires future principal reductions of $80,000 on October 7, 1997 and $100,000 on each October 7, from 1998 to 2003, with a balloon payment of $1,260,000 due at maturity. The notes include limitations on additional senior debt.

     At March 31, 1997, aggregate future maturities of mortgage and other loans payable are as follows:

1997.......................................................  $    400,000
1998.......................................................     2,000,000
1999.......................................................     4,500,000
2000.......................................................     6,500,000
2001.......................................................   119,000,000
Thereafter.................................................    42,800,000
                                                             ------------
                                                             $175,200,000
                                                             ============

SERVICES AGREEMENT

     Boca Partnership has entered into a services agreement with an individual to provide executive services. Pursuant to the agreement, the individual has agreed as a director of the corporate general partner of BRMC. The term of the agreement is ten years commencing on January 1, 1993. As compensation for these services, the individual receives the following:

          1. Basic advisory fee of not less than $150,000 per year payable in equal monthly installments.

          2. For the first three calendar years, a guaranteed bonus equal to the greater of $35,000 or 2.5% of the Boca Partnership's adjusted contract year earnings in excess of the contract year base level earnings.

          3. Complimentary Premier Club membership.

     The basic advisory fee of $150,000 was paid to the individual in 1994, 1995 and 1996. Cumulative bonuses totaling $107,000 have been accrued and are included in other accounts payable and accrued expenses at December 31, 1996.

                        MANAGEMENT OF PANTHERS HOLDINGS

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and the executive officers of Panthers Holdings are as follows:

                    NAME                       AGE                    POSITION
H. Wayne Huizenga............................    59   Chairman of the Board
Richard C. Rochon............................    39   Vice Chairman of the Board
Richard H. Evans.............................    52   President and Director
William A. Torrey............................    62   President of Florida Panthers Hockey
                                                        Club, Inc. and Director
Alex Muxo....................................    41   President of Arena Development and Arena
                                                        Operator
William M. Pierce............................    46   Senior Vice President and Chief
                                                        Financial Officer
Richard L. Handley...........................    50   Senior Vice President and General
                                                        Counsel
J. Ronald Castell............................    59   Senior Vice President--Investor
                                                        Relations and Communications
Steven M. Dauria.............................    36   Vice President and Corporate Controller
Steven R. Berrard............................    42   Director
Michael S. Egan..............................    57   Director
Harris W. Hudson.............................    54   Director
George D. Johnson, Jr........................    54   Director

     All directors are elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Officers serve at the pleasure of the Board.

     H. Wayne Huizenga has been Panthers Holdings' Chairman of the Board since September 1996. Mr. Huizenga also has been Chairman of the Board of Republic Industries, Inc. ("Republic"), a diversified company with operations in the solid waste, electronic security services and out-of-home advertising industries, since August 1995. Mr. Huizenga served as Chief Executive Officer of Republic from August 1995 until October 1996, and has served as Co-Chief Executive Officer of Republic since October 1996. Mr. Huizenga has been Chairman of the Board of Extended Stay America, Inc. ("Extended Stay"), an extended stay lodging facilities company, since January 1995. Mr. Huizenga served as the Vice Chairman of Viacom, Inc. ("Viacom"), a diversified media and entertainment company, from September 1994 until October 1995. Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom, from September 1994 until October 1995. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation ("Blockbuster"), during which time he helped build Blockbuster from a 19-store chain into the world's largest video and music retailer. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., now known as WMX Technologies, Inc. ("Waste Management"), which he helped build into the world's largest integrated environmental services company, and he served in various capacities, including the President, the Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns or controls the Miami Dolphins and the Florida Marlins, both professional sports franchises, as well as Pro Player Stadium, in South Florida. Mr. Huizenga is the brother-in-law of Mr. Hudson.

     Richard C. Rochon has been a director of Panthers Holdings since September 1996 and has served as Panthers Holdings' Vice Chairman since April 1997. Mr. Rochon is also the President of Huizenga Holdings, a position he has held since 1988. Prior to joining Huizenga Holdings, he was a certified public accountant at Coopers & Lybrand, an international public accounting firm.

     Richard H. Evans has been Panthers Holdings' President and a director and has also been the President and Chief Executive Officer of Huizenga Sports and Entertainment Group since September 1996. Prior to joining Panthers Holdings, Mr. Evans served as a director of Genesco, Inc. and Bass Pro Shops. From April 1993 to October 1996, Mr. Evans served as the Chief Operating Officer of Gaylord Entertainment Company ("Gaylord Entertainment"), a diversified entertainment and communications company. Prior to joining Gaylord Entertainment, Mr. Evans served as President and Chief Executive Officer of Dorna USA, a subsidiary of Madrid-based Dorna Promocion del Deporte, a marketing company, from January 1992 to February 1993. Mr. Evans also served as the President and Chief Executive Officer of Madison Square Garden Corporation from January 1987 to August 1991.

     William A. Torrey has been the President of Florida Panthers Hockey Club, Inc. and a director of Panthers Holdings since September 1996. Since April 1993, Mr. Torrey has served as the President and Governor of the Panthers. Prior to joining Panthers Holdings, Mr. Torrey was associated with the New York Islanders Hockey Club (the "Islanders") for twenty-one years in various capacities. From June 1989 to August 1992, Mr. Torrey served as the Chairman of the Board of the Islanders. From September 1978 to August 1992 Mr. Torrey served as the President of the Islanders, and from February 1972 to August 1992 he served as the General Manager of the Islanders.

     Alex Muxo has been the President of Arena Development and Arena Operator since September 1996. From January 1995 to July 1996, Mr. Muxo served as the Vice President of Huizenga Holdings. Prior to joining Huizenga Holdings, Mr. Muxo served as the Vice President for Planning for Blockbuster from May 1994 to January 1995. Prior thereto, Mr. Muxo was the City Manager of City of Homestead, Florida.

     William M. Pierce has been Panthers Holdings' Senior Vice President and Chief Financial Officer since March 1997 and a Director of Florida Panthers Hockey Club, Inc. since November 1996. Mr. Pierce has been an officer of Huizenga Holdings since January 1990, and has served as Chief Financial Officer and Director of numerous private companies owned by Mr. Huizenga.

     Richard L. Handley joined Panthers Holdings in May 1997 as a Senior Vice President and the General Counsel. Prior to joining Panthers Holdings, Mr. Handley served as a Senior Vice President and the General Counsel of Republic from October 1995 to May 1997. From June 1993 until joining Republic, he was a principal of Randolph Management Group, Inc., a management consulting firm specializing in the environmental industry. Prior to that, Mr. Handley was Vice President, Secretary and General Counsel of The Brand Companies, Inc., an environmental services company, from July 1990 until May 1993, Associate General Counsel of Waste Management of North America, Inc., from January 1987 to June 1990, and legal counsel to Waste Management Energy Systems, Inc., a waste-to-energy company, from September 1985 to January 1987, all of which companies were affiliates or subsidiaries of Waste Management, Inc. Prior to September 1985, Mr. Handley was a lawyer in private practice in Chicago, Illinois.

     J. Ronald Castell joined Panthers Holdings as Senior Vice President--Investor Relations and Communications in June 1997. Mr. Castell has served as Senior Vice President--Communications Strategy and Service of Republic since August 1995. Prior to joining Republic, Mr. Castell had been Executive Vice President and a member of the Office of the President at Spelling Entertainment Group Inc., a Los Angeles-based subsidiary of Blockbuster Entertainment Group, a division of Viacom. In August 1991, he became Senior Vice President of Programming and Communications for Blockbuster, and served in that capacity until Blockbuster's merger with Viacom in September 1994. Mr. Castell joined Blockbuster in February 1989 as Senior Vice President of Programming and Merchandising. From October 1985 to February 1989 he was Vice President of Marketing and Merchandising at Erol's, a chain of video and electronics stores headquartered in Washington, D.C. Mr. Castell has also held senior executive marketing positions with the Communications Satellite Corporation, Warner Communications, Group W Satellite Communications, Banc One and Federated Department Stores.

     Steven M. Dauria served as Panthers Holdings' Vice President and Chief Financial Officer from September 1996 through March 1997. As of March 31, 1997, Mr. Pierce began serving as Senior Vice President and Chief Financial Officer of Panthers Holdings, and Mr. Dauria began serving as Vice President and Corporate Controller. Mr. Dauria also has served as the Vice President and Chief Financial Officer of Florida Panthers Hockey Club since July 1996. From July 1994 to July 1996, Mr. Dauria served as Director of Finance and Administration and Chief Financial Officer of Florida Panthers Hockey Club, and, from December 1993 to July 1994, Mr. Dauria served as the Controller of both Florida Panthers Hockey Club and the Florida Marlins. Prior to joining the Panthers, Mr. Dauria served as the Controller of the New York Yankees, a Major League Baseball franchise, from November 1991 to December 1993, and was previously associated with Time Warner, Inc. and Coopers & Lybrand, an international public accounting firm.

     Steven R. Berrard has been a director of Panthers Holdings since September 1996. Mr. Berrard has been Co-Chief Executive Officer, President and a director of Republic since October 1996. Since March 1996,

Mr. Berrard has served as Chief Executive Officer of AutoNation Incorporated ("AutoNation"), which owns and operates a developing national chain of used vehicle retailing megastores, and which was acquired by Republic in January 1997. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group. Mr. Berrard joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer and became a director of Blockbuster in May 1989. He became Vice Chairman of the Board of Blockbuster in November 1989 and served as Blockbuster's President and Chief Operating Officer from January 1993 until September 1994. In addition, Mr. Berrard served as President and Chief Executive Officer and a director of Spelling Entertainment Group Inc., a television and film entertainment producer and distributor, from March 1993 through March 1996, and served as a director of Viacom from September 1994 until March 1996.

     Michael S. Egan has been a Director of Panthers Holdings since April 1997. Mr. Egan has served as President and Chief Executive Officer of Alamo Rent-A-Car, Inc. ("Alamo") since 1979 and as the Chairman of Alamo since 1973.

     Harris W. Hudson has been a director of Panthers Holdings since September 1996. Mr. Hudson has been a director of Republic since August 1995 and Vice-Chairman of Republic since October 1996. From August 1995 to October 1996, Mr. Hudson served as the President of Republic. Prior thereto, Mr. Hudson served as the Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation. Mr. Hudson is the brother-in-law of Mr. Huizenga.

     George D. Johnson, Jr. has been a director of Panthers Holdings since September 1996. Mr. Johnson has served as a director of Republic since November 1995. Since January 1995, Mr. Johnson has served as President, Chief Executive Officer and a director of Extended Stay. From August 1993 until January 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Division, and also as a director of Blockbuster. From July 1987 until August 1993, Mr. Johnson was the managing general partner of WJB Video Limited Partnership, which became the largest Blockbuster franchisee with over 200 video stores prior to its merger with Blockbuster in August 1993. Mr. Johnson also serves as a director of Duke Power Company.

DIRECTORS' COMPENSATION

     Panthers Holdings' policy is not to pay compensation in the form of salaries or fees to directors. However, the directors are entitled to receive options to purchase shares of Class A Common Stock pursuant to the Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table shows remuneration paid or accrued by Panthers Holdings during the year ended June 30, 1996 to the Chief Executive Officer and to each of the four most highly compensated executive officers of Panthers Holdings, other than the Chief Executive Officer (together, the "Named Executive Officers"), for services in all capacities while they were employees of Panthers Holdings, and the capacities in which the services were rendered.

                                                                                ALL OTHER
              NAME AND PRINCIPAL POSITION                 SALARY      BONUS    COMPENSATION
H. Wayne Huizenga......................................        --         --          --
  Chairman of the Board of Directors
Richard H. Evans.......................................        --         --          --
  President(1)
William A. Torrey......................................  $400,000(2) $43,000(3)   $21,000(4)
  President of Florida Panthers Hockey Club, Inc.
Alex Muxo..............................................   150,000         --       19,000(4)
  President of Arena Development and Arena Operator
Steven M. Dauria.......................................    90,000     10,000(3)    14,000(4)
  Vice President and Corporate Controller

------------------------------

(1) Mr. Evans joined Panthers Holdings as its President in September 1996. As such, Mr. Evans did not receive any compensation from Panthers Holdings during fiscal 1996.
(2) Includes deferred compensation of $100,000 earned by Mr. Torrey during fiscal 1996.
(3)  Represents bonus amounts earned in fiscal 1996 and paid in fiscal 1997.
(4) Comprised of insurance premiums paid by Panthers Holdings on behalf of these employees.

STOCK OPTION PLAN

     Under Panthers Holdings' Stock Option Plan, 2,600,000 shares of Class A Common Stock are reserved for issuance upon the exercise of stock options. The Stock Option Plan is designed as a means to attract, retain and motivate directors and key employees. A committee (the "Committee") consisting of two or more non-employee directors appointed by the Board of Directors administers and interprets the Stock Option Plan.

     Options are granted under the Stock Option Plan on such terms and at such prices as determined by the Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Class A Common Stock on the date of grant. Each option is for a term of not less than five years or more than ten years, as determined by the Committee. However, in the event of a change of control (as such term is defined in the Stock Option Plan), all outstanding options become immediately exercisable. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

     Panthers Holdings has granted options to purchase an aggregate of 1,042,444 shares of the Class A Common Stock with exercise prices ranging from $10 per share to $26 5/8 per share. The exercise price of each of these options is the fair market value of the Class A Common Stock on the date of grant.

EMPLOYMENT AGREEMENTS

     Mr. Torrey's employment agreement (the "Torrey Employment Agreement") provides that Mr. Torrey is entitled to an annual base salary for the 1996-97, 1997-98 and 1998-99 hockey seasons of $400,000, $450,000 and $500,000, respectively. Additionally, Mr. Torrey is entitled to receive a bonus which is equal to the average amount awarded and payable by the NHL to the players of the Panthers for participation in post-season play. The Torrey Employment Agreement contains certain confidentiality and non-competition provisions and terminates in July 1999, unless terminated prior thereto, either with or without cause. If Mr. Torrey's employment were to be terminated for cause, he would be entitled to all accrued compensation up to the date of termination. If his employment were to be terminated without cause, Mr. Torrey would be entitled to all benefits provided for in the Torrey Employment Agreement, provided that he makes substantial efforts to obtain other employment.

DIRECTORS AND OFFICERS OF FLORIDA PANTHERS HOCKEY CLUB, INC.

     Florida Panthers Hockey Club, Inc., a subsidiary of the Company, serves as the sole general partner of Panthers Ltd. and, as such, is responsible for the management of Panthers Ltd. The officers and directors of Florida Panthers Hockey Club, Inc. are as follows:

                 NAME                                         POSITION
H. Wayne Huizenga.....................  Chairman
William A. Torrey.....................  President and Director
Dean J. Jordan........................  Executive Vice President
J. Ronald Castell.....................  Senior Vice President
Steven M. Dauria......................  Vice President and Chief Financial Officer
Bryan Murray..........................  Vice President and General Manager
Declan Bolger.........................  Vice President Marketing
Stephen B. Dangerfield................  Vice President Operations
Martha J. Huizenga....................  Director
Richard C. Rochon.....................  Director
Cris V. Branden.......................  Director
Robert J. Henninger, Jr...............  Director
Pamela Huizenga-Van Hart..............  Director
Ray Goldsby-Huizenga..................  Director
H. Wayne Huizenga, Jr.................  Director
William M. Pierce.....................  Director

                   CERTAIN TRANSACTIONS OF PANTHERS HOLDINGS

     In connection with the Prior Offerings, the following events occurred: (i) Mr. Huizenga, as the sole shareholder of Decoma Investment, Inc. III ("Decoma III"), caused Decoma III to transfer all but 1% of its ownership interest in Decoma to Decoma II, following which Decoma II owned a 51% interest in Decoma, resulting in Decoma I and Decoma II collectively owning approximately a 78% interest in Decoma, Decoma III owning a 1% interest in Decoma and various unrelated third parties owning the remaining 21% interest in Decoma (Prior to the completion of the Prior Offerings, Decoma I and II owned 66 2/3% of the partnership interests of Decoma Venture. The remaining 33 1/3% of the partnership interests of Decoma Venture were owned by Decoma III. Upon completion of the Prior Offerings, Decoma I and Decoma II owned 99% of the partnership interests in Decoma Venture, which owned an approximately 78% interest in Decoma); (ii) Mr. Huizenga contributed (A) a note (the "Panthers Ltd. Note"), representing the outstanding amount which Panthers Holdings borrowed from Mr. Huizenga plus interest, and (B) all the outstanding capital stock of each of Decoma I and Decoma II to the capital of Panthers Ltd.; (iii) Mr. Huizenga, as the sole limited partner and the sole general partner (through his ownership of Florida Panthers Hockey Club, Inc.) of Panthers Ltd., contributed all of the partnership interests in Panthers Ltd. to Panthers Holdings; and (iv) Mr. Huizenga, as the sole limited partner (through his ownership of Panthers Ltd.) and the sole general partner (through his ownership of Arena Development Company, Inc. and Arena Operating Company, Inc., respectively) of each of Arena Development and Arena Operator, contributed all the limited partnership interests in each of Arena Development and Arena Operator as well as all the outstanding capital stock of each of Arena Development Company, Inc. and Arena Operator Company, Inc. to Panthers Holdings. In exchange for all of the foregoing capital contributions, Mr. Huizenga received 5,275,678 shares of Common Stock, of which 5,020,678 shares were Class A Common Stock and 255,000 shares were Class B Common Stock. The number of shares issued was derived by dividing by $9.30 (the assumed initial public offering price of the Class A Common Stock less underwriting discounts and commissions) the sum of (A) the Panthers Ltd. Note (approximately $41.0 million), which resulted in the issuance of 4,404,710 shares of Common Stock and
(B) the approximately 78% interest in Decoma (approximately $8.1 million, representing costs incurred by Mr. Huizenga in acquiring the Decoma Interests), which resulted in the issuance of 870,968 shares of Common Stock.

     In 1994, Mr. Huizenga purchased a 50% interest in Leisure Management International ("LMI"), which manages the Miami Arena pursuant to a management agreement (the "Management Agreement") with Decoma. Under the terms of the Management Agreement, LMI received from Decoma a management fee of approximately $58,000 and $110,000 for the six months ended December 31, 1996 and the year ended June 30, 1996, respectively.

     In August 1996, Panthers Holdings entered into the SportsChannel Letter of Intent with SportsChannel Florida for the local broadcast (other than radio broadcast) of the Panthers' games. Under the terms of the SportsChannel Letter of Intent, Panthers Holdings granted to SportsChannel Florida broadcast rights (other than radio broadcast rights) to all of the Panthers' pre-season, regular season and certain post-season away games during the 1996-97 season. The SportsChannel Letter of Intent provided the Panthers Holdings the option to grant SportsChannel Florida exclusive or nonexclusive broadcast rights. In return, the Company was entitled to 11% (for the grant of exclusive broadcast rights) or 5.5% (for the grant of non-exclusive broadcast rights) of SportsChannel Florida's gross receipts for the 1996-97 season, provided that Panthers Holdings should in no event receive less than $2.5 million or $1.2 million, respectively. The SportsChannel Letter of Intent may be extended for an additional season upon notice by the Company. Although the Panthers' games were broadcast pursuant to the SportsChannel Letter of Intent during the 1996-97 season, there can be no assurance that Panthers Holdings and SportsChannel Florida will enter into a comparable arrangement for the 1997-98 hockey season. Mr. Huizenga currently owns 50% of SportsChannel Florida, and he holds an option to purchase an additional 20% ownership interest in SportsChannel Florida.

     Panthers Holdings pays Huizenga Holdings a management fee equal to 1% of Panthers Holdings' gross revenue, excluding NHL generated revenues, in exchange for services including, but not limited to, assisting Panthers Holdings in obtaining financing, developing tax planning strategies and formulating risk management strategies, as well as advising Panthers Holdings with respect to securities matters and future acquisitions.

Such 1% management fee totaled approximately $293,000, $132,000 and $194,000 for the years ended June 30, 1996, 1995 and 1994, respectively.

     Panthers Holdings incurred charges of $94,613 during the year ended June 30, 1994 for the lease of certain private corporate aircraft owned by Huizenga Holdings.

     In June 1993, Panthers Holdings entered into a $25.0 million revolving credit facility with NationsBank of Florida, N.A. ("NationsBank") for the purpose of financing a portion of the $50.0 million NHL expansion franchise fee and obtaining working capital for use by Panthers Holdings. The credit facility was subsequently converted to a $25.0 million term loan (the "Term Loan"). Panthers Holdings repaid all amounts outstanding under the Term Loan from the net proceeds of the Prior Offerings.

     In addition, in June 1993, Panthers Investment Venture, an affiliate of Panthers Holdings controlled by Mr. Huizenga ("PIV"), entered into a loan agreement with NationsBank pursuant to which it borrowed $20.0 million. PIV, in turn, loaned the $20.0 million borrowed from NationsBank to Panthers Holdings pursuant to a separate loan agreement. In connection therewith, Panthers Holdings issued to PIV a promissory note on terms substantially similar to the promissory note (the "NationsBank Promissory Note") issued by PIV to NationsBank. Mr. Huizenga provided certain debt service guarantees of Panthers Holdings' obligations relating to the NationsBank Promissory Note. Panthers Holdings repaid the $20.0 million debt owed to PIV from the net proceeds of the Prior Offerings.

     No independent determination has been made as to the fairness and reasonableness of the terms of the transactions described above. However, Panthers Holdings, based on its prior experience, believes that the terms of each such transaction were as favorable to Panthers Holdings as it could have obtained from an unaffiliated party.

     In connection with the Resort Facilities Acquisition, Messrs. Huizenga, Berrard, Johnson and Rochon received 972,018, 592,877, 451,248 and 379,062 shares of Panthers Holdings' Class A Common Stock, respectively, in exchange for their ownership interests in the Resort Facilities. Based, in part, on a fairness opinion received from Donaldson, Lufkin & Jenrette Securities Corporation, Panthers Holdings believes that the Resort Facilities Acquisition was fair to Panthers Holdings' shareholders and that the terms of the Resort Facilities Acquisition were as favorable to Panthers Holdings as could have obtained from an unaffiliated party in a comparable transaction.

                  PRINCIPAL SHAREHOLDERS OF PANTHERS HOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of Panthers Holdings' Class A Common Stock (including shares which the named individuals have the right to acquire within 60 days upon the exercise of outstanding options or the conversion of outstanding convertible securities) as of the date of this Prospectus, by (a) each of Panthers Holdings' directors, (b) all executive officers and directors of Panthers Holdings as a group and (c) all persons who own beneficially more than 5% of Panthers Holdings' Class A Common Stock.

                                                                CLASS A COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
                            NAME                                SHARES      PERCENT(1)
H. Wayne Huizenga(2)........................................   6,147,696(3)    26.0%
Richard C. Rochon...........................................     770,062        3.3%
Richard H. Evans............................................     100,000       *
William A. Torrey...........................................      50,000       *
Alex Muxo...................................................      40,000       *
William M. Pierce...........................................      67,545       *
Richard L. Handley..........................................      15,000       *
J. Ronald Castell...........................................      50,000       *
Steven M. Dauria............................................       5,000       *
Steven R. Berrard...........................................     974,877        4.2%
Michael S. Egan.............................................      80,200       *
Harris W. Hudson............................................     391,000        1.7%
George D. Johnson, Jr.......................................     863,248        3.7%
All directors and executive officers as a group (13
  persons)..................................................   9,554,628       40.4%

------------------------------

 *   Less than one percent (1%).
(1) Percentage of beneficial ownership is based on 23,648,444 shares of Common Stock outstanding at June 5, 1997, which consists of 23,393,444 shares of Class A Common Stock and 255,000 shares of Class B Common Stock, with regard to Mr. Huizenga, and 23,393,444 shares of Class A Common Stock outstanding at June 5, 1997 with regard to the other directors and executive officers.
(2) Mr. Huizenga's address is 450 East Las Olas Boulevard, Suite 1500, Fort Lauderdale, Florida 33301.
(3) Includes 255,000 shares of Class B Common Stock, each of which is convertible into one share of Class A Common Stock.

                 DESCRIPTION OF PANTHERS HOLDINGS CAPITAL STOCK

     Panthers Holdings' authorized capital consists of 100,000,000 shares of Class A Common Stock, par value $.01 per share, and 10,000,000 shares of Class B Common Stock, par value $.01 per share. No preferred stock is authorized.

COMMON STOCK

     As of June 5, 1997, there were 23,393,444 shares of Class A Common Stock and 255,000 shares of Class B Common Stock issued and outstanding. The Class A Common Stock and Class B Common Stock are identical in all respects, except that each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to 10,000 votes. In the event of a liquidation, dissolution or winding up of Panthers Holdings, the holders of Class A Common Stock and Class B Common Stock are entitled to share equally and ratably in the assets of Panthers Holdings, if any, remaining after paying all debts and liabilities of Panthers Holdings. The holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends, on a share-for-share basis if, as and when declared by the Board out of funds legally available therefor, subject to any dividend restrictions in Panthers Holdings' credit facilities and the NHL Bylaws. Holders of Class B Common Stock are entitled to convert each share of Class B Common Stock into one share of Class A Common Stock at any time.

     The NHL Constitution and Bylaws contain provisions which may in some circumstances operate to prohibit a person from acquiring the Class A Common Stock and affect the value of such Class A Common Stock. In general, any acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding a five percent or more interest in Panthers Holdings, and each acquisition of shares of Class A Common Stock which will result in a person or a group of persons holding any multiple of a five percent interest, will require the prior approval of the NHL, which may be granted or withheld in the sole discretion of the NHL. The prospective purchaser will be required to submit to the NHL an application, in a form to be prescribed from time to time by the NHL, providing certain information relating to that person's background. Upon receipt of such application, the Commissioner of the NHL (the "Commissioner") shall have the right to conduct an investigation with respect to the prospective purchaser, which may include an interview by the Commissioner's office or one or more NHL owners and the submission of such information about the prospective purchaser, whether or not confidential, as the Commissioner shall deem relevant in his sole discretion. In addition, the NHL may condition its approval upon the execution, delivery and performance by the prospective purchaser of such documents as the Commissioner shall prescribe. The expense of the NHL's investigation must be paid by the prospective purchaser, whether or not its application is approved. If and when a prospective purchaser receives the NHL's consent to acquire a five percent or more interest in Panthers Holdings, such prospective purchaser will be required to acknowledge that the purchaser shall be bound by the applicable provisions of the NHL Constitution and Bylaws.

     In addition, no person who directly or indirectly owns any interest in a privately-held NHL team, or a five percent or more interest in any other publicly-held NHL team, may own, directly or indirectly, a five percent or more interest in Panthers Holdings, without the prior approval of the NHL. The NHL Constitution and Bylaws also contain provisions which would prohibit an owner of a five percent or more interest in Panthers Holdings from engaging in certain activities, such as wagering on any game in which an NHL team participates. NHL players and referees and employees of the NHL and its member clubs (other than Panthers Holdings) are not eligible to purchase or hold Panthers Common Stock. The NHL could in the future adopt different or additional restrictions which could adversely affect the shareholders.

     Furthermore, the grant of a security interest in any of the assets of the Florida Panthers, or any direct or indirect ownership interest in Panthers Holdings, of five percent or more, shall require the prior approval of the NHL, which may be withheld in the NHL's sole discretion and, in that connection, the NHL will require a consent agreement satisfactory to the NHL. NHL rules limit the amount of debt that may be secured by the assets of, or ownership interests in, an NHL club and require that the parties to any secured loan that is approved execute an agreement limiting the rights of the lenders and the club (or shareholder) under certain circumstances, including upon an event of default or foreclosure. These limitations may adversely affect the rights of the club (or shareholder) under certain circumstances.

     Failure by a holder of a five percent or more interest to comply with these restrictions may result in a forced sale of such holder's interest in Panthers Holdings or the repurchase of such interests by Panthers Holdings. Panthers Holdings' Articles of Incorporation provide that Panthers Holdings may redeem, at the lower of fair market value or cost, shares held by any person or entity who becomes the owner of five percent or more of Panthers Holdings' shares without the approval of the NHL. These restrictions are contained in a legend on each certificate issued evidencing shares of Class A Common Stock.

     The transfer agent and registrar for the Class A Common Stock is The First National Bank of Boston.

CERTAIN PROVISIONS OF FLORIDA LAW

     The directors of Panthers Holdings are subject to the "general standards for directors" provisions set forth in the Florida Business Corporation Act (the "FBCA"). These provisions provide that in discharging his or her duties and determining what is in the best interests of Panthers Holdings, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of Panthers Holdings and its shareholders and the social, economic, legal or other effects of any proposed action on the employees, suppliers or customers of Panthers Holdings, the community in which Panthers Holdings operates and the economy in general. Interests of other constituencies in addition to the Panthers Holdings' shareholders may be considered, and directors who take into account these other factors may make decisions which are less beneficial to some, or a majority, of the shareholders than if the law did not permit consideration of such other factors.

     Panthers Holdings has elected to opt out of the Florida Control Share Act and the Florida Affiliated Transactions Act. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 33% of all voting power,
(ii) at least 33% but less than a majority of all voting power, or (iii) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

LIMITED LIABILITY AND INDEMNIFICATION

     Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (B) a transaction from which the director derived an improper personal benefit either directly or indirectly, (C) a circumstance under which an unlawful distribution is made, (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (E) in a proceeding by or in the right of someone other than the corporation or shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or acting out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

     The Articles of Incorporation and Bylaws of Panthers Holdings provide that Panthers Holdings shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of Panthers Holdings, as well as any officers or employees of Panthers Holdings to whom Panthers Holdings has agreed to grant indemnification.

                                 LEGAL MATTERS

     The validity of the shares of the Class A Common Stock offered hereby will be passed upon for Panthers Holdings by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of Panthers Holdings' Class A Common Stock.

                                    EXPERTS

     The audited financial statements of Florida Panthers Holdings, Inc. as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996; the audited financial statements of 2301 Ltd. as of December 31, 1996 and the year then ended; the audited financial statements of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and the period from inception (June 28, 1994) to December 31, 1994; and the audited financial statements of Coral Springs Ice, Ltd. as of December 31, 1996 and for the period from inception (February 26, 1996) to December 31, 1996 appearing elsewhere in this Solicitation Statement/Prospectus and registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of 2301 Ltd. as of December 31, 1995, and for each of the years in the two year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Boca Raton Hotel and Club Limited Partnership as of December 31, 1996 and for the year then ended included in this Solicitation Statement/Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Boca Raton Hotel and Club Limited Partnership at December 31, 1995, and for each of the two years in the period ended December 31, 1995 appearing in this Solicitation Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes part of a Registration Statement filed by Panthers Holdings with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement and related exhibits and schedules with respect to Panthers Holdings and the Class A Common Stock offered hereby. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, 14th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains a Web Site

(http://www.sec.gov.) that contains reports, proxy statements and other information filed by Panthers Holdings.

                             SHAREHOLDER PROPOSALS

     Any proposals of Panthers Holdings shareholders intended to be presented at Panthers Holdings' 1997 Annual Meeting must be received by Panthers Holdings for inclusion in the proxy statement and form of proxy relating to the meeting not later than July 1, 1997. It is suggested that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to Panthers Holdings' Secretary at 100 Northeast Third Avenue, Second Floor, Fort Lauderdale, Florida 33301.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
THE REGISTRANT
FLORIDA PANTHERS HOLDINGS, INC.
  Report of Independent Certified Public Accountants........   F-3
  Consolidated Balance Sheets as of June 30, 1996 and
     1995...................................................   F-4
  Consolidated Statements of Operations for the years ended
     June 30, 1996, 1995 and 1994...........................   F-5
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the years ended June 30, 1996, 1995 and 1994.......   F-6
  Consolidated Statements of Cash Flows for the years ended
     June 30, 1996, 1995 and 1994...........................   F-7
  Notes to Consolidated Financial Statements................   F-8
FLORIDA PANTHERS HOLDINGS, INC. -- UNAUDITED CONDENSED
  CONSOLIDATED FINANCIAL STATEMENTS
  Unaudited Condensed Consolidated Balance Sheets as of
     March 31, 1997 and June 30, 1996.......................  F-17
  Unaudited Condensed Consolidated Statements of Operations
     for the three and nine month periods ended March 31,
     1997 and 1996..........................................  F-18
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the nine months ended March 31, 1997 and 1996......  F-19
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................  F-20

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Financial
     Information............................................  F-25
  Unaudited Pro Forma Consolidated Balance Sheet as of March
     31, 1997...............................................  F-27
  Unaudited Pro Forma Consolidated Statement of Operations
     for the nine months ended March 31, 1997...............  F-28
  Unaudited Pro Forma Consolidated Statement of Operations
     for the year ended June 30, 1996.......................  F-29
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................  F-30

BUSINESSES ACQUIRED AND TO BE ACQUIRED
2301 SE 17TH ST., LTD. ("PIER 66")
  Reports of Independent Certified Public Accountants.......  F-33
  Balance Sheets as of December 31, 1996 and 1995...........  F-35
  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994....................................  F-36
  Statements of Partners' Equity for the years ended
     December 31, 1996, 1995 and 1994.......................  F-37
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-38
  Notes to Financial Statements.............................  F-39

                                                              PAGE
                                                              ----
RAHN BAHIA MAR, LTD. ("BAHIA MAR")
  Report of Independent Certified Public Accountants........  F-45
  Balance Sheets as of December 31, 1996 and 1995...........  F-46
  Statements of Operations for the years ended December 31,
     1996 and 1995 and for the Period from Inception (June
     28, 1994) to December 31, 1994.........................  F-47
  Statements of Partners' Equity for the years ended
     December 31, 1996 and 1995 and for the Period from
     Inception (June 28, 1994) to December 31, 1994.........  F-48
  Statements of Cash Flows for the years ended December 31,
     1996 and 1995 and for the Period from Inception (June
     28, 1994) to December 31, 1994.........................  F-49
  Notes to Financial Statements.............................  F-50

CORAL SPRINGS ICE, LTD.
  Report of Independent Certified Public Accountants........  F-54
  Balance Sheet as of December 31, 1996.....................  F-55
  Statement of Operations for the Period from Inception
     (February 26, 1996) to December 31, 1996...............  F-56
  Statement of Partners' Equity (Deficit) for the Period
     from Inception (February 26, 1996) to
     December 31, 1996......................................  F-57
  Statement of Cash Flows for the Period from Inception
     (February 26, 1996) to
     December 31, 1996......................................  F-58
  Notes to Financial Statements.............................  F-59

BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP
  Reports of Independent Certified Public Accountants.......  F-61
  Balance Sheets as of December 31, 1996 and 1995...........  F-63
  Statements of Operations for the years ended December 31,
     1996, 1995 and 1994....................................  F-64
  Statements of Changes in Partners' Deficit for the years
     ended December 31, 1996, 1995 and 1994.................  F-65
  Statements of Cash Flows for the years ended December 31,
     1996, 1995 and 1994....................................  F-66
  Notes to Financial Statements.............................  F-67

UNAUDITED FINANCIAL STATEMENTS -- BOCA HOTEL AND CLUB
  LIMITED PARTNERSHIP
  Unaudited Balance Sheets as of March 31, 1997 and December
     31, 1996...............................................  F-79
  Unaudited Statements of Operations for the three months
     ended March 31, 1997 and 1996..........................  F-80
  Unaudited Statements of Cash Flows for the three months
     ended March 31, 1997 and 1996..........................  F-81
  Notes to Unaudited Financial Statements...................  F-82

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Florida Panthers Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Florida Panthers Holdings, Inc. (a Florida corporation) and subsidiaries as of June 30, 1996 and 1995 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Panthers Holdings, Inc. and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  November 13, 1996
(except with respect to the
matters discussed in Note 8,
as to which the date is May 20, 1997).

                        FLORIDA PANTHERS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              JUNE 30,   JUNE 30,
                                                                1996       1995
                                                              --------   --------
                                     ASSETS
Current Assets:
  Cash and equivalents......................................  $    465   $  1,237
  Accounts receivable.......................................     3,119      1,924
  Prepaid expenses and other................................       172        247
                                                              --------   --------
     Total current assets...................................     3,756      3,408
Property and equipment, net.................................       972      1,114
Franchise cost, net of accumulated amortization of $1,823
  and $1,216 in 1996 and 1995, respectively.................    22,489     23,096
Player contract acquisition costs, net of accumulated
  amortization of $19,181 and $10,676 in 1996 and 1995,
  respectively..............................................     6,507     15,012
Investment in Miami Arena operating contract................     8,886      9,271
Capitalized signing bonuses, net of accumulated amortization
  of $3,089 and $837 in 1996 and 1995, respectively.........     4,674      1,138
Other assets................................................       476        548
                                                              --------   --------
     Total assets...........................................  $ 47,760   $ 53,587
                                                              ========   ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Deferred revenue..........................................  $    988   $  3,917
  Note payable-related party................................    40,172     22,226
  Related party debt........................................    20,000     20,000
  Accounts payable and accrued expenses.....................     2,313      1,375
  Other current liabilities.................................     4,313      2,774
                                                              --------   --------
     Total current liabilities..............................    67,786     50,292
Long-term debt..............................................    25,000     25,000
Other non-current liabilities...............................     3,277        643
Commitments and contingencies (Notes 7 and 8)
Shareholders' Equity (Deficit):
  Class A common stock, $.01 par value, 100,000,000 shares
     authorized and 870,968 shares issued and outstanding in
     1996 and 1995..........................................         9          9
  Class B common stock, $.01 par value, 10,000,000 shares
     authorized and none issued and outstanding.............        --         --
  Contributed capital.......................................   (48,312)   (22,357)
                                                              --------   --------
     Total shareholders' equity (deficit)...................   (48,303)   (22,348)
                                                              --------   --------
     Total liabilities and shareholders' equity (deficit)...  $ 47,760   $ 53,587
                                                              ========   ========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        FLORIDA PANTHERS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEARS ENDED JUNE 30,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
Revenue:
  Tickets..................................................  $ 23,226    $  9,559    $ 14,784
  Television and radio.....................................     5,141       3,717       3,163
  Advertising and promotions...............................     2,192       1,297       1,534
  NHL Enterprise rights....................................       885         846         761
  Decoma arena operations..................................     1,082       1,415          --
  Other, primarily arena concessions.......................     1,561         912       1,440
                                                             --------    --------    --------
          Total revenue....................................    34,087      17,746      21,682
Cost of revenue:
  Team operations..........................................    32,639      15,652      17,691
  Ticketing and arena operations...........................     3,319       1,558       2,498
  Selling, general and administrative......................     8,371       5,569       5,512
                                                             --------    --------    --------
          Total cost of revenue............................    44,329      22,779      25,701
Amortization and depreciation..............................    (9,815)     (6,266)     (6,444)
                                                             --------    --------    --------
Operating loss.............................................   (20,057)    (11,299)    (10,463)
Interest and other, net....................................    (5,082)     (4,087)     (2,463)
                                                             --------    --------    --------
Net loss...................................................  $(25,139)   $(15,386)   $(12,926)
                                                             ========    ========    ========
Pro Forma net loss per share...............................  $  (4.76)   $  (2.96)   $  (2.93)
                                                             ========    ========    ========
Pro Forma weighted average shares outstanding..............     5,276       5,203       4,405
                                                             ========    ========    ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          CLASS A
                                                        COMMON STOCK
                                                     ------------------                      TOTAL
                                                     NUMBER OF            CONTRIBUTED    SHAREHOLDERS'
                                                      SHARES     AMOUNT     CAPITAL     EQUITY (DEFICIT)
                                                     ---------   ------   -----------   ----------------
Balance, July 1, 1993..............................        --     $--      $   (936)        $   (936)
  Net loss.........................................        --      --       (12,926)         (12,926)
                                                      -------     ---      --------         --------
Balance, June 30, 1994.............................        --      --       (13,862)         (13,862)
  Acquisition of Decoma Entities...................   870,968       9         8,193            8,202
  Net loss.........................................        --      --       (15,386)         (15,386)
  Dividends-Decoma.................................        --      --        (1,302)          (1,302)
                                                      -------     ---      --------         --------
Balance, June 30, 1995.............................   870,968       9       (22,357)         (22,348)
  Net loss.........................................        --      --       (25,139)         (25,139)
  Dividends-Decoma.................................        --      --          (816)            (816)
                                                      -------     ---      --------         --------
Balance June 30, 1996..............................   870,968     $ 9      $(48,312)        $(48,303)
                                                      =======     ===      ========         ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                   YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................  $(25,139)  $(15,386)  $(12,926)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................     9,815      6,266      6,444
     Deferred compensation..................................     1,334        363        169
     Minority interest......................................       174        384         --
  Changes in operating assets and liabilities --
     Accounts receivable....................................    (1,195)       440     (1,322)
     Prepaid expenses and other assets......................    (3,425)      (604)    (1,468)
     Accounts payable and accrued expenses..................       938        448      1,403
     Deferred revenue and other liabilities.................       138       (705)    (3,905)
                                                              --------   --------   --------
          Net cash used in operating activities.............   (17,360)    (8,794)   (11,605)
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................      (140)      (161)    (1,275)
                                                              --------   --------   --------
          Net cash used in investing activities.............      (140)      (161)    (1,275)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on note payable -- related party.................    (3,500)    (7,200)    (5,500)
  Borrowings from note payable -- related party.............    21,446     17,733     10,749
  Payment of dividends -- Decoma............................      (816)    (1,302)        --
  Distribution to minority interests -- Decoma..............      (402)      (486)        --
                                                              --------   --------   --------
          Net cash provided by financing activities.........    16,728      8,745      5,249
                                                              --------   --------   --------
          Net decrease in cash and equivalents..............      (772)      (210)    (7,631)
CASH AND EQUIVALENTS:
  Balance, beginning of year................................     1,237      1,447      9,078
                                                              --------   --------   --------
  Balance, end of year......................................  $    465   $  1,237   $  1,447
                                                              ========   ========   ========
Supplemental Cash Flow Information:
  Cash paid during the year for interest....................  $  3,750   $  3,461   $  2,510
                                                              ========   ========   ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1996

(1)  ORGANIZATION AND BASIS OF PRESENTATION

  (a) General

     Florida Panthers Holdings, Inc. (the "Company"), through its wholly-owned subsidiary, Florida Panthers Hockey Club, Ltd. ("Limited" or the "Club"), owns and operates the Florida Panthers, a professional hockey team (the "Panthers") of the National Hockey League (the "NHL"). Additionally, the Company owns Arena Development Company Ltd., a Florida limited partnership formed for the purpose of developing a new multi-purpose, state-of-the-art sports and entertainment center (the "Broward County Civic Arena") in Broward County, Florida, and Arena Operating Company Ltd., a Florida limited partnership formed for the purpose of managing and operating the Broward County Civic Arena. Through its ownership of Decoma Investment, Inc. I ("Decoma I") and Decoma Investment, Inc. II ("Decoma II"), the Company also owns approximately 78% of the partnership interests in Decoma Miami Associates Ltd., a Florida limited partnership ("DMAL") which operates the Miami Arena in which the Panthers currently play.

  (b) Initial Public Offering and Reorganization

     On November 13, 1996, the Company completed an initial public offering of its Class A common stock. Prior to the completion of the initial public offering and the concurrent offering (the "Prior Offerings") Mr. H. Wayne Huizenga, the Company's chairman, contributed the Club's Note Payable -- Related Party to the partnership. Following this contribution, all of the Club's partnership interests were exchanged for 4,149,710 shares of the Company's Class A common stock and 255,000 shares of the Company's Class B common stock (the "Recapitalization"). In addition, prior to the completion of the Prior Offerings, all of the partnership interests of Decoma I and Decoma II (collectively, "the Decoma Entities") were acquired by the Company in exchange for a total of 870,968 shares of its Class A common stock. As this transaction was among entities under common control, it has been accounted for on an historical cost basis in a manner similar to a pooling of interests as of August 6, 1994, the date of their acquisition by Mr. Huizenga, and the Financial Statements have been revised accordingly.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Hockey Revenue and Expense

     Revenue from Tickets, Television and radio broadcasting, and Advertising and promotions revenues generally are recorded at the time the game to which such proceeds relate is played. Team operations expenses, principally player compensation and game and playoff expenses (principally arena rentals and travel) are recorded as expenses on the same basis. Accordingly, advance ticket sales and payments on television and radio broadcasting contracts and payments for team and game expenses not earned or incurred are recorded as deferred revenues. Capitalized signing bonuses are amortized ratably as regular season games are played.

  (b) Arena Management Revenue and Expense

     Arena management revenue is recognized as earned and the related costs are charged to operations as incurred, in accordance with the terms of the Miami Arena Contract (the "MAC").

  (c) Pro Forma Net Loss Per Share

     Pro forma net loss per share is calculated assuming that the 4,404,710 shares of the Company's common stock issued in connection with the consummation of the Recapitalization described in Note 1 were outstanding at the beginning of all periods presented and that the 870,968 shares issued in connection with the

                        FLORIDA PANTHERS HOLDINGS, INC.

acquisition of the Decoma Entities were outstanding since August 6, 1994, the date such entities were acquired by Mr. Huizenga.

  (d) Cash and Equivalents

     Cash and equivalents consist primarily of cash in banks and highly-liquid investments with original maturities of 90 days or less.

  (e) Note Payable -- Related Party

     Note payable-related party represents a short-term borrowing of cash required for working capital from the Company's chairman. Such note bears interest at prime (8.25% at June 30, 1996) and is required to be repaid on demand.

  (f) Property and Equipment

     Property and equipment is recorded at cost. Depreciation and amortization have been computed using the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              -----
Leasehold improvements......................................  5-20
Furniture, fixtures and equipment...........................  5- 7

  (g) Franchise Cost

     The Club was required to pay a $50,000,000 franchise fee to the NHL, of which $25,688,000 was allocated to the contracts of players selected in the 1993 expansion draft. The allocation was based upon the fair value of the player contracts acquired as determined by an independent appraisal firm. The portion allocable to player contracts is being amortized on a straight-line basis over the estimated useful lives of the contracts which has been determined to be approximately 6 years. The remaining portion of the franchise fee is classified as Franchise costs in the accompanying balance sheets and is being amortized on a straight-line basis over a 40 year life. For the fiscal years ended June 30, 1996, 1995 and 1994, the Club amortized $8,504,800, $5,083,856 and $5,592,189, respectively, in player contract acquisition costs. The amortization for the fiscal years ended June 30, 1996, 1995 and 1994 includes $4,899,630, $961,638 and $1,469,971 respectively, related to the write-off of unamortized player contract costs due to the outright release of certain players and the write-downs of contracts of active players to reflect reductions in remaining value.

     The Club accounts for trades of player contracts as like-kind exchanges, whereby the recorded basis of the contract of the acquired player(s) is equal to the net book value of the contract of the traded player(s) plus or minus any cash consideration.

     The Club continually evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of intangible assets, such as franchise cost and player contract acquisition costs, may warrant revision or that the remaining balance of the intangible asset may not be recoverable. If factors indicate that the franchise cost or player contract acquisition costs may be impaired, the Club uses an estimate of the remaining value of the franchise rights or the individual player's contract in measuring whether the intangible asset is recoverable. Unrecoverable amounts are charged to operations in the applicable period.

     Effective July 1, 1995, the Company implemented the provisions of the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." As the Company had continually evaluated the realizability of its long-lived assets, adoption of the statement did not have a material effect on the Company's financial statements at the date of adoption.

                        FLORIDA PANTHERS HOLDINGS, INC.

  (h) Player Contract Costs

     Signing bonuses are amortized over the life of the player contract. Such signing bonuses expensed totaled approximately $2,251,700, $617,000 and $220,000 in the years ended June 30, 1996, 1995 and 1994, respectively, and have been included in Team operations in the accompanying consolidated statements of operations.

     Employment contracts with certain players require future compensation under certain circumstances. Generally, these contracts are executory in nature; accordingly, related payments are charged to operations over the contract playing seasons.

     The Club has obtained disability insurance policies for several of its players under multi-year contracts. Benefits would become payable after thirty consecutive games were missed by the insured player. The policies provide for payment of a portion of the player's salary for the remaining term of the contract or until the player can resume playing.

  (i) Investment in Miami Arena Contract

     Amounts invested in the MAC have been reflected as Investment in Miami Arena contract in the accompanying consolidated balance sheets. Such amounts are being amortized using the straight-line method over the remaining term of the MAC.

  (j) Deferred Revenue

     Deferred revenue as of June 30, 1996, 1995 and 1994 consists primarily of payments for ticket purchases for the respective upcoming seasons. Ticket revenue is recognized as the underlying games are played.

  (k) Income Taxes

     The Company, as of the date of its incorporation, has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires, among other things, recognition of future tax benefits measured at enacted rates attributable to the deductible temporary differences between the financial statement and income tax bases of assets and liabilities and net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not". The adoption of SFAS No. 109 did not have a material impact on the financial position or results of operations of the Company.

     Prior to the Recapitalization, the Company's subsidiaries were non-tax paying entities. Accordingly, for all periods presented, no income tax provision has been provided, nor have any deferred tax assets or liabilities been established.

  (l) Concession Agreement

     Certain unrelated companies have the right, at home games, to sell consumable and non-consumable concessions. The Club is entitled to effectively receive amounts ranging from 7% to 35% of the hockey net consumable and non-consumable concessions income. The Club recorded $832,303, $363,401 and $763,651 for the years ended June 30, 1996, 1995 and 1994, respectively, in hockey net consumable and non-consumable concessions income. Such amounts have been included as a component of Other revenue in the accompanying consolidated statements of operations.

  (m) Television and Radio Agreements

     In August 1996, the Company entered into a letter of intent with SportsChannel Florida ("SportsChannel") for the local broadcast of the Panthers' games. The Company's chairman currently owns 50% of SportsChannel and he holds an option to purchase an additional 20% ownership interest of SportsChannel. Under the terms of this letter of intent, the Company granted to SportsChannel broadcast rights (other than

                        FLORIDA PANTHERS HOLDINGS, INC.

radio broadcast rights) to all of the Panthers' pre-season, regular season and certain post-season away games during the 1996-97 season. The letter of intent may be extended for an additional season upon notice by the Company. There can be no assurance that the Company and SportsChannel will enter into a definitive agreement. Currently, the Company and SportsChannel are operating under the terms of this letter of intent.

     In addition, the Club entered into a letter of intent with Sunshine Wireless Company Inc. ("Sunshine") for the local radio broadcast of all of the Panthers' games. Under the terms of this letter of intent, Sunshine has local radio broadcast rights to all of the Panthers' pre-season, regular season and post-season games during the 1996-97 season. Currently, the Company and Sunshine are operating under the terms of this letter of intent.

  (n) Advertising Agreements

     The Club has entered into multi-year agreements with several sponsors for advertising and promotional activities. Such agreements expire at various dates through June 30, 1998. The Club recognizes this revenue on a pro-rata basis over the respective terms of the underlying agreements.

  (o) Fair Value of Financial Instruments

     As of June 30, 1996 and 1995, the carrying amount of cash and equivalents, accounts receivable, note payable-related party, accounts payable and accrued expenses and long-term debt are reflected in the financial statements at cost which approximates fair value.

  (p) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (q) Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts in the accompanying financial statements have been reclassified to conform with the current year presentation.

  (r) Stock-Based Compensation

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". Under the provisions of SFAS No. 123, companies can either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value based method, or can continue to recognize compensation cost using the intrinsic value method under the provisions of Accounting Principles Board Opinion ("APB") No. 25. However, if the provisions of APB No. 25 are continued, pro forma disclosures of net income or loss and earnings or loss per share must be presented in the financial statements as if the fair value method had been applied. The Company intends to recognize compensation costs under the provisions of APB No. 25, and upon adoption of SFAS No. 123 as of July 1, 1996, will provide the expanded disclosure required by SFAS No. 123.

                        FLORIDA PANTHERS HOLDINGS, INC.

(3)  THE MIAMI ARENA

     The Miami Arena (the "Arena") is owned by the Miami Sports and Exhibition Authority ("MSEA"), an agency of the City of Miami. Under the terms of the MAC between MSEA and DMAL, DMAL operates the Arena. The MAC is scheduled to expire on July 8, 2020. Leisure Management Miami, Inc. ("LMMI"), manages the operations of the Arena, including rental of space, advertising, promotion, marketing, events management, box office, public relations and all custodial and support services. During 1994, subsequent to the execution of the MAC, approximately 50% of LMMI was acquired by the Company's chairman.

     A summary of certain terms of the MAC is presented below:

  (a) Operating Income (Loss)

     Under the terms of the MAC, the Arena's operating income (as defined by the MAC) is used to fund certain expenses and required payments before any distributions are made to DMAL and MSEA.

  (b) Seat Use Fee

     In accordance with the terms of the MAC, a $.75 to $1.00 seat use fee is collected by the Arena as part of the purchase price of all tickets sold. This charge is remitted quarterly to DMAL and MSEA based on percentages detailed in the MAC and is recognized by the Decoma Entities in the period during which the amount of such fees has been estimated and is determined to be collectible.

  (c) Operating Payment

     Under the terms of the MAC, DMAL is to receive a management fee from the Arena consisting of a fixed and variable operating payment. The fixed operating payment is based on an annual amount of $275,000, as adjusted for inflation. The variable operating payment is calculated as defined in the MAC, based upon the revenues of the Arena. In accordance with the terms of the MAC, the variable operating payment is made only after the Arena's operating income (as defined in the MAC) has been used to fund certain operating expenses and required payments. Any unpaid management fees are deferred up to a maximum of $1,000,000. DMAL is not entitled to recover any unpaid management fees in excess of $1,000,000. The Decoma Entities recognize variable operating payments as revenue in the period during which the amount of such payments has been determined and the collectibility is considered to be probable.

(4)  RELATED PARTY TRANSACTIONS

     During the year ended June 30, 1994, certain private corporate aircraft owned by Huizenga Holdings, Inc. ("HHI", a corporation whose sole shareholder is the Company's chairman) and its subsidiaries were leased by the Club. To the extent that such aircraft were used by Club employees, the actual operating and overhead costs related to such aircraft were charged back to the Club based on its pro-rata share of flight hours used during any given month. The Club incurred $94,613 of such charges in the year ended June 30, 1994. No such related party charges were incurred during the years ended June 30, 1996 and 1995.

     The Club pays a management fee to HHI equal to 1% of total revenue, excluding all NHL national television revenue and NHL Enterprise rights. Such fees totaled $293,239, $132,339 and $193,576 for the years ended June 30, 1996, 1995 and 1994, respectively, and are reflected as a component of Selling, general and administrative expenses in the accompanying consolidated statements of operations.

     During 1996, 1995 and 1994, the Company incurred interest expense of $3,448,136, $2,306,986 and $1,364,624, respectively, to related parties.

                        FLORIDA PANTHERS HOLDINGS, INC.

(5)  RELATED PARTY AND LONG-TERM DEBT

     In June 1993, the Company entered into a $25,000,000 revolving credit facility with a bank for the purpose of financing a portion of the $50,000,000 NHL franchise fee and to obtain working capital for use by Limited. The credit facility was subsequently converted to a $25,000,000 term loan. The Company is required to make quarterly interest payments through June 30, 1997 and quarterly principal and interest payments commencing July 1, 1997 and expiring May 31, 2001. The interest rate is LIBOR plus .75 percent per annum (6.34% at June 30, 1996). Following the completion of the Prior Offerings, this term loan was repaid in full.

     In June 1993, Limited entered into an agreement with an affiliate, Panthers Investment Venture ("PIV"), whereby Limited borrowed $20,000,000 bearing interest at LIBOR plus .75 percent per annum (6.34% at June 30, 1996). This note was issued contemporaneously with, and with terms similar to, a promissory note issued by PIV to a bank. PIV was a joint venture between the Company's chairman and Blockbuster Entertainment Corporation ("BEC"). However, during fiscal 1996, the terms of the joint venture agreement were modified such that BEC was no longer a party to the venture. PIV's note payable to the bank is guaranteed by the Company's chairman. This note is subordinated to the $25,000,000 term loan discussed above. Following the completion of the Prior Offerings discussed above, this note was repaid in full.

     The Club paid a commitment fee of $225,000 in connection with disbursements under these long-term debt arrangements. This amount has been capitalized as Other assets in the accompanying consolidated balance sheets and is being amortized over the period of the debt.

     The Club has entered into a series of interest rate swap agreements which synthetically fix the interest rates on the long-term debt agreements at 5.19% and 4.85% for the $25,000,000 term loan and the $20,000,000 PIV note payable, respectively. Such agreements expire concurrently with the underlying debt agreements. The Club accounts for these agreements as a hedge against the risk of future increases in interest rates. For the years ended June 30, 1996 and 1994, the Club recognized interest expense and income of approximately $353,000 and $134,000, respectively, as a result of entering into these interest rate swap agreements. For the year ended June 30, 1995, the Club recognized interest income and expense of $329,000 and $63,000, respectively, as a result of entering into these interest rate swap agreements. Amounts related to these interest rate swap agreements are reflected as a component of net interest expense in the accompanying consolidated statements of operations.

(6)  EMPLOYEE BENEFIT PLANS

     The Club's NHL hockey players are covered under the NHL Club Pension Plan and Trust (the "Plan") which is administered by the NHL and represents a multi-employer defined contribution plan. The Club's contributions to the Plan totaled $179,606, $89,379 and $183,564 for the years ended June 30, 1996, 1995 and 1994, respectively. Such contributions are included in Team operations in the accompanying consolidated statements of operations.

     Certain of the Club's employees are participants in a 401(k) Savings and Retirement Plan (the "401(k)"), a defined contribution plan for non-players. The 401(k) is available to employees over the age of 21 with at least one year of service who work a minimum of 1,000 hours per year. Game day arena employees are ineligible to participate in the 401(k). The Club may match a discretionary percentage of the amount contributed by the participant up to a limit of 6% of annual compensation. Employees may contribute up to 10% of their annual compensation. Participants are automatically vested in compensation deferrals. Vesting in Club matching contributions is at the rate of 20% after one year of plan participation, 40% after two years, 60% after three years, 80% after four years and 100% after five years. The Club did not make a discretionary contribution in 1996, 1995 or 1994.

     Through March 31, 1995, the Club's employees other than players and coaches were covered under a self-insured group health plan sponsored by HHI. The Club fully reimbursed the third-party administrator for

                        FLORIDA PANTHERS HOLDINGS, INC.

its actual billed cost, including the cost of all paid claims for all Club employees other than coaches and players. Beginning April 1, 1995 the Club obtained commercial insurance coverage to cover such employees' health care costs for which employees make partial contributions. Players and coaches are covered under the NHL Medical and Dental Plan administered by the NHL, for which the Club pays 100% of the premiums.

(7)  COMMITMENTS AND CONTINGENCIES

     The Club is a party to a license agreement with LMII for the use of the Arena, for its home games. In May 1996, the Company entered into an amendment to the license for the Miami Arena (the "License Agreement"), extending the term of the license (which was scheduled to expire at the end of the 1995-96 season) to July 31, 1998, with two one-year options for the 1998-99 season and the 1999-2000 season. The License Agreement contained substantially the same economic terms as the Miami Arena license and was subject to approval of MSEA. In June 1996, MSEA rejected the License Agreement and demanded that the Panthers vacate the Miami Arena. Subsequently, the Company sought and obtained a preliminary injunction enjoining MSEA from taking actions to prevent the Panthers from utilizing the Miami Arena pursuant to the License Agreement. MSEA has indicated that it plans to appeal the decision rendered by the court. In the event MSEA is ultimately successful in its appeal, the Company will need to find and enter into an agreement for an alternative playing site (within or outside of Florida) until such time as the Broward County Civic Arena is completed. There can be no assurance that the Company will be able to find and enter into an agreement for an alternative playing site.

     The terms of the license and the related agreements provide for the Club to pay minimum rent of $9,000 per home game, a seat use charge of $.75 per ticket sold and 7.5% of gross ticket sales proceeds over $200,000 per season plus utilities, staffing and other operating expenses. For the years ended June 30, 1996, 1995 and 1994, rent expense for the license of the Arena was $1,787,795, $729,382 and $1,173,181, respectively.

     The Club has entered into employment agreements with various player and non-player employees which expire at various dates through June of 1999. As of June 30, 1996, the terms of these employment agreements require future payments, excluding bonuses, as follows:

FISCAL
------
1997........................................................  $17,757,121
1998........................................................   11,351,083
1999........................................................    2,013,049
                                                              -----------
                                                              $31,121,253
                                                              ===========

     In June 1996, the Company entered into a license agreement for the use of the Broward County Civic Arena (the "Broward License Agreement"). In connection therewith, Broward County will receive revenue (the "County Preferred Revenue") from the operations of the Broward County Civic Arena for an amount to be determined concurrent with the issuance of the bonds. The Company has provided Broward County a guaranty pursuant to which the Company will be obligated to pay Broward County the County Preferred Revenue Obligation. The Company believes that the revenue generated from the operations of the Broward County Civic Arena will be sufficient to provide Broward County with the County Preferred Revenue. The Broward License Agreement commences upon the completion of construction of the Broward County Civic Arena, which is currently scheduled for October 1, 1998; however, the commencement of the Broward License Agreement may be deferred by the Club until the following NHL hockey season in the event the Broward County Civic Arena is completed between March 1 and July 1, 1999. Once commenced, the Broward License Agreement is for a term of 30 years, which may be extended for five year periods, subject to certain conditions, pursuant to options granted to the Club by Broward County.

                        FLORIDA PANTHERS HOLDINGS, INC.

     The Broward License Agreement entitles the Company to exclusive use of the Broward County Civic Arena during the playing of all its home games, and provides for nonexclusive use by the Club for practices and other team uses. Additionally, the License Agreement provides the Company with exclusive use of certain spaces within the Broward County Civic Arena to be used for a retail store, offices, a box office, a locker room and a training and weight room. The Broward License Agreement contains a use covenant which requires the Company to play all of its home games at the Broward County Civic Arena during the term of the Broward License Agreement.

     Pursuant to the Broward License Agreement, the Company is entitled to receive all revenues from the sale of (i) general seating ticket sales for its home games to be played at the Broward County Civic Arena, (ii) non-consumable concession items at the Broward County Civic Arena during its home games, (iii) items in the Club's retail store to be located within the Broward County Civic Arena, (iv) (in conjunction with and subject to the rights of the NHL) the rights to all television and radio and other media broadcasting rights for hockey related events at the Broward County Civic Arena, (v) advertising within or on certain designated locations at the Broward County Civic Arena during hockey related events and (vi) Panthers' related sponsorships or NHL league-wide sponsorships. In addition, the Club is entitled to receive the first $14 million of "net operating income" generated by the Broward County Civic Arena and 80% with Broward County receiving 20% of all net operating income generated by the Broward County Civic Arena in excess of $14 million. "Net operating income" is defined to include revenues from building naming rights fees, food and beverage concessions, parking, non-hockey related advertising and all other revenues generated from non-hockey related events offset by certain arena operating and financing costs.

     The Club is obligated to pay rent in the amount of $7,500 per home game played by the Panthers at the Broward County Civic Arena and to pay certain utility and event staffing expenses, but the combined amounts payable by the Club under the Broward License Agreement will not exceed 5% of the gross receipts from the sale of general seating tickets to the Panthers' home games.

(8)  SUBSEQUENT EVENTS

  (a) Exchange Agreements

     On December 22, 1996, the Company entered into two definitive agreements (the "Exchange Agreements"), relating to the acquisition by the Company of direct and indirect ownership interests in each of the Hyatt Regency Pier 66 Resort & Marina and the Radisson Bahia Mar Beach Resort, in exchange for 4,450,000 shares and 3,950,000 shares of the Company's Class A Common Stock, respectively (together, the "Exchanges"). The Exchanges were consummated on March 4, 1997.

  (b) Broward County Litigation

     A lawsuit was filed on January 9, 1997 by Arena Development, seeking a determination as to the applicability of Broward County's Prevailing Wage Ordinance to the construction of the Broward County Civic Arena. The suit was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint filed alleged that the Prevailing Wage Ordinance did not apply to the construction of the Broward County Civic Arena for two reasons: (i) the Prevailing Wage Ordinance only applies to construction contracts in excess of $250,000 to which Broward County is a party and Broward County is not a party to the construction contract between Arena Development and the general contractor, and (ii) the Development Agreement contained all the obligations and responsibilities of both parties and does not include a provision mandating that Arena Development comply with the Prevailing Wage Ordinance. The Prevailing Wage Ordinance requires that all contracts to which the ordinance applies must contain such a provision. The lawsuit asked for a declaratory judgement finding the Prevailing Wage Ordinance did not apply to the construction of the Facility and that Arena Development could continue without reference to the ordinance. On February 21, 1997, the Seventeenth Judicial Circuit Court ruled against the Company's complaint, finding

                        FLORIDA PANTHERS HOLDINGS, INC.

that the Prevailing Wage Ordinance was applicable. The Company has decided to appeal the decision. An unfavorable outcome of this suit may require the Company to incur additional costs of up to $5,000,000.

  (c) Acquisition of Ice Rink Business

     On January 31, 1997, the Company acquired substantially all of the business, assets and operations of Iceland (Coral Springs) Corp. and Iceland Holdings, Inc., including the business, assets and operations of an operating twin pad ice rink facility. In addition, the Company acquired from an architectural firm and its principal certain architectural plans and designs relating to the ice rink facility. The consideration paid by the Company in connection with these acquisitions consisted of the assumption by the Company of a maximum obligation of approximately $8,100,000 in construction-related obligations, of which approximately $6,700,000 was repaid upon consummation of the referenced acquisition, $1,000,000 in cash and 212,766 shares of unregistered, but otherwise unrestricted, Class A Common Stock with a market value, if registered and tradeable, of $5,000,000. These acquisitions will be accounted for as a purchase business combination.

  (d) Private Placement Transaction

     On January 30, 1997, the Company issued and sold 2,460,000 unregistered, but otherwise unrestricted (i.e., such shares are not subject to any type of "lockup" agreement), shares of Class A Common Stock in a Private Placement at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of approximately $70,000,000 after deducting placement agency fees.

  (e) Securities Litigation

     On January 28, 1997 and February 3, 1997, purported class action lawsuits were filed against the Company and certain of its officers and directors which allege, among other things, that the defendants violated the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with sales of the Company's Class A Common Stock by the plaintiff and others in the purported class between November 13, 1996 and December 22, 1996. The suits generally seek, among other things, certification as a class and an award of damages in an amount to be determined at trial. The Company intends to vigorously defend against these suits.

  (f) Boca Raton Hotel and Club

     On March 20, 1997, the Company entered into a contribution and exchange agreement related to the acquisition of substantially all of the assets of Boca Raton Hotel and Club Limited Partnership ("Boca") in exchange for certain consideration, including rights and warrants to acquire shares of the Company's Class A common stock, together with the assumption of certain indebtedness of Boca.

                        FLORIDA PANTHERS HOLDINGS, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              MARCH 31,    JUNE 30,
                                                                1997         1996
                                                              ---------    --------
                                    ASSETS
Current Assets:
  Cash and equivalents......................................  $ 75,129     $    465
  Accounts receivable.......................................    10,445        3,119
  Prepaid expenses and other................................     1,831          172
                                                              --------     --------
          Total current assets..............................    87,405        3,756
Property and equipment, net.................................   129,152          972
Franchise cost, net of accumulated amortization of $2,279
  and $1,823 at March 31, 1997 and June 30, 1996,
  respectively..............................................    22,033       22,489
Player contract acquisition costs, net of accumulated
  amortization of $21,250 and $19,181 at March 31, 1997 and
  June 30, 1996 respectively................................     4,438        6,507
Other intangible assets, net of accumulated amortization of
  $25 at March 31, 1997.....................................     6,118           --
Other assets................................................    12,925       14,036
                                                              --------     --------
          Total assets......................................  $262,071     $ 47,760
                                                              ========     ========
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Deferred revenue..........................................  $  6,541     $    988
  Note payable -- related party.............................        --       40,172
  Related party debt........................................        --       20,000
  Accounts payable and accrued expenses.....................     9,298        2,313
  Current portion of long-term debt.........................    15,235           --
  Other current liabilities.................................     3,611        4,313
                                                              --------     --------
          Total current liabilities.........................    34,685       67,786
Long-term debt..............................................    25,951       25,000
Other non-current liabilities...............................     1,560        3,277
Shareholders' equity:
  Class A Common Stock, $.01 par value, 100,000,000 shares
     authorized and 23,393,444 shares issued and
     outstanding............................................       234            9
  Class B Common Stock, $.01 par value, 10,000,000 shares
     authorized and 255,000 shares issued and outstanding...         3           --
  Contributed capital.......................................   200,124      (48,312)
  Accumulated deficit.......................................      (486)          --
                                                              --------     --------
          Total shareholders' equity (deficit)..............   199,875      (48,303)
                                                              --------     --------
  Total liabilities and shareholders' equity (deficit)......  $262,071     $ 47,760
                                                              ========     ========

           The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these balance sheets.

                        FLORIDA PANTHERS HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED       NINE MONTHS ENDED
                                                           MARCH 31,               MARCH 31,
                                                     ---------------------   ----------------------
                                                      1997        1996        1997         1996
                                                     -------   -----------   -------    -----------
Revenue............................................  $21,754     $10,912     $37,137     $ 24,024
                                                     -------     -------     -------     --------
Operating expenses:
  Cost of services.................................   16,035      13,072      31,986       28,372
  Selling, general and administrative..............    3,146       1,669       7,243        5,055
  Amortization and depreciation....................    1,791       2,681       3,586        5,411
                                                     -------     -------     -------     --------
          Total operating expenses.................   20,972      17,422      42,815       38,838
                                                     -------     -------     -------     --------
     Net operating income (loss)...................      782      (6,510)     (5,678)     (14,814)
Interest and other income..........................      863          37       1,014           85
Interest and other expense.........................     (368)     (1,342)     (2,858)      (3,623)
                                                     -------     -------     -------     --------
     Net income (loss).............................  $ 1,277     $(7,815)    $(7,522)    $(18,352)
                                                     =======     =======     =======     ========

                                                      THREE MONTHS ENDED       NINE MONTHS ENDED
                                                           MARCH 31,               MARCH 31,
                                                     ---------------------   ----------------------
                                                      1997        1996        1997         1996
                                                     -------   -----------   -------    -----------
                                                               (PRO FORMA)              (PRO FORMA)
Per share data:
  Primary and fully diluted earnings (loss) per
     common and common equivalent share............  $  0.07     $ (1.48)    $ (0.72)    $  (3.48)
                                                     =======     =======     =======     ========
  Weighted average shares outstanding..............   17,510       5,276      10,498        5,276
                                                     =======     =======     =======     ========

           The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net Loss..................................................  $ (7,522)   $(18,352)
  Adjustments to reconcile net loss to net cash used for
     operating activities --
     Amortization and depreciation..........................     3,586       5,411
     Deferred compensation..................................      (321)      1,669
     Minority interest......................................       416         153
  Changes in operating assets and liabilities --
     Accounts receivable....................................    (3,811)     (1,748)
     Prepaid expenses and other assets......................       112      (4,218)
     Accounts payable and accrued expenses..................       542         676
     Deferred revenue and other liabilities.................     3,013       3,744
                                                              --------    --------
          Net cash used in operating activities.............    (3,985)    (12,665)
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash used in business acquisitions, net of cash
     acquired...............................................    (7,286)         --
  Capital expenditures......................................      (953)        (63)
                                                              --------    --------
          Net cash used in investing activities.............    (8,239)        (63)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock................   131,938          --
  Payments on related party debt............................   (20,000)         --
  Payments on note payable and interest-related party.......      (340)     (3,500)
  Increase to interest payable-related party................     1,131       1,615
  Increase to note payable-related party....................        --      18,265
  Payment of long-term debt.................................   (25,130)         --
  Payment of dividends -- Decoma............................      (140)       (643)
  Distribution to minority interests -- Decoma..............      (571)       (283)
                                                              --------    --------
          Net cash provided by financing activities.........    86,888      15,454
                                                              --------    --------
          Net increase in cash and equivalents..............    74,664       2,726
Cash at beginning of period.................................       465       1,237
                                                              --------    --------
Cash at end of period.......................................  $ 75,129    $  3,963
                                                              ========    ========

NON-CASH TRANSACTIONS:

     In conjunction with the public offerings and the reorganization of Florida Panthers Holdings, Inc., total note payable -- related party of $40,963,000 was exchanged for 4,149,710 shares of Class A common stock, par value $.01 per share, and 255,000 shares of Class B common stock, par value $.01 per share, of Florida Panthers Holdings, Inc.

     In conjunction with the acquisitions of all of the ownership interests of Pier 66 and Bahia Mar, the Company issued 8,400,000 shares of Class A Common Stock. In conjunction with the acquisition of certain assets relating to the business of owning and operating a twin-pad ice rink facility, the Company issued 212,766 shares of Class A Common Stock.

           The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                        (IN THOUSANDS EXCEPT SHARE DATA)

1. INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited condensed consolidated financial statements include the accounts of Florida Panthers Holdings, Inc. (the "Company") and its subsidiaries and have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). All significant intercompany accounts and transactions have been eliminated. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for the interim periods presented are not indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The accompanying statements of operations cover the three and nine month periods ended March 31, 1997 and 1996. For financial reporting purposes, the Company recognizes all hockey related revenues and expenses over the course of the hockey season on a per game basis. With the National Hockey League ("NHL") regular season beginning in early October, the three and nine month periods ended March 31, 1997 encompassed 22 and 39 of the 41 Florida Panthers regular season home games, respectively. Based on the present NHL regular season schedule, which extends from early October through mid April, most of the Company's hockey related revenues and expenses are reported during the second and third quarters. Revenues and expenses relating to the Florida Panthers' participation in the 1996-97 Stanley Cup Playoffs will be reflected during the fourth quarter.

     Pro forma weighted average shares outstanding for the three and nine month periods ended March 31, 1996 include the 5,275,678 shares issued in connection with the Reorganization as if such Reorganization had occurred at the beginning of the periods presented. Such pro forma weighted average shares outstanding do not include the 7.3 million shares sold in the Offerings (see Note 2).

2. STOCK OFFERINGS

  THE OFFERINGS

     On November 8, 1996, the Company sold a total of 7.3 million shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of which 2.7 million were sold to the public in an initial public offering ("IPO") and 4.6 million shares were sold in a concurrent offering directly to certain investors at a price equal to the IPO price per share less underwriting discounts and commissions but including the placement agent fee (collectively, the "Offerings"). The shares of Class A Common Stock began trading on The Nasdaq National Market on November 13, 1996.

     Prior to the completion of the Offerings, and pursuant to an exchange agreement, the Company acquired all of the partnership interests in Florida Panthers Hockey Club, Ltd. ("Panthers Ltd.") in exchange for 4,149,710 shares of its Class A Common Stock and 255,000 shares of its Class B common stock, par value $.01 per share (the "Class B Common Stock"). Additionally, the Company acquired all of the outstanding stock of Decoma Investment, Inc. I (formerly BIL Development, Inc.) and Decoma Investment, Inc. II (formerly Linbeck Miami Corporation), and, in turn, approximately 78% of the partnership interests in

                        FLORIDA PANTHERS HOLDINGS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

Decoma Miami Associates Ltd., a Florida limited partnership ("Decoma"), in exchange for 870,968 shares of its Class A Common Stock. Collectively, these transactions are referred to as the Reorganization.

     Common Stock Outstanding after the Offerings:

Class A Common Stock........................................  12,320,678 shares
Class B Common Stock........................................     255,000 shares
                                                              -----------------
          Total.............................................  12,575,678 shares
                                                              =================

  PRIVATE PLACEMENT TRANSACTION

     On January 30, 1997, the Company issued and sold 2,460,000 shares of Class A Common Stock in a private placement transaction (the "Private Placement") at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of approximately $65.6 million after deducting placement agency fees.

3. BUSINESS COMBINATIONS

  COMPLETED ACQUISITIONS

     Businesses acquired through March 31, 1997 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition.

     On January 31, 1997, the Company acquired certain assets relating to the business of owning and operating a twin-pad ice facility located in Coral Springs, Florida in exchange for $1.0 million in cash, 212,766 shares of the Company's Class A Common Stock and the assumption by the Company of a maximum of approximately $8.1 million in construction-related obligations, of which approximately $6.7 million was repaid upon consummation of the acquisition. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997, the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in the Hyatt Regency Pier 66 Resort and Marina ("Pier 66") for 4,450,000 shares of Class A Common Stock. This acquisition has been accounted for under the purchase method of accounting.

     On March 4, 1997 the Company acquired all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in the Radisson Bahia Mar Resort and Yachting Center ("Bahia Mar") in exchange for 3,950,000 shares of Class A Common Stock. This acquisition has been accounted for under the purchase method of accounting.

     The Company's consolidated results of operations on an unaudited pro forma basis assuming that the above acquisitions had occurred at the beginning of the period presented are as follows:

                                                              NINE MONTHS   NINE MONTHS
                                                                 ENDED         ENDED
                                                               MARCH 31,     MARCH 31,
                                                                 1997          1996
                                                              -----------   -----------
Revenue.....................................................    $67,582      $ 55,075
Net operating income (loss).................................    $ 1,083      $ (9,106)
Net loss....................................................    $(5,230)     $(15,531)
Pro forma fully diluted loss per common and common
  equivalent share..........................................    $  (.29)     $  (1.14)

                        FLORIDA PANTHERS HOLDINGS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

     The following summarizes the preliminary purchase price allocation for all business combinations accounted for under the purchase method of accounting consummated during the nine months ended March 31, 1997:

Property, plant and equipment...............................  $127,579
Other intangible assets.....................................     6,143
Working capital deficiency, excluding cash..................    (2,181)
Debt assumed................................................   (41,316)
Common stock issued.........................................   (82,939)
                                                              --------
Cash used in business acquisitions, net of cash acquired....  $  7,286
                                                              ========

  PENDING ACQUISITIONS

     On March 20, 1997, the Company entered into a contribution and exchange agreement related to the acquisition of substantially all of the assets of Boca Raton Hotel and Club Limited Partnership ("Boca") in exchange for certain consideration, including certain rights and warrants to acquire 5,848,538 shares of Class A Common Stock, together with the assumption of certain indebtedness of Boca. Consummation of the transaction, which will be accounted for under the purchase method of accounting, is subject to customary conditions, including the receipt of requisite approvals from the shareholders of the Company and the limited partners of the Boca. The financial statements included herein do not reflect any aspects of the exchanges.

4. PROPERTY AND EQUIPMENT

     A summary of property and equipment is shown below:

                                                              MARCH 31,   JUNE 30,
                                                                1997        1996
                                                              ---------   ---------
Land and improvements.......................................  $ 28,588     $   --
Buildings and improvements..................................    89,106        792
Furniture, fixtures and equipment...........................    12,838        932
                                                              --------     ------
                                                               130,532      1,724
Less: accumulated depreciation..............................    (1,380)      (752)
                                                              --------     ------
                                                              $129,152     $  972
                                                              ========     ======

5. USE OF PROCEEDS/REPAYMENT OF OUTSTANDING DEBT

     The net proceeds from the sale of stock in the Offerings totaled approximately $66.3 million. Shortly after the completion of the Offerings, $45.0 million of the net proceeds of the Offerings was used to repay the Company's indebtedness outstanding under the two term loans (which were used to pay the Company's cost of acquiring its NHL franchise). Additionally, in conjunction with the Reorganization, Mr. Huizenga received 4,149,710 shares of Class A Common Stock and 255,000 shares of Class B Common Stock in exchange for a note owed to him by the Company which represented cumulative advances, plus interest, totaling approximately $41.0 million as of September 30, 1996.

                        FLORIDA PANTHERS HOLDINGS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

6. LONG-TERM DEBT

     In connection with the acquisition of the two resort and marina properties, the Company assumed certain debt. The Company's outstanding debt at March 31, 1997 consisted of the following:

Mortgage note, collateralized by substantially all Pier 66
  property and equipment, varying interest rate (8.39% at
  March 31, 1997), balloon payment on outstanding principal
  due June 29, 2000.........................................  $ 25,951
Note payable to bank, collateralized by substantially all
  Bahia Mar property and equipment, varying interest rate
  (8.69% at March 31, 1997), due June 30, 1997 but may be
  extended under a one year extension option................    15,235
                                                              --------
Total debt outstanding......................................    41,186
Less: current portion.......................................   (15,235)
                                                              --------
Long-term debt at March 31, 1997............................  $ 25,951
                                                              ========

7. STOCK OPTIONS AND WARRANTS

     The Company has a stock option plan under which the Company may grant to key employees and directors of the Company, stock options to purchase shares of Class A Common Stock. Stock options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Class A Common Stock at the date of grant.

     A summary of stock option transactions for the nine months ended March 31, 1997 is as follows:

Options outstanding at July 1, 1996.........................         --
Options Granted.............................................  1,033,265
Options Exercised...........................................         --
Options Canceled............................................    (16,725)
                                                              ---------
Options outstanding at March 31, 1997.......................  1,016,540
                                                              =========
Prices of options outstanding at March 31, 1997.............  $10.00 to
                                                              $   23.50
Average price of options outstanding at March 31, 1997......  $   10.20
Vested options at March 31, 1997............................         --
Options available for future grants at March 31, 1997.......  1,583,460

8. EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of options. In computing earnings (loss) per common and common equivalent share, the Company utilizes the modified treasury stock method.

                        FLORIDA PANTHERS HOLDINGS, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted earnings per share for the three months ended March 31, 1997, which is substantially the same as the computation used to calculate primary earnings per share, is as follows:

Common shares outstanding...................................   23,648
Common equivalent shares....................................    1,017
Weighted average treasury shares purchased..................     (382)
Effect of using weighted average common and common
  equivalent shares outstanding.............................   (6,773)
                                                              -------
                                                               17,510
                                                              =======

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share", and specifies the computation, presentation and disclosure requirements for earnings or loss per share ("EPS") for entities with publicly held common stock or potential common stock. SFAS No. 128 replaces presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. The provisions of SFAS No. 128 require dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures. Furthermore, the provisions of SFAS No. 128 require basic EPS and diluted EPS be presented for both income (loss) from continuing operations and net income
(loss) on the face of the statement of operations. SFAS No. 128 also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     The provisions of SFAS No. 128 are effective for financial statements for both interim and annual periods ending after December 15, 1997. After adoption, all prior period EPS data presented shall be restated to conform with the provisions of SFAS No. 128.

     The Company will adopt the provision of SFAS No. 128, as required. The Company's management believes such adoption will not have a material impact on the Company's EPS calculations.

                        FLORIDA PANTHERS HOLDINGS, INC.

                                INTRODUCTION TO
                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

GENERAL

     The following Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1997 and the Unaudited Pro Forma Statements of Operations for the year ended June 30, 1996 and nine months ended March 31, 1997 reflect adjustments to Florida Panthers Holdings, Inc. (the "Company"), Hyatt Regency Pier 66 Hotel ("2301 Ltd."), Radisson Bahia Mar Resort and Yachting Center ("Rahn Ltd."), Incredible Ice and Boca Raton Resort & Club historical financial position and results of operations to give effect to the transactions discussed below as if such transactions had been consummated at March 31, 1997, or at the beginning of the period presented.

SEASONALITY

     The Company operates in two separate business segments, both of which are seasonal. Hockey related revenues and team operating expenses are recognized during the regular season which extends from early October through mid-April. In addition, approximately 45% to 50% of the resort net operating revenues are earned during the period from January through April.

THE PRIOR OFFERINGS

     The Unaudited Pro Forma Statements of Operations reflect the Company's Prior Offerings, which were effective November 13, 1996 and the application of the net proceeds therefrom, as if these offerings had occurred at the beginning of the periods presented.

PRIVATE PLACEMENT TRANSACTION

     On January 30, 1997, the Company issued and sold 2,460,000 shares of unregistered, but otherwise unrestricted, Class A Common Stock in a Private Placement at a price of $27.75 per share. The Private Placement resulted in net proceeds to the Company of $65.6 million after deducting placement agency fees and other expenses. The application of the net proceeds of the Private Placement has been reflected in the Unaudited Pro Forma Consolidated Statements of Operations as if it had occurred at the beginning of the periods presented.

2301 LTD. AND RAHN LTD.

     Pursuant to the Pier 66 Exchange Agreement, on March 4, 1997 all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in 2301 Ltd. were exchanged for 4,450,000 shares of the Company's Class A Common Stock. Pursuant to the Bahia Mar Exchange Agreement, on March 4, 1997 all of the ownership interests, comprised of capital stock and partnership interests, of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in Rahn Ltd. were exchanged for 3,950,000 shares of the Company's Class A Common Stock. After the consummation of the transactions contemplated by the Exchange Agreements, the Company owns all of the ownership interests of each of the entities which own, directly or indirectly, all of the general and limited partnership interests in 2301 Ltd. and Rahn Ltd.

INCREDIBLE ICE

     On January 31, 1997, the Company acquired substantially all of the business, assets and operations of Iceland (Coral Springs) Corp. and Iceland Holdings, Inc. ("Incredible Ice"), including the business, assets and operations of a twin pad ice rink facility. In addition, the Company acquired from an architectural firm and such architectural firm's principal certain architectural plans and designs relating to the ice rink facility.

The consideration paid by the Company in connection with these acquisitions consisted of the assumption by the Company of a maximum of approximately $8,100,000 in construction-related obligations, of which approximately $6,700,000 was repaid upon consummation of the referenced acquisition, $1,000,000 in cash and 212,766 shares of unregistered, but otherwise unrestricted, Class A Common Stock with a market value, if registered and tradeable, of $4,000,000. These acquisitions will be accounted for as a purchase business combination.

BOCA RATON HOTEL AND CLUB

     On March 20, 1997, the Company entered into a definitive agreement (the "Contribution and Exchange Agreement") with Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership ("Boca Partnership"), BRMC, L.P., a Delaware limited partnership and the general partner of the Boca Partnership (the "General Partner"), and BRMC Corporation, a Delaware corporation and general partner of the General Partner ("BRMC"). Pursuant to the Contribution and Exchange Agreement, substantially all of the assets of Boca Partnership will be transferred to Panthers BRHC Limited, a newly formed Florida limited partnership, in exchange for (i) a non-managing general partner interest in Panthers BRHC, (ii) rights (the "Rights") which may be exercised, without further consideration, to acquire approximately 4,928,917 shares of the Company's Class A Common Stock, (iii) warrants to purchase approximately 919,621 additional shares of the Class A Common Stock at a price of $29.01 per share and
(iv) the assumption of indebtedness of Boca Partnership in the amount of approximately $195.0 million, of which approximately $85.0 million will be repaid upon consummation of the transaction contemplated by the Contribution and Exchange Agreement (the "Contribution and Exchange"). Of the $85.0 million to be repaid, $45.0 million will be paid from the Company's working capital and $40.0 million will be paid from the incurrence of additional debt. Consummation of the Contribution and Exchange is subject to customary conditions, including the receipt of requisite approvals from the shareholders of the Company and the limited partners of Boca Partnership.

                        FLORIDA PANTHERS HOLDINGS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1997
                                 (IN THOUSANDS)

                                                            BUSINESS TO BE ACQUIRED           PRO FORMA AS
                                                         ------------------------------     ADJUSTED FOR THE
                                      FLORIDA PANTHERS   BOCA RATON HOTEL   ACQUISITION      BUSINESS TO BE
                                       HOLDINGS, INC.         & CLUB        ADJUSTMENTS         ACQUIRED
                                      ----------------   ----------------   -----------     ----------------
Current Assets:
  Cash and equivalents..............      $ 75,129           $  1,736        $ 40,000(c)        $ 31,865
                                                                              (85,000)(c)
  Accounts receivable...............        10,445             15,581                             26,026
  Prepaid expenses and other........         1,831             36,237                             38,068
                                          --------           --------        --------           --------
          Total current assets......        87,405             53,554         (45,000)            95,959
Property and equipment, net.........       129,152            116,789         230,136(a)         476,077
Franchise cost, net.................        22,033                                                22,033
Player contract acquisition costs,
  net...............................         4,438                                                 4,438
Investment in Miami Arena
  contract..........................         8,609                                                 8,609
Other intangible assets, net........         6,118                                                 6,118
Other assets........................         4,316             17,751          (9,620)(b)         12,447
                                          --------           --------        --------           --------
          Total assets..............      $262,071           $188,094        $175,516           $625,681
                                          ========           ========        ========           ========
Current Liabilities:
  Deferred revenue..................      $  6,541           $  4,936                           $ 11,477
  Accounts payable and accrued
     expenses.......................         9,298             19,677        $ 11,800(b)          40,775
  Current portion of long-term
     debt...........................        15,235                400                             15,635
  Other current liabilities.........         3,611              6,236                              9,847
                                          --------           --------        --------           --------
          Total current
            liabilities.............        34,685             31,249          11,800             77,734
Long-term debt......................        25,951            174,800          19,800(b)         175,551
                                                                               40,000(c)
                                                                              (85,000)(c)
Other non-current liabilities.......         1,560             58,511                             60,071
Shareholders' Equity
     Class A Common Stock...........           234                                 49(d)             283
     Class B Common Stock...........             3                                                     3
     Contributed capital............       200,124            (76,466)        188,867(d)         312,525
     Accumulated deficit............          (486)                                                 (486)
                                          --------           --------        --------           --------
          Total shareholders'
            equity..................       199,875            (76,466)        188,916            312,325
                                          --------           --------        --------           --------
          Total liabilities and
            shareholders' equity....      $262,071           $188,094        $175,516           $625,681
                                          ========           ========        ========           ========

           The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                                                                            BUSINESSES ACQUIRED(V)
                                                                                      -----------------------------------
                                           FLORIDA
                                           PANTHERS                     PRO FORMA
                                        HOLDINGS, INC.    OFFERING          AS                                ACQUISITION
                                            ACTUAL       ADJUSTMENTS     ADJUSTED     2301 LTD.   RAHN LTD.   ADJUSTMENTS
                                        --------------   -----------   ------------   ---------   ---------   -----------
Revenue:
 Ticket sales.........................     $18,944                       $18,944
 Television and radio.................       5,745                         5,745
 Advertising and promotion............       3,580                         3,580
 Arena operations.....................       2,138                         2,138
 Rooms................................       2,535                         2,535       $ 8,846     $ 5,031
 Yachting and marina services.........         701                           701         2,242       2,865
 Food, beverage and banquets..........       1,209                         1,209         5,800       1,867
 Retail and other.....................         507                           507         1,623       1,815
 Other, primarily concessions.........       1,778                         1,778
                                           -------         ------        -------       -------     -------      -------
      Total revenue...................      37,137                        37,137        18,511      11,578
Cost of revenue:
 Team operations......................      27,482                        27,482
 Ticketing and arena operations.......       2,865                         2,865
 Rooms................................         408                           408         1,925       1,071
 Yachting and marina services.........         169                           169           656         612
 Food, beverage and banquets..........         843                           843         4,371       1,436
 Retail and other.....................         219                           219           727         796
 Selling, general and
   administrative.....................       7,243                         7,243         5,513       3,658      $   301(j)
                                           -------         ------        -------       -------     -------      -------
      Total cost of revenue...........      39,229                        39,229        13,192       7,573          301
Amortization and depreciation.........      (3,586)                       (3,586)       (1,155)     (1,348)        (977)(i)
                                           -------         ------        -------       -------     -------      -------
Operating income (loss)...............      (5,678)                       (5,678)        4,164       2,657       (1,278)
Interest and other, net...............      (1,844)        $2,069(g)         225        (1,487)       (816)
                                           -------         ------        -------       -------     -------      -------
Net income (loss).....................     $(7,522)        $2,069        $(5,453)      $ 2,677     $ 1,841      $(1,278)
                                           =======         ======        =======       =======     =======      =======
Net income (loss) per share...........     $ (0.72)(f)                   $ (0.43)(h)
Pro Forma weighted average shares
 outstanding..........................      10,498(f)                     12,811(h)

                                                     BUSINESSES ACQUIRED(V)                   BUSINESS TO BE ACQUIRED(E)
                                        -------------------------------------------------   ------------------------------
                                                                          PRO FORMA AS
                                                                        ADJUSTED FOR THE
                                        INCREDIBLE   ACQUISITION           BUSINESSES       BOCA RATON HOTEL   ACQUISITION
                                           ICE       ADJUSTMENTS            ACQUIRED             & CLUB        ADJUSTMENTS
                                        ----------   -----------        -----------------   ----------------   -----------
Revenue:
 Ticket sales.........................                                       $18,944
 Television and radio.................                                         5,745
 Advertising and promotion............                                         3,580
 Arena operations.....................                                         2,138
 Rooms................................                                        16,412            $35,579
 Yachting and marina services.........                                         5,808
 Food, beverage and banquets..........                                         8,876             26,053
 Retail and other.....................                                         3,945             27,680
 Other, primarily concessions.........   $   356                               2,134
                                         -------          ---                  -----              -----          -------
      Total revenue...................       356                              67,582             89,312
Cost of revenue:
 Team operations......................                                        27,482
 Ticketing and arena operations.......                                         2,865
 Rooms................................                                         3,404              8,199
 Yachting and marina services.........                                         1,437
 Food, beverage and banquets..........                                         6,650             20,410
 Retail and other.....................                                         1,742             14,694
 Selling, general and
   administrative.....................     1,175(k)     $   4(j)              17,894             25,917          $  (817)(j)(n)
                                         -------          ---                  -----              -----          -------
      Total cost of revenue...........     1,175            4                 61,474             69,220             (817)
Amortization and depreciation.........       (36)         (89)(l)             (7,191)            (4,667)          (1,793)(i)
                                         -------          ---                  -----              -----          -------
Operating income (loss)...............      (855)          93                 (1,083)            15,425             (976)
Interest and other, net...............                                        (2,078)           (13,250)           4,250(o)
                                         -------          ---                  -----              -----          -------
Net income (loss).....................   $  (855)       $  93                $(3,161)           $ 2,175          $ 3,274
                                         =======          ===                  =====              =====          =======
Net income (loss) per share...........                                       $ (0.15)(m)
Pro Forma weighted average shares
 outstanding..........................                                        20,550(m)


                                          PRO FORMA AS
                                        ADJUSTED FOR THE
                                         BUSINESS TO BE
                                            ACQUIRED
                                        ----------------
Revenue:
 Ticket sales.........................      $ 18,944
 Television and radio.................         5,745
 Advertising and promotion............         3,580
 Arena operations.....................         2,138
 Rooms................................        51,991
 Yachting and marina services.........         5,808
 Food, beverage and banquets..........        34,929
 Retail and other.....................        31,625
 Other, primarily concessions.........         2,134
                                              ------
      Total revenue...................       156,894
Cost of revenue:
 Team operations......................        27,482
 Ticketing and arena operations.......         2,865
 Rooms................................        11,603
 Yachting and marina services.........         1,437
 Food, beverage and banquets..........        27,060
 Retail and other.....................        16,436
 Selling, general and
   administrative.....................        42,994
                                              ------
      Total cost of revenue...........       129,877
Amortization and depreciation.........       (13,651)
                                              ------
Operating income (loss)...............        13,366
Interest and other, net...............       (11,078)
                                              ------
Net income (loss).....................      $  2,288
                                              ======
Net income (loss) per share...........      $   0.09(p)
Pro Forma weighted average shares
 outstanding..........................        26,770(p)

The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1996

                                                                                                    BUSINESSES ACQUIRED(V)
                                                                                                    ----------------------

                                                       FLORIDA
                                                       PANTHERS
                                                    HOLDINGS, INC.     OFFERING       PRO FORMA
                                                        ACTUAL        ADJUSTMENTS    AS ADJUSTED    2301 LTD.   RAHN LTD.
                                                    --------------    -----------    -----------    ---------   ----------
Revenue:
 Ticket Sales.....................................     $ 23,226                       $ 23,226
 Television and radio.............................        5,141                          5,141
 Advertising and promotion........................        2,192                          2,192
 Arena operations.................................        1,082                          1,082
 Rooms............................................                                                   $12,036     $ 6,251
 Yachting and marina services.....................                                                     3,481       3,813
 Food, beverage and banquets......................                                                     8,309       2,379
 Retail and other.................................                                                     2,513       2,365
 Other, primarily concessions.....................        2,446                          2,446
                                                       --------         ------        --------       -------     -------
      Total revenue...............................       34,087                         34,087        26,339      14,808
Cost of revenue:
 Team operations..................................       32,639                         32,639
 Ticketing and arena operations...................        3,319                          3,319
 Rooms............................................                                                     2,698       1,402
 Yachting and marina services.....................                                                     1,175         733
 Food, beverage and banquets......................                                                     6,340       1,870
 Retail and other.................................                                                     1,078       1,088
 Selling, general and administrative..............        8,371                          8,371         7,957       5,068
                                                       --------         ------        --------       -------     -------
      Total cost of revenue.......................       44,329                         44,329        19,248      10,161
 Amortization and depreciation....................       (9,815)                        (9,815)       (1,608)     (1,935)
                                                       --------         ------        --------       -------     -------
Operating income (loss)...........................      (20,057)                       (20,057)        5,483       2,712
Interest and other, net...........................       (5,082)        $5,030(g)          (52)       (2,299)     (1,340)
                                                       --------         ------        --------       -------     -------
Net income (loss).................................     $(25,139)        $5,030        $(20,109)      $ 3,184     $ 1,372
                                                       ========         ======        ========       =======     =======
Net loss per share................................     $  (4.76)(q)                   $  (1.99)(r)
Pro Forma weighted average shares outstanding.....        5,276(q)                      10,114(r)

                                                                      BUSINESSES ACQUIRED(V)
                                                    ----------------------------------------------------------
                                                                                                  PRO FORMA
                                                                                               AS ADJUSTED FOR
                                                                                                     THE
                                                    ACQUISITION    INCREDIBLE    ACQUISITION     BUSINESSES
                                                    ADJUSTMENTS      ICE(U)      ADJUSTMENTS      ACQUIRED
                                                    -----------    ----------    -----------   ---------------
Revenue:
 Ticket Sales.....................................                                                 $ 23,226
 Television and radio.............................                                                    5,141
 Advertising and promotion........................                                                    2,192
 Arena operations.................................                                                    1,082
 Rooms............................................                                                   18,287
 Yachting and marina services.....................                                                    7,294
 Food, beverage and banquets......................                                                   10,688
 Retail and other.................................                                                    4,878
 Other, primarily concessions.....................                                                    2,446
                                                      -------          --             ---          --------
      Total revenue...............................                                                   75,234
Cost of revenue:
 Team operations..................................                                                   32,639
 Ticketing and arena operations...................                                                    3,319
 Rooms............................................                                                    4,100
 Yachting and marina services.....................                                                    1,908
 Food, beverage and banquets......................                                                    8,210
 Retail and other.................................                                                    2,166
 Selling, general and administrative..............    $   411(j)                                     21,807
                                                      -------          --             ---          --------
      Total cost of revenue.......................        411                                        74,149
 Amortization and depreciation....................     (1,458)(i)                   $(152)(l)       (14,968)
                                                      -------          --             ---          --------
Operating income (loss)...........................     (1,869)                       (152)          (13,883)
Interest and other, net...........................                                                   (3,691)
                                                      -------          --             ---          --------
Net income (loss).................................    $(1,869)         $            $(152)         $(17,574)
                                                      =======          ==             ===          ========
Net loss per share................................                                                 $  (0.94)(s)
Pro Forma weighted average shares outstanding.....                                                   18,727(s)

                                                    BUSINESS TO BE ACQUIRED(E)
                                                    --------------------------
                                                                                   PRO FORMA AS
                                                                                   ADJUSTED FOR
                                                                                       THE
                                                     BOCA RATON    ACQUISITION    BUSINESS TO BE
                                                    HOTEL & CLUB   ADJUSTMENTS       ACQUIRED
                                                    ------------   -----------    --------------
Revenue:
 Ticket Sales.....................................                                   $ 23,226
 Television and radio.............................                                      5,141
 Advertising and promotion........................                                      2,192
 Arena operations.................................                                      1,082
 Rooms............................................    $ 47,044                         65,331
 Yachting and marina services.....................                                      7,294
 Food, beverage and banquets......................      33,465                         44,153
 Retail and other.................................      30,799                         35,677
 Other, primarily concessions.....................                                      2,446
                                                      --------       -------         --------
      Total revenue...............................     111,308                        186,542
Cost of revenue:
 Team operations..................................                                     32,639
 Ticketing and arena operations...................                                      3,319
 Rooms............................................      10,895                         14,995
 Yachting and marina services.....................                                      1,908
 Food, beverage and banquets......................      25,597                         33,807
 Retail and other.................................      16,771                         18,937
 Selling, general and administrative..............      38,223       $(1,169)(n)(j)    58,861
                                                      --------       -------         --------
      Total cost of revenue.......................      91,486        (1,169)         164,466
 Amortization and depreciation....................      (6,420)       (1,753)(i)      (23,141)
                                                      --------       -------         --------
Operating income (loss)...........................      13,402          (584)          (1,065)
Interest and other, net...........................     (15,697)        3,697(o)       (15,691)
                                                      --------       -------         --------
Net income (loss).................................    $ (2,295)      $ 3,113         $(16,756)
                                                      ========       =======         ========
Net loss per share................................                                   $  (0.66)(t)
Pro Forma weighted average shares outstanding.....                                     25,309(t)

The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                        FLORIDA PANTHERS HOLDINGS, INC.
                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

(a) Represents the step-up in cost basis of property and equipment acquired. The excess of purchase price over historical cost is allocated based upon the relative market values as follows (in 000's):

                                                 HISTORICAL   STEP-UP    AS ADJUSTED
                                                 ----------   --------   -----------
Land...........................................   $ 26,851    $ 79,376    $106,227
Building, net..................................     63,157     150,760     213,917
Furniture and equipment, net...................     17,446          --      17,446
Construction-in-progress.......................      9,335          --       9,335
                                                  --------    --------    --------
  Total fixed assets...........................   $116,789    $230,136    $346,925
                                                  ========    ========    ========

     The relative market values of property and equipment were determined by the Company's management in consultation with representatives of the current property owners. Factors considered in the allocation include trends in the hospitality industry and local real estate market. Although such allocation is preliminary, management believes that no material adjustments will be required once the Company's due diligence process has been completed.

(b) Represents adjustments to outstanding debt and related costs, including yield maintenance adjustment of $19,800,000 resulting from the early retirement of debt in connection with the change of control, reduction of deferred loan costs of $9,620,000 and accrual of acquisition closing costs of $11,800,000. The yield maintenance adjustment has been determined in accordance with Boca Partnership's debt agreements.

(c) Represents the use of Private Placement proceeds to repay approximately $25,000,000 of outstanding debt and approximately $19,800,000 of yield maintenance fees (see note (b) above). Approximately $40,000,000 of additional debt will be repaid with funds provided by additional borrowings in accordance with the terms of the Contribution and Exchange.

(d) Represents the issuance of 4,928,917 shares of Class A Common Stock in exchange for the property and equipment detailed in note (a) less the fair value of long-term debt, per the Contribution and Exchange Agreement. The fair market value of the net assets received ($112,450,000 or $22.81 per share) is based on the average share price for 5 days before and 5 days after execution of the Contribution and Exchange Agreement reduced by a discount which was based upon the nature of the securities received (convertible limited partnership units) and the size of the block of shares to be ultimately issued. The adjustment amount is a combination of the partners' deficit and the fair value noted.

(e) Boca Raton Resort and Club has a fiscal year which ends on December 31. Reflected hereon are the results of operations for Boca Raton Resort and Club for the nine month period ended March 31, 1997 and the twelve month period ended June 30, 1996.

(f) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented (ii) 7,300,000 shares issued in connection with the Prior Offerings (iii) 8,400,000 shares issued in the acquisitions of Pier 66 and Bahia Mar (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar)
     (iv) 212,766 shares issued in the acquisition of Incredible Ice and (v) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding.

(g) Represents the elimination of interest expense related to the term loan and the related party debt for the period prior to the Prior Offerings. The loans had an interest rate of LIBOR plus .75% per annum. In November 1996 these loans were repaid with the proceeds of the Prior Offerings.

(h) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings (iii) 7,300,000 shares issued in connection with the Prior Offerings (iv) 8,400,000 shares issued in the acquisitions of Pier 66 and Bahia Mar (4,450,000 shares for Pier 66 and 3,950,000 shares for Bahia Mar) (v) 212,766 shares issued in the acquisition of Incredible Ice and (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding.

(i) Represents the additional depreciation expense associated with the stepped-up basis of the property and equipment of the acquired companies.

(j) Represents a management fee equal to 1% of revenue payable to Huizenga Holdings.

(k) These Selling, general and administrative costs include approximately $691,000 of legal and advisory costs incurred by the previous owners related to unconsummated private placement and business sale transactions.

(l) Represents the amortization of the excess of purchase price over the historical cost basis of assets of Incredible Ice ($6,092,000) over an estimated useful life of 40 years.

(m) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
     (iii) 7,300,000 shares issued in connection with the Prior Offerings (iv) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) (v) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented and (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding.

(n) Represents the net difference in contracted expenses incurred prior to the acquisition versus those to be incurred subsequent to the acquisition. Such costs include payments under employment contracts and management agreements.

(o) Represents the reduction of interest expense associated with approximately $150,000,000 of adjusted debt balances related to the acquisition of the Boca Raton Hotel and Club as discussed in note (c).

(p) Net income per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented, (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the period prior to the Prior Offerings,
     (iii) 7,300,000 shares issued in connection with the Prior Offerings for the period for which they were actually outstanding, (iv) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.), (v) 212,766 shares issued in the acquisition of Incredible Ice, (vi) 2,460,000 shares issued in the Private Placement for the period for which they were actually outstanding
     (vii) 4,928,917 shares issued in connection with the acquisition of Boca Raton Hotel and Club and (viii) 1,652,589 shares (of the 2,460,000 issued in the Private Placement) used to repay $45 million of outstanding indebtedness as if they had been outstanding for the entire period presented.

(q) Net loss per share and weighted average shares outstanding are determined based on the 5,275,678 shares issued in connection with the Reorganization as if they had been outstanding for the entire period presented.

(r) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization and (ii) 4,838,710 shares (of the 7,300,000 shares issued in the Prior Offerings) issued to repay the Company's outstanding indebtedness as if they had been outstanding for the entire period presented.

(s) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares offered in the Prior Offerings) issued to repay the Company's outstanding indebtedness, (iii) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.) and (iv) 212,766 shares issued in the acquisition of Incredible Ice as if they had been outstanding for the entire period presented.

(t) Net loss per share and weighted average shares outstanding are determined based on the (i) 5,275,678 shares issued in connection with the Reorganization, (ii) 4,838,710 shares (of the 7,300,000 shares offered in the Prior Offerings) issued to repay the Company's outstanding indebtedness, (iii) 8,400,000 shares issued in connection with the Exchange Agreements (4,450,000 shares for 2301 Ltd. and 3,950,000 shares for Rahn Ltd.), (iv) 212,766 shares issued in the acquisition of Incredible Ice, (v) 4,928,917 shares issued in connection with the acquisition of Boca Raton Hotel and Club and (vi) 1,652,589 shares (of the 2,460,000 issued in the Private Placement) used to repay $45 million of outstanding indebtedness as if they had been outstanding for the entire period presented.

(u) Incredible Ice commenced its operations during November, 1996. Accordingly, there are no results of operations included hereon for the period ended June 30, 1996.

(v) 2301 Ltd., Rahn Ltd. and Incredible Ice have fiscal years which end on December 31. Reflected hereon are the results of operations of 2301 Ltd., Rahn Ltd. and Incredible Ice for the twelve month period ended June 30, 1996 and the period from July 1, 1996 to the date of acquisition by the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  2301 SE 17th St., Ltd.:

     We have audited the accompanying balance sheet of 2301 SE 17th St., Ltd. (the "Partnership", a Florida limited partnership) as of December 31, 1996, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2301 SE 17th St., Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 10, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Partners
  2301 SE 17th St., Ltd.:

     We have audited the accompanying balance sheet of 2301 SE 17th St., Ltd. (a Florida limited partnership) as of December 31, 1995, and the related statements of operations, partners' equity and cash flows for each of the years in the two year period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2301 SE 17th St., Ltd. at December 31, 1995, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1995 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Fort Lauderdale, Florida,
  April 19, 1996

                             2301 SE 17TH ST., LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 5,665,918    $ 5,296,563
  Accounts receivable, net of allowance for doubtful
     accounts of $25,000 as of December 31, 1996 and 1995...    1,270,539      1,510,354
  Inventories...............................................      417,775        360,691
  Prepaid expenses and other current assets.................       52,650        112,827
                                                              -----------    -----------
          Total current assets..............................    7,406,882      7,280,435
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,989,415 and $3,402,512 as of December 31, 1996 and
  1995, respectively........................................   28,435,871     29,045,675
OTHER ASSETS, net of accumulated amortization of $1,659,860
  and $1,575,526 as of December 31, 1996 and 1995,
  respectively..............................................      350,338        387,638
                                                              -----------    -----------
          Total assets......................................  $36,193,091    $36,713,748
                                                              ===========    ===========

                            LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   734,140    $ 1,210,721
  Accrued liabilities.......................................      974,562      1,070,441
  Advance deposits..........................................      400,049        522,622
                                                              -----------    -----------
          Total current liabilities.........................    2,108,751      2,803,784
LONG-TERM DEBT..............................................   25,741,929     25,522,398
                                                              -----------    -----------
          Total liabilities.................................   27,850,680     28,326,182
COMMITMENTS AND CONTINGENCIES (Notes 1 and 9)
PARTNERS' EQUITY:
  General Partner...........................................       83,424         83,875
  Class A Limited Partners..................................    8,258,887      8,303,591
  Class B Limited Partners..................................          100            100
                                                              -----------    -----------
          Total partners' equity............................    8,342,411      8,387,566
                                                              -----------    -----------
          Total liabilities and partners' equity............  $36,193,091    $36,713,748
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             2301 SE 17TH ST., LTD.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                       1996            1995            1994
                                                   ------------    ------------    ------------
OPERATING REVENUES:
  Rooms..........................................  $ 12,885,858    $ 11,778,303    $  9,784,119
  Yachting and marina service....................     3,613,361       3,186,513       3,157,742
  Food, beverage and banquets....................     8,756,909       8,151,581       6,889,860
  Telephone, retail and other....................     2,466,427       2,516,960       2,100,903
                                                   ------------    ------------    ------------
          Total operating revenues...............    27,722,555      25,633,357      21,932,624
COSTS AND EXPENSES:
  Rooms..........................................     2,801,808       2,659,149       2,443,787
  Yachting and marina service....................     1,199,177         984,456         869,688
  Food, beverage and banquets....................     6,543,959       6,273,101       5,670,050
  Telephone, retail and other....................     1,098,451       1,121,172       1,082,039
  Selling, general and administrative............     3,389,522       3,488,941       3,020,107
  Property operations, maintenance and energy
     costs.......................................     2,723,454       2,535,241       2,423,787
  Royalty fees, property taxes, insurance,
     etc.........................................     1,404,356       1,189,549       1,103,749
  Depreciation and amortization..................     1,675,608       1,566,582       1,428,172
  Related party management fee...................       530,000         514,000         560,000
                                                   ------------    ------------    ------------
          Total costs and expenses...............    21,366,335      20,332,191      18,601,379

          Income from operations.................     6,356,220       5,301,166       3,331,245

OTHER INCOME (EXPENSE):
  Interest income................................       233,859         225,111         120,989
  Interest expense...............................    (2,375,634)     (2,424,040)     (2,168,908)
  Loss on disposal of fixed assets...............       (59,600)       (114,230)        (12,523)
                                                   ------------    ------------    ------------

NET INCOME.......................................     4,154,845       2,988,007       1,270,803
PRO FORMA INCOME TAX PROVISION (Note 3)..........     1,620,389       1,165,323         495,613
                                                   ------------    ------------    ------------
PRO FORMA NET INCOME AFTER INCOME TAXES..........  $  2,534,456    $  1,822,684    $    775,190
                                                   ============    ============    ============

NET INCOME ALLOCATED TO:
  General Partner................................  $     41,549    $     29,880    $     12,708
  Class A Limited Partners.......................     4,113,296       2,958,127       1,258,095
  Class B Limited Partners.......................            --              --              --
                                                   ------------    ------------    ------------

          Total Net income.......................  $  4,154,845    $  2,988,007    $  1,270,803
                                                   ============    ============    ============

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                         STATEMENTS OF PARTNERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                          CLASS A             CLASS B
                                   GENERAL PARTNER    LIMITED PARTNERS    LIMITED PARTNERS       TOTAL
                                   ---------------    ----------------    ----------------    -----------
PARTNERS' EQUITY, December 31,
  1993...........................     $ 76,287          $ 7,552,369             $100          $ 7,628,756
  Partner distributions..........      (10,000)            (990,000)              --           (1,000,000)
  Net income.....................       12,708            1,258,095               --            1,270,803
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1994...........................       78,995            7,820,464              100            7,899,559
  Partner distributions..........      (25,000)          (2,475,000)              --           (2,500,000)
  Net income.....................       29,880            2,958,127               --            2,988,007
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1995...........................       83,875            8,303,591              100            8,387,566
  Partner distributions..........      (42,000)          (4,158,000)              --           (4,200,000)
  Net income.....................       41,549            4,113,296               --            4,154,845
                                      --------          -----------           ------          -----------
PARTNERS' EQUITY, December 31,
  1996...........................     $ 83,424          $ 8,258,887             $100          $ 8,342,411
                                      ========          ===========           ======          ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                         1996           1995           1994
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $ 4,154,845    $ 2,988,007    $ 1,270,803
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization..................    1,675,608      1,566,582      1,428,172
     Amortization of debt discount..................      219,532        484,462        540,505
     Loss on disposal of fixed assets...............       59,600        114,230         12,523
     Changes in assets and liabilities:
       Accounts receivable..........................      239,815       (553,103)       262,716
       Inventories..................................      (57,084)         4,009         67,323
       Prepaid expenses and other current assets....       60,177         13,538         91,229
       Other assets.................................        6,706         37,494         31,515
       Restricted cash fund.........................           --         21,357        482,585
       Accounts payable and accrued liabilities.....     (572,461)       794,087     (1,386,047)
       Advance deposits.............................     (122,573)      (124,738)       304,176
                                                      -----------    -----------    -----------
          Total adjustments.........................    1,509,320      2,357,918      1,834,697
                                                      -----------    -----------    -----------
          Net cash provided by operating
            activities..............................    5,664,165      5,345,925      3,105,500
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............   (1,094,810)    (1,049,310)    (1,103,095)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt......................           --             --        994,105
  Repayment of long-term debt.......................           --             --        (48,000)
  Distributions to partners.........................   (4,200,000)    (2,500,000)    (1,000,000)
                                                      -----------    -----------    -----------
          Net cash used in financing activities.....   (4,200,000)    (2,500,000)       (53,895)
                                                      -----------    -----------    -----------
          Net increase in cash and cash
            equivalents.............................      369,355      1,796,615      1,948,510
CASH AND CASH EQUIVALENTS, beginning of period......    5,296,563      3,499,948      1,551,438
                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of period............  $ 5,665,918    $ 5,296,563    $ 3,499,948
                                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..........  $ 2,156,102    $ 1,936,838    $ 1,628,403
                                                      ===========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             2301 SE 17TH ST., LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     2301 SE 17th St., Ltd. (the "Partnership"), a Florida limited partnership, was formed on March 5, 1993 for the purpose of acquiring, owning and operating Pier 66 Resort Hotel and Marina, a 380-room resort hotel and conference facility and a marina which accommodates 142 yachts, located on approximately 23 acres in Fort Lauderdale, Florida, (the "Resort"). The partnership agreement, amended and modified on June 29, 1993, is hereinafter referred to as the "Partnership Agreement".

     The Partnership acquired its interest in the Resort from SSA Associates and Pier Operating Associates, Ltd. on June 29, 1993. The aggregate purchase price paid by the Partnership for its interest in the Resort was approximately $30,310,000. Of this amount, $22,000,000 was funded by refinancing the existing mortgage loan on the Resort.

     The Partnership will terminate on December 31, 2035, or sooner, in accordance with the terms of the Partnership Agreement (see Note 11). The General Partner of the Partnership is 2301 Mgt., Ltd. (the "General Partner"). 2301 Joint Venture and Rahn Pier, Inc. are Class A Limited Partners and First Winthrop Corporation and Sixty-Six Inc. are Class B Limited Partners.

     Class B Limited Partners are not required to make additional capital contributions, have no rights to vote on partnership matters and do not participate in the allocation of partnership profits and losses. If the General Partner and the Class A Limited Partners have both received the Minimum Qualified Distributions (as defined in the Partnership Agreement), then 15 percent of the distributions with respect to a Capital Transaction (as defined in the Partnership Agreement) that would otherwise have been made to the General Partner and the Class A Limited Partners will instead be made to the Class B Limited Partners.

     After any special allocations required by the Partnership Agreement, profits and losses of the Partnership shall be allocated 1 percent to the General Partner and 99 percent to the Class A Limited Partners.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting --

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Cash and Cash Equivalents --

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market, and consist of repurchase agreements and money market funds at December 31, 1996 and 1995.

  (c) Inventories --

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food and beverage, marina fuel, retail merchandise and general store items.

  (d) Depreciation --

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis.

Land improvements..............................      20 years
Building and improvements......................      40 years
Furnishings and equipment......................     5-7 years

                             2301 SE 17TH ST., LTD.

  (e) Property and Equipment --

     The Partnership's assets are carried at the lower of cost or estimated fair value. All subsequent expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

     The Partnership adopted Statement of Financial Accounting Standards No.
121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, as of January 1, 1995, and accordingly evaluates its real estate investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. The implementation of this standard had no impact on the financial statements.

  (f) Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (g) Fair Value of Financial Instruments --

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable and accrued liabilities, advance deposits, and other financial instruments, generally determined using the present value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

  (h) Business Risk --

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Company's business. In addition, the Company is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  (i) Concentration of Credit Risk --

     The Partnership's receivables contain significant amounts due from cruise lines which are granted credit by the Partnership. The amount of such credit is determined by the Partnership's management on an individual basis. Amounts outstanding at December 31, 1996 are $181,228 and are included in Accounts receivable in the accompanying balance sheet.

(3) INCOME TAXES:

     No provision for income taxes is reflected in the accompanying financial statements. The partners are required to report on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership. The pro forma income tax provision in the accompanying statements of operations is presented for informational purposes as if the Partnership was a C corporation during the years presented. Pro forma taxes have been computed based on an overall estimated effective rate of 39%.

                             2301 SE 17TH ST., LTD.

(4) ACCRUED LIABILITIES:

     Accrued liabilities consist of the following as of December 31, 1996 and 1995:

                                                         1996         1995
                                                       --------    ----------
Accrued salaries and wages...........................  $195,613    $  168,736
Accrued vacation.....................................   227,883       191,046
Sales tax payable....................................   129,306       108,621
Other accrued liabilities............................   421,760       602,038
                                                       --------    ----------
                                                       $974,562    $1,070,441
                                                       ========    ==========

(5) LONG-TERM DEBT:

     The property was acquired subject to assumption of a portion of the existing mortgage loan in the principal amount of $22,000,000 ("Note 1") from Kemper Investors Life Insurance Company. In addition, the Partnership obtained an additional mortgage note from Kemper for $4,000,000 ("Note 2") to be drawn upon to finance the cost of certain capital improvements, to provide initial working capital, and to fund interest accrued on the mortgage notes between January 1, 1994 and December 31, 1995 to the extent cash flows from operations are insufficient for such payment. Both mortgage notes mature on June 28, 2000 and bear interest at varying rates for specified periods. This rate was 8.39 percent and 8.0 percent at December 31, 1996 and 1995, respectively. The mortgage notes require monthly payments of interest only throughout the term. A balloon payment on the entire outstanding principal amount, together with the final monthly payment of interest, will be due at maturity. Both mortgage notes are collateralized by substantially all property and equipment including the alcoholic beverage license, a security interest in the Hyatt franchise agreement, an assignment of leases, rents and profits, trademarks and the management agreement.

     The outstanding balances of the notes at December 31, 1996 and 1995 were as follows:

                                                       1996           1995
                                                    -----------    -----------
Note 1............................................  $21,951,325    $21,951,325
Note 2............................................    4,000,000      4,000,000
                                                    -----------    -----------
                                                     25,951,325     25,951,325
Less: Unamortized discount based on imputed
  interest rate of 9%.............................     (209,396)      (428,927)
                                                    -----------    -----------
                                                    $25,741,929    $25,522,398
                                                    ===========    ===========

     As required by the loan agreement, the Partnership maintains a Capital Expenditure Program ("CEP") reserve fund for the replacement of capital assets. The CEP reserve equals 3 percent of gross revenues net of amounts expended by the Resort for replacement of capital assets and is funded quarterly for the preceding quarter. The CEP establishes a minimum level of fixed asset expenditures to be made by the Partnership. To the extent these minimum expenditure levels are not achieved, such shortfall is to be included in the CEP fund. Beginning July 1, 1995, the Resort voluntarily increased the CEP reserve to 4 percent of gross revenues; however, the loan agreement fund is only funded for the required 3 percent. The CEP fund is also pledged as additional security for the loan obligation. At December 31, 1996 and 1995, the balance of the CEP reserve is $1,284 and $9,218, respectively, and is included in Other assets in the accompanying balance sheets.

(6) MANAGEMENT AGREEMENT:

     The Partnership entered into a hotel management agreement with Rahn Pier Mgt., Inc., a company affiliated by common ownership and management with the general partner and Class A limited partners, effective June 29, 1993. The agreement provides for a management fee equal to three percent of gross

                             2301 SE 17TH ST., LTD.

revenues during the first year, payable monthly. Management fees for the second year equal two percent of gross revenues and for each year thereafter through December 31, 2003, an amount equal to the total management fee during the second year.

     Management fees for the Resort amounted to approximately $530,000, $514,000 and $560,000, in 1996, 1995 and 1994, respectively, and are included in Related party management fee in the accompanying statements of operations. Fees payable to Rahn Pier Mgt., Inc. were approximately $50,000 as of December 31, 1996 and 1995. In addition, during 1994 construction management fees of $48,000 were paid to Rahn Properties, Inc., an affiliate of the general partner and Class A limited partners and are included in Royalty fees, property taxes, insurance, etc., in the accompanying statements of operations.

(7) LICENSE AND FRANCHISE AGREEMENTS:

  Hyatt Franchise--

     As of November 14, 1994, Rahn Pier Mgt., Inc. entered into a franchise agreement with Hyatt Franchise Corporation. The agreement is for a 20 year term ending November 14, 2014 with various early termination provisions and liquidated damages for early termination. The franchise agreement provides a reimbursement of not more than $15,000 for out-of-pocket expenses incurred relating to the granting of the franchise and monthly royalty fees based on a percentage of gross room revenue: one percent from December 1, 1994 through November 30, 1995, three percent from December 1, 1995 through November 30, 1996, four percent from December 1, 1996 through November 30, 1997 and five percent thereafter. Royalty fees amounted to $398,175 and $132,449 in 1996 and 1995, respectively.

     The agreement also provides for the pro-rata allocation of certain Hyatt "allocable chain expenses" based on the relation of the Resort's total number of guest rooms to the average number of guest rooms in all Hyatt Resorts in the United States along with assessments for Gold Passport and national/regional sales promotions. A fee for the use of the Hyatt reservation system is also allocated to the Hotel. Total Hyatt expenses other than the royalty fees amounted to $501,752 and $502,658 for the years ended December 31, 1996 and 1995, respectively, and are included in Rooms and Selling, general, and administrative expenses in the accompanying statements of operations.

     The franchise agreement requires the Partnership to maintain a reserve for replacement of furniture, fixtures and equipment and those repairs and maintenance costs which are capitalizable under generally accepted accounting principles. This reserve is determined as a percentage of gross room revenues: three percent through November 1995 and four percent thereafter.

     The franchise agreement requires the significant renovation of guest rooms, corridors and other public areas to be performed every five to six years. In addition, the replacement of other furniture, fixtures and equipment, as defined in the agreement, is to occur every 10 to 12 years.

                             2301 SE 17TH ST., LTD.

(8) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            1996                    1995
                                                    --------------------    --------------------
Land and land improvements........................      $ 6,547,452             $ 6,547,452
Building and improvements.........................       18,937,564              18,396,035
Furnishings and equipment.........................        7,742,848               7,315,209
Operating equipment...............................          197,422                 189,491
                                                        -----------             -----------
                                                         33,425,286              32,448,187
Less: Accumulated depreciation....................       (4,989,415)             (3,402,512)
                                                        -----------             -----------
                                                        $28,435,871             $29,045,675
                                                        ===========             ===========

(9) LEASES:

     Leases for operating equipment are contracted under the Partnership's name. The following is a schedule of future minimum lease payments for the operating leases, with initial or remaining terms in excess of one year, as of December 31, 1996:

  1997............................................     $ 75,825
  1998............................................       48,196
  1999............................................        2,136
  2000............................................          356
  Thereafter......................................           --
                                                       --------
                                                       $126,513
                                                       ========

     Operating lease costs totaled $89,073, $92,717 and $91,820, for 1996, 1995 and 1994, respectively.

     The Resort also has various marina and long-term tenant leases. The receipts on these tenant leases are included in Telephone, retail and other. Lease income totaled $381,296, $351,006 and $347,949, for 1996, 1995 and 1994,
respectively.

     The Partnership leased a restaurant located at the Resort to an unrelated party in August 1993 for a period of 5 years beginning November 1, 1993 with four, five-year renewal options. Annual rent is $204,000 plus 7 percent of annual gross sales in excess of $3,500,000.

     Other leases for building space have been contracted with unrelated parties for operation of a spa and a yacht broker. The spa lease is for a period of three years beginning February 1, 1992 with two three-year renewal options. The lease was renewed on February 1, 1995 with annual rent of $27,336 plus five percent of gross sales. The yacht broker lease is for three years beginning January 1, 1995 with one three-year renewal option. Annual rent is $92,812.

     The following is a schedule of future minimum cash receipts for tenant operating leases with initial term in excess of one year, as of December 31, 1996:

  1997............................................     $239,373
  1998............................................      191,554
  Thereafter......................................           --

                             2301 SE 17TH ST., LTD.

(10) DEFERRED COMPENSATION PLAN:

     The Rahn Pier Mgt., Inc. offers its employees a deferred compensation plan (the "Plan") created in accordance with Internal Revenue Code Section 401(k). The Plan is available to all employees with a minimum of 21 years of age and one year of service. All of the costs are reimbursed by the Partnership.

     The Plan's participants may contribute from one percent to 14 percent of their compensation during the Plan year. Rahn Pier Mgt., Inc. matches 25 percent of the first four percent contributed by each Plan participant and effective January 1, 1996, the matched contributed percentage was increased to six percent. Rahn Pier Mgt., Inc. incurred expenses related to the Plan of $48,359, $40,791 and $45,973, in 1996, 1995 and 1994, respectively.

(11) EXCHANGE AGREEMENT:

     On December 22, 1996, the Partnership entered into a definitive exchange agreement with Florida Panthers Holdings, Inc. ("Holdings"), whereby Holdings will acquire the Partnership in exchange for 4.45 million shares of Holdings' Class A common stock. The transaction is subject to the approval of Holdings' shareholders and as of January 10, 1997, had not been finalized.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Rahn Bahia Mar, Ltd.:

     We have audited the accompanying balance sheets of Rahn Bahia Mar, Ltd. (the "Partnership", a Florida limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, partners' equity and cash flows for the years ended December 31, 1996 and 1995 and for the period from inception (June 28, 1994) to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and for the period from inception (June 28, 1994) to December 31, 1994 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  January 10, 1997.

                              RAHN BAHIA MAR, LTD.

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,653,789    $ 1,010,993
  Accounts receivable, net of allowance for doubtful
     accounts of $9,506 and $9,600 as of December 31, 1996
     and 1995...............................................      604,720        519,779
  Inventories...............................................      204,860        180,713
  Prepaid expenses and other current assets.................       63,522        124,681
                                                              -----------    -----------
     Total current assets...................................    3,526,891      1,836,166
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,311,773 and $2,381,116 as of December 31, 1996 and
  1995......................................................   28,907,213     30,005,394
OTHER ASSETS................................................      191,591        287,375
                                                              -----------    -----------
          Total assets......................................  $32,625,695    $32,128,935
                                                              ===========    ===========
                            LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   292,067    $   434,870
  Accrued liabilities.......................................      567,160        476,064
  Advance deposits..........................................      486,313        385,864
  Current portion of long-term debt.........................   15,495,000        710,000
                                                              -----------    -----------
          Total current liabilities.........................   16,840,540      2,006,798
LONG-TERM DEBT, net of current portion......................           --     15,495,000
                                                              -----------    -----------
          Total liabilities.................................   16,840,540     17,501,798
COMMITMENTS AND CONTINGENCIES (Notes 1 and 7)
PARTNERS' EQUITY:
  General Partner...........................................      157,852        146,272
  Limited Partners..........................................   15,627,303     14,480,865
                                                              -----------    -----------
          Total partners' equity............................   15,785,155     14,627,137
                                                              -----------    -----------
          Total liabilities and partners' equity............  $32,625,695    $32,128,935
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              RAHN BAHIA MAR, LTD.

                            STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                                                  (JUNE 28, 1994) TO
                                                        1996           1995       DECEMBER 31, 1994
                                                     -----------    -----------   ------------------
OPERATING REVENUES:
  Rooms..........................................    $ 6,881,263    $ 5,338,328       $1,421,161
  Yachting and marina service....................      3,870,609      4,213,381        1,995,704
  Food, beverage and banquets....................      2,686,536      1,782,380          621,207
  Telephone, retail and other....................      2,571,326      2,135,405          671,859
                                                     -----------    -----------       ----------
          Total operating revenues...............     16,009,734     13,469,494        4,709,931
COSTS AND EXPENSES:
  Rooms..........................................      1,499,432      1,294,583          572,516
  Yachting and marina service....................        765,719        996,900          536,137
  Food, beverage and banquets....................      2,104,675      1,593,065          758,372
  Telephone, retail and other....................      1,126,165      1,060,365          399,090
  Selling, general and administrative............      1,789,949      1,759,968          671,422
  Property operations, maintenance and energy
     costs.......................................      1,406,022      1,286,357          760,174
  Royalty fees, property taxes, insurance,
     etc.........................................      1,881,905      1,851,898          745,386
  Depreciation and amortization..................      1,970,770      1,848,544          593,033
                                                     -----------    -----------       ----------
          Total costs and expenses...............     12,544,637     11,691,680        5,036,130
                                                     -----------    -----------       ----------
     Income (loss) from operations...............      3,465,097      1,777,814         (326,199)
OTHER INCOME (EXPENSE):
  Interest income................................         98,126         57,983           18,288
  Interest expense...............................     (1,405,205)    (1,455,129)        (443,629)
  Loss on disposal of fixed assets...............             --         (1,991)              --
                                                     -----------    -----------       ----------
                                                      (1,307,079)    (1,399,137)        (425,341)
                                                     -----------    -----------       ----------
NET INCOME (LOSS)................................      2,158,018        378,677         (751,540)
PRO FORMA INCOME TAX BENEFIT (PROVISION) (Note
  3).............................................       (841,626)      (147,684)         293,101
                                                     -----------    -----------       ----------
PRO FORMA NET INCOME (LOSS) AFTER INCOME TAXES...    $ 1,316,392    $   230,993       $ (458,439)
                                                     ===========    ===========       ==========
NET INCOME (LOSS) ALLOCATED TO:
  General Partner................................    $    21,580    $     3,787       $   (7,515)
  Limited Partners...............................      2,136,438        374,890         (744,025)
                                                     -----------    -----------       ----------
          Total Net income (loss)................    $ 2,158,018    $   378,677       $ (751,540)
                                                     ===========    ===========       ==========

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                         STATEMENTS OF PARTNERS' EQUITY

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                   GENERAL PARTNER    LIMITED PARTNERS
                                                        (1%)               (99%)             TOTAL
                                                   ---------------    ----------------    -----------
PARTNERS' CONTRIBUTION, June 28, 1994............     $150,000          $14,850,000       $15,000,000
  Net loss.......................................       (7,515)            (744,025)         (751,540)
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1994..............      142,485           14,105,975        14,248,460
  Net income.....................................        3,787              374,890           378,677
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1995..............      146,272           14,480,865        14,627,137
  Partner Distributions..........................      (10,000)            (990,000)       (1,000,000)
  Net income.....................................       21,580            2,136,438         2,158,018
                                                      --------          -----------       -----------
PARTNERS' EQUITY, December 31, 1996..............     $157,852          $15,627,303       $15,785,155
                                                      ========          ===========       ===========

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                            STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
       FOR THE PERIOD FROM INCEPTION (JUNE 28, 1994) TO DECEMBER 31, 1994

                                                                                     PERIOD FROM
                                                                                      INCEPTION
                                                                                  (JUNE 28, 1994) TO
                                                        1996           1995       DECEMBER 31, 1994
                                                     -----------    -----------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................    $ 2,158,018    $   378,677      $   (751,540)
  Adjustments to reconcile net income (loss) to
     cash provided by operating activities --
     Depreciation and amortization...............      1,970,770      1,848,544           593,033
     Loss on disposal of fixed assets............             --          1,991                --
     Changes in assets and liabilities:
       Accounts receivable.......................        (84,941)      (143,063)         (376,716)
       Inventories...............................        (24,147)        (5,469)         (175,244)
       Prepaid expenses and other current
          assets.................................         61,159         (2,270)         (122,411)
       Other assets..............................         95,784        (44,983)         (302,522)
       Accounts payable, accrued liabilities and
          advance deposits.......................         48,742     (1,298,268)        2,595,066
                                                     -----------    -----------      ------------
          Total adjustments......................      2,067,367        356,482         2,211,206
                                                     -----------    -----------      ------------
          Net cash provided by operating
            activities...........................      4,225,385        735,159         1,459,666
                                                     -----------    -----------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............       (872,589)    (3,776,347)      (28,612,485)
                                                     -----------    -----------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt proceeds........................             --      3,553,715        13,196,285
  Long-term debt repayments......................       (710,000)      (545,000)               --
  Partners' capital contribution.................             --             --        15,000,000
  Partners' capital distribution.................     (1,000,000)            --                --
                                                     -----------    -----------      ------------
          Net cash provided by (used in)
            financing activities.................     (1,710,000)     3,008,715        28,196,285
                                                     -----------    -----------      ------------
          Net increase (decrease) in cash and
            cash equivalents.....................      1,642,796        (32,473)        1,043,466
CASH AND CASH EQUIVALENTS, beginning of period...      1,010,993      1,043,466                --
                                                     -----------    -----------      ------------
CASH AND CASH EQUIVALENTS, end of period.........    $ 2,653,789    $ 1,010,993      $  1,043,466
                                                     ===========    ===========      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.......    $ 1,405,205    $ 1,328,496      $    497,043
                                                     ===========    ===========      ============

  The accompanying notes to financial statements are an integral part of these statements.

                              RAHN BAHIA MAR, LTD.

                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     Rahn Bahia Mar, Ltd. (the "Partnership"), a Florida limited partnership, was formed and began operations on June 28, 1994 for the purpose of owning the Bahia Mar Resort and Yachting Center (the "Resort"), in Fort Lauderdale, Florida. Rahn Bahia Mar, G.P., Ltd. (the "General Partner"), a Florida limited partnership, is the general partner of the Partnership (1% owner) and engages in transactions on the Partnership's behalf. Limited partners include Rahn Bahia Mar, Inc., a Florida corporation (19.5% owner), and Bahia Mar Joint Venture, a Florida general partnership (79.5% owner). The term of the partnership agreement is 50 years and expires December 31, 2044.

     The Partnership's tax basis profits, losses and excess net cash flows, as defined by the Partnership agreement (the "Agreement"), are allocated to the partners on the basis of their respective percentage interests in the Partnership, as defined by the Agreement.

     On June 28, 1994, the Partnership entered into a license agreement with Radisson Hotels International, Inc. ("Radisson"), covering a period of 10 years. The terms of the agreement allow the Partnership to operate the Resort using the Radisson system. Annual fees payable to Radisson pursuant to the agreement range from one percent to four percent (increasing one percent each year) of the first $7,000,000 of gross room sales and five percent of gross room sales (as defined by the agreement) in excess of $7,000,000 through December 31, 1997. The remainder of the term requires fees in the amount of five percent of gross room sales.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting --

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Cash and Cash Equivalents --

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market, and consist of repurchase agreements and money market funds at December 31, 1996 and 1995.

  (c) Inventories --

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of food and beverage, marina fuel, retail merchandise and general store items.

  (d) Depreciation --

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis:

Land improvements..................................  15 years
Building and improvements..........................  40 years
Furnishings........................................   7 years

  (e) Property and Equipment --

     The Partnership's assets are carried at the lower of cost or estimated fair value. All subsequent expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

                              RAHN BAHIA MAR, LTD.

     The Partnership adopted Statement of Financial Accounting Standards No.
121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, as of January 1, 1995, and accordingly evaluates its real estate investments periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of the recorded value. If any real estate investment is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. At the date of implementation, this standard had no impact on the Partnership's financial statements.

  (f) Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (g) Fair Value of Financial Instruments --

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable and accrued liabilities, advance deposits, and other financial instruments, generally determined using the present value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

  (h) Business Risk --

     Any substantial change in economic conditions or any significant price fluctuations related to the travel and tourism industry could affect discretionary consumer spending and have a material impact on the Partnership's business. In addition, the Partnership is subject to competition from other entities engaged in the business of resort development and operation, including interval ownership, condominiums, hotels and motels.

  (i) Concentration of Credit Risk --

     The Partnership's receivables contain significant amounts due from cruise lines which are granted credit by the Partnership. The amount of such credit is determined by the Partnership's management on an individual basis.

(3) INCOME TAXES:

Provisions for federal and state income taxes have not been made in the accompanying financial statements, as the Partnership's tax basis profits and losses are allocated to the partners (see Note 1). The pro forma income tax provision in the accompanying statement of operations is presented for informational purposes as if the Partnership was a C corporation during the years for which pro forma information is presented. Such pro forma taxes have been computed on an overall estimated effective rate of 39%.

(4) RELATED PARTY TRANSACTIONS:

     Rahn Properties, Inc. ("Rahn"), provided renovation management services to the Partnership. Fees totaling $88,000 and $114,000 in 1995 and 1994, respectively, were paid to Rahn in connection with the renovation of the Hotel and are reflected in the cost of the property. The Partnership also reimbursed Rahn for various expenses incurred in performing these services including the renovation management and administrative staff salaries, telephone, utilities and postage. Reimbursements totaling $9,955 and $9,862 in 1995 and 1994, respectively, are also reflected in the cost of the property. No such fees or reimbursements were made in 1996. Included in accounts payable at December 31, 1995 are amounts due to Rahn of $8,576. No such amounts were payable at December 31, 1996.

                              RAHN BAHIA MAR, LTD.

     The Partnership has a management agreement with Rahn Bahia Mar Mgmt., Inc. ("Rahn Management") for a period of ten years ending June 30, 2004. The agreement requires a management fee of three percent of gross revenues, as defined in the management agreement, during the first eighteen months of the agreement and a two percent fee for 1996 and thereafter. Management fees paid to Rahn Management totaled $321,193, $405,261 and $141,298 in 1996, 1995 and 1994,
respectively.

     The management agreement requires Rahn Management to set aside cash from Hotel operations for the purchase, replacement and renewal of furniture, fixtures and equipment and non-routine repairs and maintenance to the building. The amount to be restricted is three percent of the Hotel's gross revenues each month during the term of the agreement. All cash was spent on its required purpose at December 31, 1996.

     Fees paid to Radisson pursuant to the license agreement with Radisson (see
Note 1) totaled $206,438 $107,127, and $13,395, in 1996, 1995 and 1994,
respectively.

(5) LONG-TERM DEBT:

     Long-term debt consists of a $15,495,000 mortgage note payable to a bank. The note bears interest at a variable rate as defined by the agreement (8.8125 percent at December 31, 1996) and is collateralized by substantially all property and equipment. In addition to the monthly interest payments, the note has monthly principal installments of $45,000 commencing in February 1995. The principal payments increased to $55,000 in August 1995 and $65,000 in August 1996. The maturity date for the note is June 30, 1997, but may be extended under a one year extension option. During the extension period, the monthly principal installments will increase to $75,000, the interest rate will increase by 1 percent and an extension fee equal to .0025 percent of the then outstanding balance will be due prior to the extension. The final balloon payment would then be due June 30, 1998.

     Capitalized interest paid in 1994 and included in the cost of the property is $53,414. Effective February 1, 1995, and continuing on the first day of each month thereafter during the term of the note, the note agreement requires the Partnership to set aside cash for the purchase, replacement and upgrade of furniture, fixtures, equipment and property in the amount of $25,000 each month. All cash was spent on its required purpose at December 31, 1996.

(6) PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                            1996                    1995
                                                    --------------------    --------------------
Land and improvements.............................      $ 8,202,702             $ 8,127,597
Buildings and improvements........................       18,149,511              17,798,505
Furnishings and equipment.........................        6,779,921               6,338,365
Operating equipment...............................           86,852                 122,043
                                                        -----------             -----------
                                                         33,218,986              32,386,510
Less: Accumulated depreciation....................       (4,311,773)             (2,381,116)
                                                        -----------             -----------
                                                        $28,907,213             $30,005,394
                                                        ===========             ===========

(7) COMMITMENTS AND CONTINGENCIES:

     The Partnership leases the Resort site under an operating lease which had a term through September 30, 2037. On January 4, 1995, the term of this lease was extended for an additional period commencing October 1, 2037 through August 31, 2062 (the "Second Extended Term"). Under the lease agreement, the Partnership is required to pay the lessor an annual rental (payable in quarterly installments) equal to the greater of a

                              RAHN BAHIA MAR, LTD.

percentage (4 percent through September 30, 2012 and 4.25 percent thereafter) of the annual gross operating revenue, as defined in the lease agreement, or a minimum annual rent payment. Minimum lease payments were $150,000 a year through September 30, 1995; effective October 1, 1995 the minimum annual rent is $300,000 payable in quarterly installments. During the Second Extended Term, the minimum annual rent shall be the greater of $300,000 or eighty percent of the average total annual rent paid during the three lease years immediately preceding the lease year for which the minimum annual rent is being calculated. Rent expense under the lease totaled $632,907 and $510,956 for the years ended December 31, 1996 and 1995, respectively, and $174,174 for the period from inception (June 28, 1994) to December 31, 1994.

     Effective October 1, 1995 and continuing annually for the remaining term of the lease, the lease agreement requires the Partnership to set aside cash for the purchase, replacement and upgrade of furniture, fixtures and equipment. The amount to be restricted is three percent of the Resort's revenues, as defined in the lease agreement. All cash was spent on its required purpose at December 31, 1996.

     The Hotel also leases certain equipment used in its operations under operating leases. Future minimum lease payments, including the property lease and operating leases, are as follows:

1997............................................     $   407,080
1998............................................         406,137
1999............................................         391,241
2000............................................         343,784
2001............................................         304,126
Thereafter......................................      18,200,000
                                                     -----------
                                                     $20,052,368
                                                     ===========

(8) DEFERRED COMPENSATION PLAN:

     Effective July 1, 1995, Rahn Management offered its employees a multi-employer deferred compensation plan (the "Plan") created in accordance with Internal Revenue Code Section 401(k). The Plan is available to all employees with a minimum of 21 years of age and one year of service. All of the costs are reimbursed by the Partnership.

     The Plan's participants may contribute from 1 percent to 14 percent of their compensation during the Plan year. Rahn Management matched 25 percent of the first 4 percent contributed by each Plan participant, prior to January 1, 1996. Effective January 1, 1996, Rahn Management matches 25 percent of the first six percent contributed by each Plan participant. Rahn Management contributed $16,002 and $9,721 to the Plan in 1996 and 1995, respectively.

(9) EXCHANGE AGREEMENT:

     On December 22, 1996, the Partnership entered into a definitive exchange agreement with Florida the Company, Inc. ("Holdings"), whereby Holdings will acquire the Partnership in exchange for 3,950,000 shares of Holdings' Class A common stock. The transaction is subject to the approval of Holdings' shareholders and, as of January 10, 1997, had not been finalized.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  Coral Springs Ice, Ltd.:

     We have audited the accompanying balance sheet of Coral Springs Ice, Ltd. (a Florida limited partnership) as of December 31, 1996, and the related statements of operations, partners' equity (deficit) and cash flows for the period from inception (February 26, 1996) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coral Springs Ice, Ltd. as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (February 26, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  February 7, 1997.

                            CORAL SPRINGS ICE, LTD.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                 ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   35,614
  Accounts receivable.......................................      62,513
  Inventories...............................................      71,847
  Prepaid expenses and other current assets.................      56,883
                                                              ----------
          Total current assets..............................     226,857
Buildings and Equipment, at cost, net of accumulated
  depreciation of $17,285...................................   6,298,340
Other Assets................................................     138,000
                                                              ----------
          Total assets......................................  $6,663,197
                                                              ==========
               LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..........................................  $  181,659
  Accrued expenses..........................................     376,684
  Deferred revenue..........................................     159,869
  Retainage payable.........................................     269,333
  Note payable..............................................   6,541,849
                                                              ----------
          Total current liabilities.........................   7,529,394
                                                              ----------
Partners' equity (deficit):
  General partner...........................................    (779,577)
  Limited partner...........................................     (86,620)
                                                              ----------
          Total partners' equity (deficit)..................    (866,197)
                                                              ----------
          Total liabilities and partners' equity
          (deficit).........................................  $6,663,197
                                                              ==========

  The accompanying notes to financial statements are an integral part of this balance sheet.

                            CORAL SPRINGS ICE, LTD.

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

Revenues....................................................  $ 149,653
Cost of revenues............................................    (49,155)
                                                              ---------
          Gross profit......................................    100,498
Selling, General and Administrative Expenses................   (966,795)
                                                              ---------
          Net loss..........................................  $(866,297)
                                                              =========

  The accompanying notes to financial statements are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                    STATEMENT OF PARTNERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

                                                        GENERAL       LIMITED
                                                        PARTNER       PARTNER         TOTAL
                                                       ---------      --------      ---------
Partners' Equity Deficit:
  Capital contribution at inception..................  $      90      $     10      $     100
  Net loss...........................................   (779,667)      (86,630)      (866,297)
                                                       ---------      --------      ---------
          Partners' deficit at December 31, 1996.....  $(779,577)     $(86,620)     $(866,197)
                                                       =========      ========      =========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 26, 1996) TO DECEMBER 31, 1996

Cash Flows From Operating Activities:
  Net loss..................................................  $  (866,297)
  Adjustments to reconcile net loss to net cash used by
     operating activities --
     Depreciation and amortization..........................       17,285
     Changes in assets and liabilities:
       Accounts receivable..................................      (62,513)
       Inventories..........................................      (71,847)
       Prepaid expenses.....................................      (56,883)
       Other assets.........................................     (138,000)
       Accounts payable.....................................      181,659
       Accrued expenses.....................................      326,684
       Deferred revenue.....................................      159,869
       Retainage payable....................................      269,333
                                                              -----------
          Net cash used in operating activities.............     (240,710)
                                                              -----------

Cash Flows From Investing Activities:
  Capital expenditures......................................   (6,315,625)
                                                              -----------
          Net cash used in investing activities.............   (6,315,625)
                                                              -----------

Cash Flows From Financing Activities:
  Proceeds from note payable................................    6,541,849
  Advances from related parties.............................       50,000
  Capital contributions.....................................          100
                                                              -----------
          Net cash provided by financing activities.........    6,591,949
                                                              -----------
          Net increase in cash and cash equivalents.........       35,614
Cash and Cash Equivalents, beginning of period..............           --
                                                              -----------
Cash and Cash Equivalents, end of period....................  $    35,614
                                                              ===========

                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            CORAL SPRINGS ICE, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1)  BACKGROUND OF THE PARTNERSHIP AND OPERATIONS:

     Coral Springs Ice, Ltd., a Florida limited partnership (the "Partnership"), was organized on February 26, 1996 with Coral Springs Ice, Inc. as the general partner as well as a limited partner and Iceland (Coral Springs) Corp. as the other limited partner. The Partnership was formed to construct, operate and manage an enclosed twin ice rink facility (the "Facility") in Coral Springs, Florida. The Facility will operate as the concessionaire under a Concession Agreement with the City of Coral Springs. The Partnership completed construction and commenced operation of the Facility in November, 1996.

(2)  SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of Accounting

     The accompanying financial statements include the accounts of the Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  (b) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (c) Inventories

     Inventories are stated at the lower of first-in, first-out cost or market. Inventories consist of hockey and figure skating retail goods and food and beverage items.

  (d) Buildings and Equipment

     The Partnership's assets are carried at the lower of cost or estimated fair value. All expenditures for improvements are capitalized. The costs of repairs and maintenance are charged to expense as incurred.

  (e) Depreciation

     The following estimated useful lives are used for depreciating property and equipment on a straight-line basis.

Building and improvements...................................   40 years
Furniture, fixtures and equipment...........................  5-7 years

  (f) Cash and Cash Equivalents

     The Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market.

  (g) Deferred Revenue

     The Partnership collects fees in advance from customers for hockey and figure skating programs and records such fees as deferred revenue. Revenue is recognized as the related services are provided.

  (h) Fair Value of Financial Instruments

     The fair values of the Partnership's financial instruments, including accounts receivable, long-term debt, accounts payable, accrued expenses and other financial instruments, generally determined using the present

                            CORAL SPRINGS ICE, LTD.

value of estimated future cash flows using a discount rate commensurate with the risks involved, approximate their carrying or contract values.

(3)  INCOME TAXES:

     No provision for income taxes is reflected in the accompanying financial statements. The partners are required to report on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership.

(4)  MANAGEMENT AGREEMENT:

     In November 1996, Real Ice Sports Facility Management, Inc. began providing management services to the Partnership for a monthly fee of $6,250 included in selling, general and administrative expenses. Coral Springs Ice, Ltd. operated under the terms of a management agreement with this company through January 1997, although the agreement was never signed.

(5)  BUILDINGS AND EQUIPMENT:

     The balance of buildings and equipment at December 31, 1996, consists of the following:

Building and improvements...................................  $5,892,195
Furniture, fixtures and equipment...........................     423,430
                                                              ----------
                                                               6,315,625
Less -- Accumulated depreciation............................     (17,285)
                                                              ----------
Building and equipment, net.................................  $6,298,340
                                                              ==========

     Included in the building costs is $269,333 of retainage. This represents the construction holdback of 5% of costs to date as per the construction contract. It will be paid to the contractor when all work is satisfactorily completed.

(6)  NOTE PAYABLE:

     The Partnership obtained a loan from Trizec Ice, Inc. (the sole owner of Coral Springs Ice, Inc.) to fund construction costs of the Facility and related costs. The outstanding loan balance ($6,678,874 as of January 31, 1997) was repaid in connection with the sale of assets (see Note 8).

(7)  CONCESSION AGREEMENT:

     The Partnership is party to a concession agreement with the City of Coral Springs which allows the Partnership to utilize city-owned land upon which the Facility is located. The term of this agreement is 49 years with an option to extend for two 25 year periods. The concession agreement requires the Partnership to pay a minimum monthly rental of $2,500 (plus six percent sales tax) to the City of Coral Springs. The agreement requires additional contingent payments that are dependent on the level of revenues. In the first five years of operations, four percent of total revenues, to the extent that this exceeds the minimum monthly charge, is payable to the City of Coral Springs each month.

(8)  SALE OF ASSETS:

     On January 31, 1997, the Partnership completed the sale of substantially all of its operating assets to Florida Panthers Ice Ventures, Inc., a wholly-owned subsidiary of Florida Panthers Holdings, Inc.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Boca Raton Hotel and Club Limited Partnership

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' deficit and of cash flows present fairly, in all material respects, the financial position of Boca Raton Hotel and Club Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Fort Lauderdale, Florida

January 29, 1997, except as to Note 12, which is as of March 20, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Partners
Boca Raton Hotel and Club Limited Partnership

     We have audited the accompanying balance sheet of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) (the Partnership) as of December 31, 1995, and the related statements of operations, changes in partners' deficit and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Boca Raton Hotel and Club Limited Partnership (A Limited Partnership) at December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

West Palm Beach, Florida
January 26, 1996

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,126   $  2,887
  Restricted cash and short-term investments................    18,887     13,671
  Accounts receivable, net of allowance for doubtful
     accounts of $412 and $50, respectively, in 1996 and
     1995...................................................    12,203     12,249
  Current portion of Premier Club promissory notes for
     membership deposits....................................     3,840      3,161
  Other current assets......................................       727        705
  Prepaid insurance.........................................     1,697      2,074
  Inventories...............................................     5,725      5,752
                                                              --------   --------
          Total current assets..............................    44,205     40,499
Premier Club promissory notes for membership deposits, less
  current portion...........................................     8,246      6,964
Property and improvements:
  Land......................................................    26,851     26,851
  Buildings and improvements................................   114,199    103,354
  Furnishings and equipment.................................    20,407     19,934
  Construction in progress..................................     6,750      4,199
                                                              --------   --------
                                                               168,207    154,338
  Less accumulated depreciation.............................   (52,479)   (49,914)
                                                              --------   --------
                                                               115,728    104,424
Deferred loan costs and other, net..........................    10,080      6,546
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

                        LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable, trade...................................  $  4,490   $  7,289
  Advance deposits..........................................     3,027      3,118
  Accrued interest payable..................................     3,296      2,559
  Accrued payroll costs and employee benefits...............     3,015      3,108
  Due to general partner....................................     3,725      5,900
  Other accounts payable and accrued expenses...............     6,102      5,654
  Deferred membership revenue...............................     7,232      6,371
  Current portion of mortgage and other loans payable.......       400      2,347
                                                              --------   --------
          Total current liabilities.........................    31,287     36,346
Mortgage and other loans payable, less current portion......   174,800    140,889
Accrued settlement costs....................................       500        950
Premier Club membership deposits and credits, net...........    55,905     49,717
Partners' deficit:
  General Partner...........................................    (2,492)    (2,249)
  Class A Limited Partners..................................   (80,067)   (65,892)
  Class B Limited Partner...................................    (1,674)    (1,328)
                                                              --------   --------
          Total Partners' deficit...........................   (84,233)   (69,469)
                                                              --------   --------
                                                              $178,259   $158,433
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1995        1994
                                                              ---------   ---------   ---------
Revenue:
  Rooms.....................................................   $ 44,856    $ 44,050    $ 41,191
  Food and beverage.........................................     34,762      32,764      32,841
  Club Membership, Retail and Other.........................     34,109      31,376      29,339
                                                               --------    --------    --------
          Total revenue.....................................    113,727   108,190..     103,371
Costs and expenses:
  Rooms.....................................................     10,913      10,228      10,038
  Food and beverage.........................................     26,363      24,814      25,136
  Club Membership, Retail and Other.........................     19,005      17,569      17,103
  Selling, general and administrative.......................     17,999      16,679      19,498
  Property operations, maintenance and energy costs.........     10,959      11,125       9,604
Other indirect costs........................................      8,911       8,041       6,799
                                                               --------    --------    --------
Total cost of revenues......................................     94,150      88,456      88,178
Depreciation and amortization...............................      6,215       6,623       7,108
                                                               --------    --------    --------
Income from operations......................................     13,362      13,111       8,085
Interest expense, net.......................................     16,562      14,909      17,382
                                                               --------    --------    --------
Loss before extraordinary item..............................     (3,200)     (1,798)     (9,297)
Extraordinary items:
  Net gain on debt restructuring............................         --      10,328       6,704
  Net (loss) on debt restructuring, including debt
     prepayment penalty of ($3,515).........................     (8,932)         --          --
                                                               --------    --------    --------
Net (loss) income...........................................   $(12,132)   $  8,530    $ (2,593)
                                                               ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                                 (IN THOUSANDS)

                                                                    CLASS A    CLASS B
                                                          GENERAL   LIMITED    LIMITED
                                                          PARTNER   PARTNERS   PARTNER    TOTAL
                                                          -------   --------   -------   --------
Partners' deficit at January 1, 1994....................  $(2,368)  $(71,606)  $(1,432)  $(75,406)
  Net loss..............................................      (52)    (2,495)      (46)    (2,593)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1994..................   (2,420)   (74,101)   (1,478)   (77,999)
  Net income............................................      171      8,209       150      8,530
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1995..................   (2,249)   (65,892)   (1,328)   (69,469)
  Distribution..........................................       --     (2,500)     (132)    (2,632)
  Net loss..............................................     (243)   (11,675)     (214)   (12,132)
                                                          -------   --------   -------   --------
Partners' deficit at December 31, 1996..................  $(2,492)  $(80,067)  $(1,674)  $(84,233)
                                                          =======   ========   =======   ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1996        1995        1994
                                                              ----------   ---------   ---------
Operating activities:
  Net income (loss).........................................   $ (12,132)   $  8,530    $ (2,593)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................       6,935       6,623       7,108
     Loss (gain) on debt restructuring......................       5,417     (10,328)     (6,704)
     Provision for settlement agreements....................         300          --       1,250
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (1,915)     (2,193)     (1,955)
       Prepaid expenses and other assets....................         354       1,146      (4,105)
       Inventories..........................................          27        (227)        703
       Accounts payable, trade..............................      (2,799)      1,998       1,265
       Advance deposits.....................................         (91)         32        (210)
       Accrued interest payable.............................         737         197       4,682
       Accrued payroll costs and employee benefits..........         (93)       (385)        898
       Other accounts payable and accrued expenses..........      (4,184)      1,669       1,569
       Deferred membership revenue..........................         861         325         535
       Premier Club Membership cash and note payments.......       6,049       3,987       5,770
       Accrued settlement costs.............................        (750)         --          --
                                                               ---------    --------    --------
       Net cash provided by (used in) operating
          activities........................................      (1,284)     11,374       8,213
                                                               ---------    --------    --------
Investing activities:
  Restricted cash and short-term investments................      (5,216)    (10,964)      1,124
  Additions to property and improvements....................     (14,829)     (4,601)     (3,454)
  Additions to construction in progress.....................      (2,551)         --          --
                                                               ---------    --------    --------
       Net cash used in investing activities................     (22,596)    (15,565)     (2,330)
                                                               ---------    --------    --------
Financing activities:
  Proceeds from increase in mortgage and other loans
     payable................................................     155,000      60,000      48,583
  Principal payments of mortgage and other loans payable....    (123,036)    (54,313)    (48,071)
  Principal payment on Banyan mortgage loans................          --      (3,500)     (1,000)
  Payment of financing costs................................      (7,345)       (725)         --
  Distributions to Limited Partners.........................      (2,500)         --          --
                                                               ---------    --------    --------
       Net cash (used in) provided by financing
          activities........................................      22,119       1,462        (488)
                                                               ---------    --------    --------
Net increase (decrease) in cash and cash equivalents........      (1,761)     (2,729)      5,395
Cash and cash equivalents at beginning of year..............       2,887       5,616         221
                                                               ---------    --------    --------
Cash and cash equivalents at end of year....................   $   1,126    $  2,887    $  5,616
                                                               =========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................   $  14,148    $ 14,710    $ 12,633
                                                               =========    ========    ========
Accrual of distribution payable to Class B Limited
  Partners..................................................   $     132    $     --    $     --
                                                               =========    ========    ========
Accrual of General Partner Fees.............................   $   2,325    $     --    $     --
                                                               =========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                  DECEMBER 31, 1996 (IN THOUSANDS OF DOLLARS)

1.  ORGANIZATION

     The Boca Raton Hotel and Club Limited Partnership (the Partnership) was formed in June 1983 under the laws of the State of Florida. The purpose of the Partnership is to purchase, own, manage and operate the Boca Raton Resort and Club, a 298-acre resort complex containing several hotel facilities with a total of 963 guest rooms. In addition, the complex includes 31 tennis courts, 2 golf courses, marina, beach club and other recreational facilities. Included within the resort is the Boca Golf and Tennis Country Club (a separate facility) (see
Note 6). The Partnership also leases the food and beverage concessions, and has contracted for golf access at the Deer Creek and Carolina country clubs.

     As of January 15, 1993, the original general partner, VMS Realty Investment Ltd. (VMSRIL), withdrew from the Partnership as general partner and was replaced by the Boca Raton Management Company, a New York general partnership (BRMC/NY). BRMC/NY was succeeded as general partner on October 1, 1993 by BRMC, L.P., a Delaware limited partnership (BRMC) (see Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting principles and practices used in the preparation of the financial statements follows:

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The Partnership prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to
(1) make estimates and assumptions that affect the reported amounts of assets and liabilities, (2) disclose contingent assets and liabilities at the date of the financial statements and (3) report amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

CASH EQUIVALENTS AND RESTRICTED CASH

     The Partnership considers all highly liquid investments with a maturity of three months or less from the date purchased to be cash equivalents. Restricted cash consists principally of escrow accounts restricted as to use and maintained in accordance with the terms of the Partnership's First Mortgage Notes. Short term investments consist primarily of repurchase agreements.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     At December 31, 1996 and 1995, the carrying amounts of cash, cash equivalents and short-term investments approximate their fair value due to their short duration to maturity. The carrying amount of the mortgages and other loans approximate their fair value.

CONCENTRATIONS OF CREDIT RISK AND MARKET RISK

     Concentration of credit risk and market risk associated with cash, cash equivalents, restricted cash and short-term investments are considered low due to the credit quality of the issuers of the financial instruments held by the Partnership and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies and other large corporations. The Partnership performs ongoing credit evaluations of its significant customers and generally does not require collateral.

PREMIER CLUB MEMBERSHIP DEPOSITS

     The Partnership classifies premier club membership deposits as an operating activity in the Statement of Cash Flows (see Note 10).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

PROPERTY, IMPROVEMENTS AND DEPRECIATION

     Property and improvements are stated at cost and are depreciated on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements..............................  15 - 30 years
Furnishings and equipment...............................   3 - 10 years

     Provision for value impairments are recorded with respect to such assets whenever the estimated future cash flows from operations and projected sales proceeds are less than the net carrying value. The Partnership implemented Statements on Financial Accounting Standards (FAS) No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective January 1, 1996. The implementation of FAS No. 121 did not have a material impact on the financial statements. Costs of major renewals and improvements which extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

INVENTORIES

     Inventories consisting of food, beverage and operating supplies are determined using the first-in, first-out method and are stated at the lower of cost or market.

DEFERRED LOAN COSTS

     Deferred loan costs, primarily loan origination and related fees, are capitalized and amortized on the straight-line basis over the terms of the respective debt, which approximates the effective interest method. Deferred loan costs are presented net of accumulated amortization. At December 31, 1996 and 1995, accumulated amortization totaled $643 and $1,320, respectively.

DEFERRED MEMBERSHIP REVENUE

     Deferred membership revenue is recognized as income ratably over the membership year commencing October 1.

RECLASSIFICATIONS

     Certain items for 1994 and 1995 have been reclassified to conform to the 1996 presentation.

PARTNERSHIP RECORDS

     The Partnership's records are maintained on the accrual basis of accounting as adjusted for federal income tax reporting purposes. The accompanying financial statements have been prepared from such records after making adjustments, where applicable, to reflect the Partnership's accounts in accordance with generally accepted accounting principles (GAAP). The net effect of these items is summarized as follows:

                                                              DECEMBER 31,
                                               ------------------------------------------
                                                       1996                  1995
                                               --------------------   -------------------
                                                 GAAP        TAX        GAAP       TAX
                                                 BASIS      BASIS      BASIS      BASIS
                                               ---------   --------   --------   --------
Total assets.................................  $ 178,259   $153,248   $158,433   $133,290
Partners' deficits:
  General Partner............................     (2,492)    (3,127)    (2,249)    (2,834)
  Class A Limited Partners...................    (80,067)  (102,207)   (65,892)   (85,631)
  Class B Limited Partner....................     (1,674)    (1,964)    (1,328)    (1,706)

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                                    YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------
                                          1996                1995               1994
                                   -------------------   ---------------   -----------------
                                     GAAP       TAX       GAAP     TAX      GAAP       TAX
                                    BASIS      BASIS     BASIS    BASIS     BASIS     BASIS
                                   --------   --------   ------   ------   -------   -------
Net income (loss):
  General Partner................  $   (243)  $   (293)  $  171   $  182   $   (52)  $  (163)
  Class A Limited Partners.......   (11,675)   (14,076)   8,209    8,767    (2,495)   (7,835)
  Class B Limited Partner........      (214)      (258)     150      161       (46)     (144)

INCOME TAXES

     No provision has been recorded for income taxes or related credits in the Partnership's financial statements as the results of operations are includable in the income tax returns of the partners. The differences between financial statement income or loss and tax income or loss relate primarily to the methods and lives used to depreciate fixed assets, the treatment of costs of the Premier Membership Program, the treatment of syndication costs and the treatment of the 1994, 1995 and 1996 debt restructurings.

3.  PARTNERSHIP AGREEMENT

     Operating profits and losses of the Partnership are allocated pursuant to the terms of the partnership agreement or in accordance with Internal Revenue Code Section 704(b). Profits and losses attributable to capital items such as a sale or refinancing are allocated among the partners in accordance with the Partnership agreement.

     Distributions of cash flows are made, subject to the participation therein of BRMC, as follows: (a) first, to the Limited Partners in an amount equal to 12% per annum (on a non-cumulative basis) of their aggregate capital contributions (95% to Class A and 5% to Class B); (b) then, to BRMC, the payment of a subordinated incentive fee, as defined in the Partnership Agreement; and
(c) then, of the balance, 98% to the Limited Partners (93.1% to Class A and 4.9% to Class B) and 2% to BRMC.

     Distributions of capital items are made as follows: (a) first, 100% to the Limited Partners until such time as each Limited Partner has received distributions sufficient to reduce their aggregate capital contribution to zero;
(b) then, 100% to BRMC until such time as BRMC has received distributions sufficient to reduce its aggregate capital contributions to zero; (c) then, to the Class A Limited Partners to the extent not previously paid from Cash Flow an amount equal to: 10% per annum of their aggregate capital contributions (on a cumulative basis from January 1, 1984); (d) then, first to the Limited Partners, 90% (85.5% to Class A and 4.5% to Class B) of the next $16,000 and then 10% of such $16,000 to BRMC; and (3) then, 70% to the Limited Partners (66.5% to Class A and 3.5% to Class B) and 30% to BRMC.

     In 1996, the Partnership made capital distributions totaling $2,500 to the Class A Limited Partners and accrued $132 for distributions to the Class B Limited Partners.

     The Partnership relies on mortgages and other loans to fund capital improvements and construction projects. The Partnership expects to meet its cash requirements through operations and the use of existing cash balances.

     As general partner, BRMC is entitled to receive the following forms of compensation and additional distributions (General Partner Compensation):

          1. A supervisory management fee, the lesser of (a) $50 per month and
     (b) 90% of the hypothetical supervisory fee formerly payable to an affiliate of VMSRIL (see Note 8).

          2. A debt restructuring fee with existing creditors, .5% of the principal amount of the Partnership's indebtedness restructured (see Note
     8).

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

          3. A debt or equity capital raising fee, 1.5% of the amount raised. To the extent any capital raised is applied to repay indebtedness, no debt restructuring fee referred to in 2 above shall be payable with respect to the portion of the indebtedness for which a capital raising fee is charged (see Note 8).

          4. A debt reduction fee, 10% of the principal amount of the debt extinguished. BRMC would receive 20% of its debt reduction fee at the closing of the debt reduction transaction, with the balance paid from (a) any excess proceeds from the refinancing of such debt, and (b) any distributions resulting from any sale or refinancing as a preference to the Limited Partners' distributions thereunder (see Note 8).

          5. A participation in cash distributions, BRMC will receive the following distributions:

                                                                     BRMC
CUMULATIVE AMOUNT DISTRIBUTED                                     PERCENTAGE
-----------------------------                                     ----------
First  $10,000..................................................       1%
Next   $10,000..................................................       2
Next   $10,000..................................................       3
Next   $10,000..................................................       4
Next   $10,000..................................................       5
Over   $50,000..................................................      10

        In the event the Limited Partners are diluted in connection with any offering of new Partnership equity, the distribution breakpoints (DBP) in the above table will be adjusted in accordance with the following formula: DBP divided by that percentage of the Partnership's equity owned by the existing Limited Partners upon completion of the financing. Notwithstanding any of the foregoing, BRMC shall receive a total share of such distributions of not less than $500. Such minimum shall not apply in the event that the Limited Partners' cumulative distributions have not exceeded Limited Partners' taxes due thereon.

        6. The foregoing elements set forth in preceding subparagraphs 2, 3, 4 and 5 are limited by the provisions of the first mortgage notes (see Note
     5).

4.  LETTERS OF CREDIT

     As of December 31, 1996 and 1995, the Partnership has two letters of credit which secure two operating leases. The letters of credit are collateralized by certificates of deposit totaling $500 which mature in August 1997 and are included in restricted cash and short-term investments.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

5.  MORTGAGES AND OTHER LOANS PAYABLE

     Various refinancing activities occurred in 1996 and can be summarized as follows:

                                                            (IN THOUSANDS)
                                                                                      TOTAL
                                        OUTSTANDING        1996                    OUTSTANDING
                                        BALANCE AT       PRINCIPAL     1996          DEBT AT
LOAN DESCRIPTION, INTEREST RATE      DECEMBER 31, 1995   PAYMENTS    NEW DEBT   DECEMBER 31, 1996
-------------------------------      -----------------   ---------   --------   -----------------
Nomura-$75,000.....................       $ 71,524        $71,524                    $    -0-
Starwood-$50,000...................         51,000         51,000                         -0-
Starwood-$500 -- 14 1/2%...........            500                                        500
RMA -- 7%..........................         10,000            300                       9,700
Senior Facility, LIBOR + 2 1/4%....                                  110,000          110,000
Subordinate Facility, 13%..........                                   20,000           20,000
Starwood-$35,000, 18.5%............         10,000                    25,000           35,000
Other..............................            212            212                         -0-
                                          --------        --------   --------        --------
                                          $143,236        $123,036   $155,000        $175,200
                                          ========        ========   ========        ========

FIRST MORTGAGE NOTES

     On August 22, 1996, the Partnership entered into an agreement with a consortium of financial institutions to borrow $130,000 primarily for the purpose of refinancing existing first mortgage notes. The agreement consists of a $110,000 Senior Facility (Senior Notes) and a $20,000 Subordinate Facility (Subordinate Notes). Both Facilities mature on August 22, 2001 and accrue interest, based on a 360 day year, payable monthly in arrears. The Senior Notes accrue interest at the lenders' base rate plus one-quarter percent (Base Rate) or LIBOR plus two and one-quarter percent (LIBOR Rate). In 1996, the Partnership selected the LIBOR Rate, averaging approximately 7.814%. The Subordinate Notes accrue interest at a fixed rate of thirteen percent. Both Facilities are secured by a first mortgage and lien on all assets held by the Partnership, except in certain circumstances where other first liens are permitted. The outstanding balance on the First Mortgage Notes at December 31, 1996 totaled $130,000.

     The Partnership is required to make quarterly principal payments of $750 on the Senior Notes commencing September 30, 1998 and increasing to $1,250 on September 30, 1999 and to $1,750 on September 30, 2000. The Partnership is required to make additional principal payments on the Senior Notes and initial principal payments on the Subordinate Notes based upon certain cash flow conditions.

     In accordance with the agreement, the Partnership deposits cash into reserve accounts which are accumulated and restricted to support future debt service, facility expansion, fixed asset replacement and real estate tax payments. Both Facilities contain significant restrictions with respect to payments to Partners and other debt holders.

     In conjunction with the refinancing, the Partnership recorded a loss on debt restructuring of $5,417 which represents the write off of debt issue costs. The Partnership paid a loan prepayment penalty of $3,515 to Nomura.

SECOND MORTGAGE NOTE

     On August 22, 1996, the Partnership entered into an agreement with an institutional lender to borrow $35,000, as evidenced by a promissory note, primarily for the purpose of the planned expansion of the Resort. The note is secured by a second mortgage and lien on all assets held by the Partnership, except in certain circumstances where other liens are permitted. At maturity, August 21, 2003, or prepayment of the note, the Partnership is required to pay an amount which will result in an annual internal rate of return to the lender of

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP eighteen and one-half percent (18.5%). Interest is payable quarterly in arrears commencing October 1, 1996 at a rate of eight percent through December 31, 1998 and fourteen and one-half percent thereafter based on a 360 day year. The Partnership accrues interest at 18.5% per annum. Additional interest and principal payments are required based on certain cash flow conditions. The outstanding balance on the Second Mortgage Note totaled $35,000 at December 31, 1996.

     The Partnership may not prepay the note prior to its third anniversary except in connection with a sale of Partnership assets to a third party. If prepayment occurs before August 23, 2001, the Partnership is required to pay an amount (Prepayment Amount) which would result in an 18.5% internal rate of return to the lender through that date. The Prepayment Amount will be reduced by the return which would result from the lenders' reinvestment of the repaid principal at the United States Treasury Notes rate plus 250 basis points, if prepayment results from sale of Partnership assets or from cash flow; or plus 150 basis points, if prepayment results from refinancing the note or sale or issuance of any ownership interest in the Partnership.

THIRD MORTGAGE NOTE

     On August 22, 1996, a note payable, which was previously secured by a first mortgage, was replaced with a third mortgage and lien on all assets of the Partnership. The note matures on September 30, 2003 and accrues interest at a fixed rate of approximately 14.52% through September 30, 1998 and at a variable rate thereafter payable quarterly in arrears. The outstanding balance on the Third Mortgage Note at December 31, 1996 totaled $500.

     The Partnership is required to make an additional payment (Final Participation Interest) upon maturity of the loan or sale of the Partnership's assets equaling the sum of $750, plus 5% of the Partnership's net asset value as calculated based on certain criteria. In the event of refinancing of the property, the Partnership is required to make a payment of 5% of the net proceeds (Interim Participation Interest). Interim Participation Interest paid will be deducted from the Final Participation Interest amount. In 1996, the Partnership paid $125 of Interim Participation Interest.

OTHER NOTES PAYABLE

     The Partnership's other notes payable represent two unsecured promissory notes with original amounts of $8,000 and $2,000 dated October 7, 1994 related to a settlement agreement whereby the Partnership terminated a 20-year management agreement. Both promissory notes mature on October 7, 2004 and accrue interest at a rate of 7% payable semi-annually in arrears.

     The $8,000 promissory note requires future principal reductions of $320 on October 7, 1997 and $400 on each October 7 from 1998 to 2003, with a balloon payment of $5,040 due at maturity. The $2,000 promissory note payable requires future principal reductions of $80 on October 7, 1997 and $100 on each October 7, from 1998 to 2003, with a balloon payment of $1,260 due at maturity. The notes include limitations on additional senior debt.

     At December 31, 1996, aggregate future maturities of mortgage and other loans payable are as follows:

1997........................................................  $    400
1998........................................................     2,000
1999........................................................     4,500
2000........................................................     6,500
2001........................................................   119,000
Thereafter..................................................    42,800
                                                              --------
                                                              $175,200
                                                              ========

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     The following schedule reflects the mortgage and loan payable balances as of December 31, 1995. Senior and subordinated notes were refinanced during 1996, as disclosed above:

                                                                  1995
                                                                --------
  A senior note secured by the $130,000 first mortgage on
     the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 8.26%. The Partnership may pay the loan in whole or
     in part at any time by paying a prepayment fee based on
     a formula.                                                 $ 71,524
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements, and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The balance at December 31, 1995 includes a
     fee of $1,000 due upon payoff of the note. The loan has
     a term of eight years and no amortization period [see
     (b) and (d) below].                                          51,000
  A subordinated note secured by the $130,000 first mortgage on the principal resort property, improvements and all
     assets and rights of the Partnership accruing interest
     at 14.52%. The note contains a provision whereby the
     lender upon the sale or refinancing of the Partnership,
     or substantially all of its assets, is entitled to an
     amount based on a certain formula [see (a) below].              500
     Other loans payable:
  A promissory note bearing interest at 14.5% per annum,
     payable quarterly commencing April 1, 1996. The note is
     collateralized by the notes receivable due from club
     members for the Premier Membership Program at December
     15, 1995 and additions thereafter (see Note 10). The
     loan matures on December 15, 2002, at which time all
     principal and any accrued unpaid interest is due. The
     principal amount due at maturity of the note includes
     an amount, in addition to principal and accrued
     interest, sufficient to provide the lender an internal
     rate of return of 18.5% per annum. [see (c) below].          10,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $240 increasing to $400 in the year 2003 with
     a balloon payment of $5,040 due October 7, 2004.              8,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. The first interest payment is
     due October 7, 1995, with subsequent payments of
     interest due semiannually commencing April 1, 1996.
     Principal payments commence October 7, 1996 in the
     amount of $60 increasing to $100 in the year 2003 with
     a balloon payment of $1,260 due October 7, 2004.              2,000
  An unsecured promissory note dated October 7, 1994 with
     interest at 7% per annum. Annual principal payments of
     $100 plus interest commence October 7, 1995.               $    100
  A note payable dated March 31, 1991 for $600 to fund the
     redevelopment and renovation of a resort restaurant.
     Principal and interest payments are made monthly over a
     five-year term at an interest rate of prime plus 2.5%
     (11.0% at December 31, 1995).                                   112
                                                                --------
                                                                 143,236
Current portion of mortgage and other loans payable               (2,347)
                                                                --------
                                                                $140,889
                                                                ========

---------------

(a) On October 11, 1994, the Partnership exercised its call option (the "1994 Refinancing") and paid $45,086 to reduce the then outstanding principal balance of $55,000 on this subordinated note to $500,

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP resulting in a gain on debt restructuring of $6,704, net of $2,710 in capitalized costs on the repaid subordinated note which were written off as a result of the restructuring.

     Also on October 11, 1994, the Partnership entered into a $48,500 subordinated note agreement with a new lender. The proceeds of the note were reduced by a $1,000 commitment fee and used to make the $45,086 payment described above and to pay accrued interest of $216 on the repaid subordinated note, resulting in net cash proceeds of $2,198.

(b) The Partnership's subordinated note in the original principal amount of $48,500 was retired on September 29, 1995 (the "1995 Refinancing"). The total principal and interest owed to the Lender under the note was $50,241. An additional Payoff Premium of $1,500 was also owed to the Lender under the note. The Partnership made a cash payment of $1,741 to the Lender for accrued interest at September 29, 1995 and refinanced $50,000 with the issuance of a $50,000 subordinated note. As a result of the 1995 Refinancing, approximately $1,696 in deferred loan costs were written off resulting in a loss on extinguishment of debt of said amount.

     In connection with the 1995 Refinancing, the Partnership paid $389 in closing costs and legal fees. These loan costs were capitalized and are being amortized on a straight line basis over the term of the loan.

(c) On December 15, 1995, the Partnership entered into a $10,000 promissory note, the proceeds of which were deposited into an escrow account. The balance in the escrow account at December 31, 1995 is $9,864 and is included in restricted cash and short-term investments in the accompanying balance sheet. The proceeds of the note are to be used for the construction of certain hotel property.

     The Note is prepayable at any time, provided that any prepayments made prior to December 15, 2000 require a prepayment fee sufficient to provide the holder an internal rate of return of 16% per annum through December 15, 2000 based upon a yield maintenance formula.

(d) The note calls for $1,000 fee due upon payoff. This fee is being accreted over the life of the loan. At December 31, 1995, included in deferred loan costs is approximately $968, which represents the $1,000 fee less accumulated accretion of $32.

     Under the terms of the senior and subordinated mortgage notes described above, certain amounts are required to be deposited in an escrow account for the purposes of paying personal and real property taxes. The balance in the personal and real property taxes account was $853 at December 31, 1995. The terms of these mortgages also require funds to be escrowed for capital repairs and replacements to the resort. The balance in the capital repair and replacement escrow account was $2,148 at December 31, 1995.

     The mortgage loan agreements include certain restrictive covenants including, among other things, the maintenance of a senior debt service ratio, as defined, of 1.75 to 1 and a subordinate debt service coverage ratio, as defined, of 1.2 to 1, restrictions on general and limited partner distributions and limitations on the incurrence of new debt.

6.  BANYAN MORTGAGE LOANS

     The Banyan mortgage loans consisted of three matured first mortgage loans collateralized by certain land (the Marina Parcel) and the Boca Golf and Tennis Country Club. At December 31, 1994, the mortgage loans had principal balances of $8,100, $10,354 and $2,031 and accrued interest totaled $4,388. During 1994 and 1995, no principal payments were made, other than as described below, and, in accordance with the terms of the agreements, interest totaling $2,419 was incurred in 1994.

     On December 29, 1994 (the Settlement Date), the Partnership entered into a settlement agreement which called for the following: (1) a payment of $1,000, which was made on November 29, 1994, and applied against outstanding principal;
(2) a payment to be made of $3,500, plus interest accrued from the Settlement Date to the date of payment, to release the Boca Golf and Tennis Country Club from the mortgage loans; and (3) a foreclosure sale on the Marina Parcel, to be held subsequent to December 31, 1994.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     On January 17, 1995, the Partnership made the $3,500 payment, plus accrued interest of $18, and on January 26, 1995, a foreclosure sale was held and the lender obtained ownership of the Marina Parcel.

     The settlement is deemed to have occurred at the time the $3,500 payment was made and the foreclosure sale was held. Accordingly, in 1995, the Partnership recognized a net gain of $12,024 consisting of $21,373 in forgiveness of principal and interest offset by a write-off of $9,349 representing the carrying value of the Marina Parcel.

     The Partnership agreed to lease the Marina Parcel from the owner for $8 per month which terminated December 1, 1996 and was subsequently extended to January 1, 1997. On January 2, 1997, the Partnership entered into an agreement with the owner for the right of partial use of the marina property. The agreement's initial term expires on September 1, 1997 and is automatically renewable upon notice, unless terminated by either property owner or the Partnership.

7.  SERVICES AGREEMENT

     The Partnership has entered into a services agreement with an individual to provide executive services. Pursuant to the agreement, the individual has agreed to serve as a director of the corporate general partner of BRMC. The term of the agreement is ten years commencing on January 1, 1993. As compensation for these services, the individual receives the following:

          1. Basic advisory fee of not less than $150 per year payable in equal monthly installments.

          2. For the first three calendar years, a guaranteed bonus equal to the greater of $35 or 2.5% of the Partnership's adjusted contract year earnings in excess of the contract year base level earnings.

          3. Complimentary Premier Club membership.

     The basic advisory fee of $150 was paid to the individual in 1994, 1995 and 1996. Cumulative bonuses totaling $107 have been accrued and are included in other accounts payable and accrued expenses at December 31, 1996.

8.  OTHER RELATED PARTY TRANSACTIONS

     As described in Note 3, BRMC is entitled to receive several forms of compensation. In respect to Note 3 subparagraph 1, the Partnership paid $600 in supervisory management fees during 1994, 1995 and 1996. In connection with Note 3 subparagraph 2, 3, 4 and 5, the following sets forth the extent of amounts owed by the Partnership to BRMC.

     Fees incurred in 1993
       Capital raising fee(1)....................................  $   1,650
       Debt reduction fee(2).....................................      1,416
                                                                   ---------
     Balance due as of December 31, 1993.........................      3,066
     Less: Payment made in 1994 in connection with balance due as
           of December 31, 1993..................................       (500)
     Plus: Fees incurred in 1994
           Capital raising fee(3)................................        728
           Debt reduction fee(4).................................      1,140
           Settlement fee(5).....................................        400
                                                                   ---------
     Balance due as of December 31, 1994.........................      4,834

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     Plus: Fees incurred in 1995
           Debt restructuring fee(6).............................        243
           Capital raising fee(7)................................        173
           Debt reduction fee(8).................................        650
                                                                   ---------
     Balance due as of December 31, 1995.........................      5,900
     Less: Payment made in 1996 in connection with balance due as
           of December 31, 1995..................................     (4,500)
     Plus: Capital raising fee incurred in 1996(9)...............      2,325
                                                                   ---------
     Balance due as of December 31, 1996.........................  $   3,725
                                                                   =========
(1)  Aggregate new money raised in 1993..........................    110,000
     Capital raising fee (@ 1.5%)................................      1,650
(2)  Original principal replaced.................................    154,908
     Less: Replacement financing.................................   (140,750)
                                                                   ---------
     Debt reduction amount.......................................     14,158
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,416
(3)  Aggregate new money raised in 1994..........................     48,500
     Capital raising fee (@ 1.5%)................................        728
(4)  Original principal replaced.................................     25,200
     Less: Loan payments.........................................     (4,500)
     Value of Marina Parcel per settlement.......................     (9,300)
                                                                   ---------
     Debt reduction amount.......................................     11,400
                                                                   =========
     Debt reduction fee (@ 10%)..................................      1,140
(5)  RMA settlement fee..........................................        400
(6)  Debt restructured in 1995...................................     48,500
     Debt restructuring fee (@ 0.5%).............................        243
(7)  Aggregate new money raised in 1995..........................     11,500
     Capital raising fee (@ 1.5%)................................        173
(8)  Original principal replaced.................................     54,500
     Less: Replacement financing payoff amount...................    (51,000)
     Plus: New money included in replacement financing...........      3,000
                                                                   ---------
     Debt reduction amount.......................................      6,500
                                                                   =========
     Debt reduction fee (@ 10%)..................................        650
(9)  Aggregate new money raised in 1996..........................    155,000
     Capital raising fee (@ 1.5%)................................  $   2,325

     Payment of the balance due BRMC at December 31, 1996 is restricted in accordance with provisions of the First Mortgage Notes. There is $25 due to the BRMC from future distribution to Limited Partners for the participation fee on the $2,500 distribution made during 1996.

     In 1994, the Partnership received $500 from an affiliate of VMSRIL for reimbursement of a percentage of shared executives' salaries and benefits and $60 for office space rental.

9.  PROFIT SHARING PLAN

     On January 1, 1987, the Partnership established the Boca Raton Hotel and Beach Club Employees Savings and Thrift Plan and Trust (the "BEST Plan"). Substantially all employees are eligible to participate

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP in the BEST Plan. The BEST Plan allows participants to contribute up to 16% of their total compensation. The Partnership is required to contribute 50% of the first 6% of the employee's earnings. The Partnership's contributions to the BEST Plan were $360, $362, and $387 for the years ended December 31, 1994, 1995, and 1996, respectively.

10.  PREMIER CLUB MEMBERSHIP DEPOSITS AND CREDITS

     During 1991, the Partnership introduced the Premier Club at the resort complex. The program requires an initial membership deposit and annual dues based on the number and type of facilities the member uses.

     Under the terms of the Premier Club, commencing in January 1991, applications for membership required a deposit of $15 ($12 for members under a prior program). The required deposit was increased to $18 as of May 1, 1992, $22 as of May 1, 1993, $25 as of May 1, 1994 and $28 as of May 1, 1995 and $30 as of May 1, 1996. As of December 31, 1996, the Partnership has recorded membership deposits of $59,287, of which $47,201 has been either received or credited. As of December 31, 1996, $1,912 of membership notes bear interest at 7% per annum and the remaining balance of $10,174 is non-interest bearing. The membership notes will be collected by 2003 as follows:

1997........................................................  $ 3,840
1998........................................................    3,327
1999........................................................    2,723
2000........................................................    1,565
2001........................................................      565
Thereafter..................................................       66
                                                              -------
                                                              $12,086
                                                              =======

     Premier Club deposits are net of a deposit credit of $3,584 and $3,462 at December 31, 1995 and 1996, respectively, granted to members of a prior membership program. The deposit credit is amortized on the interest method over 30 years. If any member paying over time suspends payments, amounts paid to date will be forfeited and recognized as income. Fully paid deposits are refundable upon the death of a member or a member's spouse and upon the expiration of the 30-year membership term (subject to renewal). The deposit is refundable upon a member's resignation from the Premier Club, but only out of the proceeds of the membership deposit of the fifth new member to join the Premier Club following refund of all previously resigned members' deposits.

11.  COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

     On August 5, 1993, the Partnership entered into agreements to lease food and beverage operations at the Deer Creek and Carolina country club facilities. The Partnership is entitled to food and beverage revenues from the operation of the facilities and is obligated to pay all employee costs, certain maintenance costs and 50% of the following: real and personal property taxes, insurance premiums and common area maintenance costs, and certain other items, in accordance with the terms of the agreements. For the years ended December 31, 1994, 1995 and 1996, rental and other expenses include net losses from these leases operations of $365, $261 and $431, respectively, which are net of food and beverage revenues totaling $5,164, $5,241 and $5,018, respectively. Included in the net losses from these operations are rent expense under the related leases of $305, $397 and $321, respectively.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

     Minimum future obligations under operating leases, in effect at December 31, 1996, for certain equipment and the Deer Creek and Carolina food and beverage operations are as follows:

1997........................................................  $1,620
1998........................................................   1,522
1999........................................................   1,386
2000........................................................     343
2001........................................................     327
Thereafter..................................................     321
                                                              ------
                                                              $5,519
                                                              ======

     Rent expense under operating leases, excluding rent expense under the Deer Creek and Carolina country club leases, totaled $566, $1,290 and $1,493 for the years ended December 31, 1994, 1995 and 1996, respectively.

     In conjunction with the closing of the First and Second Mortgage Notes, bonuses totaling $1,000 were paid to certain employees of the Partnership.

     State of Florida Department of Revenue performed audits of the Partnership's Sales and Use and Intangible taxes for the periods March 31, 1991 to December 31, 1995 and January 1, 1991 to January 1, 1995, respectively. The Partnership was assessed an additional $248 of taxes and $106 of interest. The Partnership disputes the assessments and believes it will be successful in defending its position. Accordingly, no additional liability has been accrued.

     The Partnership and KSL Recreation Corporation (KSL) entered into a settlement agreement and general release on April 24, 1996. In accordance with the settlement agreement, the Partnership agreed to pay KSL an amount totaling $1,250, in exchange for mutual releases and discharges from all actions and obligations from their respective suits. In accordance with the agreement, the Partnership paid $750 and agreed to pay $500 on or before June 30, 1998. At December 31, 1995, $950 was included in accrued settlement cost in the accompanying balance sheet.

     The Partnership is subject to various actions arising out of the operations of its business. Management is vigorously defending these actions and believes that all actions are adequately covered by insurance.

     In November 1995, the Partnership began Phase I of a planned $40,000 expansion of the Resort. At December 31, 1996, the Partnership incurred $15,148 of costs related to the expansion; $8,396 was completed in 1996 and includes building of a parking garage and tennis courts. The balance of the expansion plan encompasses construction of a new conference center, completion of a fitness center and certain other minor improvements to the Resort facilities. Construction of the new conference center commenced in September 1996. As of December 31, 1996 and in connection with the Project, the Partnership had contractual commitments for capital expenditures of $28,406 of which $1,507 is included in other accounts payable and accrued expenses in the accompanying balance sheet.

12.  SUBSEQUENT EVENTS

     On March 20, 1997, BRMC, BRMC's corporate general partner, and the Partnership entered into a Contribution and Exchange Agreement with Florida Panthers Holdings, Inc. (Panthers) and Panthers BRHC Limited to convey substantially all of the assets and liabilities of the Partnership in exchange for cash and ownership interests (as defined in the agreement) in Florida Panthers Holdings, Inc. This exchange of interests, which is subject to approval of the limited partners of the Partnership and the shareholders of Panthers, has an agreed-upon value of approximately $325,000 and is to close within five days of registering Panthers BRHC Limited shares and Panthers shares and warrants under the Securities Act of 1933 and under applicable state securities law.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              MARCH 31,    DECEMBER 31,
                                                              ---------    ------------
                                                                1997           1996
                                                              ---------    ------------
                                                              (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,736       $  1,126
  Restricted cash and short-term investments................    28,005         18,887
  Accounts receivable, net of allowance for doubtful
     accounts of $397 and $412, respectively, at March 31,
     1997 and December 31, 1996.............................    11,689         12,203
  Current portion of Premier Club promissory notes for
     membership deposits....................................     3,892          3,840
  Other current assets......................................       970            727
  Prepaid insurance.........................................     1,489          1,697
  Inventories...............................................     5,773          5,725
                                                              --------       --------
          Total current assets..............................    53,554         44,205
Premier Club promissory notes for membership deposits, less
  current portion...........................................     8,131          8,246
Property and improvements:
  Land......................................................    26,851         26,851
  Buildings and improvements................................   114,199        114,199
  Furnishings and equipment.................................    20,407         20,407
  Construction in progress..................................     9,335          6,750
                                                              --------       --------
                                                               170,792        168,207
  Less accumulated depreciation.............................   (54,003)       (52,479)
                                                              --------       --------
                                                               116,789        115,728
Deferred loan costs and other, net..........................     9,620         10,080
                                                              --------       --------
                                                              $188,094       $178,259
                                                              ========       ========

                           LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable, trade...................................  $  5,791       $  4,490
  Advance deposits..........................................     2,511          3,027
  Accrued interest payable..................................     4,466          3,296
  Accrued payroll costs and employee benefits...............     2,674          3,015
  Due to general partner....................................     3,725          3,725
  Other accounts payable and accrued expenses...............     6,746          6,102
  Deferred membership revenue...............................     4,936          7,232
  Current portion of mortgage and other loans payable.......       400            400
                                                              --------       --------
          Total current liabilities.........................    31,249         31,287
Mortgage and other loans payable, less current portion......   174,800        174,800
Accrued settlement costs....................................       500            500
Premier Club membership deposits and credits, net...........    58,011         55,905
Partners' deficit:
  General Partner...........................................    (2,337)        (2,492)
  Class A Limited Partners..................................   (72,593)       (80,067)
  Class B Limited Partner...................................    (1,536)        (1,674)
                                                              --------       --------
          Total Partners' deficit...........................   (76,466)       (84,233)
                                                              --------       --------
                                                              $188,094       $178,259
                                                              ========       ========

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Rooms.....................................................   $18,523    $17,593
  Food and beverage.........................................    10,443     10,582
  Club Membership, Retail and Other.........................    10,664      9,454
                                                               -------    -------
          Total revenues....................................    39,630     37,629
Cost of Revenue:
  Rooms.....................................................     3,194      3,126
  Food and beverage.........................................     7,545      7,356
  Club Membership, Retail and Other.........................     5,772      5,142
  Selling, general and administrative.......................     4,334      4,270
  Property maintenance and energy costs.....................     2,444      2,555
  Other indirect costs......................................     2,007      2,369
                                                               -------    -------
          Total cost of revenue.............................    25,296     24,818
Depreciation and amortization...............................     1,559      1,391
Operating income............................................    12,775     11,420
Interest expense, net.......................................     5,008      3,903
Profit before extraordinary items...........................     7,767      7,517
                                                               -------    -------
Net income..................................................   $ 7,767    $ 7,517
                                                               =======    =======

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                FOR THE THREE
                                                                MONTHS ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                                 (UNAUDITED)
Operating activities:
  Net income................................................  $ 7,767   $ 7,517
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,938     1,444
     Changes in operating assets and liabilities:
       Accounts receivable..................................      514    (2,064)
       Prepaid expenses and other assets....................      (35)     (622)
       Inventories..........................................      (48)      (82)
       Accounts payable, trade..............................    1,301    (1,265)
       Advance deposits.....................................     (517)     (275)
       Accrued interest payable.............................    1,170       540
       Accrued payroll costs and employee benefits..........     (341)       87
       Other accounts payable and accrued expenses..........      644     1,106
       Deferred membership revenue..........................   (2,296)   (1,705)
       Premier Club Membership cash and note payments.......    2,216     1,206
                                                              -------   -------
       Net cash provided by operating activities............   12,313     5,887
                                                              -------   -------
Investing activities:
  Restricted cash and short-term investments................   (9,118)    2,002
  Additions to construction in progress.....................   (2,585)   (2,183)
                                                              -------   -------
       Net cash used in investing activities................  (11,703)     (181)
                                                              -------   -------
Financing activities:
  Principal payments of mortgage and other loans payable....       --      (482)
                                                              -------   -------
       Net cash used in financing activities................       --      (482)
                                                              -------   -------
Net increase in cash and cash equivalents...................      610     5,224
Cash and cash equivalents at beginning of period............    1,126     2,886
                                                              -------   -------
Cash and cash equivalents at end of period..................  $ 1,736   $ 8,110
                                                              =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................  $ 3,447   $ 3,307
                                                              =======   =======

   The accompanying notes are an integral part of these financial statements.

                 BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements of Boca Raton Hotel and Club Limited Partnership (the "Partnership") as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for the interim periods presented are not indicative of the results that can be expected for a full year.

2. COMMITMENTS AND CONTINGENCIES

     On March 20, 1997, BRMC, corporate general partner of BRMC, L.P., and the Partnership entered into a Contribution and Exchange Agreement with Florida Panthers Holdings, Inc. (Panthers) and Panthers BRHC Limited to convey substantially all of the assets and liabilities of the Partnership in exchange for cash and ownership interests (as defined in the agreement) in Florida Panthers Holdings, Inc. This exchange of interests, which is subject to approval of the limited partners of the Partnership and the shareholders of Panthers, had an agreed-upon value of approximately $325,000 and is to close within five days of registering Panthers BRHC Limited shares and Panthers shares and warrants under the Securities Act of 1933 and under applicable state securities law.

3. SUBSEQUENT EVENT

     On April 3, 1997, the Partnership sold approximately 7 acres of land that formed part of the Resort Golf Course for $6,675,000. The proceeds from this sale will be used to completely reconstruct the Golf Course and provide additional working capital. The estimated cost of the project is approximately $6,000,000. Construction began on April 21, 1997 and is anticipated to be ready for play December 15, 1997.

                                    ANNEX A

                              AMENDED AND RESTATED
                      CONTRIBUTION AND EXCHANGE AGREEMENT
                           (BOCA RATON HOTEL & CLUB)

     This Contribution and Exchange Agreement (this "Agreement") is entered into as of March 20, 1997 by and among FLORIDA PANTHERS HOLDINGS, INC., a Florida corporation ("Panthers"); PANTHERS BRHC LIMITED, a Florida limited partnership ("Panthers BRHC Limited"); BOCA RATON HOTEL AND CLUB LIMITED PARTNERSHIP, a Florida limited partnership ("Partnership"); BRMC, L.P., a Delaware limited partnership ("General Partner") and BRMC CORPORATION, a Delaware corporation and general partner of the General Partner ("BRMC").

                                    RECITALS

     The Board of Directors of Panthers has determined that it is in the best interests of Panthers shareholders for Panthers to acquire, directly or indirectly, all of the assets of the Partnership and the General Partner has determined on behalf of the Partnership that it is in the best interests of the Partnership and its limited partners to transfer all its assets to Panthers BRHC Limited as provided herein.

                               TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE EXCHANGE

     1.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereunder ("Closing") shall take place on a date which is on or about five (5) business days after satisfaction or waiver of the conditions set forth in Articles VI and VII, at the offices of Panthers' counsel, Akerman, Senterfitt & Eidson, P.A., Miami, Florida, or such other time and place as the parties may otherwise agree, it being the intent of the parties to close as promptly as practicable. The date on which the Closing occurs is hereinafter referred to as the Closing Date.

     1.2 Partnership's Contribution of Assets. The Partnership shall convey, transfer, assign and deliver to Panthers BRHC Limited at the Closing on the terms and subject to the conditions set forth in this Agreement, all of its assets, properties and business of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (except those assets of the Partnership which are specifically excluded as provided in Section 1.3 hereof) as shall exist on the Closing Date (collectively, the "Contributed Assets"). Without limiting the generality of the foregoing, the Contributed Assets shall include the following:

          (a) all right, title and interest of the Partnership in and to the Owned Property (as defined in Section 3.11 hereof) and as lessee under any leases covering the properties leased by the Partnership;

          (b) all machinery, equipment, tools, supplies, leasehold improvements, constructions in progress, furniture and fixtures located at or on any parcel of the Owned Property or leased premises;

          (c) all inventory of the Partnership;

          (d) all receivables of the Partnership, including without limitation, all trade accounts receivable, notes receivable, and receivables from insurance companies, service contract providers and any other vendors or suppliers of the Partnership (whether on accounts owed as incentive payments or otherwise), but excluding any receivables due from any Affiliate of the Partnership or any Partner of the Partnership which shall be paid or satisfied prior to the Closing;

          (e) all of the interests, rights and benefits accruing to the Partnership under any sales contracts, supply contracts, service agreements, purchase orders and purchase commitments made by the Partnership in the ordinary course of business, all other agreements to which the Partnership is a party or by which it is bound and all other choses in action, causes of action and other rights of every kind of the Partnership;

          (f) all operating data and records of the Partnership, including without limitation, customer lists and records, financial, accounting and credit records, correspondence, budgets and other similar documents and records;

          (g) all of the proprietary rights of the Partnership, including without limitation, all trademarks, trade names, patents, patent applications, licenses thereof, trade secrets, technology, knowhow, formulae, designs and drawings, computer software, slogans, copyrights, processes, operating rights, other licenses and permits and other similar intangible property and rights relating to the products or business of the Partnership;

          (h) all cash and cash equivalents and investments, whether short-term or long-term, of the Partnership, including without limitation, certificates of deposit, treasure bills and securities;

          (i) all prepaid and deferred items of the Partnership, including without limitation, prepaid rentals, insurance, taxes and unbilled charges and deposits relating to the operations of the Partnership; and

          (j) all right, title and interest of the Partnership in and to any other intangible property of the Partnership.

     1.3 Excluded Assets. The Contributed Assets shall exclude the following assets of the Partnership: (i) the Exchange Rights (as defined in Section 1.8(i)) and the Panthers Warrants (as defined in Section 1.8(j)), and the Fee Shares (as defined in Section 1.8(i)) and the rights of the Partnership under this Agreement; (ii) the minute books and partnership interest transfer records of the Partnership; and (iii) those assets set forth on Exhibit "A" attached hereto ("Sold Assets"), which shall be sold by the Partnership to Panthers, or its designee, at closing in consideration of the Exchange Rights and the Panthers Warrants and the Fee Shares.

     1.4 Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales contract, supply contract, service agreement or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of Panthers BRHC Limited thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of Panthers BRHC Limited thereunder so that Panthers BRHC Limited would not in fact receive all such rights, the Partnership, the General Partner and BRMC shall cooperate, to the best of their ability, but at the cost and expense of Panthers BRHC Limited without reduction of the purchase price calculated under Section 1.8(i), with Panthers BRHC Limited to the extent necessary to provide for Panthers BRHC Limited the benefits under such claim, contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Panthers BRHC Limited of any and all rights of the Partnership against a third party thereto arising out of the breach or cancellation by such third party or otherwise. The provisions of this Section 1.4 shall not affect or modify any other rights of Panthers BRHC Limited under this Agreement.

     1.5 Panthers Contribution of Assets. At or prior to the Closing, Panthers, or its designees, shall contribute or cause to be contributed to Panthers BRMC Limited ((a), (b) and (c) below being referred to as the "Panthers Capital Contribution"):

          (a) Cash in an amount sufficient to pay off in full at the Closing Date the obligations of the Partnership set forth on Schedule 1.5 attached hereto;

          (b) At the written election of BRMC, which shall be delivered within five (5) days prior to the Closing Date, cash or 141,232 shares (adjusted, as appropriate, for any stock split, reverse stock split, stock dividend or "Special Transaction" generally in accordance with the provisions of Exhibit "B" attached hereto) of the Class A common stock of Panthers, par value $.01 per share ("Panthers Common Stock") to satisfy the $3.725 million Partnership's deferred fee obligations to BRMC; and

          (c) The Sold Assets, which the parties agree will have a value of $30 million.

     That portion of the Panthers Capital Contribution described in clause (a) shall be determined with reference to the payoff letters required by Section
5.17 hereof. For purposes of Panthers BRHC Limited's partnership agreement, the Panthers Capital Contribution shall also include: (i) the aggregate value of any Panthers Common Stock issued upon exercise of any options granted to those persons referred to in Section 6.8 hereof; (ii) any cash contributed to pay off the $110 Million Senior Facility under the Loan Agreement ("Senior Facility"), when and if permitted hereunder and under Panthers BRHC Limited's partnership agreement; (iii) any additional cash contributed by Panthers to Panthers BRHC Limited to pay transaction costs and expenses under Section 5.20 hereof, and
(iv) any other non-reimbursable expenses of Panthers BRHC Limited paid by Panthers and additional cash contributed to the equity of Panthers BRHC Limited.

     1.6 Assumed Liabilities. Panthers BRHC Limited shall at the Closing assume and agree to pay, discharge, and perform when lawfully required all of the obligations, duties and liabilities of the Partnership whether absolute or contingent, known or unknown. The obligations, duties and liabilities assumed by Panthers BRHC Limited pursuant to this Section 1.6 shall be referred to as the "Assumed Liabilities."

     1.7 No Expansion of Third Party Rights. The assumption by Panthers BRHC Limited of the Assumed Liabilities, the transfer thereof by the Partnership, and the limitations of such transfer shall in no way expand the rights or remedies of any third party against Panthers BRHC Limited or the Partnership as compared to the rights and remedies which such third party would have against the Partnership had Panthers BRHC Limited not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Panthers BRHC Limited of the Assumed Liabilities shall not create any third party beneficiary rights.

     1.8 Procedure at the Closing. At the Closing, the parties agree that the following shall occur:

          (a) Panthers (or its designee) and the Partnership shall enter into a partnership agreement for Panthers BRHC Limited, the form of which shall be agreed upon no later than thirty (30) days from the date of this Agreement; provided however, that such agreement shall provide that:

             (i) Affiliates of Panthers will be the managing General Partner of Panthers BRHC Limited and the holder of a limited partnership interest therein (the "Panther Interest");

             (ii) The Partnership shall acquire a non-managing general partnership interest ("Boca LP Interest") in exchange for the Contributed Assets;

             (iii) Cash from operations determined by the managing general partner to be available for distribution will be distributed (x) first to the holders of the Panther Interest in payment of a profit share equal to 15% per annum, cumulative and compounded, on the "Base Amount," which shall equal the Panthers Capital Contributions, and (y) next in proportion to each of the partner's percentage interests in Panthers BRHC Limited (the "Contribution Ratio"); provided, however, that if any taxable income is allocated to the Partnership, cash equal to 40% of such taxable income will be distributed to the Partnership; the initial Contribution Ratio for the holders of the Panther Interest for the first fiscal year ending after the Closing Date, expressed as a percentage, will be determined by dividing (A) by (B). (A) equals the Capital Contributions made by holders of the Panther Interest, which for the first fiscal year will be determined as of forty-five days after the Closing Date. (B) equals the sum of (A) plus the initial capital account credit of the Partnership, which shall equal the dollar amount specified in Section 1.8(i), less the value of the Sold Assets. The Contribution Ratio shall be re-determined when Panthers or the Partnership contribute additional capital to Panthers BRHC Limited. In such case, (A) will equal the Capital Contributions made by the holders of the Panther Interest. (B) will equal the sum of (x)(A), (y) the initial capital account credit of the Partnership and (z) additional capital, if any, contributed to the equity of Panthers BRHC Limited by the Partnership.

             (iv) Cash from any sale or refinancing or other capital transactions determined by the managing general partner of Panthers BRHC Limited to be available for distribution will be distributed (1) first to the holders of the Panther Interest in payment of their unpaid profit share on the Base Amount, (2) next to the holders of the Panther Interest in repayment of their capital accounts, (3) next in payment of the capital account of the Partnership and (4) next in accordance with the Contribution Ratio;

             (v) Taxable income and loss will generally be allocated in accordance with the Contribution Ratio except that the Panther Interest will be specially allocated a profit share on the Base Amount;

             (vi) The Partnership will have no voting rights under the limited partnership agreement, except that for so long as Persons other than Panthers (or its designees) own more than 51% of the limited partnership interests of the Partnership, the Partnership, after due and proper notice, shall have the right: (1) to approve any amendment (unless such amendment will not have a material adverse impact on the Partnership) to the partnership agreement of Panthers BRHC Limited (the provisions of Section 5.13 hereof will be included in the partnership agreement); (2) to approve any sale of all or substantially all of the Contributed Assets of Panthers BRHC Limited prior to January 1, 2001; provided however, if prior to January 1, 2001, Panthers Common Stock closes at an average price of $52.75 for five consecutive trading days on the NASDAQ Stock Market, the Partnership shall have no right to approve any sale of all or substantially all of the Contributed Assets; (3) to consult with the managing general partner to develop an annual budget provided, however, that the managing general partner will have the sole authority to approve such budget; and (4) to consult with the managing general partner regarding the renewal or termination of employment agreements between Panthers BRHC Limited and Operating Management employees;

             (vii) An affiliate of Panthers shall have the right to manage the Owned Property for a management fee equal to 3% of the gross revenues of Panthers BRHC Limited;

             (viii) At any time on or after January 31, 2001, Panthers (or its designee) shall have the right to acquire, for cash, all or a portion of the partnership interests of the Partnership in Panthers BRHC Limited at a price equal to the Fair Market Value of the partnership interest being acquired. The Fair Market Value of a partnership interest shall be calculated as set forth on Exhibit "C" attached hereto. The acquisition shall be automatically effected by Panthers after thirty days prior written notice to the Partnership;

             (ix) For federal income tax purposes, the Partnership is subject to
        Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to its transfer of assets to Panthers BRHC Limited. Panthers agree to cause Panthers BRHC Limited to elect the remedial allocation method specified in Treasury Regulation Section 1.704-3(d). Panthers shall allocate the book value of the Contributed Assets to each asset or class of assets provided such allocation does not cause or create on the Closing Date income to the Partnership under Sections 752 and 731 of the Code;

             (x) At the option of Panthers, Panthers BRHC Limited shall make an election under Section 754 of the Code. At the request of Panthers, the Partnership shall make timely election under Section 754 of the Code for the taxable year ending on the Closing Date, and any other taxable year of the Partnership following its termination under Section 708(b)1)(B) of the Code;

             (xi) The partnership agreement will allow the holders of the Panther Interest to cause after January 31, 2001, a tax termination of Panthers BRHC Limited under Section 708(b)(1)(B) even if such action creates an adverse effect to the Partnership;

             (xii) The general partnership interest of the Partnership in Panthers BRHC Limited will not be transferable, other than to Panthers and its Affiliates;

             (xiii) Panthers may admit additional limited partners to Panthers BRHC Limited in return for capital contributions and/or grant lenders participation rights in the profits of Panthers BRHC Limited, subject to
        Section 5.13 and provided that any dilution of partnership interests resulting therefrom shall be proportionate between the Partnership and the holders of the Panther Interests;

             (xiv) The Panther Interest which is a limited partnership interest in Panthers BRHC Limited may be transferred. The Panther Interest which is a general partnership interest may be transferred to a Panthers Affiliate, or to a non-Affiliate with the consent of the Partnership. Any transfer causing a tax termination of Panthers BRHC Limited under
        Section 708(b)(1)(B) of the Code on or before January 31, 2001, shall be prohibited unless there are no material adverse tax consequences to the Partnership or its partners;

             (xv) Panthers, or its designee, may elect to borrow from Panthers BRHC Limited, and upon such election Panthers BRHC Limited shall loan to Panthers, or its designee, the proceeds of any financing or refinancing of the Contributed Assets and Sold Assets ("Refinancing") on terms and conditions equal to those of the Refinancing; and

             (xvi) The partnership agreement will also contain other standard terms, including customary indemnification provisions in favor of the direct and indirect general partners of Panthers BRHC Limited and payment by Panthers BRHC Limited to the Partnership of an administrative fee to reimburse the Partnership for certain of its expenses.

          (b) The Partnership shall have satisfied each of the conditions set forth in Article VI and shall deliver to Panthers BRHC Limited the documents, certificates, opinions, consents and letters required by Article VI, unless waived by Panthers.

          (c) Panthers and Panthers BRHC Limited shall have satisfied each of the conditions set forth in Article VII and shall deliver to the Partnership the documents, certificates, consents and letters required by
     Article VII, unless waived by the Partnership.

          (d) The Partnership shall deliver to the Panthers BRHC Limited such warranty deeds, bills of sale, endorsements, assignments, releases and other instruments and documents (including certificates and resolutions) in such form as is reasonably satisfactory to Panthers BRHC Limited and as shall be sufficient to vest in Panthers BRHC Limited (or its assignee) good and marketable title to the Contributed Assets.

          (e) Panthers BRHC Limited shall deliver to the Partnership instruments, in such form as is reasonably satisfactory to the Partnership and as shall be sufficient to effect the assumption by Panthers BRHC Limited of the Assumed Liabilities.

          (f) Panthers, Panthers BRHC Limited and the Partnership shall execute and deliver a cross-receipt acknowledging receipt of the Contributed Assets, the Sold Assets, the Exchange Rights (defined below), the Panthers Warrants (defined below) and the Fee Shares (defined below).

          (g) The Partnership shall deliver to Panthers BRHC Limited payoff and estoppel letters in accordance with Section 5.17, and Panthers BRHC Limited shall pay off in full the debt referred to in Schedule 1.5 hereof.

          (h) The Partnership shall pay the expenses referred to in Section 5.20 out of a portion of the cash contributed under Section 1.5(a).

          (i) Partnership shall sell to Panthers (or its designee) the Sold Assets set forth on Exhibit "A" in consideration of delivery of the Exchange Rights and Warrants described below, as well as a number of Shares of Panthers Common Stock (the "Fee Shares") necessary to satisfy the Partnership's obligations to pay certain fees to (i) the holder of the third mortgage on the Partnership's assets, (ii) Temple Development Company and (iii) Operating Management, as shall be designated by the General Partner prior to Closing. Panthers shall deliver an Exchange Agreement ("Exchange Agreement") to the Partnership, granting to the Partnership (or to the Partnership's partners) rights ("Exchange Rights") to acquire, in exchange for all of the partnership interests in the Partnership, an aggregate number of shares (rounded to the nearest whole share) of Panthers Common Stock (the "Panthers Shares" and each, a "Panthers Share") determined by dividing (i) the difference between Three Hundred Twenty Million Dollars ($320,000,000) minus (w) the value of the Fee Shares (determined using the Price per Share, but subject to the anti-dilution provisions set forth on Exhibit "B" attached hereto), minus
     (x) the outstanding principal balance, and any accrued and unpaid interest thereon that is past due as of the Closing Date, under the $110 Million Senior Facility evidenced by the Loan Agreement, minus (y) the amount of cash contributed under Section 1.5(a) (other than the amount contributed to cover expenses as set forth in Schedule 1.5, subsection (vii) and Schedule 5.20), minus (z) Three Million Seven Hundred Twenty-Five Thousand Dollars; by (ii) $26.375 (the "Price per Share"). In no case shall the number of Fee Shares and the number of Panthers Shares underlying the Exchange Rights exceed that number of shares determined in the preceding sentence without regard to clause (w). The number of Panthers Shares shall be reserved by Panthers for issuance under the Exchange Agreement and shall be subject to the anti-dilution provisions set forth on Exhibit "B" attached hereto. The Exchange Agreement shall provide: (a) for the mechanics of the exchange;
     (b) that in the event the sale of all or substantially all of the Contributed Assets is consummated prior to exercise of any Exchange Rights, upon notice to the holders of the Exchange Rights, the Exchange Rights shall expire; (c) that Exchange Rights to acquire an amount of Panthers Common Stock with a fair market value at Closing equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (as determined pursuant to Section 9.3(d) below) shall be held back ("Held Back Interests") subject to the provisions of Article IX hereof; (d) after due and proper notice that any partnership interest in the Partnership so exchanged shall be transferred to a designee of Panthers; and (e) that, after due and proper notice, the Exchange Rights shall expire at January 31, 2001.

          (j) Panthers shall deliver to the Partnership, registered in the name of the holders specified by the Partnership in writing not less than five
     (5) business days prior to Closing, an aggregate number of warrants to acquire a number of shares of Panthers Common Stock equal to twenty (20%) percent of the number of Fee Shares and the number of Panthers Shares issued pursuant to the second sentence of Section 1.8(i) above ("Panthers Warrants"). The Panthers Warrants shall be exercisable at a price of $29.01 per share. Fifty (50%) percent of the Panthers Warrants shall expire on December 31, 1998 and the remaining fifty (50%) percent of the Panthers Warrants shall expire on December 31, 1999. The number of Panthers Warrants shall be subject to the anti-dilution provisions set forth in Exhibit "B" attached hereto.

     1.9 Filing of Documents. At the time of the Closing, the parties shall cause to be filed with the Secretary of State of the State of Florida any documents that Panthers or Panthers BRHC Limited determines to be required to lawfully effect the purposes of this Agreement.

     1.10 Tax Treatment. The parties hereto acknowledge and agree that the receipt of the non-managing general partnership interest in Panthers BRHC Limited by the Partnership contemplated hereby is intended to be a tax-free transaction under Section 721 of the Code.

     1.11 Option to Acquire General Partner's Interest in the Partnership. The General Partner does hereby grant to Panthers the option to acquire, directly or through its designee and exercisable upon the earlier of January 15, 2001 or at such time as all of the Exchange Rights have been exercised, its general partnership interest in the Partnership for $1.00 ("Option"). The Option shall not expire unless waived in writing by Panthers. The General Partner shall transfer its general partnership interest to Panthers' designee within five days after Panthers' written notice to General Partner that it is electing to exercise the Option.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                  OF PANTHERS

     As a material inducement to the Partnership to enter into this Agreement and to consummate the transactions contemplated hereby, Panthers and Panthers BRHC Limited make the following representations and warranties to the
Partnership:

     2.1 Corporate Status. Panthers is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Panthers has the requisite power and authority to carry on its business and to own or lease its properties. Panthers BRHC Limited is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida. Panthers BRHC Limited has the requisite power and authority to carry on its business and to own or lease its properties.

     2.2 Corporate Power and Authority. Panthers and Panthers BRHC Limited each have the power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. Other than Panthers obtaining shareholder approval, each of Panthers and Panthers BRHC Limited have taken all action necessary to authorize its execution and delivery of this Agreement, and the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby.

     2.3 Enforceability. This Agreement has been duly executed and delivered by Panthers and Panthers BRHC Limited and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 Exchanged Securities. Upon consummation of the transactions contemplated hereunder, the Panthers Warrants will be validly issued. Upon exercise of any Exchange Rights under the Exchange Agreement for Panthers Shares, and the issuance and delivery of certificates representing the Panthers Shares to the holders of the Exchange Rights, the Panthers Shares will be validly issued, fully paid and non-assessable shares of Panthers Common Stock. Upon exercise of the Panthers Warrants, and payment of the exercise price with respect thereto, the shares of Panthers Common Stock issued thereunder will be validly issued, fully paid and non-assessable.

     2.5 No Commissions. Panthers has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     2.6 No Violation. The execution and delivery of this Agreement by Panthers and Panthers BRHC Limited and the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not: (a) contravene any provision of the articles of incorporation or bylaws of Panthers or the Partnership Agreement or Certificate of Limited Partnership of Panthers BRHC Limited; (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Panthers or Panthers BRHC Limited; (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Panthers or Panthers BRHC Limited; (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Panthers or Panthers BRHC Limited; or (e) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any applicable filings required under the HSR Act, any SEC filings required to be made by Panthers, any SEC and state filings contemplated hereby, and any filings required to be made in connection with the transfer of the licenses and permits contemplated hereunder as part of the Contributed Assets and the Sold Assets.

     2.7 SEC Filings. From November 8, 1996 through the date hereof, Panthers has duly and timely filed with the SEC all reports, proxy statements and other information required to be filed by it under the Exchange Act (the "SEC Filings"). The SEC Filings, at the time of filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Filings, since November 8, 1996 to the date hereof, there has not been any Material Adverse Change in the business, financial position or results of operations of Panthers. The Registration Statement and Prospectus to be filed pursuant to Article VIII hereof at the time of filing will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     2.8 Capitalization. As of the date hereof, the authorized capital stock of Panthers consists of 100,000,000 shares of Panthers Common Stock (which number includes 2,600,000 shares of Panthers Common Stock reserved for issuance under the Panthers' 1996 Stock Option Plan) and 10,000,000 shares of Class B common stock, par value $.01 per share. Panthers has no shares of preferred stock authorized. As of March 4, 1997: (a) 23,648,444 shares of Panthers Common Stock, which number does not include 920,440 shares of Panthers Common Stock which are subject to granted but currently unexercisable options, were validly issued and outstanding, fully paid and nonassessable, and (b) 255,000 shares of Panthers Class B Common Stock were validly issued and outstanding, fully paid and nonassessable. As of the Closing Date, the number of shares of Panthers Common Stock equal to the aggregate number of shares of Panthers Common Stock underlying the Exchange Rights and the Panthers Warrants will be reserved for issuance upon exercise of the Exchange Rights and upon exercise of the Panthers Warrants.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF THE
                   PARTNERSHIP, THE GENERAL PARTNER AND BRMC

     As a material inducement to Panthers and to Panthers BRHC Limited to enter into this Agreement and to consummate the transactions contemplated hereby, the Partnership, the General Partner and BRMC make the following representations and warranties to the Panthers and Panthers BRHC Limited:

     3.1 Partnership's Organization. (i) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida, and (ii) the character of the properties owned or leased by Partnership and the nature of Partnership's business do not require it to be qualified and in good standing in any other state.

     3.2 General Partner's and BRMC's Organization. General Partner is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business under the laws of the State of Florida. BRMC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business under the laws of the State of Florida. General Partner is the sole general partner of Partnership and BRMC is the sole general partner of General Partner.

     3.3 Subsidiaries. Except as set forth on Schedule 3.3 hereof, the Partnership does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

     3.4 Power and Authority. The Partnership has partnership power and authority, as applicable, to: (i) to conduct its business as now conducted; (ii) execute and deliver this Agreement, and (iii) subject to obtaining appropriate limited partner consents required by its partnership agreement, close the transactions contemplated by this Agreement. Each of the General Partner and BRMC has full partnership or corporate power and authority to authorize and consent to the execution and delivery by the Partnership of this Agreement, and, subject to obtaining appropriate consents of the limited partners of the Partnership and the General Partner, if any, the performance by Partnership of its obligations hereunder. All of the consents of the general

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

partner of each of the Partnership and the General Partner, and of the Board of Directors of BRMC, required, if any, in connection with the execution, delivery and performance of this Agreement have been obtained.

     3.5 Due Execution/Enforceability. This Agreement has been duly executed and delivered by Partnership, and assuming due authorization, execution and delivery by Panthers and Panthers BRHC Limited, constitutes the legal, valid and binding obligations of Partnership, enforceable against it in accordance with the terms hereof and thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     3.6 Litigation. Except as set forth on Schedule 3.6 hereof, there is no action, suit or proceeding pending or, to the knowledge of any of the Partnership, the General Partner and BRMC, threatened against or affecting any of them that is not covered by insurance or, that if adversely determined would materially affect the assets, business or operations of the Partnership or would materially impair the ability of any of the Partnership, the General Partner or BRMC to perform any of such entity's obligations under this Agreement.

     3.7 Conflict. Except as set forth on Schedule 3.7, neither the execution nor the delivery of this Agreement nor the performance by the Partnership, the General Partner and BRMC of any of the provisions hereof, will conflict with or result in a breach of any of the provisions of the Partnership's, the General Partner's or BRMC's governing documentation, any applicable Legal Requirements, or any Designated Contract (as defined in Section 3.23 hereof), or constitute a default under any of the foregoing or result in the creation or imposition of any lien, charge or encumbrance upon any property of such entity, or on all or a portion of the Contributed Assets (including the Owned Property) or the Sold Assets.

     3.8 Governmental Consent. No consent, approval or other authorization of or by any Governmental Authority is required in connection with the execution or delivery by the Partnership, the General Partner or BRMC of this Agreement or compliance by them with any of the provisions hereof, except with respect to the transfer of the Permits (defined in Section 3.19) and except HSR or SEC filings required by law, if any.

     3.9 Financial Statements. Each of Partnership's 1995 audited, and December, 1996 audited Financial Reports previously delivered to Panthers (i) in the case of the accrual statement, has been audited by a certified public accounting firm, which has issued its report thereon, (ii) is true and correct in all material respects on and as of the dates and periods covered by such statements and (iii) was prepared in accordance with GAAP. No event or circumstance since the dates of such statements makes any of them untrue or misleading in any material adverse manner. The balance sheet of the Partnership, dated as of December 31, 1996, is referred to herein as the "Current Balance Sheet." Partnership has delivered to Panthers a true and correct copy of its 1997 Budget as it relates to capital expenditures, repairs and maintenance, and to furniture, fixtures and equipment, which was prepared in the ordinary course of business and was approved by the General Partner, and which is subject to adjustment from time to time.

     3.10 Liabilities of the Partnership. (a) The Partnership does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in its Current Balance Sheet and not heretofore paid or discharged, (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto, (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of its Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (v) liabilities incurred in the ordinary course of business prior to the date of its Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon.

     (b) The Partnership's Net Working Capital (defined below) minus the Partnership's closing costs and expenses set forth in Section 5.20 hereof, shall be $1.00 or more as of the last day of the month immediately preceding the Closing Date (with the current portion of the Premier Club Accounts Receivable being that amount due prior to the Settlement Date (defined in Section 9.2 hereof)) . The Partnership's "Net Working

Capital" as of December 31, 1996 is set forth on Schedule 3.10 hereof, and shall be recalculated by the Partnership for purposes of Closing in a manner consistent with Schedule 3.10 as of the end of the calendar month immediately preceding the Closing Date, and such recalculation shall be deemed a Schedule attached to this Agreement ("Closing Net Working Capital Statement").

     3.11 Real Estate. (a) The Partnership does not own any real property or any interest therein except as set forth on Schedule 3.11(a) (the "Owned Property"), which Schedule sets forth the location and principal improvements and buildings on ("Improvements") the Owned Property, together with a list of all title insurance policies relating to such properties, all of which policies have previously been delivered or made available to Panthers by the Partnership.

          (i) Partnership holds good, indefeasible and marketable fee simple title to the Land and existing Improvements, free and clear of all mortgages, deeds of trust, liens, encumbrances, ground rents, leases, tenancies, licenses, contracts of sale, options, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title except the Permitted Exceptions (set forth on Schedule 3.11(b));

          (ii) The completion of the Expansion Plan and the use of the Expansion Plan improvements will not violate any Permitted Exception;

          (iii) To the best of each of the Partnership's, the General Partner's and BRMC's knowledge, no Improvements upon the Owned Property encroaches upon any adjacent property building line, setback line, side yard line, or any recorded or visible easement (or other easement of which they are aware or have reason to believe may exist) with respect to the Owned Property, except insofar as the same may be a Permitted Exception or as disclosed on the Survey; and

          (iv) The Owned Property is taxed separately without regard to any other property and has been subdivided from all other property in compliance with applicable laws.

     3.12 Condemnation. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting the Owned Property or any portion thereof, and Partnership has no knowledge and has not received any written or oral notice that any such proceeding is contemplated.

     3.13 No Management Agreement. There is no management agreement affecting the Owned Property (other than with respect to Partnership's obligations to pay General Partner the Supervisory Fee pursuant to the Partnership Agreement).

     3.14 Ownership of Contributed Assets.  Except as otherwise disclosed on
Schedule 3.14, the Partnership is the owner of all of its Contributed Assets and Sold Assets, which Contributed Assets and Sold Assets are free and clear of any Liens, other than as set forth on Schedule 3.11 or 3.14.

     3.15 Compliance with Laws. (a) Partnership has complied in all material respects with all Legal Requirements and all recorded instruments affecting the Property. The use of the Owned Property complies, and after substantial completion of the Expansion Plan, shall continue to comply in all material respects, with all zoning and use-related Legal Requirements.

     (b) The Partnership is and at all times has been in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Partnership for whom compliance with the Immigration Act is required, the Partnership has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Partnership pursuant to the Immigration Act. The Partnership has not been cited, fined, served with a Notice of Intent to Fine or, to the knowledge of the Partnership, the General Partner or BRMC, with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against the Partnership, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

     (c) The Partnership is not subject to any Contract, decree or injunction in which the Partnership is a party which restricts the continued operation of any business of the Partnership or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

     3.16 Labor and Employment Matters. The Partnership is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any Employees of the Partnership into one or more collective bargaining units. There is no pending or, to the knowledge of the Partnership, the General Partner or BRMC, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Partnership or which may interfere with its continued operations. Neither the Partnership nor, to the knowledge of the Partnership, any agent, representative or Employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Partnership by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the Employees of the Partnership during the 24 months prior to the date hereof. The Partnership is not aware that any key Employee or group of Employees has any plans to terminate his, her or their employment with the Partnership as a result of the transactions contemplated hereunder or otherwise. Schedule 3.16 lists each contract, agreement or plan of the following nature, whether formal or informal, and whether or not in writing, to which the Partnership is a party or under which it has an obligation: (i) employment agreements, (ii) employee handbooks, policy statements and similar plans, (iii) noncompetition agreements and (iv) consulting agreements (true and correct copies of which the Partnership has provided to the Panthers). The Partnership has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

     3.17 ERISA. Neither Partnership nor any member of a Controlled Group of which Partnership is a member maintains any Plan for the benefit of employees of Partnership and neither Partnership nor any member of such Controlled Group is obligated to make contributions in respect of any such Plan.

     3.18 Tax Matters. All federal, state and other tax returns and reports of each of the Partnership, the General Partner and BRMC required to be filed have been duly filed, and all federal, state and other taxes, assessments (including assessments for municipal improvements), fees or other governmental charges imposed upon the Partnership, the General Partner, BRMC, and the Contributed Assets which are due and payable have been paid (other than with respect to the State of Florida Department of Revenue sales tax audit). Partnership knows of no proposed material tax or other assessments against Partnership, the Owned Property or any of the improvements thereon, and no extension of time for assessment or payment of any federal state or local tax requested by Partnership is in effect.

     3.19 Licenses and Permits. All licenses and governmental or official approvals, permits or authorizations (collectively, the "Permits") issued to the Partnership are listed on Schedule 3.19. All such Permits are valid and in full force and effect, the Partnership is in compliance in all material respects with the respective requirements thereof, and no governmental proceeding is pending or, to the knowledge of the Partnership, the General Partner or BRMC, threatened to revoke or amend any of them.

     3.20 Insurance. A list of the insurance policies maintained by the Partnership is set forth on Schedule 3.20 hereto. Such policies are in full force and effect, all premiums due and payable therefor have been paid in full, and true and correct copies thereof have been delivered to Panthers.

     3.21 Adequacy of the Assets; Relationships with Customers and Suppliers; Affiliated Transactions. The Contributed Assets and Sold Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Partnership in the manner in which and to the extent to which such business is currently being conducted. No current supplier to the Partnership of items essential to the conduct of its business will or has threatened to terminate its business relationship with it for any reason. Neither the Partnership nor the General Partner nor BRMC has any direct or indirect interest in any customer, supplier or competitor or in any person from whom or to whom the Partnership leases real or personal property. Other than as specified in the partnership agreement of the Partnership, and other than the Temple Agreement, neither the General Partner nor any Affiliate thereof is a party to any Contract or transaction with the Partnership or has any interest in any property used by the Partnership.

     3.22 Intellectual Property. All trademarks, service marks, trade names, copyrights, patents, licenses (including licenses for the use of computer software programs) and other intellectual property used in the conduct of the Partnership's business (the "Intellectual Property") are listed on Schedule 3.22 hereof. The Partnership is the owner of the Intellectual Property, except as set forth on Schedule 3.22 hereof. The conduct of the business of the Partnership as presently conducted does not infringe or misappropriate any rights held or asserted by any Person with respect to, and no Person is infringing on, the Intellectual Property. Except as set forth on Schedule 3.22, no payments are required for the continued use of the Intellectual Property.

     3.23 Contracts. As of the date of this Agreement, Schedule 3.23 sets forth a list of each Designated Contract (defined below) to which the Partnership is a party or by which it or its properties and assets are bound, copies of which have been provided to Panthers. The copy of each Designated Contract furnished to Panthers is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Partnership has not violated any of the material terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and, to the knowledge of the Partnership, the General Partner and BRMC, all of the covenants to be performed by any other party thereto as of the date hereof have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Designated Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by the Partnership under any Designated Contract, and, to the knowledge of the Partnership, the General Partner and BRMC, no such event has occurred which constitutes or would constitute a material default by any other party. The Partnership is not subject to any liability or payment resulting from renegotiation of amounts payable by it under any Designated Contract. The term Designated Contract shall mean: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating the Partnership to provide products or services for a period of one year or more and, irrespective of the term of the Contract, requiring the Partnership to make payments of cash or property totalling $100,000 or more; (c) leases of real property, and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand Dollars ($10,000.00); (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements and any other agreements relating to any employee, officer or director of the Partnership; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by the Partnership; and (h) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Partnership and not otherwise disclosed on the Schedules.

     3.24 Access to Information. Each of the Partnership, the General Partner and BRMC has had the opportunity to discuss the transactions contemplated hereby with Panthers and Panthers BRMC Limited Partnership and has had the opportunity to obtain such information pertaining to Panthers as has been requested, including but not limited to filings made by Panthers with the SEC under the Exchange Act.

     3.25 Bank Accounts; Business Locations. Schedule 3.25 sets forth all accounts of the Partnership with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account.

     3.26 Names. All names under which the Partnership does business as of the date hereof are specified on Schedule 3.26. The Partnership has not changed its name or used any assumed or fictitious name within the past three years.

     3.27 No Commissions. The Partnership has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than the financial advisor's fee owing by the Partnership to BT Securities Corporation, which fees and commissions shall be paid by the Partnership.

     3.28 Premier Club Notes. (i) All of the Premier Club Notes outstanding as of December 31, 1996 appear on the list set forth on Schedule 3.28, (ii) Partnership is the holder and beneficial owner of all of the Premier Club Notes free and clear of any encumbrances except as in favor of the holders of the first, second and third mortgages encumbering the Owner Property, (iii) as of December 31, 1996, the remaining unpaid principal balance of each Premier Club
Note is as set forth on Schedule 3.28, (iv) except as set forth on Schedule 3.28, (A) no default exists under any of the Premier Club Notes, (B) all of the Premier Club Notes remain in full force and effect and have not been amended and
(c) no obliger under any Premier Club Note has any defenses or rights of set-off or abatement against such obligor's obligations under the applicable Premier Club Note, and (v) as of the Closing Date, Partnership has delivered to Panthers BRMC Limited the originals of all of the Premier Club Notes including any amendments and modifications made thereto.

     3.29 Premier Club Deposits. All of the Premier Club Deposits as of December 31, 1996 are set forth on Schedule 3.29 and as of such date, except as set forth on Schedule 3.29, no Premier Club member has notified Partnership of the exercise of its right to a refund of any or all of any Premier Club Deposit.

     3.30 Environmental Matters. (a) Except as disclosed in the Environmental Report, (i) the Partnership has not conducted and shall not hereafter conduct and (ii) to the best knowledge of the Partnership, no prior owner or current or prior tenant or occupant of all or any portion of the Partnership has conducted or is conducting, any Hazardous Substance Activity at, on or under the Owned Property (A) in violation of Environmental Laws that would have a Material Adverse Effect on the operation of the Owned Property or (B) in a manner inconsistent with the use of the Owned Property as a first class resort hotel complex, business conference center and resort membership club;

     (b) Except as disclosed by the Environmental Report the Owned Property does not contain asbestos or any Asbestos-Containing Material and there is no current or potential contamination of the Owned Property by asbestos fiber; and

     (c) The Partnership fully cooperated with Law Engineering and Environmental Services, Inc. in the preparation of the Environmental Report and, to the best of the Partnership's knowledge, such Environmental Report is not inaccurate in any material respect.

                                   ARTICLE IV

                  CONDUCT OF BUSINESS PENDING THE CLOSING DATE

     4.1 Conduct of Business by the Partnership Pending the Closing Date. The Partnership covenants and agrees that, between the date of this Agreement and the Closing Date, its business shall be conducted only in and it shall not take any action except in, the ordinary course of business, consistent with past practice. Completion of the Expansion Plan and completion of the sale of the Albanese Lots and corresponding renovation of the golf course shall be deemed to be within the ordinary course of business. The Partnership shall use its best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Partnership shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Panthers and Panthers BRHC
Limited:

          (a) amend or otherwise change its certificate of limited partnership or partnership agreement or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any partnership interests of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any partnership interest, or (ii) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to any of its partnership interests;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its partnership interests;

          (e) (i) acquire (including, without limitation, for cash or shares of stock or partnership interests, by merger, consolidation, or acquisition of stock, partnership interest or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock, partnership interest or other securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business, consistent with past practice;

          (f) except in the ordinary course of business consistent with past practice, increase the compensation payable or to become payable to its officers or employees, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

          (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice; or

          (i) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Further Assurances. Each party shall execute and deliver, to the extent permitted by its respective governance agreements, such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     5.2 General Partner Obligations. The General Partner, as soon as practically possible, shall send the consent solicitation required under the Partnership's certificate of limited partnership and partnership agreement to the limited partners of the Partnership and, subject to Section 5.4 below, recommend and otherwise use its reasonable best efforts to facilitate the Closing of the transaction contemplated hereby, unless the Termination Fee becomes payable to Panthers under Section 5.12 hereof.

     5.3 Cooperation. Each of the parties agrees to cooperate with the other parties in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any exchange on which the Panthers Common Stock is listed or the Nasdaq Stock Market in connection with the transactions contemplated by this Agreement and to use its respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     5.4 HSR Act and Other Actions. Each of the parties hereto shall (i) make promptly (and in no event later than ten (10) business days following the attachment of all Schedules and Exhibits hereto) its respective filings, if any, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Partnership and limited partners of the Partnership as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings (including Panthers making all SEC filings necessary to solicit shareholder consent to the transactions contemplated hereby and using good faith efforts to obtain SEC approval of such filings) required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. If, on the date the General Partner mails its consent solicitation to the limited partners of the Partnership, BT Securities Corporation determines that it can not bring forward to a current date the fairness opinion previously delivered to the General Partner on or about the date hereof, the General Partner shall so advise the limited partners and shall have no obligation to recommend the transaction contemplated hereby, but shall also not recommend against the transaction contemplated hereby except as required by law.

     5.5 Access to Information. From the date hereof to the Closing Date, the Partnership, the General Partner and BRMC shall (and shall cause its directors, officers, employees, auditors, counsel and agents) afford Panthers and Panthers' officers, employees, auditors, counsel and agents reasonable access on reasonable notice at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. No information provided to or obtained by Panthers shall affect any representation or warranty in this Agreement.

     5.6 Notification of Certain Matters; Exhibits and Schedules. (a) The Partnership, the General Partner and BRMC shall give prompt written notice to Panthers of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein (including with respect to any Schedules attached hereto), to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied and the occurrence or non-occurrence of which would be a Material Adverse Change with respect to the Partnership. Upon receipt by Panthers of notice of any Material Adverse Change, Panthers shall have ten (10) business days to terminate this Agreement, and the parties shall thereafter have no further liability to the other in respect of this Agreement.

     (b) In the event any Exhibits or Schedules contemplated hereby are not attached hereto at the time of execution of this Agreement, the parties hereto will work and negotiate in good faith to complete and attach such Schedules and Exhibits within ten (10) business days thereafter; provided, however, that Panthers shall have the right to determine, in good faith, within two (2) business days of receipt thereof that any Exhibit or Schedule prepared solely by Partnership constitutes a Material Adverse Change in which case the provisions of Subsection
(a) above will apply.

     5.7 Tax Treatment. Panthers, BRMC, and the Partnership will use their respective best efforts to cause the receipt by the Partnership of the partnership interest in Panthers BRHC Limited contemplated hereunder to qualify as a tax-free transaction under the provisions of Section 721 of the Code and do not presently intend to take any action after the transaction contemplated hereunder is effected to cause such transaction to lose its tax-free status. All parties hereto agree to comply with the Code and applicable Treasury Regulations regarding reporting requirements relating to a transaction under Section 721 of the Code.

     5.8 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that Panthers may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of a securities exchange or the NASDAQ Stock Market (in which case Panthers will consult with an officer of the Partnership prior to making such disclosure).

     5.9 No Other Discussions. While this Agreement is in effect, neither the Partnership, the General Partner nor BRMC or their respective Affiliates, employees, agents and representatives will (i) initiate or encourage the initiation by others of discussions or negotiations with third parties relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Partnership (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions, other than pursuant to the terms of Section 5.12 hereof. The Partnership, the General Partner and BRMC will immediately notify Panthers if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

     5.10 [Reserved]

     5.11 Trading in Panthers Common Stock. Except as otherwise expressly consented to by Panthers, from the date of this Agreement until the Closing Date, neither the Partnership, the General Partner nor BRMC (or any Affiliates thereof) will directly or indirectly purchase or sell (including short sales) any shares of Panthers Common Stock in any transactions effected on the NASDAQ Stock Market or otherwise.

     5.12 Termination Fee. Prior to the acceptance by the Partnership of any unsolicited third party offer for the assets to be acquired hereunder (or for a majority of the limited partnership interests in the Partnership), the Partnership shall notify Panthers in writing and Panthers shall have ten (10) business days to match any such offer in writing (including by matching any offer with Panthers Common Stock with a fair market value equal to the fair market value of the third party offer). In the event Panthers does not match such offer, the Partnership may terminate this Agreement and accept such offer in which case the Partnership shall pay to Panthers $10,000,000 and reimburse Panthers for its out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby ("Termination Fee"). In the event the limited partners of the Partnership fail to approve the transaction contemplated by this Agreement, and a substantial part of the assets, business or properties to be acquired hereunder are sold (or a majority of the limited partnership interests of the Partnership are transferred) within six months of the resulting termination, the Termination Fee shall also be payable by the Partnership to Panthers. Panthers shall pay the Partnership $10,000,000, plus reimburse the Partnership for its out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, in the event Panthers fails to close the transactions contemplated by this Agreement solely due to Panthers' breach of this Agreement.

     5.13 Maintenance of Loan Agreement. Prior to the earlier of January 1, 2001 or such date as Panthers Common Stock closes at an average price of $36.93 (adjusted, as appropriate, for any stock split, reverse stock split, stock dividend or "Special Transaction" generally in accordance with the provisions of Exhibit "A" attached hereto) for five consecutive trading days on the NASDAQ Stock Market, Panthers BRHC Limited shall not prepay or modify the $110 million Senior Facility, and will only refinance such $110 million Senior Facility on terms which provide for the allocation of the refinanced indebtedness to the Partnership under Section 752 of the Code in the same manner as the $110 million Senior Facility is allocated to the Partnership on the Closing Date.

     5.14 Panthers BRHC Limited Appointed Attorney for the
Partnership. Effective at the Closing Date, the Partnership hereby constitutes and appoints the Panthers Affiliate that becomes the managing general partner of Panthers BRHC Limited and Panthers BRHC Limited, and its successors and assigns, its true and lawful attorney, in the name of either Panthers BRHC Limited or the Partnership (as Panthers BRHC Limited shall determine in its sole discretion) but for the benefit and at the expense of Panthers BRHC Limited (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Panthers BRHC Limited may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Contributed Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Contributed Assets, and to do all such acts and things in relation thereto as Panthers BRHC Limited shall deem advisable; and (c) to take all action which Panthers BRHC Limited may reasonably deem proper in order to provide for Panthers BRHC Limited the benefits under any of the Contributed Assets where any required consent of another party to the sale or assignment thereof to Panthers BRHC Limited pursuant to this Agreement shall not have been obtained. The Partnership acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Panthers BRHC Limited shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     5.15 Execution of Further Documents. From and after the Closing, upon the reasonable request of Panthers BRHC Limited, the Partnership shall execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be required or appropriate to convey and transfer to and vest in Panthers BRHC Limited and protect its right, title and interest in all of the Contributed Assets and the Sold Assets and to carry out the transactions contemplated by this Agreement.

     5.16 Employees of the Partnership. The Partnership agrees to use its reasonable best efforts to aid Panthers BRHC Limited in engaging such of the employees of the Partnership as are employed on the Closing Date whom Panthers BRHC Limited desires to engage after the Closing Date.

     5.17 Payoff Letters. Prior to Closing, (a) the Partnership shall request payoff and estoppel letters with respect to any Indebtedness being repaid or assumed by Panthers BRHC Limited, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled, and (b) the Partnership shall provide Panthers BRHC Limited with evidence of satisfaction in full or release of all guarantees, notes, or obligations of the Partnership to or on behalf of any Affiliate of the Partnership or the Partners.

     5.18 Panthers Board of Directors. For so long as either of Messrs. Fowler or Callaghan (or their respective firms) shall be employed by Panthers BRHC Limited, Panthers shall nominate one of such persons for election to the Board of Directors of Panthers at each annual meeting of Panthers.

     5.19 Allocation of Consideration. The consideration paid by Panthers and Panthers BRHC Limited for the Contributed Assets shall be allocated to the Contributed Assets as set forth on Schedule 5.19 hereto.

     5.20 Expenses. Subject to the reasonable approval of Panthers and the Partnership, the Partnership shall pay, out of cash contributed by Panthers pursuant to Section 1.5(a) hereof and listed in Schedule 1.5(vii), the direct costs and expenses of Panthers and the Partnership (including but not limited to financial advisory, brokerage, legal, accounting and printing fees, and fees relating to the fairness opinion and consent solicitation) payable in connection with the transaction contemplated hereby, together with all documentary stamp and intangible taxes payable in connection with the transfer of title to any of the Contributed Assets and the Sold Assets (including the Owned Property), all fees and expenses payable in connection with the assumption or refinancing of the $110 Million Senior Facility indebtedness, together with the costs and expenses (including the title insurance premium) charged in connection with the issuance of a new Owners Title Insurance Policy (and corresponding Mortgagee Policy or endorsement to the existing Senior Facility Mortgagee policy, as appropriate) to Panthers BHRC Limited and any other transaction fees or expenses. Panthers shall have the right to designate the title company and title agent in its sole discretion.

                                   ARTICLE VI

                 CONDITIONS TO THE OBLIGATIONS OF THE PANTHERS

     The obligations of the Panthers and Panthers BRMC Limited to effect the transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Panthers:

     6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Partnership, the General Partner and BRMC contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date; and
(iii) those which are not a Material Adverse Change with respect to the Partnership. The Partnership, the General Partner and BRMC shall have performed and complied in all material respects with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Partnership, the General Partner and BRMC shall have delivered to Panthers a certificate, dated as of the Effective Date, duly signed (in the case of the Partnership, by its General Partner), certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been complied with and performed in all material respects.

     6.2 No Material Adverse Change or Destruction of Property. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Partnership, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Partnership, and (iii) none of the properties and assets of the Partnership shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect thereon, and there shall have been delivered to the Panthers a certificate to that effect, dated the Effective Date and signed by or on behalf of the Partnership.

     6.3 Partnership Certificate. The General Partner shall have delivered to Panthers a certificate of good standing of the Partnership issued by the Secretary of State of the State of Florida and each other state in which the Partnership is qualified to do business as of a date not more than fifteen (15) days prior to the Closing Date. The Partnership shall have delivered to Panthers
(x) a copy of the certificate of limited partnership and the agreement of limited partnership as in effect immediately prior to the Closing Date and (y) a copy of the certificate of the General Partner of the Partnership authorizing the transactions contemplated by this Agreement, certified in the case of subsections (x) and (y) of this Section 6.3 as of the Closing Date by the General Partner as being true, correct and complete.

     6.4 Opinion of Counsel. Panthers shall have received an opinion dated as of the Closing Date from counsel for the Partnership, in form and substance acceptable to Panthers, to the effect that:

          (i) The Partnership is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Florida and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

          (ii) The Partnership has obtained all necessary authorizations and consents of its partners, and any other required consents under its certificate of limited partnership and partnership agreement, as the case may be, to effect the transactions contemplated hereunder;

          (iii) All general partnership interests of the Partnership are owned as set forth in Schedule 3.2 hereto;

          (iv) Such counsel does not know or have reason to believe that there is any litigation, proceeding or investigation pending or threatened which might result in any Material Adverse Change in the properties, business or prospects or in the condition of the Partnership, or which questions the validity of this Agreement, Panthers BRHC Limited's limited partnership agreement and the Exchange Agreement (collectively, the "Transaction Agreements"); and

          (v) The Transaction Agreements are valid and binding obligations of the Partnership, the General Partner and BRMC, and are enforceable against the Partnership, the General Partner and BRMC, in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles.

     6.5 Senior Credit Facility. The Partnership shall have received the appropriate consents under the Loan Agreement from the Bank of Nova Scotia (as Agent for the lenders thereunder), or the Partnership shall have refinanced the Senior Credit Facility on terms equal to or better than those terms existing under the Loan Agreement and otherwise acceptable to Panthers in its reasonable discretion.

     6.6 Other Consents. In addition to the consent required by Section 6.5, the Partnership shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of the Partnership from any Person from whom such consent or waiver is required under any Designated Contract as of a date not more than ten days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Designated Contracts, either by the terms thereof or as a matter of law, in each case where the failure to obtain such consent or consents, individually or in the aggregate, would have a Material Adverse Effect on the Partnership.

     6.7 Securities Laws. Panthers and Panthers BRMC Limited shall have received all necessary consents and otherwise complied with any state Blue Sky or securities laws applicable to the issuance of their respective securities hereunder, in connection with the transactions contemplated hereby.

     6.8 Employment Agreement. Panthers BRHC Limited shall have entered into employment agreements with Messrs. Glennie, Feder, March, Lawrence, Nylen and Tolbert ("Operating Management") in the form of Exhibit "D" (terms attached as Schedule D) attached hereto.

     6.9 Supervisory Management. Messrs. Fowler and Callaghan (or their respective firms) shall enter into employment or consulting agreements (as the case may be) with Panthers BRHC Limited in the form of Exhibit "E" (terms attached as Schedule E) attached hereto.

     6.10 Advisory Director. Mr. Temple shall have entered into a consulting agreement with Panthers BRHC Limited in the form of Exhibit "F" (terms attached as Schedule F) attached hereto.

     6.11 Acknowledgment of Receipt of SEC Filings. At or prior to the Closing, the General Partner and the Partnership shall have delivered to Panthers a letter agreement acknowledging receipt of SEC filings of Panthers, in form and substance satisfactory to the Panthers.

     6.12 Transfer of Assets. At the Closing, the Partnership shall have delivered to Panthers BRHC Limited and to Panthers, as applicable, all assignments, warranty deeds and other instruments reasonably required to evidence the conveyance of all of the Contributed Assets and the Sold Assets.

     6.13 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transaction contemplated hereunder or any other transaction contemplated hereby, and which, in the judgment of Panthers, makes it inadvisable to proceed with the transaction contemplated hereunder and other transactions contemplated hereby.

     6.14 HSR Act Waiting Period. Any applicable HSR Act waiting period shall have expired or been terminated.

     6.15 Other Approvals. The SEC shall have approved Panthers' proxy statement, consent solicitation statement or information statement (to be determined in the absolute discretion of Panthers) to its shareholders and shall have received all necessary approvals of the NASDAQ Stock Market.

     6.16 Dissolution of the Partnership. Panthers shall have received an agreement from the General Partner of the Partnership to dissolve the Partnership at such time as Panthers (or its designee) elects, after acquisition of the Partnership's interest in Panthers BRHC Limited; together with an estoppel letter from the General Partner of the Partnership stating that upon dissolution and liquidation of the Partnership, Panthers designees owning limited partnership interests in the Partnership shall be entitled to receive a pro rata portion of the Partnership's distributable assets equal to the quotient obtained by dividing: (A) the total Panthers Shares actually issued upon exercise of the Exchange Rights to date; by (B) the total Panthers Shares available for issuance under the Exchange Agreement as calculated pursuant to
Section 1.8(i) hereof.

     6.17 Accounting Treatment. There shall not have been a change in the rules promulgated by the Securities and Exchange Commission which does not permit Panthers to consolidate for financial reporting purposes, all of the results of operations of Panthers BRHC Limited.

     6.18 Panthers BRHC Limited Partnership Agreement and Exchange Agreement. The Partnership shall have executed and delivered the limited partnership agreement for Panthers BRHC Limited and the Exchange Agreement.

                                  ARTICLE VII

                         CONDITIONS TO THE OBLIGATIONS
                               OF THE PARTNERSHIP

     The obligations of the Partnership to effect the transactions contemplated hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Partnership:

     7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Panthers and Panthers BRMC Limited contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Panthers and Panthers BRHC Limited shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Panthers and Panthers BRHC Limited shall have delivered to a representative of the Partnership a certificate, dated as of the Effective Date, and signed by a duly authorized executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

     7.2 Issuance of Securities and Delivery of Agreement. At the Closing, the Partnership shall have received all of the Panthers Warrants contemplated by
Section 1.8(j) hereof, Panthers BRGP Corporation shall have executed and delivered the limited partnership agreement for Panthers BRHC Limited in and Panthers shall have executed and delivered the Exchange Agreement.

     7.3 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereunder or any other transaction contemplated hereby, and which in the judgment of the General Partner makes it inadvisable to proceed with the transactions contemplated hereunder and other transactions contemplated hereby.

     7.4 HSR Act Waiting Period. Any applicable HSR Act waiting period shall have expired or been terminated.

     7.5 Partner Consents. All required partner consents for this transaction contemplated hereby under the Partnership's Partnership Agreement shall have been obtained.

     7.6 Registration Statement.  The registration statement(s) required by
Article XIII hereof shall be effective.

     7.7 Opinion of Counsel. The Partnership shall have received an opinion dated as of the Closing Date from counsel for Panthers and Panthers BRHC Limited, in form and substance acceptable to Partnership, to the effect that:

          (i) Panthers is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; Panthers has the requisite power and authority to carry on its business as now being conducted; Panthers BRHC Limited is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida; and Panthers BRHC Limited has the requisite power and authority to carry on its business as now being conducted;

          (ii) Panthers (and Panthers Affiliates) and Panthers BRHC Limited each have the power and authority to execute and deliver the Transaction Agreements to which they are a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. Each of Panthers (and Panthers Affiliates) and Panthers BRHC Limited have taken all action necessary to authorize the execution and delivery of the Transaction Agreements to which they are a party, including obtaining all required consents required by their respective Articles of Incorporation and Bylaws, which consents have been validly obtained, and the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby;

          (iii) The execution and delivery of the Transaction Agreements by Panthers (and Panthers Affiliates) and Panthers BRHC Limited to which they are a party and the performance of their respective agreements in the Transaction Agreements do not violate the Articles of Incorporation, or the Bylaws of Panthers (and Panthers Affiliates) or the Certificate of Limited Partnership or Partnership Agreement of Panthers BRHC Limited, respectively.

          (iv) Each of the Transaction Agreements has been duly executed and delivered by Panthers (and Panthers Affiliates) and Panthers BRHC Limited (as applicable) and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity;

          (v) Upon consummation of the transactions contemplated hereunder and the issuance and delivery of the Panthers Warrants, the Panthers Warrants will be validly issued; upon the exchange of any of the Exchange Rights for Panthers Shares, and the issuance and delivery of certificates representing the Panthers Shares to the holders of the Exchange Rights, the Panthers Shares will be validly issued, fully paid and non-assessable shares of Panthers Common Stock; and upon exercise of the Panthers Warrants in accordance with the terms thereof, and payment of the exercise price with respect thereto, and upon issuance and delivery of the certificates representing shares of Panthers Common Stock therefore, the shares of Panthers Common Stock issued thereunder will be validly issued, fully paid and non-assessable; and

          (vi) As of a date on or about the Closing Date, a statement of the authorized capital stock of Panthers (including any shares of stock reserved for issuance under any stock option plan); together with a statement of the total number of securities issued by Panthers and outstanding (and whether such securities are fully paid and non-assessable); together with a statement of the total shares of Common

     Stock which are unissued but subject to granted but currently unexercised options and which are reserved for issuance pursuant to the Exchange Agreement and upon exercise of the Panthers Warrants.

     7.8 Share Price. After the mailing of the solicitations for the limited partner consents under Section 7.5, there shall not have occurred a Material Adverse Effect with respect to Panthers which causes the stock price of Panthers on the NASDAQ Stock Market to fall below $26.375.

                                  ARTICLE VIII

                                  REGISTRATION

     8.1 Registration. Prior to the Closing Date, Panthers shall register under the Securities Act of 1933 ("Securities Act") and under applicable state securities law, the issuance of the Exchange Rights, Panthers Shares, the Fee Shares and the Panthers Warrants to the Partnership. Panthers BRHC Limited and Panthers shall use best efforts to keep the registration statements required by this Section 8.1 effective for so long as shall be necessary to allow the resale of any underlying Panthers Common Stock to be made by any holder thereof without restriction under Section 4(1) of the Securities Act (but without taking into account any status of such holder as an affiliate of Panthers or Panthers BRHC Limited).

     8.2 Expenses of Registration. Panthers and Panthers BRHC Limited shall pay all expenses incurred in connection with the registration, qualification and/or exemption of the securities to be issued hereunder, including any SEC and state securities law registration and filing fees, printing expenses, fees and disbursements of Panthers' and Panthers BRHC Limited's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by Panthers and Panthers BRHC Limited in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statements or prospectuses contained therein. Panthers and Panthers BRHC Limited shall not, however, be liable for any sales, broker's or underwriting commissions upon sale by any holder of any of the Panthers Shares or Panthers Warrants.

                                   ARTICLE IX

                       APPLICATION OF HELD BACK INTERESTS

     9.1 Survival of Representations and Warranties. Each of the representations and warranties of the Panthers and Panthers BRHC Limited in this Agreement or pursuant hereto shall expire at the Closing Date. Each of the representations and warranties made by the Partnership, the General Partner and BRMC in this Agreement or pursuant hereto shall expire at the Closing Date, provided however, that with respect to the Trade Accounts Receivable and Premier Club Accounts Receivable "Loss Experience" (defined below), Panther's designee (for example, for purposes of this Article IX, Panthers BRGP Corporation) shall have recourse to the Held Back Interests as set forth in Section 9.2 hereof.

     9.2 Loss Experience and Security for Loss Experience. The "Loss Experience" with respect to the Trade Accounts Receivable and the Premier Club Accounts Receivable identified on the Closing Net Working Capital Statement shall be calculated as of December 31, 1997, unless the Closing occurs subsequent to June 30, 1997, in which case the Loss Experience shall be calculated as of a date which is the end of the calendar quarter and which falls between six and nine months after the Closing Date ("Settlement Date"); for example, if the Closing occurs on July 10, 1997, the Settlement Date would be March 31, 1998.

          (a) Trade Accounts Receivable Loss Experience shall equal: The total amount of Trade Accounts Receivable listed on the Closing Net Working Capital Statement which are uncollected at the Settlement Date.

          (b) Premier Club Accounts Receivable Loss Experience shall equal: The sum of (i) the total amount of Premier Club Accounts Receivable past due (determined in good faith between Panthers and the Partnership) as of the Settlement Date ("PCAR Delinquent Amount") plus (ii) the product of (1) the percentage obtained by dividing (x) the PCAR Delinquent Amount by (y) the total Premier Club

     Accounts Receivable set forth on the Closing Net Working Capital Statement which were due on or before the Settlement Date; multiplied by (2) the amount identified on the Closing Net Working Capital Statement as being due subsequent to the Settlement Date.

     9.3 Adjustment Amount. The Partnership shall pay to Panthers BRGP Corporation the "Adjustment Amount," which shall equal: (i) the Trade Accounts Receivable Loss Experience, plus (ii) any negative amount obtained by subtracting from the Net Working Capital set forth on the Closing Net Working Capital Statement: (1) the transaction costs referred to in Section 5.20; and
(2) the Premier Club Accounts Receivable Loss Experience. As security for the agreement by the Partnership to pay the Adjustment Amount, the Partnership does hereby grant a security interest in, and Pledge to Panthers BRGP Corporation the Held Back Interests (as defined in Section 1.8(i)) and any Panthers Common Stock exchangeable therefore and proceeds of all of the foregoing. Panthers BRGP Corporation may set off against the Held Back Interests and against any proceeds thereof the Adjustment Amount for which the Partnership may be responsible pursuant to this Agreement, subject, however, to the following terms and conditions:

          (a) Panthers BRGP Corporation shall give written notice to the Partnership of any claim for setoff against the Held Back Interests, which notice shall set forth: (i) the amount of the Adjustment Amount; and (ii) the basis of such claim;

          (b) Such set off shall be effected on the later to occur of the expiration of 30 days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved, and such set off shall be charged proportionally against the shares set aside;

          (c) If, prior to the expiration of the Notice of Contest Period, the Partnership shall notify Panthers BRGP Corporation in writing of an intention to dispute the claim, the parties shall in good faith negotiate to resolve the claim or submit the matter to binding arbitration;

          (d) For purposes of this Article, Panthers Shares for which each Held Back Interest can be exercised shall be valued at the greater of the Price per Share or the price per share of Panthers Common Stock at the close of trading on the date the written notice is sent pursuant to clause (a) above.

          (e) Neither the Partnership nor the General Partner shall be liable to Panthers or Panthers BRHC Limited or Panthers BRGP Corporation for any deficiency resulting from the value of the Held Back Interests being less than the Adjustment Amount, it being agreed that the only recourse against Partnership by any party for the Adjustment Amount shall be to the Held Back Interests.

     9.4 Voting of and Dividends on the Held Back Interests. Except with respect to Held Back Interests transferred pursuant to the foregoing right of set off (and in the case of such Held Back Interests, until the same are transferred), all Held Back Interests shall be deemed to be owned by the Partnership and the Partnership shall be entitled to vote any proceeds thereof; provided, however, that, there shall also be deposited with Panthers, subject to the terms of this Article, all shares of Panthers Common Stock issued to the Partnership as a result of any exercise of any Exchange Rights with respect to Held Back Interests, and as a result of any stock dividend or stock split and all cash issuable to the Partnership as a result of any cash dividend with respect to Panthers Common Stock exchangeable therefore. All stock and cash issued or paid upon Held Back Interests shall be distributed to the person or entity entitled to receive such Held Back Interests together with such Held Back Interests.

     9.5 Delivery of Held Back Interests and Proceeds. Panthers BRGP Corporation agrees to deliver to the Partnership promptly following the Settlement Date any Held Back Interests (or proceeds thereof) then held by it which it is not entitled to retain pursuant to Section 9.3, unless there then remains unresolved any claim for an Adjustment Amount as to which notice has been given, in which event any Held Back Interests remaining on deposit after such claim shall have been satisfied shall be returned to the Partnership promptly after the time of satisfaction.

     9.6 Adjustment to Consideration. All setoffs made pursuant to this Article shall be treated as adjustments to the consideration granted under Section 1.8 hereof.

                                   ARTICLE X

                                  DEFINITIONS

     10.1 Defined Terms. As used herein, the following terms shall have the following meanings:

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          "Asbestos-Containing Material" means any material containing more than one percent (1%) asbestos.

          "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. 9601, et seq.), as heretofore or hereafter amended from time to time.

          "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

          "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Person, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code.

          "Environmental Laws" collectively means and includes all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Owned Property and relating to the environment and environmental conditions or to any Hazardous Substance or Hazardous Substance Activity (including, without limitation, CERCLA, the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C.
     sec. 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sec. 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C.
     sec. 1251, et seq., the Clean Air Act, 33 U.S.C. sec. 7401, et seq., the Clean Air Act, 42 U.S.C. sec. 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601-2629, the Safe Drinking Water Act, 42 U.S.C.
     sec. 300f-300j, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. sec. 1101, et seq., and any so-called "Super Fund" or "Super Lien" law, environmental laws administered by the Environmental Protection Agency, any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder).

          "Environmental Report" means the "Report of Phase I Environmental Site Assessment and Limited Visual Asbestos Survey" of the Boca Raton Resort and Club dated August 8, 1996 prepared by Law Engineering and Environmental Services, Inc., Project Number 40795-6-0505.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Expansion Plan" shall have the meaning set forth in the Loan
     Agreement.

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

          "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Substance" means, at any time, (i) asbestos and any Asbestos-Containing Material, (ii) any substance that is listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a "hazardous substance", "hazardous material", "hazardous waste", "infectious waste", "toxic substance", "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity", (iii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources and (iv) petroleum productions, ploychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, and medical waste.

          "Hazardous Substance Activity" means any actual use, packaging, labeling, treatment, leaching, spill, cleanup, storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Substance from, under, into or on the Owned Property or surrounding property (but only concerning surrounding property to the extent of seepage, release, discharge, migration, disposal or other actions from the Owned Property to the surrounding property or from the surrounding property to the Owned Property).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Legal Requirements" means all applicable laws, statutes, ordinances, rulings, regulations, codes, decrees, orders, judgments, covenants, conditions, restrictions, approvals, permits and requirements under any Permitted Exception or for, from or by any Governmental Authority, including zoning, subdivision, use, environmental, building, safety, health, housing and fire.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Loan Agreement" means that certain Loan Agreement dated August 26, 1996 between the Partnership, as Borrower, the Bank's signatory thereto and the Bank of Nova Scotia, as Agent.

          "Material Adverse Change (or Effect)" means a change (or effect) in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations or business, which change (or effect) individually or in the aggregate is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations or business.

          "Permitted Exceptions" means those items set forth on Schedule 3.11(b) hereof.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Part 3 of Title I of ERISA or Section 412 of the Code and is either (a) maintained by any Person or any member of a Controlled Group for employees of such Person or any member of such Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which such Person or any member of a Controlled Group is then making or has any obligation to make contributions or, within the preceding five plan years, has made or has had any obligation to make contributions.

          "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Survey" means the surveys described on Item 1 of the Permitted Exceptions.

          "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

          "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

     10.2 Other Definitional Provisions. (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

     (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP, applied on a basis consistent with prior periods, where applicable.

     (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                   ARTICLE XI

                                  TERMINATION

     11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by mutual written consent of all of the parties hereto at any time prior to the Closing;

          (b) by Panthers, in the event of a breach by any of the Partnership, the General Partner or BRMC of any provision of this Agreement which would have a Material Adverse Effect upon the Partnership or upon the rights or benefits of Panthers or Panthers BRHC Limited hereunder;

          (c) by the Partnership in the event of a breach by Panthers or Panthers BRHC Limited of any provision of this Agreement which would have a Material Adverse Effect on the rights or benefits of the Partnership hereunder;

          (d) by either Panthers or the Partnership if the Closing shall not have occurred by December 31, 1997;

          (e) by either Panthers or the Partnership if the requisite consents of the limited partners of the Partnership are not obtained within ninety (90) days of the last mailing of the consent solicitation or any amendment thereof; or

          (f) by the Partnership upon payment of the Termination Fee set forth in Section 5.12 hereof.

     11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations hereunder; except that the provisions of Section 5.12 shall survive, as applicable.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

        (a) IF TO THE PANTHERS:

              Florida Panthers Holdings, Inc.
              100 S.E. Third Avenue, Second Floor
              Ft. Lauderdale, FL 33301
              Attn: Steven M. Dauria
              Telecopy: (954) 768-1920

        WITH A COPY TO:

              Akerman, Senterfitt & Eidson, P.A.
              One Southeast Third Avenue, 28th Floor
              Miami, Florida 33131
              Attention: Stephen K. Roddenberry, Esq.
              Telecopy: (305) 374-5095

        (b) IF TO ANY OF THE PARTNERSHIP, THE GENERAL PARTNER OR BRMC TO:

              Private Merchant Banking Company
              380 Lexington Avenue, Suite 4500
              New York, NY 10168
              Attention: Theodore V. Fowler
              Telecopy: (212) 689-9519

        WITH A COPY TO:

              Boca Raton Hotel and Club Limited Partnership
              501 East Camino Real
              Boca Raton, Florida 33432
              Attn: Edward E. March
              Telecopy: (561) 394-9183

        WITH A COPY TO:

              Rogers & Wells
              200 Park Avenue
              New York, New York 10166
              Attn: James M. Asher, Esq.
              Telecopy: (212) 878-3215

     Notice shall be deemed given on the date sent if sent by overnight delivery or facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by certified or registered mail.

     12.2 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter, including, but not limited to that certain Contribution and Exchange Agreement dated as of March 20, 1997 by and among the parties hereto. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

     12.3 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     12.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any of the parties without the prior written consent of the other party; provided however, that Panthers may designate that its affiliates may hold the Panther Interest.

     12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     12.6 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     12.7 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

     12.8 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                          FLORIDA PANTHERS HOLDINGS, INC., a
                                          Florida corporation

                                          By:
                                             -----------------------------------
                                            Name:
                                                 -------------------------------
                                              Title:
                                                    ----------------------------

                                          PANTHERS BRHC LIMITED, a Florida
                                          limited
                                          partnership

                                          By: Panthers BRGP Corporation
                                            as general partner

                                          By:
                                             -----------------------------------
                                            Name:
                                                 -------------------------------
                                              Title:
                                                    ----------------------------

                                          BOCA RATON HOTEL AND CLUB, LTD.,
                                          a Florida limited partnership

                                          By: BRMC, L.P., a Delaware limited
                                              partnership, as general partner

                                            By: BRMC, Inc., a Delaware
                                                corporation, as general partner

                                                By:
                                                   -----------------------------
                                                     Theodore V. Fowler, Chief
                                                      Executive Officer

                                          BRMC, L.P., a Delaware limited
                                          partnership

                                          By: BRMC, INC., a Delaware
                                              corporation, as general partner

                                                By:
                                                   -----------------------------
                                                     Theodore V. Fowler, Chief
                                                      Executive Officer

                                          BRMC, INC., a Delaware corporation

                                          By:
                                            ------------------------------------
                                            Theodore V. Fowler, Chief Executive
                                              Officer

                                  EXHIBIT "A"

     Cash, accounts receivable and other assets such as supplies or inventory, which have a total value and adjusted tax basis for federal income tax purposes of approximately $30 million provided, however, that if the Partnership secures a deduction for federal income tax purposes upon the transfer of the Fee Shares to creditors of the Partnership, the Partnership and Panthers BRGP Corporation may select assets to be sold having a value in excess of such adjusted tax basis equal to the amount of the deduction.

                                  EXHIBIT "B"

I. ADJUSTMENTS TO EXCHANGE RIGHTS INTERESTS

     The number of shares of Class A Common Stock ("Class A Shares") for which an Exchange Right is exercisable, shall be subject to adjustment from time to time as set forth below.

     1.1 STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. If Florida Panthers Holdings, Inc. ("Company") shall, at any time or from time to time, (a) make (or fix a record date for the holders of shares of its Class A or Class B common stock, par value $.01 per share (collectively, "Common Stock") entitled to receive) a dividend payable in, or other distribution of, additional shares of Common Stock, (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of Class A Shares issuable upon the exercise of the Exchange Right immediately prior to the occurrence of any such event shall be adjusted so that the Holder of the Exchange Right upon exercise on or after that date shall be entitled to receive the aggregate number and kind of Class A Shares which the Holder of the Exchange Right would have owned and been entitled to receive as a result of such event had the Exchange Right been exercised immediately prior thereto.

     1.2 DIVIDENDS AND DISTRIBUTIONS OTHER THAN IN CASH. If the Company shall, at any time or from time to time, make (or fix a record date for the holders of shares of its Common Stock entitled to receive) a dividend or other distribution payable in securities or assets of the Company or in the securities of any subsidiary of the Company (other than shares of Common Stock or cash), then lawful and adequate provision shall be made so that the Holder of the Exchange Right shall be entitled to receive upon exercise of the Exchange Right, in addition to the number of Class A Shares immediately theretofore issuable upon exercised of the Exchange Right, the kind and number of securities or assets of the Company or securities of any subsidiary of the Company, which the Holder would have owned and been entitled to receive had the Exchange Right been exercised immediately prior to that date.

     1.3 CASH DIVIDENDS AND DISTRIBUTIONS. If the Company shall, at any time or from time to time, (a) make (or fix a record date for the holders of shares of its Common Stock entitled to receive) a dividend payable in, or other distribution of cash, then (i) the number of Class A Shares issuable upon the exercise of the Exchange Right immediately prior to the occurrence of any such event shall be increased by: (i) the amount of the dividend the Holder of the Exchange Right would have received if he had exercised his Exchange Right immediately prior to the record date, divided by (ii) the average price of Panthers Class A Common Stock for the five consecutive trading days on the NASDAQ Stock Market immediately preceding the record date.

     1.4 REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If any of the following transactions (each, a "Special Transaction") shall become effective: (i) a capital reorganization, whether by reclassification, exchange, substitution or otherwise (other than a stock or cash dividend, subdivision, combination or other distribution provided for elsewhere in this Section 1),
(ii) a consolidation or merger of the Company with and into another entity, or
(iii) a sale or conveyance of all or substantially all of the Company's assets, then as a condition of any such Special Transaction, lawful and adequate provision shall be made so that the Holder of any Exchange Right shall thereafter have the right to receive upon exercise of the Exchange Right, in lieu of the Class A Shares immediately theretofore issuable upon exercise of the Exchange Right, such shares of stock, other securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction to the holders of shares of Class A Common Stock for which the Exchange Right could have been exercised immediately prior to such Special Transaction. In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of the Holder of the Exchange Right to the end that the provisions of the Exchange Right (including without limitation the provisions of this Section 1), shall thereafter be applicable, as nearly as may be practicable, to any shares of stock, other securities, cash or other assets thereafter deliverable upon the exercise of the Exchange Right. The Company shall not effect any Special Transaction unless prior to or simultaneously with the closing, the successor entity (if other than the Company), if any, resulting from such consolidation or merger or the entity acquiring such assets shall assume by a written instrument executed and mailed by certified mail or delivered to the Holder of this Exchange Right at the address of the Holder appearing on the books of the Company, the obligation of the Company or such successor corporation to deliver to the Holder such shares of stock, securities, cash or other assets, as in accordance with the foregoing provisions, which the Holder shall have the right to purchase.

II. ADJUSTMENTS TO WARRANTS.

     The number of Class A Shares for which a Panthers Warrant is exercisable and the Exercise Price shall be subject to adjustment from time to time as set forth below.

     2.1 STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. If the Company shall, at any time or from time to time, (a) make (or fix a record date for the holders of shares of its Common Stock") entitled to receive) a dividend payable in, or other distribution of, additional shares of Common Stock, (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then (i) the number of Class A Shares issuable upon the exercise of the Warrant immediately prior to the occurrence of any such event shall be adjusted so that the Holder of the Warrant upon exercise on or after that date shall be entitled to receive the aggregate number and kind of Class A Shares which the Holder of the Warrant would have owned and been entitled to receive as a result of such event had the Warrant been exercised immediately prior thereto, and (ii) the Exercise Price in effect immediately prior to such event shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the aggregate number of Class A Shares purchasable upon exercise of the Warrant immediately prior to such event, and the denominator of which is the aggregate number of Class A Shares purchasable upon exercise of the Warrant immediately thereafter.

     2.2 DIVIDENDS AND DISTRIBUTIONS OTHER THAN IN CASH. If the Company shall, at any time or from time to time, make (or fix a record date for the holders of shares of its Common Stock entitled to receive) a dividend or other distribution payable in securities or assets of the Company or in the securities of any subsidiary of the Company (other than shares of Common Stock or Cash), then lawful and adequate provision shall be made so that the Holder of the Warrant shall be entitled to receive upon exercise of the Warrant, for the aggregate Exercise Price in effect prior thereto, in addition to the number of Class A Shares immediately theretofore issuable upon exercise of the Warrant, the kind and number of securities or assets of the Company or securities of any subsidiary of the Company, which the Holder would have owned and been entitled to receive had the Warrant been exercised immediately prior to that date.

     2.3 CASH DIVIDENDS AND DISTRIBUTIONS. The Company shall, at any time or from time to time, (a) make (or fix a record date for the holders of shares of its Common Stock Common Stock entitled to receive) a dividend payable in, or other distribution of cash, then (i) the number of Class A Shares issuable upon the exercise of the Warrant, for the aggregate Exercise Price in effect prior thereto, immediately prior to the occurrence of any such event shall be increased by: (i) the amount of the dividend the Holder of this Warrant would have received if he had exercised his warrant immediately prior to the record date, divided by (ii) the average price of Panthers Class A Common Stock for the five consecutive trading days on the NASDAQ Stock Market immediately preceding the record date.

     2.4 REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If any of the following transactions (each, a "Special Transaction") shall become effective: (i) a capital reorganization, whether by reclassification, exchange, substitution or otherwise (other than a stock or cash dividend, subdivision, combination or other distribution provided for elsewhere in this Section 2),
(ii) a consolidation or merger of the Company with and into another entity, or
(iii) a sale or conveyance of all or substantially all of the Company's assets, then as a condition of any such Special Transaction, lawful and adequate provision shall be made so that the Holder of the Warrant shall thereafter have the right to purchase and receive upon exercise of the Warrant, in lieu of the Class A Shares immediately theretofore issuable upon exercise of this Warrant, for the aggregate Exercise Price in effect immediately prior to such consummation, such shares of stock, other securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction to the holders of shares of Common Stock for which the Warrant could have been exercised immediately prior to such Special Transaction. In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of the Holder of the Warrant to the end that the provisions of the Warrant (including without limitation the provisions of this Section 2), shall thereafter be applicable, as nearly as may be practicable, to any shares of stock, other securities, cash or other assets thereafter deliverable upon the exercise of the Warrant. The Company shall not effect any Special Transaction unless prior to or simultaneously with the closing, the successor entity (if other than the Company), if any, resulting from such consolidation or merger or the entity acquiring such assets shall assume by a written instrument executed and mailed by certified mail or delivered to the Holder of the Warrant at the address of the Holder appearing on the books of the Company, the obligation of the Company or such successor corporation to deliver to the Holder such shares of stock, securities, cash or other assets, as in accordance with the foregoing provisions, which the Holder shall have the right to purchase.

                                  EXHIBIT "C"

     The Fair Market Value of a partnership interest in Panthers BRHC Limited shall be determined as follows:

        - Assume the sale of contributed Assets and Sold Assets at Appraised
          Value

         - choice of appraisal provisions

        - Run proceeds of sale net of liabilities through Panthers BRHC Limited's partnership agreement

        - Discount 30% for non-marketability and lack of control

                                                                         ANNEX B

June 9, 1997

Boca Raton Hotel and Club Limited Partnership
c/o BMRC, L.P., General Partner
501 East Camino Real
Boca Raton, FL 33432-6127

Ladies and Gentlemen:

     We understand that Boca Raton Hotel and Club Limited Partnership (the "Partnership"), BRMC, L.P., the general partner of the Partnership (the "General Partner"), BRMC Corporation, the general partner of the General partner ("BRMC"), Florida Panthers Holdings, Inc. ("Panthers") and Panthers BRHC Limited ("Panthers BRHC Limited") have entered into the Amended and Restated Contribution and Exchange Agreement, dated as of March 20, 1997 (the "Contribution Agreement"), pursuant to which Panthers (through a subsidiary) will acquire all the assets and liabilities of the Partnership, as described below. The Partnership owns the Boca Raton Resort & Club located in Boca Raton, Florida (the "Resort").

     As more fully set forth in the Contribution Agreement, at the Closing (as defined in the Contribution Agreement), (i) the Partnership will transfer to Panthers certain assets (the "Sold Assets") in exchange for (a) rights to exchange partnership interests in the Partnership for shares of Class A Common Stock, par value $.01 per share ("Panthers Common Stock") of Panthers, (b) warrants to purchase shares of Panthers Common Stock, and (c) shares of Panthers Common Stock to satisfy certain fee obligations of the Partnership, (ii) the Partnership will convey to Panthers BRHC Limited all of its other assets, properties and business (other than certain excluded assets identified in the Contribution Agreement), (iii) Panthers will contribute, or cause to be contributed, to Panthers BRHC Limited (x) cash and/or shares of Panthers Common Stock to satisfy certain obligations of the Partnership and (y) the Sold Assets,
(iv) Panthers BRHC Limited will assume all obligations, duties and liabilities of the Partnership, and (v) the Partnership will receive a non-managing general partner interest (the General Partner Interest") in Panthers BRHC Limited having the rights described in the Contribution Agreement and to be set forth in an amended and restated partnership agreement of Panthers BRHC Limited (the series of transactions described in clauses (i), (ii), (iii), (iv) and (v) above, taken together, are hereinafter referred to as the "Transaction" and the consideration to be received by the Partnership pursuant thereto, including, without limitation, through the assumption and satisfaction of Partnership liabilities, taken together, is hereinafter referred to as the "Consideration").

     You have requested our opinion, as of the date hereof, as to the fairness to the Partnership, from a financial point of view, of the Consideration to be received by the Partnership in the Transaction. In connection with this opinion, we have:

          (i) Reviewed the financial terms and conditions of the Contribution Agreement;

          (ii) Analyzed certain historical business and financial information relating to the Partnership and Panthers, including certain public filings made by Panthers with the Securities and Exchange Commission;

          (iii) Reviewed various financial forecasts and other data provided to us by the Partnership and Panthers relating to certain of their respective properties;

          (iv) Participated in discussions with members of the managements of the Partnership and Panthers with respect to the businesses and prospects of the Partnership and Panthers, respectively;

          (v) Reviewed public information with respect to certain other companies which we believe to be relevant or comparable to the Partnership and Panthers, the securities of which other companies are publicly traded;

          (vi) Reviewed the financial terms of certain other sale transactions which we believe to be relevant or comparable to the transaction contemplated by the Contribution Agreement;

          (vii) Reviewed the historical stock prices and trading volumes of shares of Panthers Common Stock; and

          (viii) Conducted such other financial studies, analyses and investigations and considered such other information, financial studies, analyses and economic and market data as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing financial and other information, and have not assumed any responsibility for any independent verification of such information. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Partnership or Panthers, as the case may be, as to the future financial performance of the Partnership or Panthers, as the case may be. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based. In addition, in rendering our opinion, we have not made or obtained any independent evaluation or appraisal of the assets and/or liabilities of the Partnership or Panthers (or any of their respective subsidiaries or affiliates), including, without limitation, the Resort.

     Further, our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. With your permission, we have assumed for purposes of this opinion that the market price of the Panthers Common Stock will not be less than $26.00 per share.

     In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Contribution Agreement, without any waiver of any material terms or conditions by any party, that the amended and restated partnership agreement of Panthers BRHC Limited will not contain any provisions which are materially different with respect to the General Partner Interests from those described in the Contribution Agreement and that any necessary consents or approvals of third parties (including any governmental agencies) will be obtained on terms and conditions that will not have a material adverse effect on the Partnership, Panthers or their respective affiliates.

     BT Securities Corporation is acting as financial advisor to the Partnership in connection with the transactions contemplated by the Contribution Agreement, has been engaged by the Partnership for the purpose of rendering this opinion and will receive fees for its services, a substantial portion of which is contingent upon the Closing. Such fees include a fee for our delivery of this opinion. As you are aware, we or our affiliates are lenders to the Partnership and, in connection with the closing of the transactions contemplated by the Contribution Agreement, will receive repayments and/or prepayments (including a yield maintenance premium) with respect to a portion of such indebtedness. Furthermore, we or our affiliates may remain as lenders to Panthers BRHC Limited following the Closing and the assumption by such entity of the obligations of the Partnership. Also, as you are aware, we and our affiliates have from time to time provided other lending and/or investment banking services to the Partnership, the General Partner and their respective affiliates and have received fees or other consideration for such services. We and/or our affiliates, as full service financial institutions, may hold from time to time (as principal and/or agent) both long and short positions and other interests in securities or other obligations of Panthers and its affiliates.

     Our engagement and the opinion expressed herein are for the benefit of the Partnership. Moreover, this letter, and the opinion expressed herein, is not intended to and does not constitute a recommendation to any partner of the Partnership as to whether such partner should approve the terms of the Contribution Agreement, and may not be reproduced, summarized or referred to publicly or given to any other person without our prior written consent. Consistent with the foregoing qualifications, we hereby consent to the attachment of and reference to this fairness opinion in the Consent Solicitation Statement being prepared by the General Partner and the Consent Solicitation Statement/Prospectus being prepared by the Panthers, each prepared in connection with the Transaction.

     Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Partnership in the Transaction is fair to the Partnership from a financial point of view.

                                            BT SECURITIES CORPORATION

                                            By: /s/ Howard F. Guja
                                            ------------------------------------
                                            Title: Managing Director

                                  CONSENT FORM

                        FLORIDA PANTHERS HOLDINGS, INC.

         THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Unless otherwise indicated on the reverse side, the undersigned, being a shareholder of record of Florida Panthers Holdings, Inc., a Florida corporation (the "Company") on March 20, 1997 (the "Record Date"), hereby consents, pursuant to Section 607.0704 of the Florida Business Corporation Act and the Bylaws of the Company, with respect to all shares of Common Stock of the Company held of record by the undersigned on the Record Date, to the taking of the following action as set forth on the reverse side, without a meeting of the shareholders of the Company.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS CONSENT FORM WHEN PROPERLY EXECUTED, DATED, AND DELIVERED WILL BE GIVEN EFFECT IN ACCORDANCE WITH THE DIRECTIONS BELOW. IF NO DIRECTIONS ARE GIVEN, THIS CONSENT WILL BE DEEMED A CONSENT IN FAVOR OF THE PROPOSAL SET FORTH BELOW.

A CONSENT "FOR" THE FOLLOWING PROPOSAL IS RECOMMENDED BY THE BOARD OF DIRECTORS.

Approval and adoption of the Contribution and Exchange Agreement dated as of March 20, 1997, as amended and restated, as set forth in the Solicitation Statement/Prospectus relating thereto.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND/OR COMMENTS [ ]

VOTES MUST BE MARKED IN BLACK OR BLUE INK.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT FORM USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. If acting as an attorney, executor, trustee or in any other representative capacity, sign name and give full title as such.

Signature: Date: __________ Signature: Date: __________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) A list of the exhibits filed as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits.

     (b) Financial Statement Schedule -- none

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 10 day of June, 1997.

                                          Florida Panthers Holdings, Inc.

                                          By:     /s/  STEVEN M. DAURIA
                                            ------------------------------------
                                            Steven M. Dauria
                                            Vice President and Corporate
                                              Controller

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints William M. Pierce or Steven M. Dauria, each with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Florida Panthers Holdings, Inc.), until revoked in writing, to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-4 of the Company and to sign a Registration Statement pursuant to
Section 462(b) of the Securities Act of 1933 and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto both attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that both attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

                /s/ H. WAYNE HUIZENGA                  Chairman of the Board            June 10, 1997
-----------------------------------------------------    (Principal Executive Officer)
                  H. Wayne Huizenga

                /s/ RICHARD C. ROCHON                  Vice Chairman                    June 10, 1997
-----------------------------------------------------
                  Richard C. Rochon

                /s/ RICHARD H. EVANS                   President and Director           June 10, 1997
-----------------------------------------------------
                  Richard H. Evans

                /s/ WILLIAM A. TORREY                  President of Florida Panthers    June 10, 1997
-----------------------------------------------------    Hockey Club, Inc. and
                  William A. Torrey                      Director

                /s/ WILLIAM M. PIERCE                  Senior Vice President and Chief  June 10, 1997
-----------------------------------------------------    Financial Officer (Principal
                  William M. Pierce                      Financial Officer)

                /s/ STEVEN M. DAURIA                   Vice President and Corporate     June 10, 1997
-----------------------------------------------------    Controller (Principal
                  Steven M. Dauria                       Accounting Officer)

                      SIGNATURE                                     TITLE                   DATE
                      ---------                                     -----                   ----

                /s/ STEVEN R. BERRARD                  Director                         June 10, 1997
-----------------------------------------------------
                  Steven R. Berrard

                 /s/ MICHAEL S. EGAN                   Director                         June 10, 1997
-----------------------------------------------------
                   Michael S. Egan

                /s/ HARRIS W. HUDSON                   Director                         June 10, 1997
-----------------------------------------------------
                  Harris W. Hudson

             /s/ GEORGE D. JOHNSON, JR.                Director                         June 10, 1997
-----------------------------------------------------
               George D. Johnson, Jr.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.1       --  Exchange Agreement dated October 25, 1996 by and between the
               Company and H. Wayne Huizenga.*
 2.2       --  Purchase Agreement dated October 25, 1996 by and between
               Decoma Investment, Inc. II and Decoma Investment, Inc. III.*
 2.3       --  Partnership Exchange Agreement dated October 25, 1996 by and between Florida Panthers Hockey Club, Ltd. and H. Wayne
               Huizenga.*
 2.4       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Iceland
               (Coral Springs) Corp., Iceland Holdings, Inc. and Brian
               Brisbin.**
 2.5       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc., Brisbin Brook
               Beynon, Architects and Brian Brisbin.**
 2.6       --  Asset Purchase Agreement, dated as of January 18, 1997, by and among Florida Panthers Ice Ventures, Inc. and Brian
               Brisbin.**
 2.7       --  Exchange Agreement (Hyatt Regency Pier 66), dated as of
               December 22, 1996.***
 2.8       --  Exchange Agreement (Raddison Bahia Mar), dated as of
               December 22, 1996.***
 2.9       --  Amended and Restated Contribution and Exchange Agreement,
               dated as of March 20, 1997, by and among Florida Panthers
               Holdings, Inc., Panthers BRHC Limited, Boca Raton Hotel and
               Club Limited Partnership, BRMC, L.P. and BRMC Corporation
               (contained in the Solicitation Statement/Prospectus as Annex
               A)
 3.1       --  Amended and Restated Articles of Incorporation of the
               Company*
 3.2       --  Form of By-Laws of the Company*
 5.1       --  Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company
 8.1       --  Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company, regarding certain federal income tax
               consequences.
10.1       --  Broward County Civic Arena License Agreement, dated as of
               June 4, 1996, by and between Florida Panthers Hockey Club,
               Ltd., Arena Operating Company, Ltd., and Broward County
               Florida*
10.2       --  Broward County Civic Arena Operating Agreement, dated as of
               June 4, 1996, by and between Arena Operating Company, Ltd.
               and Broward County, Florida*
10.3       --  Amendment and Clarification to Operating Agreement and
               License Agreement, dated as of June 4, 1996, by and between
               Florida Panthers Hockey Club, Ltd., Arena Operating Company,
               Ltd. and Broward County, Florida*
10.4       --  Broward County Civic Arena Development Agreement, dated as of June 4, 1996, by and between Arena Development Company,
               Ltd. and Broward County, Florida*
10.5       --  Employment Agreement by and between William A. Torrey and the Company*
10.6       --  Management Agreement by and between the Company and Huizenga
               Holdings, Inc.*
10.7       --  Miami Arena Contract, dated as of October 10, 1986, as amended, by and between Miami Sports and Exhibition
               Authority and Decoma Miami Associates, Ltd.*
10.8       --  First Amendment to Miami Arena Contract and Agreement, dated as of December 13, 1990, by and between Miami Sports and
               Exhibition Authority and Decoma Miami Associates, Ltd.*
10.9       --  Arena Management Agreement, dated as of October 10, 1986, by and between Decoma Venture and Facility Management and
               Marketing (predecessor to Leisure Management International)*
10.10      --  1996 Stock Option Plan*
10.11      --  Concession Agreement, dated as of April 4, 1995, as amended, by and between City of Coral Springs, Florida and Can Am
               Investment Group, Inc.**
10.12      --  Assignment of Concession Agreement, dated as of January 31,
               1997, by and between Coral Springs Ice, Ltd. and Florida
               Panthers Holdings, Inc.**
10.13      --  Hotel Management Agreement (Pier 66), by and between 2301 SE
               17th St., Ltd. and Rahn Pier Mgt., Inc.***
10.14      --  Hotel Management Agreement (Bahia Mar), by and between 2301
               Rahn Bahia Mar, Ltd. and Rahn Bahia Mar Mgmt., Inc.***
21.1       --  Subsidiaries of the Company*
23.1       --  Consent of Arthur Andersen LLP
23.2       --  Consent of KPMG Peat Marwick LLP
23.3       --  Consent of Price Waterhouse LLP
23.4       --  Consent of Ernst & Young LLP
23.5       --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinions filed as Exhibits 5.1 and 8.1)
23.6       --  Consent of Person About to Become a Director (Theodore V.
               Fowler)
23.7       --  Consent of Person About to Become a Director (Dennis J.
               Callaghan)
23.8       --  Consent of BT Securities Corporation
24.1       --  Powers of Attorney (included on the signature page of this
               Registration Statement)

---------------

  * Incorporated by reference to the Company's Registration Statement on Form S-1 -- SEC File No. 333-12191
 ** Incorporated by reference to the Company's Current Report on Form 8-K filed on February 18, 1997 -- SEC File No. 0-21435
*** Incorporated by reference to the Company's Definitive Consent Solicitation
    Statement filed on March 4, 1997 -- SEC File No. 0-21435